     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                         PEDIATRIX MEDICAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                FLORIDA                                     8011                                     65-0271219
                -------                                     ----                                     ----------
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification Number)
    incorporation or organization)              Classification Code Number)

                             ---------------------

                              1301 CONCORD TERRACE
                          SUNRISE, FLORIDA 33323-2825
                                 (954) 384-0175
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                BRIAN T. GILLON
                EXECUTIVE VICE PRESIDENT, CORPORATE DEVELOPMENT,
                         GENERAL COUNSEL AND SECRETARY
                              1301 CONCORD TERRACE
                          SUNRISE, FLORIDA 33323-2825
                                 (954) 384-0175
(Name, address, including zip code, and telephone number, including area >code, of agent for service)

                                   COPIES TO:

                                SCOTT M. FREEMAN
                                SIDLEY & AUSTIN
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-2000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this registration statement and the consummation of the merger described herein (the "Merger"), and thereafter from time to time upon the resale of shares of common stock, $0.01 par value per share, of Pediatrix Medical Group, Inc. ("Pediatrix") received in the Merger by certain persons.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   AMOUNT            PROPOSED MAXIMUM           PROPOSED
    TITLE OF EACH CLASS OF SECURITIES              TO BE              OFFERING PRICE       MAXIMUM AGGREGATE         AMOUNT OF
             TO BE REGISTERED                    REGISTERED             PER SHARE            OFFERING PRICE       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share,
  and related preferred share purchase
  rights(1)...............................  9,306,989 shares(2)          $6.89(3)            $64,167,000(3)           $16,042(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share,
  and related preferred share purchase
  rights(1)...............................  1,002,409 shares(4)            N/A                    N/A                    N/A
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) No separate consideration will be received for the preferred share purchase rights, which initially will trade together with the shares of common stock, $0.01 par value per share, of Pediatrix ("Common Shares").
(2) Based upon the maximum number of Common Shares that may be issued pursuant to the Merger, calculated as the product of (a) 120,990,854, representing the aggregate number of shares of common stock, $0.01 par value per share, of MAGELLA Healthcare Corporation ("Magella") that are (i) outstanding on February 28, 2001, (ii) issuable upon the conversion of convertible series A preferred stock, $0.01 par value per share, of Magella, (iii) issuable upon the exercise of certain outstanding warrants that the holders have agreed to exercise prior to the effective time of the Merger on a cashless basis (calculated using a price per Common Share of $22.55, the closing price of Common Shares on February 28, 2001), or (iv) issuable pursuant to options and convertible debt issued or to be issued by Magella prior to the date the Merger is expected to be consummated, and (b) one-thirteenth.
(3) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933 and computed pursuant to Rule 457(f) under the Securities Act of 1933 based on $64,167,000, the book value of Magella as of February 28, 2001.
(4) This registration statement also relates to the resale from time to time of 1,002,409 Common Shares to be received in the Merger by certain persons. No separate registration fee is payable in respect to such Common Shares, which are included in the Common Shares with respect to which a fee is being paid as described in notes (2) and (3) above.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 16, 2001

(PEDIATRIX MEDICAL GROUP, INC. LOGO)

                                                      PROXY STATEMENT/PROSPECTUS

Dear Pediatrix shareholders:

     We cordially invite you to attend Pediatrix's 2001 annual shareholders'
meeting. The annual meeting will be held on           , 2001, at      a.m.,
local time, at           .

     On February 14, 2001, Pediatrix's board of directors unanimously approved an agreement to merge MAGELLA Healthcare Corporation with a newly formed, wholly owned subsidiary of Pediatrix, as a result of which Magella would become a wholly owned subsidiary of Pediatrix. In the proposed merger, holders of outstanding shares of Magella common stock will receive one-thirteenth of a share of Pediatrix common stock for each share of Magella common stock that they hold, and holders of outstanding shares of other classes or series of Magella stock will receive one-thirteenth of a share of Pediatrix common stock for each share of Magella common stock into which shares of other Magella stock that they hold were convertible immediately prior to the merger. Pediatrix common stock is listed on the New York Stock Exchange under the trading symbol "PDX", and on March 15, 2001, Pediatrix common stock closed at $23.90 per share.

     At the annual meeting, we will ask Pediatrix's shareholders to vote on a number of important matters, including the proposed issuance of shares of Pediatrix common stock pursuant to the merger agreement. We cannot complete the merger unless Pediatrix's shareholders approve the issuance of these shares. This proxy statement/prospectus provides you with information concerning the proposed merger and includes the merger agreement as an annex. AFTER CAREFUL CONSIDERATION, PEDIATRIX'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF PEDIATRIX AND ITS SHAREHOLDERS. ACCORDINGLY, PEDIATRIX'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ISSUANCE OF SHARES OF PEDIATRIX COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

     Please give all the information contained in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROXY
STATEMENT/PROSPECTUS BEFORE MAKING ANY DECISION.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. RETURNING A PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

     We appreciate your continued support of our company.

     Sincerely,

     /s/ ROGER J. MEDEL

     Roger J. Medel, M.D., M.B.A.
     Chairman of the Board and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the shares of Pediatrix common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

       THIS PROXY STATEMENT/PROSPECTUS IS DATED           , 2001, AND IS
     FIRST BEING MAILED TO PEDIATRIX'S SHAREHOLDERS ON OR ABOUT THAT DATE.

                       SOURCES OF ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important information about Pediatrix from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain copies of these documents without charge by requesting them in writing or by telephone from:

                         PEDIATRIX MEDICAL GROUP, INC.
                              1301 Concord Terrace
                          Sunrise, Florida 33323-2825
                         Attention: Investor Relations
                      Telephone: (954) 384-0175, ext. 5300

     If you would like to request documents, please do so by      , 2001, in
order to receive them before the annual meeting.

     You can also obtain copies of these documents without charge as described in "Where You Can Find More Information" on page 100 of this proxy statement/prospectus.
                             ---------------------

     In this proxy statement/prospectus, references to "Pediatrix", "we", "our" and "us" refer to Pediatrix Medical Group, Inc.
                             ---------------------

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO MAGELLA AND ITS PREDECESSOR WAS PROVIDED BY MAGELLA, THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO EACH SELLING SHAREHOLDER WAS PROVIDED BY THE SELLING SHAREHOLDER AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO PEDIATRIX AND ITS SUBSIDIARIES WAS PROVIDED BY PEDIATRIX.

(PEDIATRIX MEDICAL GROUP, INC. LOGO)

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON        , 2001

To the shareholders of Pediatrix Medical Group, Inc.:

     Pediatrix's 2001 annual shareholders' meeting will be held on           ,
2001, at      a.m., local time, at           . At the annual meeting,
Pediatrix's shareholders will be asked:

     - to consider and vote upon a proposal to approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement described in this proxy statement/prospectus;

     - to elect Pediatrix's entire board of directors;

     - to approve Pediatrix's amended and restated stock option plan, as amended to increase the number of shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares, and to change the maximum number of shares with respect to which options may be granted to any one director, officer or employee from 1,300,000 in total to 250,000 in any calendar year; and

     - to consider and act upon any other business properly brought before the annual meeting.

     The close of business on           , 2001, is the record date for
determining which shareholders are entitled to vote at the annual meeting. Only holders of record of Pediatrix common stock at that time will be entitled to attend and vote at the annual meeting.

     PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING. YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

     By Order of the Board of Directors,

     /s/ BRIAN T. GILLON

     Brian T. Gillon
     Executive Vice President, Corporate Development,
     General Counsel and Secretary

     Sunrise, Florida
               , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers.......................................    1
Summary.....................................................    5
Risk Factors................................................   11
Forward Looking Statements May Prove Inaccurate.............   20
The Annual Meeting..........................................   21
The Companies...............................................   23
Selected Historical Consolidated Financial Data of
  Pediatrix.................................................   26
Selected Historical Consolidated Financial Data of
  Magella...................................................   28
Magella Management's Discussion and Analysis of Financial
  Condition and
  Results of Operations.....................................   29
Comparative Per Share Data..................................   34
Stock Prices and Dividends..................................   35
The Merger..................................................   36
  Background of the Merger..................................   36
  Reasons for the Merger....................................   40
  Recommendation of Pediatrix's Board of Directors..........   40
  Recommendation of Magella's Board of Directors............   42
  Opinion of Pediatrix's Financial Advisor..................   43
  Opinion of Magella's Financial Advisor....................   48
  Interests of Certain Persons in the Merger................   52
  Completion and Effectiveness of the Merger................   52
  Structure of the Merger and Conversion of Magella Stock...   53
  Exchange of Magella Stock Certificate for Pediatrix Stock
     Certificates...........................................   53
  Treatment of Magella Stock Options, Warrants and
     Convertible Notes......................................   54
  Material Federal Income Tax Consequences..................   55
  Accounting Treatment......................................   56
  Regulatory Matters........................................   56
  Stock Exchange Listing of Pediatrix Common Stock..........   56
  Votes Required for Approval...............................   56
  Appraisal Rights of Magella's Stockholders................   57
  Percentage Ownership Interest of Former Magella
     Stockholders After the Merger..........................   59
  Resales of Pediatrix Common Stock Issued in the Merger....   60
The Merger Agreement........................................   60
  Closing and Effective Time of the Merger..................   60
  Conversion of Securities..................................   61
  Representations and Warranties............................   61
  Magella's Conduct of Business Pending the Merger..........   62
  Pediatrix's Conduct of Business Pending the Merger........   63
  No Solicitation...........................................   64
  Recommendation of Pediatrix's Board.......................   64
  Recommendation of Magella's Board.........................   65
  Approval by Pediatrix Shareholders........................   65
  Approval by Magella Stockholders..........................   65
  Fees and Expenses.........................................   65
  Conditions to the Completion of the Merger................   65
  Termination...............................................   67
  Amendment and Waiver......................................   68
  Indemnification and Insurance.............................   68
  Magella Stock Options.....................................   68
  Magella Convertible Debt..................................   69

                                                              PAGE
                                                              ----
  Magella Warrants..........................................   69
  Employee Arrangements.....................................   69
  Additional Agreements.....................................   69
  Operations after the Merger...............................   69
  The Stockholders' Agreement...............................   70
  The Standstill and Registration Rights Agreement..........   71
Unaudited Pro Forma Condensed Combined Consolidated
  Financial Statements......................................   74
Description of Pediatrix Capital Stock......................   79
Comparison of Rights of Shareholders of Pediatrix and
  Stockholders of Magella...................................   81
Election of Pediatrix's Directors...........................   88
Management..................................................   89
Share Ownership of Pediatrix................................   93
Share Ownership of Magella..................................   95
Proposal to Approve Pediatrix's Amended and Restated Stock
  Option Plan...............................................   96
Transaction of Other Business...............................   98
Selling Shareholders........................................   99
Plan of Distribution........................................   99
Legal Matters...............................................  100
Experts.....................................................  100
Information Concerning Shareholder Proposals................  100
Where You Can Find More Information.........................  100
Magella Healthcare Corporation and Subsidiaries Index to
  Consolidated Financial Statements.........................  F-1

ANNEX A - AGREEMENT AND PLAN OF MERGER
ANNEX B - OPINION OF UBS WARBURG LLC
ANNEX C - OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION
ANNEX D - STOCKHOLDERS' AGREEMENT
ANNEX E - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
ANNEX F - AUDIT COMMITTEE CHARTER
ANNEX G - PEDIATRIX'S AMENDED AND RESTATED STOCK OPTION PLAN

                             QUESTIONS AND ANSWERS

ABOUT THE PROPOSED MERGER WITH MAGELLA

WHAT IS MAGELLA HEALTHCARE CORPORATION?

     MAGELLA Healthcare Corporation is a privately-held Delaware corporation whose business is similar to that of Pediatrix. Both Magella and Pediatrix, through their respective subsidiaries and affiliated physician groups, provide neonatal and perinatal physician services in the United States.

HOW IS PEDIATRIX PROPOSING TO ACQUIRE MAGELLA?

     Pediatrix proposes to acquire Magella by merging Infant Acquisition Corp., a recently formed, wholly owned subsidiary of Pediatrix, with and into Magella. Magella will survive the merger as a wholly owned subsidiary of Pediatrix. In the merger, holders of outstanding shares of Magella stock will receive one-thirteenth of a share of Pediatrix common stock for:

          - each outstanding share of Magella common stock that they hold (other than shares as to which appraisal rights have been properly exercised); and

          - each share of Magella common stock into which outstanding shares of other classes or series of Magella stock that they hold were convertible immediately prior to the merger (other than shares as to which appraisal rights have been properly exercised).

WHY IS PEDIATRIX PROPOSING A MERGER WITH MAGELLA?

     Pediatrix is proposing a merger with Magella for the reasons described in this proxy statement/prospectus, including Pediatrix's belief that the proposed merger will:

          - strengthen and consolidate Pediatrix's position in several markets in which it currently operates, including Austin, Dallas, Las Vegas and Orange County;

          - expand Pediatrix's presence into several new markets, including Anchorage, Boise, Des Moines, Fort Wayne, San Antonio and Savannah;

          - increase Pediatrix's earnings, enhancing its capacity to generate capital for future growth;

          - increase Pediatrix's patient volumes, enhancing its ability to conduct clinical research;

          - enhance Pediatrix's ability to attract and retain physicians and other personnel;

          - strengthen Pediatrix's ability to negotiate with insurance companies and other third party payors; and

          - achieve administrative and operational efficiencies.

WHY DOES PEDIATRIX'S BOARD OF DIRECTORS RECOMMEND THAT PEDIATRIX'S SHAREHOLDERS VOTE "FOR" THE ISSUANCE OF SHARES OF PEDIATRIX COMMON STOCK PURSUANT TO THE MERGER AGREEMENT?

     Based on its consultations with Pediatrix's management, as well as Pediatrix's legal and financial advisors, and its careful consideration of the terms of the merger agreement and the transactions contemplated by the merger agreement, and for the reasons described in this proxy statement/prospectus, Pediatrix's board of directors believes that the terms of the merger are fair to and in the best interests of Pediatrix and its shareholders.

HOW MANY SHARES OF PEDIATRIX COMMON STOCK WILL PEDIATRIX ISSUE IN THE MERGER?

     Pediatrix will issue one share of Pediatrix common stock for every thirteen shares of Magella common stock that are outstanding or that could be acquired by holders of outstanding shares of other classes or series of Magella stock upon the conversion of those shares. Based on the capitalization of Pediatrix and Magella at February 28, 2001, Pediatrix expects to issue a total of approximately 6,868,701 shares of Pediatrix common stock in the merger. In addition, holders of Magella's options and convertible notes outstanding at February 28, 2001, will be entitled to receive, upon the exercise or conversion of their options or convertible notes, approximately 2,438,288 shares of Pediatrix common stock.

WHY DOES PEDIATRIX NEED THE APPROVAL OF ITS SHAREHOLDERS?

     Under the rules of the New York Stock Exchange, Pediatrix must obtain shareholder approval for issuances of its common stock when Pediatrix acquires or merges with another company if the Pediatrix common stock to be issued in the acquisition or merger exceeds 20% of Pediatrix's outstanding common stock. The shares of Pediatrix common stock to be issued to Magella's stockholders pursuant to the merger agreement represent more than 20% of Pediatrix's outstanding common stock.

WHAT PERCENTAGE OF PEDIATRIX WILL BE OWNED BY FORMER MAGELLA STOCKHOLDERS IMMEDIATELY FOLLOWING THE MERGER?

     Based on the capitalization of Magella and Pediatrix as of February 28, 2001, holders of Magella's outstanding stock, options, warrants and convertible notes will be entitled to receive as a result of the merger a total of approximately 9,306,989 shares of Pediatrix common stock, representing approximately 31% of Pediatrix common stock on a fully diluted basis assuming:

          - the exercise of all currently outstanding options and warrants to purchase shares of Magella stock (Magella stock options will be converted into options to purchase shares of Pediatrix and holders of substantially all the Magella warrants have agreed to exercise their warrants on a cashless basis immediately prior to the merger);

          - the exercise of all currently outstanding options to purchase shares of Pediatrix; and

          - the conversion of all Magella convertible notes into shares of Pediatrix common stock.

WILL THE SHARES OF PEDIATRIX COMMON STOCK ISSUED PURSUANT TO THE MERGER AGREEMENT, AND UPON THE EXERCISE OR CONVERSION OF MAGELLA OPTIONS, WARRANTS AND CONVERTIBLE NOTES AFTER THE MERGER, BE LISTED FOR TRADING ON THE NEW YORK STOCK EXCHANGE?

     Yes.

DO MAGELLA'S STOCKHOLDERS HAVE TO APPROVE THE MERGER?

     Yes. Magella's amended certificate of incorporation requires the merger to be approved both by holders of a majority of outstanding shares of its common stock (including shares of its common stock that could be acquired upon conversion of its preferred stock), and by holders of at least two-thirds of its outstanding preferred stock. Magella's board of directors has approved the merger and recommends that Magella's stockholders vote in favor of the merger. Magella will be soliciting written consents approving the merger from each of its stockholders on or about the date of mailing of this proxy statement/prospectus. Certain principal stockholders of Magella who, in the aggregate, hold enough shares to approve the merger have agreed to execute consents in favor of the merger.

WHEN WILL THE MERGER OCCUR?

     Pediatrix and Magella expect that the merger will be completed on
          , 2001, if, at Pediatrix's 2001 annual shareholders' meeting to be held on that date, Pediatrix's shareholders approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement.

ABOUT THE ANNUAL MEETING

WHAT ELSE WILL I BE VOTING ON AT THE ANNUAL MEETING?

     In addition to voting on the proposed issuance of shares of Pediatrix common stock pursuant to the merger agreement, Pediatrix's shareholders will also be asked to vote on:

          - the election of Pediatrix's entire board of directors;

          - the approval of Pediatrix's amended and restated stock option plan, as amended to increase the number of shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares, and to change the maximum number of shares with respect to which options may be granted to any one director, officer or employee from 1,300,000 in total to 250,000 in any calendar year; and

          - the approval of any other matters that are properly brought before the annual meeting.

HOW MANY VOTES DO I HAVE?

     You will have one vote for every share of Pediatrix common stock that you
owned on           , 2001, the Pediatrix record date.

WILL STOCKHOLDERS OF MAGELLA VOTE AT THE ANNUAL MEETING?

     No. Magella will be separately soliciting written consents approving the merger from each of its stockholders on or about the date of mailing of this proxy statement/prospectus.

WHAT DO I NEED TO DO NOW?

     After carefully reviewing this proxy statement/prospectus, Pediatrix shareholders should fill out the enclosed proxy card, sign and date it, and promptly return it in the enclosed return envelope as soon as possible.

     If you abstain from voting your shares, it will have the same effect as a vote against the matters presented at the annual meeting.

WHAT HAPPENS IF I RETURN MY PROXY CARD BUT DO NOT INDICATE HOW TO VOTE?

     If you properly sign your proxy card but do not include instructions on how to vote, your Pediatrix shares will be voted as follows:

          - "FOR" the issuance of shares of Pediatrix common stock pursuant to the merger agreement;

          - "FOR" the election of each of the nominees for director named in this proxy statement/prospectus;

          - "FOR" the approval of Pediatrix's amended and restated stock option plan, as amended to increase the number of shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares, and to change the maximum number of shares with respect to which options may be granted to any one director, officer or employee from 1,300,000 in total to 250,000 in any calendar year; and

          - in accordance with the recommendation of Pediatrix's board of directors, "FOR" or "AGAINST" all other proposals that may properly come before the annual meeting.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

     Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this by:

          - sending a written notice to Pediatrix stating that you would like to revoke your proxy;

          - completing and submitting a new proxy card with a later date; or

          - attending the annual meeting and voting in person.

IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER VOTE MY SHARES FOR
ME?

     No. Your broker will not be able to vote your shares without instructions from you. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

WHO CAN HELP ANSWER MY QUESTIONS?

     You can write or call Pediatrix's Investor Relations at 1301 Concord Terrace, Sunrise, Florida 33323-2825, (954) 384-0175, ext. 5300, with any questions about the merger and Pediatrix's annual meeting.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 100. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                          THE ANNUAL MEETING (page 21)

     Pediatrix's 2001 annual meeting of shareholders will be held on      , at
     a.m., local time, at      . At the annual meeting, Pediatrix's shareholders
will be asked:

          - to consider and vote upon a proposal to approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement described in this proxy statement/prospectus;

          - to elect Pediatrix's entire board of directors;

          - to approve Pediatrix's amended and restated stock option plan, as amended to increase the number of shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares, and to change the maximum number of shares with respect to which options may be granted to any one director, officer or employee from 1,300,000 in total to 250,000 in any calendar year; and

          - to consider and act upon any other business properly brought before the annual meeting.

PEDIATRIX RECORD DATE; SHARES ENTITLED TO VOTE

     Shareholders of Pediatrix are entitled to vote at the annual meeting if they owned shares of Pediatrix common stock as of the close of business on
          , 2001, the Pediatrix record date. On the Pediatrix record date, there
were approximately           shares of Pediatrix common stock entitled to vote
at the annual meeting. Pediatrix's shareholders will have one vote at the Pediatrix annual meeting for each share of common stock that they owned on the Pediatrix record date.

VOTING BY PEDIATRIX'S DIRECTORS AND EXECUTIVE OFFICERS

     On the Pediatrix record date, directors and executive officers of Pediatrix and their affiliates owned and were entitled to vote approximately
shares of Pediatrix common stock, or approximately   % of the aggregate number
of shares of Pediatrix common stock outstanding on that date. THE DIRECTORS AND EXECUTIVE OFFICERS OF PEDIATRIX HAVE INDICATED THAT THEY INTEND TO VOTE THE PEDIATRIX COMMON STOCK THAT THEY OWN "FOR" EACH OF THE PROPOSALS DESCRIBED ABOVE.

                 ACQUISITION OF MAGELLA HEALTHCARE CORPORATION

STRUCTURE OF THE TRANSACTION (page 53)

     Pediatrix proposes to acquire Magella by merging Infant Acquisition Corp., a recently formed wholly owned subsidiary of Pediatrix, with and into Magella. Magella will survive the merger as a wholly owned subsidiary of Pediatrix.

WHAT MAGELLA STOCKHOLDERS WILL RECEIVE IN THE MERGER (page 53)

     In the merger, holders of outstanding shares of Magella stock will receive one-thirteenth of a share of Pediatrix common stock for:

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

          - each outstanding share of Magella common stock that they hold (other than shares as to which appraisal rights have been properly exercised); and

          - each share of Magella common stock into which outstanding shares of other classes or series of Magella stock that they hold were convertible immediately prior to the merger (other than shares as to which appraisal rights have been properly exercised).

RECOMMENDATION OF PEDIATRIX'S BOARD OF DIRECTORS (page 40)

     Pediatrix's board of directors has determined that the merger is advisable, and believes that the terms of the merger are fair to and in the best interests of Pediatrix and its shareholders. In reaching its decision, Pediatrix's board of directors identified several potential benefits of the merger, including that it would likely:

          - strengthen and consolidate Pediatrix's position in several markets in which it currently operates, including Austin, Dallas, Las Vegas and Orange County;

          - expand Pediatrix's presence into several new markets, including Anchorage, Boise, Des Moines, Fort Wayne, San Antonio and Savannah;

          - increase Pediatrix's earnings, enhancing its capacity to generate capital for future growth;

          - increase Pediatrix's patient volumes, enhancing its ability to conduct clinical research;

          - enhance Pediatrix's ability to attract and retain physicians and other personnel;

          - increase Pediatrix's ability to negotiate with insurance companies and other third party payors; and

          - achieve opportunities for administrative and operational efficiencies;

and several negative factors potentially associated with the merger, including:

          - the risk that the operations of Pediatrix and Magella might not be successfully integrated and the potential benefits sought in the proposed merger might not be fully realized;

          - the possibility that the proposed merger might not be consummated, and the potential adverse effect of the public announcement of the merger on Pediatrix's operating results and stock price, key hospital and third party payor relationships, and ability to recruit and retain key management and medical personnel; and

          - the requirement in the merger agreement that Pediatrix pay to Magella a $4.5 million "termination fee" or reimburse Magella $1.5 million for its expenses in certain limited circumstances, as described below under "The Merger Agreement -- Fees and Expenses".

     PEDIATRIX'S BOARD OF DIRECTORS RECOMMENDS THAT PEDIATRIX'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF PEDIATRIX COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

RECOMMENDATION OF MAGELLA'S BOARD OF DIRECTORS (page 42)

     Magella's board of directors recommends that Magella's stockholders approve the merger and approve and adopt the merger agreement, as described under "The Merger -- Recommendation of Magella's Board of Directors".

OPINION OF PEDIATRIX'S FINANCIAL ADVISOR (page 43)

     In connection with the merger, Pediatrix's board of directors received a written opinion from UBS Warburg LLC as to the fairness, from a financial point of view, to Pediatrix of the exchange ratio provided for in the merger. The full text of UBS Warburg's written opinion dated February 14, 2001 is attached to the back of this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS WARBURG'S OPINION IS ADDRESSED TO THE PEDIATRIX BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER.

OPINION OF MAGELLA'S FINANCIAL ADVISOR (page 48)

     Magella's financial advisor, Credit Suisse First Boston Corporation, has delivered a written opinion to Magella's board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Magella common stock provided for in the merger. Credit Suisse First Boston's written opinion, dated February 14, 2001, is attached to this document as Annex
C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

APPRAISAL RIGHTS OF MAGELLA'S STOCKHOLDERS (page 57)

     Magella's stockholders who do not wish to accept Pediatrix common stock in the merger have the right under Delaware law to have the fair value of their Magella shares determined by the Delaware chancery court. This right to appraisal is subject to a number of restrictions and technical requirements as described under "The Merger -- Appraisal Rights of Magella Stockholders".

                             RISK FACTORS (page 11)

     Before making any decision in connection with the merger, you should consider carefully the matters described under "Risk Factors".

                                 THE COMPANIES

PEDIATRIX MEDICAL GROUP, INC. (page 23)
1301 Concord Terrace
Sunrise, Florida 33323
(954) 384-0175

     Pediatrix is the nation's leading provider of physician services at hospital-based neonatal intensive care units, or NICUs. NICUs are staffed by neonatologists, who are pediatricians with additional training to care for newborn infants with low birth weight and other medical complications. In addition, Pediatrix is the nation's leading provider of perinatal physician services. Perinatologists are obstetricians with additional training to care for women with high-risk and/or complicated pregnancies and their fetuses. Pediatrix also provides physician services at hospital-based pediatric intensive care units, or PICUs, and pediatrics departments in hospitals. As of December 31, 2000, Pediatrix, through its subsidiaries and affiliated professional corporations, provided services in 24 states and Puerto Rico and employed or contracted with 452 physicians.

MAGELLA HEALTHCARE CORPORATION (page 24)
1595 Dallas Parkway
Suite 400
Frisco, Texas 75034
(973) 731-1440

     Magella is a leading provider in the United States of physician services at hospital-based NICUs and in perinatal practices. As of December 31, 2000, Magella, through its subsidiaries and affiliated physician groups, provided services in nine states and employed or contracted with 110 physicians.

                         THE MERGER AGREEMENT (page 60)

     Pediatrix and Magella have entered into a merger agreement that sets forth the terms and conditions of the proposed merger of Pediatrix and Magella. The merger agreement provides that if the issuance of shares of Pediatrix common stock in the merger is approved by Pediatrix's shareholders and all other conditions to the merger are satisfied or waived, Infant Acquisition will merge with and into Magella. Magella will survive the merger as a wholly owned subsidiary of Pediatrix, and Magella's stockholders, unless they dissent from the merger and pursue their appraisal rights under Delaware law, will become shareholders of Pediatrix following the merger. THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY. IT IS THE PRINCIPAL DOCUMENT GOVERNING THE MERGER.

VOTES REQUIRED FOR APPROVAL (page 56)

     Approval by Pediatrix Shareholders. Under the rules of the New York Stock Exchange, Pediatrix must obtain shareholder approval for issuances of its common stock when it acquires or merges with another company if the Pediatrix common stock to be issued in the acquisition or merger exceeds 20% of Pediatrix's outstanding common stock. The shares of Pediatrix common stock to be issued to Magella's stockholders in the merger represent more than 20% of Pediatrix's outstanding common stock. Accordingly, the affirmative vote of a majority of the votes cast at the annual meeting, provided that the total votes cast represent a majority of the outstanding shares of Pediatrix common stock, is required to approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement. WE CANNOT COMPLETE THE MERGER UNLESS PEDIATRIX'S SHAREHOLDERS APPROVE THE ISSUANCE OF SHARES OF PEDIATRIX COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

     Approval by Magella Stockholders. Magella's amended certificate of incorporation provides that the proposed merger must be approved by:

          - holders of a majority of Magella common stock (including, for this purpose, common stock that holders of Magella preferred stock could acquire by converting their preferred stock); and

          - holders of two-thirds or more of the outstanding shares of Magella preferred stock.

     Magella will be soliciting written consents approving the merger from each of its stockholders on or about the date of mailing of this proxy statement/prospectus. Certain principal stockholders of Magella who, in the aggregate hold enough shares to approve the merger, have agreed to execute written consents in favor of the merger.

OTHER CONDITIONS TO THE COMPLETION OF THE MERGER (page 65)

     In addition to the required votes described above, Pediatrix's and Magella's obligations to complete the merger are subject to certain conditions that must be satisfied or waived before the completion of the merger, including that:

          - Pediatrix common stock issued in the merger is authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

          - no order or law of any court or any governmental authority is in effect that makes the merger or any of the transactions contemplated by it illegal; and

          - no material litigation is pending or has been threatened that both has a significant likelihood of success and seeks either to prohibit and obtain damages in respect of the merger or to restrict the operations of Pediatrix or Magella after the merger.

     In addition, Magella's obligations to complete the merger are subject to certain additional conditions that must be satisfied or waived before the completion of the merger, including that:

          - Magella has received the written opinion of its legal counsel that the merger will qualify as a tax-free reorganization;

          - no change, event or development has occurred that has had or could reasonably be expected to have a material adverse effect on Pediatrix;

          - the representations and warranties of Pediatrix are true and correct, except where it would not have a material adverse effect on Pediatrix, and Pediatrix has complied in all material respects with its covenants contained in the merger agreement; and

          - Messrs. John K. Carlyle, D. Scott Mackesy and Dr. Ian M. Ratner have been appointed as directors of Pediatrix.

     In addition, Pediatrix's obligations to complete the merger are subject to certain additional conditions that must be satisfied or waived before the completion of the merger, including that:

          - Pediatrix has received the written opinion of its legal counsel that the merger will qualify as a tax-free reorganization;

          - the representations and warranties of Magella are true and correct, except where it would not have a material adverse effect on Magella, and Magella has complied in all material respects with its covenants contained in the merger agreement; and

          - no change, event or development has occurred that has had or could reasonably be expected to have a material adverse effect on Magella.

TERMINATION FEE AND EXPENSES (page 65)

     Pediatrix has agreed to pay Magella:

          - a termination fee of $4,500,000, if Pediatrix's board of directors withdraws or modifies its recommendation of the merger, the merger agreement is terminated by either Pediatrix or Magella and Magella is not in material breach of its representations, warranties or agreements contained in the merger agreement; or

          - $1,500,000 as reimbursement for Magella's expenses, if the shareholders of Pediatrix do not approve the issuance of Pediatrix common stock pursuant to the merger agreement and Pediatrix's board of directors has not withdrawn or modified its recommendation of the merger.

NO SOLICITATION (page 64)

     Magella has agreed, except in certain limited circumstances, not to solicit, initiate or encourage any discussions or negotiations with any other person, and to immediately advise Pediatrix of any take-over proposal and inquiries with respect to any take-over proposal relating to Magella.

ACCOUNTING TREATMENT (page 56)

     The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Pediatrix expects a significant portion of the purchase price to be allocated to intangible assets, principally goodwill.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (page 55)

     It is a condition to the completion of the merger that Magella and Pediatrix each receive an opinion of tax counsel to the effect that the merger will constitute a reorganization under the Internal Revenue Code of 1986 and that Pediatrix, Magella and Infant Acquisition will each be a party to that reorganization. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU. SEE "THE MERGER -- MATERIAL FEDERAL INCOME TAX CONSEQUENCES".

                  ELECTION OF PEDIATRIX'S DIRECTORS (page 88)

     Pediatrix's board of directors will have six members for the upcoming year, provided that if the merger occurs, then consistent with the merger agreement, the number of directors will be increased to nine and John K. Carlyle, D. Scott Mackesy and Ian M. Ratner, M.D., will be appointed to the three new seats on the board, all concurrently with the effective time of the merger. Five of Pediatrix's six incumbent directors have been nominated as a director to be elected at the annual meeting by the holders of Pediatrix common stock. In addition, Kristen Bratberg, President of Pediatrix, has been nominated as a director to be elected at the annual
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

meeting and Dr. Knox will no longer serve as a director from and after the annual shareholders' meeting. Proxies will be voted "FOR" such nominees absent contrary instructions. If a quorum is present and voting at the annual meeting, the six nominees receiving the highest number of votes "FOR" election will be elected to Pediatrix's board of directors. Each director elected will serve for a term expiring at Pediatrix's 2002 annual meeting of shareholders, which is expected to be held in May 2002, or until his successor has been duly elected and qualified. PEDIATRIX'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR.

              AMENDMENT OF PEDIATRIX'S STOCK OPTION PLAN (page 96)

     Pediatrix's compensation committee has adopted, and is submitting to Pediatrix's shareholders for approval, an amendment to the plan:

     - increasing the number of shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares; and

     - changing the maximum number of shares with respect to which options may be granted to any one director, officer or employee from 1,300,000 in total to 250,000 in any calendar year.

     Pediatrix's compensation committee has approved Pediatrix's amended and restated stock option plan as amended in this proposal and is recommending approval by Pediatrix's shareholders because it believes that the proposed amendment is in the best interests of Pediatrix. Approval of the proposal to amend the stock option plan requires the affirmative vote of a majority of the votes of Pediatrix common stock present in person or by proxy at the annual meeting, provided that the total number of votes casts in such proposal represent a majority of the outstanding shares of Pediatrix common stock. Abstentions will have the same effect as votes against this proposal. PEDIATRIX'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND PEDIATRIX'S AMENDED AND RESTATED STOCK OPTION PLAN.

                                  RISK FACTORS

     Before making any decision in connection with the proposed merger, you should consider carefully the matters described below in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus.

RISKS RELATED TO THE PROPOSED MERGER WITH MAGELLA

THE VALUE OF THE PEDIATRIX COMMON STOCK THAT MAGELLA'S STOCKHOLDERS WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE BECAUSE OF CHANGES IN THE TRADING PRICE OF PEDIATRIX COMMON STOCK, BUT WILL NOT CHANGE AS A RESULT OF ANY CHANGES IN THE VALUE OF MAGELLA STOCK.

     The exchange ratio establishing the percentage of a share of Pediatrix common stock into which each share of Magella stock will be converted is expressed in the merger agreement as a fixed ratio and will not be adjusted in the event of any increase or decrease in the trading price of Pediatrix common stock or the value of Magella stock. Variations in price or value may be the result of changes in the business, operations or prospects of Pediatrix or Magella, market assessments of the likelihood and timing of the merger being completed, regulatory considerations, general economic and market conditions, and other factors. Therefore, the specific dollar value of the Pediatrix common stock that will be issued in the merger will depend on the trading price of Pediatrix common stock at the time that the merger is completed, and may be more than Pediatrix's shareholders or less than Magella's stockholders believe is appropriate. Moreover, the merger may not be completed immediately following the annual meeting, if all conditions to the merger have not yet been satisfied or waived. Accordingly, the trading price of a share of Pediatrix common stock on the date of the annual meeting may not be indicative of its price on the date the merger is completed.

ALTHOUGH WE EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS WILL NOT BE REALIZED IF WE DO NOT SUCCESSFULLY INTEGRATE MAGELLA'S OPERATIONS WITH OUR OWN.

     Achieving the benefits of the merger will depend in part on the integration of Magella's operations and personnel with those of our own. This integration may be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

          - identifying and managing unanticipated business uncertainties or legal liabilities relating to Magella's business and operations;

          - managing our costs, including projecting physician and employee costs and appropriately pricing our services;

          - integrating financial and operational software;

          - obtaining consents of third parties that have contracted with Magella, such as managed care companies and hospitals; and

          - integrating a consistent compliance plan for physician documentation, procedure coding and billing practices.

     For the reasons described under "Our failure to find suitable acquisition candidates or successfully integrate any future or recent acquisitions could harm our business and results of operations" below, we cannot assure you that we will successfully integrate Magella's operations and personnel in a timely manner or at all or that any of the anticipated benefits of the proposed merger will be realized. Failure to do so could materially harm the business and results of operations of the combined company. Also, we cannot assure you that the growth rate of the combined company will equal the historical growth rates experienced separately by us and Magella prior to the merger.

WE AND MAGELLA EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE MERGER.

     We estimate that we will incur direct transaction costs of approximately $1,750,000 associated with the merger, which will be included as a part of our total purchase cost for accounting purposes. In addition, Magella estimates that it will incur direct transaction costs of approximately $1,400,000, which will be expensed in the quarter that the merger is completed. We also believe the combined company may incur charges to operations, which cannot currently be estimated, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. We cannot assure you that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

IF THE PROPOSED MERGER IS NOT COMPLETED, OUR STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS COULD BE HARMED.

     If the merger is not completed, we may be subject to the following material risks, among others:

          - if our board of directors were to withdraw its recommendation of the merger, we may be required to pay Magella a termination fee of $4.5 million as described on page 65;

          - if our shareholders do not approve the issuance of our common stock, we may be required to pay Magella $1.5 million as reimbursement for its out-of-pocket expenses in connection with the proposed merger as described on page 65;

          - the price of our common stock may decline to the extent that the current market price of our common stock reflects an assumption that the merger will be completed; and

          - our costs related to the merger, such as legal and accounting costs, and some of the fees of our financial advisors, must be paid even if the merger is not completed.

BECAUSE MAGELLA'S BUSINESS IS SIMILAR TO OURS, THE RISKS THAT AFFECT US ALSO AFFECT MAGELLA.

     Magella's business and operations are similar to ours. Both companies provide neonatal and perinatal physician services through their respective subsidiaries and through various professional associations and partnerships, or affiliated professional contractors, with whom they contract to provide medical services as described under "Regulatory authorities may assert that our arrangements with our affiliated professional contractors constitute fee-splitting or the corporate practice of medicine which could result in civil or criminal penalties and have an adverse effect on our financial condition and results of operations" below. Accordingly, many of the risks related to Pediatrix that are described under "-- Risks related to Pediatrix" below also apply to Magella's business and operations. Neither Magella nor any of its stockholders has indemnified us against any of these risks.

RISKS RELATED TO PEDIATRIX

FROM TIME TO TIME WE ARE SUBJECT TO BILLING INVESTIGATIONS WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     Some state and federal statutes impose substantial penalties, including civil and criminal fines and imprisonment, on health care providers that fraudulently or wrongfully bill governmental or other third-party payors for health care services. In addition, Federal laws allow a private person to bring a civil action in the name of the United States government for false billing violations. In April 1999, we received requests, and in one case a subpoena, from investigators in Arizona, Colorado and Florida for information related to our billing practices for services reimbursed by the Medicaid programs in these states and the Tricare program for military dependents. On May 25, 2000, we entered into a settlement agreement with the Office of the Attorney General for the State of Florida, pursuant to which we paid the State of Florida $40,000 to settle any claims regarding our receipt of overpayments from the Florida Medicaid program from January 7, 1997 through the effective date of the settlement agreement. On August 28, 2000, we entered into a settlement agreement with the State of Arizona's Medicaid Agency, pursuant to which we paid the State of Arizona $220,000 in settlement of potential claims regarding payments received by Pediatrix and its affiliated physicians and physician practices from the Arizona Medicaid program for neonatal, newborn and pediatric services provided over a ten-year period, from January 1, 1990 through the effective date of the settlement agreement. Additionally, we reimbursed the State of Arizona for costs related to its investigation. The Florida and Arizona settlement agreements both stated that the investigations conducted by those states revealed a potential overpayment, but no intentional fraud, and that any overpayment was due to a lack of clarity in the relevant billing codes.

     The investigation in Colorado is ongoing and these matters have prompted inquiries by Medicaid officials in other states. We cannot predict whether the Colorado investigation or any other inquiries will have a material adverse effect on our business, financial condition or results of operations. We further believe that billing audits, inquiries and investigations from government agencies will continue to occur in the ordinary course of our business and in the health care services industry in general and from time to time, we may be subject to additional billing audits and inquiries by government and other payors.

THE HEALTH CARE INDUSTRY IS HIGHLY REGULATED AND OUR FAILURE TO COMPLY WITH LAWS OR REGULATIONS, OR A DETERMINATION THAT IN THE PAST WE HAVE FAILED TO COMPLY WITH LAWS OR REGULATIONS, COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The health care industry and physicians' medical practices are highly regulated. Neonatal, perinatal and other health care services that we and our affiliated professional contractors provide are subject to extensive federal, state and local laws and regulations governing various matters such as the licensing and certification of our facilities and personnel, the conduct of our operations, our billing and coding policies and practices, our policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. If we fail to comply with these laws, or a determination is made that in the past we have failed to comply with these laws, our financial condition and results of operations could be adversely affected. In addition, changes in health care laws or regulations may restrict our existing operations, limit the expansion of our business or impose additional compliance requirements. These changes, if effected, could have the effect of reducing our opportunities for continued growth and imposing additional compliance costs on us that we cannot recover through price increases.

IF WE ARE UNSUCCESSFUL IN DEFENDING CLASS ACTION LAWSUITS THAT HAVE BEEN BROUGHT AGAINST US, DAMAGES AWARDED MAY EXCEED THE LIMITS OF OUR INSURANCE COVERAGE.

     In February 1999, several federal securities law class actions were commenced against us and three of our principal officers in United States District Court for the Southern District of Florida. The plaintiffs purport to represent a class of all open market purchasers of our common stock between March 31, 1997, and various dates through and including April 2, 1999. They claim that during that period, we violated the antifraud provisions of the federal securities laws by issuing false and misleading statements concerning our billing practices and results of operations. The plaintiffs seek damages in an undetermined amount based on the alleged decline in the value of the common stock after we, in early April 1999, disclosed the initiation of inquiries by state investigators into our billing practices. The plaintiff class has been certified, and the case is now in the discovery stage. No trial date has been set, but on September 11, 2000, the court set a pre-trial conference for May 25, 2001. Under the local rules, all pre-trial activities, including discovery and motions for summary judgment, must be completed before that date, and trial may be set for any time thereafter. Also pursuant to the local rules, the parties have agreed to engage in a mediation, but to date those efforts have been unsuccessful. Although we continue to believe that the claims are without merit and intend to defend them vigorously, if we are unsuccessful in defending class action lawsuits that have been brought against us, damages awarded could exceed the limits of our insurance coverage and have a material adverse effect on our financial condition, results of operations and liquidity.

LIMITATIONS OF OR REDUCTION IN REIMBURSEMENT AMOUNTS OR RATES BY
GOVERNMENT-SPONSORED HEALTHCARE PROGRAMS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     A significant portion of our net patient service revenues is derived from reimbursements by various government-sponsored health care programs (principally Medicaid). These government programs, as well as private insurers, have taken and may continue to take steps to control the cost, use and delivery of health care services. Our business could be adversely affected by reductions in or limitations of reimbursement amounts or rates under these programs, reductions in funding of these programs, or elimination of coverage for certain individuals or treatments under these programs, which may be implemented as a result of:

          - increasing budgetary and cost containment pressures on the health care industry generally;

          - new federal or state legislation reducing state Medicaid funding and reimbursements or increasing state discretionary funding;

          - new state legislation encouraging or mandating state Medicaid managed care;

          - state Medicaid waiver requests granted by the federal government, increasing discretion with respect to, or reducing coverage or funding for, certain individuals or treatments under Medicaid, in the absence of new federal legislation;

          - increasing state discretion in Medicaid expenditures which may result in decreased reimbursement for, or other limitations on, the services that we provide; or

          - other changes in reimbursement regulations, policies or interpretations that place material limitations on reimbursement amounts or practices for services that we provide.

     In addition, these government-sponsored health care programs generally provide for reimbursements on a fee schedule basis rather than on a charge-related basis. Therefore, we generally cannot increase our revenues by increasing the amount we charge for our services. To the extent our costs increase, we may not be able to recover our increased costs from these government programs. In states where Medicaid managed care is encouraged and may become mandated, Medicaid reimbursement payments to us could be reduced as managed care organizations bargain for reimbursement with competing providers and contract with these states to provide benefits to Medicaid enrollees. Moreover, cost containment measures and market changes in non-governmental insurance plans have generally restricted our ability to recover, or shift to non-governmental payors, these increased costs. Also, funds we receive from third party payors, including government programs, are subject to audit with respect to the proper billing for physician and ancillary services and, accordingly, our revenue from these programs may be adjusted retroactively.

IF OUR PHYSICIANS DO NOT APPROPRIATELY RECORD AND DOCUMENT THE SERVICES THAT THEY PROVIDE, OUR REVENUES COULD BE ADVERSELY AFFECTED.

     Physicians employed or under contract with our affiliated professional contractors are responsible for assigning reimbursement codes and maintaining sufficient supporting documentation in respect of the services that they provide. We use this information to seek reimbursement for their services from third party payors. If our physicians do not appropriately code or document their services, our revenues could be adversely affected. For example, during our recent billing investigations, we believe that our physicians took too conservative an approach to coding their services, increasing the use of non-critical care codes for which our reimbursement is lower than critical care codes. As a result, we received lower reimbursements than we believed we were entitled to receive under our arrangements with third party payors.

REGULATORY AUTHORITIES MAY ASSERT THAT OUR ARRANGEMENTS WITH OUR AFFILIATED PROFESSIONAL CONTRACTORS CONSTITUTE FEE-SPLITTING OR THE CORPORATE PRACTICE OF MEDICINE WHICH COULD RESULT IN CIVIL OR CRIMINAL PENALTIES AND HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Many states have laws that prohibit business corporations, such as our company, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in certain arrangements, such as fee-splitting, with physicians. In these states, we maintain long-term management
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

contracts with professional associations and partnerships that are owned by physicians licensed in that state, and these affiliated professional contractors in turn employ or contract with physicians to provide physician services. Regulatory authorities or other parties may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with our affiliated professional contractors constitute fee-splitting or the corporate practice of medicine, in which case we could be subject to civil and criminal penalties and could be required to restructure our contractual arrangements with our affiliated professional contractors. We cannot assure you that this will not occur or, if it does, that we would be able to restructure our contractual arrangements on terms that are similar or at least as favorable to us. If we are unable to so restructure our contractual arrangements, our financial condition and results of operations could suffer. In states where we are not permitted to practice medicine, we perform only non-medical administrative services, do not represent that we offer medical services and do not exercise influence or control over the practice of medicine by the physicians employed by our affiliated professional contractors. In states where fee-splitting is prohibited, the fees that we receive from our affiliated professional contractors have been established on a basis that we believe complies with the applicable states' laws. Although we believe that we are in compliance with applicable state laws in relation to the corporate practice of medicine and fee-splitting, we cannot assure you of this.

IF WE ARE FOUND TO HAVE VIOLATED ANTI-KICKBACK OR SELF-REFERRAL LAWS, WE COULD BE SUBJECT TO MONETARY FINES, CIVIL AND CRIMINAL PENALTIES AND EXCLUSION FROM PARTICIPATION IN GOVERNMENT-SPONSORED HEALTH CARE PROGRAMS, WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for (1) referring Medicaid or other government-sponsored health care program patients or patient care opportunities or (2) purchasing, leasing, ordering or arranging for, or recommending any service or item for which payment may be made by a government-sponsored health care program. In addition, federal physician self-referral legislation, known as the Stark law, prohibits Medicare or Medicaid payments for certain services furnished by a physician who has a financial relationship with various physician-owned or physician-interested entities. These laws are broadly worded and, in the case of the anti-kickback law, have been broadly interpreted by federal courts, and potentially subject many business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws, which could have an adverse effect on our business and results of operations. Certain states in which we do business also have similar anti-kickback and self-referral laws, imposing substantial penalties for violations. The relationships, including fee arrangements, among our affiliated professional contractors, hospital clients and physicians have not been examined by federal or state authorities under these anti-kickback and self-referral laws and regulations.

FEDERAL AND STATE HEALTHCARE REFORM, OR CHANGES IN THE INTERPRETATION OF GOVERNMENT-SPONSORED HEALTH CARE PROGRAMS, MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Federal and state governments have recently focused significant attention on health care reform. Some proposals under consideration, or others which may be introduced, could, if adopted, have a material adverse effect on our financial condition and results of operations. We cannot predict which, if any, proposal that has been or will be considered will be adopted or what effect any future legislation will have on us.

OUR FAILURE TO FIND SUITABLE ACQUISITION CANDIDATES OR SUCCESSFULLY INTEGRATE ANY FUTURE OR RECENT ACQUISITIONS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     We have expanded and intend to continue to expand our geographic and market penetration primarily through acquisitions of physician group practices. However, we cannot assure you that we will be able to implement our acquisition strategy, or that our strategy will be successful. In implementing our acquisition strategy, we compete with other potential acquirers, some of which may have greater financial or operational resources than we do. Competition for acquisitions may intensify due to the ongoing consolidation in the health care industry, which may increase the costs of capitalizing on such opportunities.

     In addition, completion of acquisitions could result in us incurring or assuming additional indebtedness and issuing additional equity. The issuance of shares of common stock for an acquisition may result in dilution to our existing shareholders.

     Moreover, integrating acquisitions into our existing operations involves numerous additional short and long-term risks, including:

          - diversion of our management's attention;

          - failure to retain key personnel;

          - amortization of acquired intangible assets; and

          - one-time acquisition expenses.

     In addition, we cannot assure you that we will complete or integrate acquisitions in new states; but if we do, we will be required to comply with the laws and regulations of those states, which may differ from those of the states in which our operations are currently conducted. Many of our acquisition-related expenses may have a negative effect on our results of operations until, if ever, these expenses are offset by increased revenues. We cannot assure you that we will identify suitable acquisition candidates in the future or that we will complete future acquisitions or, if completed, that any acquisition, including our recent acquisitions, will be integrated successfully into our operations or that we will be successful in achieving our objectives.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     We have experienced rapid growth in our business and number of employees in recent years. Continued rapid growth may impair our ability to provide our services efficiently and to manage our employees adequately. While we are taking steps to manage our growth, our future results of operations could be materially adversely affected if we are unable to do so effectively.

OUR QUARTERLY RESULTS WILL LIKELY FLUCTUATE, WHICH COULD CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE.

     We have recently experienced and expect to continue to experience quarterly fluctuations in our net patient service revenue and associated net income primarily due to volume and cost fluctuations. We have significant fixed operating costs, including physician costs, and, as a result, are highly dependent on patient volume and capacity utilization of our affiliated professional contractors to sustain profitability. Our results of operations for any quarter are not necessarily indicative of results of operations for any future period or full year. As a result, our results of operations may fluctuate significantly from period to period. In addition, there recently has been significant volatility in the market price of securities of health care companies that in many cases we believe has been unrelated to the operating performance of these companies. We believe that certain factors, such as legislative and regulatory developments, quarterly fluctuations in our actual or anticipated results of operations, lower revenues or earnings than those anticipated by securities analysts, and general economic and financial market conditions, could cause the price of our common stock to fluctuate substantially.

WE MAY BE SUBJECT TO MALPRACTICE LAWSUITS, SOME OF WHICH WE MAY NOT BE FULLY INSURED AGAINST.

     Our business entails an inherent risk of claims of physician professional liability. We periodically become involved as a defendant in medical malpractice lawsuits, some of which are currently ongoing, and are subject to the attendant risk of substantial damage awards. A significant source of potential liability is negligence or alleged negligence of physicians employed or contracted by us or our affiliated professional contractors. To the extent these physicians are our employees, or are regarded as our agents, we could be held liable. Our contracts with hospitals generally require us to indemnify certain persons for losses resulting from the negligence of physicians who are associated with us. We cannot assure you that a pending or future claim or claims will not be successful or, if successful, will not exceed the limits of our available insurance coverage or
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

that this coverage will continue to be available at acceptable costs and on favorable terms. Liabilities in excess of our insurance coverage could have a material adverse effect on our financial condition and results of operations.

IF WE ARE UNABLE TO COLLECT REIMBURSEMENTS FROM THIRD PARTY PAYORS IN A TIMELY MANNER FOR OUR SERVICES, OUR REVENUES COULD BE ADVERSELY AFFECTED.

     A significant portion of our revenue is derived from reimbursements from various third party payors, including government-sponsored health care plans, private insurance plans and managed care plans, for services provided by our affiliated professional contractors. In addition to being responsible for submitting reimbursement requests to third party payors, we are also responsible for the collection of reimbursements and assume the financial risks relating to uncollectible and delayed reimbursements by third party payors. In the current health care reimbursement environment, we may continue to experience difficulties in collecting reimbursements to which we are entitled for services that we have provided from third party payors, including Medicaid programs and managed care payors. As part of their efforts to manage costs in an increasingly competitive environment, third party payors may seek to reduce, by appeal or otherwise, or delay reimbursements to which we are entitled for services that we have provided. If we are not reimbursed in a timely manner for the services that we provide, our revenues could be adversely affected.

IF OUR PHYSICIANS LOSE THE ABILITY TO PROVIDE SERVICES IN ANY HOSPITALS OR ADMINISTRATIVE FEES PAID TO US BY HOSPITALS ARE REDUCED, OUR REVENUES COULD BE ADVERSELY AFFECTED.

     Our net patient service revenue is derived primarily from fee-for-service billings for patient care provided by our physicians and from administrative fees. Our arrangements with certain hospitals provide that if the hospital does not generate sufficient patient volume it will pay us administrative fees in order to guarantee that we receive a specified minimum revenue level. We also receive administrative fees from hospitals for administrative services performed by physicians providing medical direction services at the hospital. Administrative fees accounted for 5%, 6% and 7% of our net patient service revenue during 1998, 1999 and 2000, respectively. Our contractual arrangements with hospitals generally are for periods of one to five years and may be terminated by us or the hospital upon 90 days' written notice. While we have in most cases been able to renew these arrangements, hospitals may cancel or not renew our arrangements in the future, or may not pay us administrative fees in the future. To the extent that our arrangements with hospitals are canceled, or are not renewed or replaced with other arrangements with at least as favorable terms, our financial condition and results of operations could be adversely affected. In addition, to the extent our physicians lose their privileges in hospitals or hospitals enter into arrangements with other physicians, our revenues could also be adversely affected.

OUR INDUSTRY IS ALREADY VERY COMPETITIVE, INCREASED COMPETITION COULD ADVERSELY AFFECT OUR REVENUES.

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the manner in which health care providers are selected and compensated. We believe that private and public reforms in the health care industry emphasizing cost containment and accountability will result in an increasing shift of neonatal and perinatal care from highly fragmented, individual or small practice providers to larger physician groups. Companies in other health care industry segments, such as managers of other hospital-based specialties or currently expanding large physician group practices, some of which have financial and other resources greater than we do, may become competitors in providing neonatal, perinatal and pediatric intensive care physician services to hospitals. We may not be able to continue to compete effectively in this industry, additional competitors may enter our markets, and this competition may have an adverse effect on our revenues.

WE MAY NOT BE ABLE TO SUCCESSFULLY RECRUIT AND RETAIN QUALIFIED PHYSICIANS TO SERVE AS OUR INDEPENDENT CONTRACTORS OR EMPLOYEES.

     Our business strategy is dependent upon our ability to recruit and retain qualified neonatologists and perinatologists. We have been able to compete with many types of health care providers, as well as teaching, research, and government institutions, for the services of qualified physicians. No assurance can be given that we will be able to continue to recruit and retain a sufficient number of qualified neonatologists and perinatologists who provide services in markets served by us on terms similar to our current arrangements. The inability to successfully recruit and retain physicians could adversely affect our ability to service existing or new units at hospitals, or expand our business.

WE ARE DEPENDENT UPON OUR KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS.

     Our success depends to a significant extent on the continued contributions of our key management, business development, sales and marketing personnel, including one of our principal shareholders, Chief Executive Officer and co-founder, Dr. Roger Medel, for our management and implementation of our growth strategy. The loss of Dr. Medel or other key personnel could have a material adverse effect on our financial condition, results of operations and plans for future development.

THE SUBSTANTIAL NUMBER OF OUR SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

     The market price of our common stock could fall as a result of sales of a large number of shares of common stock in the market, or the price could remain lower because of the perception that such sales may occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock.

     As of December 31, 2000, there were 15,877,815 million shares of our common stock outstanding. Based on the capitalization of Pediatrix and Magella at February 28, 2001, and assuming that the merger is completed on May 31, 2001, immediately after the completion of the merger there will be approximately 22,764,529 million shares of our common stock outstanding, all of which will be freely tradable without restriction, with the following exceptions:

          - 37,824 shares, which are owned by certain of our officers, directors and affiliates, may be resold publicly at any time subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933;

          - 996,338 shares, which are owned by certain persons who are parties to the standstill and registration rights agreement (including certain of our officers, directors and affiliates) may not be resold without our consent until November 27, 2001, and thereafter only in accordance with the applicable volume and other restrictions under Rule 144 of the Securities Act of 1933;

          - 2,253,688 shares, which are owned by Welsh, Carson, Anderson & Stowe VII, L.P. and certain of its affiliates, may not be resold without our consent until May 31, 2002, and thereafter only in accordance with any applicable volume and other restrictions under Rule 144 of the Securities Act of 1933; and

          - approximately 1,002,409 shares, which are owned by Welsh, Carson, Anderson & Stowe VII, L.P. and certain of its affiliates, not more than one-third of which, or approximately 334,136 shares, may be resold without our consent in any 90-day period between August 29, 2001, and May 31, 2002, pursuant to this proxy statement/prospectus or otherwise in accordance with any applicable volume and other restrictions under Rule 144 of the Securities Act of 1933.

     As of December 31, 2000, there were also:

          - 4,841,983 shares of our common stock reserved for issuance under our amended and restated stock option plan, of which options for an aggregate of 4,555,431 shares of common stock were issued and outstanding and options for an aggregate of 2,666,022 shares of common stock were exercisable; and

          - 544,989 shares of our common stock reserved for issuance under our employee stock purchase plans.

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

     In addition, based on the capitalization of Pediatrix and Magella at February 28, 2001, and assuming that the merger is completed on May 31, 2001, immediately after the completion of the merger there will be approximately 2,438,288 shares of our common stock issuable under Magella's stock options and convertible notes.

     All shares of common stock issued under Magella's options, warrants and convertible notes and our stock option and employee stock purchase plans will be freely tradable, subject to the volume trading limitations under Rule 144 of the Securities Act of 1933 in respect of shares acquired by our affiliates. Magella's options, warrants and convertible notes, and our stock options, entitle holders to purchase shares of our common stock at prices which may be less than the current market price per share of our common stock. Holders of these options, warrants and convertible notes will usually exercise or convert them at a time when the market price of our common stock is greater than their exercise price or conversion price, as the case may be. The exercise or conversion of these options, warrants and convertible notes and subsequent sale of our common stock could reduce the market price for our common stock and result in dilution to our then shareholders.

IF WE ENTER INTO A SIGNIFICANT NUMBER OF SHARED-RISK CAPITATED ARRANGEMENTS WITH CERTAIN PAYORS, SUCH ARRANGEMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The evolving managed care environment has created substantial cost containment pressures for the health care industry. Our contracts with payors and managed care organizations traditionally have been fee-for-service arrangements. At December 31, 2000, we had relatively few "capitated" and "case rate" arrangements with certain payors. Under capitated payment arrangements, we receive a flat fee monthly based on the number of individuals covered by that particular insurance plan regardless of the number of patients or types of treatment we provide, and under a case rate payment arrangement, we receive a fixed dollar amount per patient. If we enter into similar arrangements in the future our financial condition and results of operations may be adversely affected if we are unable to manage our risks under these arrangements.

OUR CURRENTLY OUTSTANDING PREFERRED STOCK PURCHASE RIGHTS AND OUR ABILITY TO ISSUE SHARES OF PREFERRED STOCK COULD DETER TAKEOVER ATTEMPTS.

     We have adopted a preferred share purchase rights plan. Under this plan, each outstanding share of Pediatrix common stock includes a preferred stock purchase right that entitles the registered holder, subject to the terms of our rights agreement, to purchase from Pediatrix a one-thousandth of a share of our series A junior participating preferred stock at an exercise price of $150 per right for each share of common stock held by the holder. In addition, if a person or group of persons acquires beneficial ownership of 15% or more of the outstanding shares of Pediatrix common stock, each right will permit its holder to purchase $300 worth of Pediatrix common stock for $150. The rights are attached to all certificates representing outstanding shares of Pediatrix common stock, and no separate rights certificates have been distributed. Some provisions contained in the rights agreement may have the effect of discouraging a third party from making an acquisition proposal for Pediatrix and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock which offers may be attractive to shareholders, or deter purchases of large blocks of common stock, thereby limiting the opportunity for shareholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

     In addition, our amended and restated articles of incorporation authorize our board of directors to issue up to 1,000,000 shares of undesignated preferred stock and to determine the powers, preferences and rights of these shares, without shareholder approval. This preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of preferred stock under some circumstances could have the effect of delaying, deferring or preventing a change in control.

PROVISIONS OF OUR BYLAWS COULD DETER TAKEOVER ATTEMPTS WHICH MAY RESULT IN A LOWER MARKET PRICE FOR OUR COMMON STOCK.

     Provisions in our amended and restated bylaws, including those relating to calling shareholder meetings, taking action by written consent and other matters, could render it more difficult or discourage an attempt to

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

obtain control of Pediatrix through a proxy contest or consent solicitation. These provisions could limit the price that some investors might be willing to pay in the future for our shares of common stock.

IF WE ARE UNABLE TO OBTAIN FINANCING WHEN OUR CURRENT CREDIT FACILITY EXPIRES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our current credit facility expires September 30, 2001. We are currently evaluating alternatives to meet our capital requirements after this date. If we are not able to obtain financing in the amount of, and on terms at least as favorable as, our current credit facility prior to September 30, 2001, our business could be adversely affected.

                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

     Certain information included or incorporated by reference in this proxy statement/prospectus may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that Pediatrix or Magella intends, expects, projects, believes or anticipates will or may occur in the future are forward looking statements. Such statements are characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions. These statements are based on assumptions and assessments made by Pediatrix's or Magella's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed above.

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

                               THE ANNUAL MEETING

     We are furnishing this proxy statement/prospectus to Pediatrix's shareholders as part of the solicitation of proxies by Pediatrix's board of directors for use at Pediatrix's 2001 annual shareholders' meeting.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

     Pediatrix's 2001 annual shareholders' meeting will be held on           ,
2001, at      a.m., local time, at           .

PURPOSE OF THE ANNUAL MEETING

     At the annual meeting, Pediatrix's shareholders will be asked:

          - to consider and vote upon a proposal to approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement described in this proxy statement/prospectus;

          - to elect Pediatrix's entire board of directors;

          - to approve Pediatrix's amended and restated stock option plan, as amended to increase the shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares and to change the maximum number of shares with respect to which options may be granted to any director, officer or employee from 1,300,000 in total to 250,000 in any calendar year; and

          - to consider and act upon any other proposals that may properly come before the annual meeting.

PEDIATRIX RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of Pediatrix common stock at the close of business
on           , 2001, the Pediatrix record date, are entitled to notice of, and to vote at, the annual meeting.

     On the Pediatrix record date,           shares of Pediatrix common stock
were outstanding and held by approximately           holders of record.
Pediatrix's shareholders will have one vote at the annual meeting for each share of Pediatrix common stock that they owned on the Pediatrix record date.

QUORUM

     A quorum will be present at the annual meeting if holders of shares of Pediatrix common stock, a majority of Pediatrix's outstanding common stock on the Pediatrix record date, are represented in person or by proxy at the annual meeting. If a quorum is not present at the annual meeting, Pediatrix expects to adjourn or postpone the meeting to solicit additional proxies. Abstentions are considered as shares present and entitled to vote for the purposes of determining the presence of a quorum.

VOTES REQUIRED

     Under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast is required to approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement, provided that the total votes cast represent a majority of the outstanding shares of Pediatrix common stock. If a Pediatrix shareholder abstains from voting, either in person or by proxy, it will have the effect of a vote against the issuance of shares pursuant to the merger agreement.

     Assuming that a quorum is present at the annual meeting, director nominees receiving the greatest number of votes from holders of Pediatrix common stock will be elected as directors of Pediatrix and the affirmative vote of a majority of the shares represented and voting at the annual meeting is required to approve the amendment to Pediatrix's amended and restated stock option plan as described in this proxy statement/prospectus.

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

VOTING BY PEDIATRIX'S DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on the Pediatrix record date, directors and executive officers of Pediatrix and their affiliates owned and were entitled to
vote           shares of Pediatrix common stock, which represented approximately
          % of the shares of Pediatrix common stock outstanding on that date. Each Pediatrix director and executive officer has indicated his present intention to vote, or cause to be voted, the Pediatrix common stock owned by him as follows:

          - "FOR" the issuance of shares of Pediatrix common stock pursuant to the merger agreement;

          - "FOR" the election of each of the nominees for director named in this proxy statement/prospectus; and

          - "FOR" the approval of Pediatrix's amended and restated stock option plan, as amended to increase the number of shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares, and to change the maximum number of shares with respect to which options may be granted to any director, officer or employee from 1,300,000 in total to 250,000 in any calendar year.

VOTING OF PROXIES

     All shares of Pediatrix common stock represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holders of those shares. Properly executed proxies that do not contain voting instructions will be voted as follows:

          - "FOR" the issuance of shares of Pediatrix common stock pursuant to the merger agreement;

          - "FOR" the election of each of the nominees for director named in this proxy statement/prospectus;

          - "FOR" the approval of Pediatrix's amended and restated stock option plan, as amended to increase the number of shares with respect to which options may be granted under the plan from 5,500,000 shares to 8,000,000 shares, and to change the maximum number of shares with respect to which options may be granted to any director, officer or employee from 1,300,000 in total to 250,000 in any calendar year; ; and

          - in accordance with the recommendation of Pediatrix's board of directors, "FOR" or "AGAINST" all other proposals that may properly come before the annual meeting.

     Shares of Pediatrix common stock represented at the annual meeting but not voted, including shares of Pediatrix common stock for which proxies have been received but for which holders of those shares have abstained, will be treated as present at the annual meeting for the purposes of determining the presence or absence of a quorum for the transaction of all business.

     Brokers who hold shares of Pediatrix common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes "AGAINST" the particular proposal.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person at the annual meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with Pediatrix's corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to Pediatrix's corporate secretary bearing a later date or by appearing at the annual meeting and voting in person. Attendance at the annual meeting will not itself constitute revocation of a proxy.

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

SOLICITATION OF PROXIES

     Pediatrix will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitations by mail, Pediatrix's directors, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person. Pediatrix will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Pediatrix common stock held of record by such custodians, nominees and fiduciaries. Pediatrix will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

                                 THE COMPANIES

PEDIATRIX MEDICAL GROUP, INC.
1301 Concord Terrace
Sunrise, Florida 33323
(954) 384-0175

     Pediatrix is the nation's leading provider of physician services at hospital-based neonatal intensive care units, or NICUs. NICUs are staffed by neonatologists, who are pediatricians with additional training to care for newborn infants with low birth weight and other medical complications. In addition, Pediatrix is the nation's leading provider of perinatal physician services. Perinatologists are obstetricians with additional training to care for women with high-risk and/or complicated pregnancies and their fetuses. Pediatrix also provides physician services at hospital-based pediatric intensive care units, or PICUs, and pediatrics departments in hospitals. As of December 31, 2000, Pediatrix, through its subsidiaries and affiliated professional corporations, provided services in 24 states and Puerto Rico and employed or contracted with 452 physicians.

     Pediatrix staffs and manages NICUs and PICUs in hospitals, providing physicians and professional and administrative support, including physician billing and reimbursement services. Pediatrix's policy is to provide 24-hour coverage at its NICUs and PICUs with on-site or on-call physicians. As a result of this policy, physicians are available to provide pediatric support to other areas of the hospital on an as-needed basis, particularly in the obstetrics, nursery and pediatrics departments, where accessibility to specialized care is critical.

     Similarly, Pediatrix staffs and manages perinatal practices, which involves the operation of outpatient offices as well as the management of inpatient maternal-fetal care in hospitals. In Pediatrix's perinatal practices it generally provides the physicians and other clinical professionals, as needed, including nurse midwives, ultrasonographers and genetic counselors. Pediatrix also provides administrative support and required medical equipment in its outpatient offices. All of Pediatrix's perinatal practices are in markets in which it also provides neonatal physician services, which allows Pediatrix to pursue contractual arrangements with hospitals and third party payors for the provision of care across the full continuum of maternal-fetal-neonatal medicine.

     Pediatrix established its leading position in neonatal and perinatal physician services by developing a comprehensive care model and management and systems infrastructure that address the needs of patients, hospitals, payor groups and physicians. Pediatrix addresses the needs of:

          - patients, by providing comprehensive, professional quality care;

          - hospitals, by recruiting, credentialing and retaining neonatologists, perinatologists, pediatric intensivists and other physicians, and hiring related staff to provide services in a cost-effective manner;

          - payor groups, by providing cost-effective care to patients; and

          - physicians, by providing administrative support, including professional billing and reimbursement expertise and services, to enable them to focus on providing care to patients, and by offering research and career advancement opportunities within Pediatrix.

     Pediatrix has entered into management agreements with its affiliated professional contractors in all states in which it operates, other than Florida and in Puerto Rico. Each such affiliated professional contractors is owned by a licensed physician. Under the management agreements, the professional contractors delegate to Pediatrix the administrative, management and support functions (but not any functions constituting the practice of medicine) that the professional contractors have agreed to provide to a hospital. In return, each professional contractor pays Pediatrix a percentage of the professional contractor's gross revenue (but in no event an amount greater than the net profits of such professional contractor), or a flat fee.

     During 2000, Pediatrix completed five acquisitions and added three NICUs through its internal marketing activities. Pediatrix has developed regional networks in Seattle-Tacoma, Dallas-Fort Worth, Denver-Colorado Springs, Phoenix-Tucson and Kansas City metropolitan areas, as well as Nevada, Southern California and Texas, and intends to develop additional regional and state-wide networks. Pediatrix believes these networks, augmented by ongoing marketing and acquisition efforts, will strengthen its position with managed care organizations and other third party payors.

     Pediatrix's predecessor was incorporated in Florida in 1980 by its co-founders, Drs. Medel and Melnick, as a professional association under the name Melnick & Medel, M.D.s, P.A. In 1992, Pediatrix changed its name to Pediatrix Medical Group, Inc.

MAGELLA HEALTHCARE CORPORATION
2595 Dallas Parkway
Suite 400
Frisco, Texas 75034
(973) 731-1440

     Magella is a leading provider of neonatology and perinatology medical services in the United States. Magella, through its subsidiaries and affiliated physician groups, employs 110 physicians who provide neonatal, perinatal and related medical services in nine states. In addition, Magella staffs and manages NICUs in 31 hospitals located in the United States. Set forth below is a listing of Magella's current offices by specialty and location as of February 28, 2001:

Neonatal Practices

                                                               NUMBER OF          NUMBER OF
                                                              NICUS SERVED        PHYSICIANS
                                                              ------------        ----------
Anchorage, Alaska...........................................        2                  5
Austin, Texas...............................................        4                 10
Boise, Idaho................................................        1                  6
Dallas, Texas...............................................        6                 20
Des Moines, Iowa............................................        2                  4
Ft. Wayne, Indiana..........................................        1                  4
Las Vegas, Nevada...........................................        1                  6
San Antonio, Texas..........................................       11                 16
Savannah, Georgia...........................................        2                  6
Springfield, Missouri.......................................        1                  4
                                                                  ---                ---
          Total.............................................       31                 81
                                                                  ===                ===

Perinatal Practices

                                                                NUMBER OF              NUMBER OF
                                                             OFFICES/CLINICS           PHYSICIANS
                                                             ---------------           ----------
Austin, Texas..............................................          4                      4
Dallas, Texas..............................................          8                      5
Des Moines, Iowa...........................................          1                      2
Los Angeles, California....................................         15                     16
San Antonio, Texas.........................................          2                      2
                                                                   ---                    ---
          Total............................................         30                     29
                                                                   ===                    ===

     Magella is affiliated, through long-term management agreements, with physician groups operating in the states of California, Georgia, Indiana, Iowa, Nevada and Texas. Each physician group is owned by a physician licensed to practice medicine in the jurisdiction in which the affiliated physician group operates, who is also an officer of the physician group. Under the management agreements, the physician groups delegate to Magella the administrative, management and support functions. Under the terms of the agreements, Magella provides only management, administrative and non-medical support services, and not any functions constituting the practice of medicine. In return for Magella's services, each physician group pays Magella a fee equal to the net profits of such physician group. In all other states in which Magella currently operates, a subsidiary of Magella employs the physicians.

     Each physician affiliated with Magella enters into an employment agreement with either an affiliated professional corporation or a subsidiary of Magella, depending on the law of the state in which the physician practices. The employment agreements generally provide for an initial four-year term, with automatic renewal for additional one-year terms. The employment agreements also contain a covenant not-to-compete provision that generally prohibits the physician from competing with Magella during the term of the agreement and for a period of two years following the termination of the agreement. Under the provisions of the employment agreements, the physicians receive a base salary plus a potential bonus based on the achievement of certain productivity levels.

     Magella, through its affiliated professional corporations and its subsidiaries, has agreements with hospitals whereby Magella has the right and responsibility to manage the provision of physician medical services in the hospitals' NICUs. These agreements are typically for terms of three to five years and renew automatically for additional one-year terms. Magella bills for the physicians' services provided at the NICU on a fee-for-service basis separately from other charges billed by the hospital. Administrative fees include guaranteed payments to Magella, as well as fees paid to Magella by certain hospitals for administrative services performed by Magella's medical directors at such hospitals.

     Substantially all of Magella's contracts with third party payors are discounted fee-for-service arrangements. Magella has entered into only a few small capitated contracts with third party payors. Magella receives a significant portion of its net patient service revenue from government funded programs, such as Medicaid. These government funded programs accounted for approximately 17% of Magella's net patient service revenue for the year ended December 31, 2000.

     During the three years ended December 31, 2000, Magella completed 13 acquisitions, which added 19 NICUs and 30 perinatal clinics. Additionally, nine NICUs were added through Magella's internal marketing efforts.

     Magella was incorporated in Delaware on January 26, 1998. The predecessor to Magella was Newborn and Pediatric Healthcare Associates., P.A., a Texas professional association.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PEDIATRIX

     The following table summarizes certain consolidated financial data with respect to Pediatrix. The consolidated income statement set forth below for each of the years ended December 31, 1996, 1997, 1999 and 2000, and the consolidated balance sheet data set forth below as of December 31 of each of these four years, are derived from, and should be read in conjunction with, Pediatrix's consolidated financial statements for these periods and as of these dates, which have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and are incorporated by reference in this proxy statement/prospectus. The consolidated income statement set forth below for the year ended December 31, 1998, and the consolidated balance sheet data set forth below as of December 31, 1998, have been derived from, and should be read in conjunction with, Pediatrix's consolidated financial statements for that year and as of that date, which have been audited by KPMG LLP, independent auditors, and are incorporated by reference in this proxy statement/prospectus.

                                                                   YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------
                                                       1996       1997       1998       1999       2000
                                                     --------   --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Net patient service revenue(1)(2)..................  $ 80,833   $128,850   $185,422   $227,042   $243,075
Operating expenses:
  Salaries and benefits(3).........................    52,732     81,486    113,748    148,915    177,718
  Supplies and other operating expenses............     6,262      9,765     14,050     21,053     26,675
  Depreciation and amortization....................     1,770      4,522      8,673     12,068     13,810
                                                     --------   --------   --------   --------   --------
         Total operating expenses..................    60,764     95,773    136,471    182,036    218,203
                                                     --------   --------   --------   --------   --------
Income from operations.............................    20,069     33,077     48,951     45,006     24,872
Investment income..................................     2,096      2,102        564        296        358
Interest expense...................................      (192)      (324)    (1,013)    (2,697)    (3,771)
                                                     --------   --------   --------   --------   --------
Income before income taxes.........................    21,973     34,855     48,502     42,605     21,459
Income tax provisions..............................     8,853     13,942     19,403     17,567     10,473
                                                     --------   --------   --------   --------   --------
Net income.........................................  $ 13,120   $ 20,913   $ 29,099   $ 25,038   $ 10,986
                                                     ========   ========   ========   ========   ========
PER SHARE DATA:
Net income per common share
  Basic............................................  $   0.95   $   1.39   $   1.91   $   1.61   $   0.70
                                                     ========   ========   ========   ========   ========
  Diluted..........................................  $   0.90   $   1.33   $   1.82   $   1.58   $   0.68
                                                     ========   ========   ========   ========   ========
Weighted average shares outstanding
  Basic............................................    13,806     15,021     15,248     15,513     15,760
                                                     ========   ========   ========   ========   ========
  Diluted..........................................    14,535     15,743     15,987     15,860     16,053
                                                     ========   ========   ========   ========   ========
OTHER OPERATING DATA (UNAUDITED):
Number of physicians at end of period..............       195        260        350        434        452
Number of births...................................   132,796    200,616    268,923    337,480    381,602
NICU admissions....................................    14,250     21,203     27,911     33,942     39,272
NICU patient days..................................   185,702    325,199    450,225    548,064    637,957

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................  $ 18,435   $ 18,562   $    650   $    825   $  3,075
Working capital (deficit)(4).......................    81,187     53,908     14,915    (16,352)     2,108
Total assets.......................................   162,869    203,719    270,658    334,790    324,734
Total liabilities..................................    26,548     40,010     63,265    105,903     82,834
Long term debt, including current maturities.......     2,950      2,750     10,400     50,743     23,500
Minority interest..................................        --         --      6,342         --         --
Shareholders' equity...............................   136,321    163,709    201,051    228,887    241,900

---------------

(1) Pediatrix is continuously adding new physician practices as a result of acquisitions and internal marketing activities. The increase in net patient service revenue related to acquisitions and internal marketing activities was approximately $47.5 million, $50.0 million, $49.5 million and $13.9 million for the years ended December 31, 1997, 1998, 1999 and 2000, respectively.
(2) Net patient service revenue for the year ended December 31, 2000 includes a charge of $6.5 million, which was recorded during the quarter ended June 30, 2000 to increase the allowance for contractual adjustments and uncollectible accounts. This charge is attributable to management's assessment of accounts receivable, which was revised to reflect the changes occurring in Pediatrix's collection rates.
(3) Effective January 1, 1999, Pediatrix adopted a policy of expensing certain incremental internal costs related to completed acquisitions as incurred. For the years ended December 31, 1999 and 2000, Pediatrix expensed such costs which totaled approximately $706,000 and $30,000, respectively.
(4) For the years ended December 31, 1999 and 2000, the balance outstanding on Pediatrix's line of credit was classified as a current liability.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAGELLA

     The following table summarizes certain consolidated financial data with respect to Magella. The consolidated income statement set forth below for each of the four years in the period ended December 31, 2000, and the consolidated balance sheet data set forth below as of December 31 for each of these four years are derived from, and should be read in conjunction with, Magella's consolidated financial statements for such years, which have been audited by Arthur Andersen, LLP, independent auditors, and are contained elsewhere in this proxy statement/prospectus. Information for the period from April 15, 1996 (inception) to December 31, 1996 is unaudited.

                                                   FOR THE PERIOD
                                                   FROM APRIL 15,
                                                        1996
                                                   (INCEPTION) TO           YEARS ENDED DECEMBER 31,
                                                    DECEMBER 31,     ---------------------------------------
                                                        1996          1997      1998       1999       2000
                                                   ---------------   -------   -------   --------   --------
CONSOLIDATED INCOME STATEMENT DATA:
Net patient service revenue......................      $10,282       $14,130   $34,183   $ 61,925   $ 79,423
Operating expenses:
  Salaries and benefits..........................        8,062        11,261    19,194     37,360     47,083
  Supplies and other operating expenses..........          947         1,230     2,596      5,785      7,069
  Depreciation and amortization..................           15            48     1,698      4,950      6,274
                                                       -------       -------   -------   --------   --------
         Total operating expenses................        9,024        12,539    23,488     48,095     60,426
                                                       -------       -------   -------   --------   --------
Income from operations...........................        1,258         1,591    10,695     13,830     18,997
Recapitalization charge..........................           --            --     4,650         --         --
Interest expense (income)........................         (360)          (21)      501      2,890      3,473
                                                       -------       -------   -------   --------   --------
Income before income taxes.......................        1,618         1,612     5,544     10,940     15,524
Income tax provision.............................          566           595     2,568      4,678      6,520
                                                       -------       -------   -------   --------   --------
Net income.......................................      $ 1,052       $ 1,017   $ 2,976   $  6,262   $  9,004
                                                       =======       =======   =======   ========   ========
OTHER OPERATING DATA (UNAUDITED):
Number of physicians at end of period............           17            17        62         90        104
Number of births.................................             (1)     14,183    36,312     56,843     68,194
NICU admissions..................................             (1)      1,772     4,503      6,769      7,768
NICU patient days................................       21,245        33,284    85,644    125,276    148,620

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................      $    17       $   306   $    --   $    478   $     --
Working capital (deficit)(2).....................          846         1,794     3,656     10,495    (21,827)
Total assets.....................................        4,440         4,913    75,567    107,932    121,515
Total liabilities................................        3,387         2,843    26,949     53,611     58,978
Long term debt, including current maturities.....           --            --    17,950     46,513     47,538
Convertible Preferred Stock......................           --            --    41,555     41,672     41,759
Stockholders' equity.............................        1,053         2,070     6,474     12,649     20,778

---------------

(1) Numbers of births and NICU admissions not available for the period from April 15, 1996 (inception) to December 31, 1996.

(2) As of December 31, 2000, the balance outstanding under Magella's credit facility was classified as a current liability.

                MAGELLA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion highlights the principal factors affecting Magella's financial condition and results of operations as well as Magella's liquidity and capital resources for the periods described. This discussion should be read in conjunction with the consolidated financial statements (including the notes thereto) of Magella included elsewhere in this proxy statement/prospectus.

GENERAL

     Magella is a leading provider of neonatology and perinatology medical services in the United States. At February 28, 2001, Magella employed 110 physicians and other medical and support staff and manage NICUs in 31 hospitals located in nine different states. Magella was formed in February 1998 through a recapitalization of an existing neonatology physician group. In connection with the recapitalization, Welsh, Carson, Andersen & Stowe VII, L.P. and certain of its affiliates ("Welsh, Carson") contributed $40.0 million in exchange for 4,000,000 shares of convertible preferred stock and warrants to purchase 5,500,000 shares of non-voting common stock. See note 1 to Magella's consolidated financial statements included elsewhere in this proxy statement/prospectus for more detailed information regarding the recapitalization. Since inception, Magella has grown by increasing revenues at existing physician practices ("same practice growth") and by adding new physician practices.

     During the three years ended December 31, 2000, Magella completed 13 acquisitions, which added 19 NICUs and 30 perinatal clinics. Additionally, nine NICUs were added through Magella's internal marketing efforts.

     Magella bills payors for services provided by physicians based upon rates for the specific services provided. The rates are substantially the same for all patients in a particular geographic area regardless of the party responsible for paying the bill. Magella determines its net patient service revenue based upon its ultimate collections from payors, which differ from the rates billed due to
(i) Medicaid reimbursements at government-established rates, (ii) managed care payments at contracted rates, (iii) various reimbursement plans and negotiated reimbursements from other third parties, and (iv) discounted and uncollectible amounts.

PAYOR MIX

     Magella's payor mix is comprised of government (principally Medicaid), contracted managed care, other third parties and private pay patients. Magella benefits from the fact that most of the medical services provided at the NICU are classified as emergency services, a category typically classified as a covered service by managed care payors. In addition, Magella benefits when patients are covered by Medicaid, despite Medicaid's lower reimbursement rates, as compared to patients who would not otherwise be able to pay for services due to lack of insurance coverage. However, a significant increase in government, managed care or capitated components of our payor mix at the expense of other third party payors could result in reduced reimbursement rates and could have a material adverse effect on Magella's consolidated financial condition and results of operations. The following is a summary of Magella's payor mix, expressed as a percentage of net patient service revenue, exclusive of administrative fees, for the year ended December 31, 2000. Comparable year payor mix information for years 1998 and 1999 is not available.

                                                                   YEAR ENDED
                                                                DECEMBER 31, 2000
                                                                -----------------
Government..................................................            17%
Contracted Managed Care.....................................            43%
Other third parties and private pay.........................            40%
                                                                       ---
          Total.............................................           100%
                                                                       ===

     The payor mix shown above is not necessarily representative of the amount of services provided to patients covered under these plans. For example, services provided to patients covered under government programs represented approximately 40% of our total gross patient service revenue but only 17% of our net patient service revenue during 2000.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain information related to Magella's operations expressed as a percentage of Magella's net patient service revenue (patient billings net of contractual adjustments and uncollectibles, and including administrative fees):

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1999      2000
                                                              ------    ------    ------
Net patient service revenue.................................  100.0%    100.0%    100.0%
Operating expenses:
     Salaries and benefits..................................   56.2      60.3      59.3
     Supplies and other operating expenses..................    7.5       9.4       8.9
     Depreciation and amortization..........................    5.0       8.0       7.9
                                                              -----     -----     -----
          Total operating expenses..........................   68.7      77.7      76.1
                                                              -----     -----     -----
     Income from operations.................................   31.3      22.3      23.9
Recapitalization expenses...................................   13.6        --        --
Interest expense, net.......................................    1.5       4.6       4.4
                                                              -----     -----     -----
     Income before income taxes.............................   16.2      17.7      19.5
Income tax provision........................................    7.5       7.6       8.2
                                                              -----     -----     -----
     Net income.............................................    8.7%     10.1%     11.3%
                                                              =====     =====     =====

YEAR ENDED DECEMBER 31, 2000 AS COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Magella's net patient service revenue for 2000 was $79.4 million as compared to $61.9 million for 1999, a growth rate of 28.3%. Of this $17.5 million increase, same practice patient service revenue increased $9.7 million, or 19.7%. Same practice growth resulted equally from increased patient volume as well as improvement in the revenue per patient day and revenue per procedure. Same practices are those for which Magella provided services for the entire current period and the entire comparable period and include the growth in practices through the addition of new units other than through acquisitions. The remaining increase of $7.8 million is attributable to new practices resulting from acquisitions of physician group practices.

     Salaries and benefits increased $9.7 million, or 25.9%, to $47.1 million for 2000, as compared to $37.4 million for 1999. Of this increase, $4.0 million is related to same practice salaries and benefits expense, including an increase of $1.4 million in accrued bonuses for physicians and other medical personnel. Separately, salaries and benefits increased $5.7 million due to hiring new physicians and other medical personnel, along with support staff added in the areas of management and billing and reimbursement. These increased costs were primarily to support new practice growth.

     Supplies and other operating expenses increased $1.3 million, or 22.4%, to $7.1 million for 2000, as compared to $5.8 million for 1999. The increase was primarily the result of new practices and several new outpatient offices, where Magella provides perinatology services. Outpatient services require a higher level of office and medical supplies than inpatient services.

     Depreciation and amortization expense increased to $6.3 million for 2000, an increase of $1.3 million, or 26.0%, compared with $5.0 million for 1999. The increase is primarily a result of amortization of goodwill in connection with acquisitions.

     Income from operations increased $5.2 million, or 37.7%, to $19.0 million for the year ended December 31, 2000, as compared with $13.8 million for the year ended December 31, 1999, representing an increase in operating margins from 22.3% to 23.9%. The increase in operating margins was primarily due to significant same practice revenue growth in 2000 without a comparable increase in expenses at those practices.

In addition, the volume of business increased from acquisitions without comparable increases in corporate overhead.

     Interest expense, net of interest income, was $3.5 million for 2000 compared to $2.9 million for 1999, an increase of $600,000 or 20.7%. This increase in interest expense is primarily due to an increase in the average borrowing rate coupled with an increase in the average borrowing base resulting from funding the acquisition of physician groups.

     The effective income tax rate was approximately 42% for 2000 and 43% for 1999. The effective tax rate is higher than the statutory federal rate due to state income taxes and the non-deductible amounts associated with goodwill resulting from certain acquisitions.

     Net income increased 42.9% to $9.0 million for the year ended December 31, 2000, as compared with $6.3 million for the year ended December 31, 1999. Net income as a percentage of net patient service revenue increased to 11.3% for the year ended December 31, 2000, compared to 10.1% for the year ended December 31, 1999.

YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Magella's net patient service revenue for 1999 was $61.9 million as compared to $34.2 million for 1998, a growth rate of 81.0%. Of this $27.7 million increase, approximately $24.2 million, or 87.4%, was attributable to new practices resulting from acquisitions. Same practice patient service revenue increased $3.5 million, or 20%. Approximately two-thirds of the same practice growth resulted from increased patient volume, while the remaining one-third resulted from improvements in the revenue per patient day. Same practices are those for which Magella provided services for the entire current period and the entire comparable period and include the growth in practices through the addition of new units other than through acquisitions. Accordingly, same practice revenue for 1999 relates only to the Dallas, Texas neonatology physician group.

     Salaries and benefits expenses increased $18.2 million, or 94.8%, to $37.4 million for 1999, as compared to $19.2 million for 1998. Of this $18.2 million increase, $11.7 million, or 64.3%, was related to hiring new physicians and $5.1 million was attributable to increased support staff and resources added in the areas of nursing, management and billing and reimbursement. These increased costs were primarily to support new practice growth through acquisitions. The remaining increase of $1.4 million was related to same practice salaries and benefits expense.

     Supplies and other operating expenses increased $3.2 million, or 123.1%, to $5.8 million for 1999, as compared to $2.6 million for 1998. The increase was primarily the result of new practices and the addition of several new outpatient offices in Orange County, California and Dallas, Texas. Outpatient services require a higher level of office and medical supplies than inpatient services.

     Depreciation and amortization expense increased to $5.0 million for 1999, an increase of $3.3 million, or 194.1%, from $1.7 million for 1998. The increase was primarily a result of amortization of goodwill in connection with acquisitions.

     Income from operations increased approximately $3.1 million, or 29.0%, to $13.8 million for the year ended December 31, 1999, as compared with $10.7 million for the year ended December 31, 1998, representing a decrease in the operating margin from 31.3% to 22.3%. The decrease in the operating margin was primarily due to lower operating margins for physician practices acquired, especially physician groups specializing in perinatal medicine. Perinatal medicine services are typically a lower operating margin business than neonatalogy. Although the operating margin declined for 1999 compared to 1998, corporate overhead decreased as a percentage of net patient service revenue during the comparable period.

     Interest expense, net of interest income, was $2.9 million for 1999 compared to $500,000 for 1998, an increase of $2.4 million. This increase in interest expense is primarily due to an increase in the average borrowing base resulting from funding the acquisition of physician groups. The majority of the physician groups acquired in 1998 were funded from the initial investment of $40.0 million from Welsh, Carson.

     The effective income tax rate was approximately 43% for 1999 and 46% for 1998. The effective tax rate is higher than the statutory federal rate due to state income taxes and permanent differences related to certain acquisitions.

     Net income increased 110.0% to $6.3 million for the year ended December 31, 1999, as compared with $3.0 million for the year ended December 31, 1998. Net income as a percentage of net patient service revenue increased to 10.1% for the year ended December 31, 1999, compared to 8.7% for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     During 2000, Magella acquired three physician practices, using approximately $12.4 million in cash. These acquisitions were funded principally by cash generated from operations. Magella maintains a minimum level of cash on hand as all excess cash is used to repay amounts due under its credit facility.

     As of December 31, 2000, Magella had a working capital deficit of $21.8 million, a change of $32.3 million from the working capital of $10.5 million at December 31, 1999. The net change is principally due to the classification of Magella's credit facility of $23.7 million and a convertible note of $8.3 million as current liabilities at December 31, 2000. Excluding these amounts due under Magella's credit facility and the convertible note, working capital would have decreased by $300,000.

     Magella generated cash flow from operating activities of $9.5 million, $5.6 million and $14.9 million for the years ended December 31, 1998, 1999 and 2000, respectively. The decrease in cash provided from operating activities in 1999, as compared to 1998, was principally the result of $5.3 million of income taxes paid during 1999 relating to income generated in 1998. In 2000, Magella realized a significant increase in the cash provided from operating activities as compared to 1999. This increase was primarily due to (a) a significant reduction in days revenue outstanding in accounts receivable and (b) an increase in accrued liabilities of $2.9 million primarily resulting from an increase in performance bonuses accrued during 2000.

     Magella has a $60 million revolving credit facility which provides funds for acquisitions and the development of existing practices. At Magella's option, the credit facility bears interest at LIBOR plus a minimum of 1.0% or prime. Magella's credit facility is collateralized by substantially all the assets of Magella, its subsidiaries and its affiliated physician groups. Magella had $23.7 million outstanding under its credit facility at December 31, 2000. Magella is currently evaluating several options to obtain financing beyond the current maturity of its credit facility, which is June 30, 2001, in the event the merger with Pediatrix is not completed. However, there can be no assurance that Magella will be able to obtain financing in amounts and on terms substantially similar to its credit facility on or prior to June 30, 2001.

     Magella's annual capital expenditures have typically been for computer hardware and software and for furniture, equipment and leasehold improvements. During the years ended December 31, 1998, 1999 and 2000, capital expenditures were $2.1 million, $2.4 million and $1.1 million, respectively. During the year ended December 31, 2000, capital expenditures decreased to $1.1 million as a result of shifting the management of computer software development from a third party vendor to Magella's internal information technology professionals.

     Provided that Magella is able to secure financing in amounts similar to those currently available under its credit facility, Magella anticipates that funds generated from operations, together with cash on hand, and funds available under such financing will be sufficient to meet its working capital requirements and finance required capital expenditures for at least the next 12 months.

SUBSEQUENT EVENTS

     On February 14, 2001, Magella entered into a definitive merger agreement with Pediatrix. Pediatrix provides physician management services to neonatal and perinatology practices employing more than 450 physicians in 24 states and Puerto Rico. Under the terms of the agreement, Pediatrix will issue approximately 6.8 million shares of common stock in exchange for all outstanding capital stock of Magella (including shares of Magella non-voting common stock that will be issued upon the exercise immediately prior to the merger of substantially all outstanding warrants of Magella). In addition, Pediatrix would assume certain obligations to issue up to 1.35 million shares of common stock pursuant to Magella's stock option plans and all outstanding debt of Magella. The transaction is valued at approximately $190 million, including repayment and assumption of Magella's indebtedness. The board of directors of each company has approved the definitive merger agreement. The transaction is expected to close during the second quarter of 2001.

     In January 2001, Magella completed the acquisition of a neonatology group practice. Total consideration and related costs for this acquisition approximated $4.5 million, consisting of $3.2 million in cash and $1.3 million in convertible notes. The acquistion will be accounted for using the purchase method of accounting.

ACCOUNTING MATTERS

     In March 2000, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation." FIN No. 44 provides clarification and guidance on Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." The most significant issues covered by FIN No. 44 include the clarification of the term "employee" for purposes of applying APB No. 25 and the accounting for a modification to a previously fixed stock option or award, including options that have been repriced. Magella follows the provisions of APB No. 25 and the issuance of FIN No. 44 did not have a material impact on our results of operations. However, Magella expects to incur significant non-cash compensation expense in 2001 as a result of a modification to its stock option plan and a modification to certain employee stock option agreements. These modifications will be implemented prior to the closing of the merger with Pediatrix. See note 10 to Magella's consolidated financial statements -- "Stockholders' Equity -- Stock Options".

     In June 1998, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 is not expected to have a significant impact on Magella's statement of financial position.

MARKET RISK DISCLOSURE

     Magella's credit facility is subject to market risk and interest rate changes. The total amount available under Magella's credit facility is $60.0 million. At Magella's option, the credit facility bears interest at either LIBOR plus a minimum of 1.0% or prime. The outstanding principal balance under Magella's credit facility was $23.7 million at December 31, 2000. Considering the total outstanding balance under Magella's credit facility at December 31, 2000 of $23.7 million, a 1% change in interest rates would result in an impact to pre-tax earnings of approximately $237,000 per year.

INFLATION

     Magella does not believe that inflation has had a material effect on its results of operations for the periods discussed above.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth historical book value and net income from continuing operations per share data for Pediatrix on a historical basis and for Magella and the combined companies on an unaudited pro forma basis after giving effect to the merger. This data should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus, the consolidated financial statements and related notes of Pediatrix incorporated by reference in this proxy statement/prospectus and the historical financial statements and related notes of Magella included in this proxy statement/prospectus. The unaudited pro forma combined per share data is not necessarily indicative of the net income or book value per share that would have been achieved had the transactions been completed as of the beginning of the periods presented.

     References below to Pediatrix's historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding as of December 31, 2000. The pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Pediatrix common stock outstanding as of December 31, 2000.

                                                                            PEDIATRIX       MAGELLA
                                                              PEDIATRIX     PRO FORMA      PRO FORMA
                                                              HISTORICAL   COMBINED(1)   EQUIVALENT(2)
                                                              ----------   -----------   -------------
Book value per share at December 31, 2000...................   $  15.23     $  17.78        $   1.37
Net income from continuing operations per share for year
  ended December 31, 2000:
  Basic.....................................................   $    .70     $    .70        $    .05
  Diluted...................................................   $    .68     $    .68        $    .05

---------------

(1) The pro forma combined book value and net income from continuing operations per share of Pediatrix common stock represent the pro forma combined common shareholders' or stockholders' equity and net income from continuing operations per share for Pediatrix and Magella divided by total pro forma number of shares of Pediatrix common stock outstanding as of December 31, 2000, after giving effect to the merger.
(2) The pro forma equivalent book value and net income from continuing operations per share of Magella common stock are computed by multiplying the amount discussed in note (1) above by the exchange ratio of the merger of one-thirteenth.

                           STOCK PRICES AND DIVIDENDS

     Pediatrix common stock is listed for trading on the New York Stock Exchange under the trading symbol "PDX". The following table sets forth, for the periods indicated, the high and low sales prices per share of Pediatrix common stock on the New York Stock Exchange Composite Transactions Tape. Because there is no established trading market for shares of Magella capital stock, information with respect to the market prices of Magella capital stock has not been included.

                                                                 PEDIATRIX
                                                                COMMON STOCK
                                                              ----------------
CALENDAR PERIOD                                                HIGH      LOW
---------------                                               -------  -------
1998
  First Quarter.............................................  $46 9/16 $35 7/8
  Second Quarter............................................   50 1/4   32 3/16
  Third Quarter.............................................   49 7/8   33 3/8
  Fourth Quarter............................................   60 7/8   35 5/8

1999
  First Quarter.............................................  $65 9/16 $18 1/16
  Second Quarter............................................   28 3/8   13 1/8
  Third Quarter.............................................   21 1/4   12 1/2
  Fourth Quarter............................................   13 7/8    6

2000
  First Quarter.............................................  $12      $ 6 3/4
  Second Quarter............................................   11 7/8    6 7/16
  Third Quarter.............................................   16 1/2   11 1/4
  Fourth Quarter............................................   25 11/16 12 7/8

2001
  First Quarter (through March 15, 2001)....................  $ 25.83  $ 18.98

     The following sets forth the high and low sales prices per share of Pediatrix common stock on the New York Stock Exchange Composite Transactions Tape on February 14, 2001, the last trading day before public announcement of the merger agreement, and on March 15, 2001, the last trading day before the date of this proxy statement/prospectus. Because there is no established trading market for shares of Magella stock, information with respect to the market prices of Magella stock has not been included.

                                                                  PEDIATRIX
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              ------      ------
  February 14, 2001.........................................  $21.26      $18.98
  March 15, 2001............................................   24.38       23.67

     No assurance can be given as to the market price of Pediatrix common stock at any time before or after the merger. The exchange ratio is fixed and will not be adjusted as the market price of Pediatrix's common stock increases or decreases. YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS OF PEDIATRIX'S COMMON STOCK.

     Pediatrix did not declare or pay in 1998, 1999 or 2000, nor does it currently intend to declare or pay in the future, any cash dividends on its common stock, but intends to retain all earnings for the operation and expansion of its business. Magella has never paid a cash dividend and does not anticipate paying any cash dividends in the foreseeable future.

     As of February 28, 2001, there were approximately 133 shareholders of record who held shares of Pediatrix common stock. As of February 28, 2001, there were approximately 95 stockholders of record who held shares of Magella capital stock.

                                   THE MERGER

     This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement, the stockholders' agreement, and the standstill and registration rights agreement. While we believe that this description covers the material terms of the merger and related transactions, it may not contain all the information that is important to you. You should read carefully this entire document and the other documents to which we refer to for a more complete understanding of the proposed merger.

BACKGROUND OF THE MERGER

     The provisions of the merger agreement are the result of arms'-length negotiations conducted among representatives of Pediatrix, Magella and Welsh, Carson, Anderson & Stowe VII, L.P. and certain of its affiliates ("Welsh, Carson"), and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions among the parties that preceded execution of the merger agreement.

     From February 1998 through May 1999, Magella had from time to time preliminary discussions with other parties, including Welsh, Carson, concerning potential strategic transactions. However, no definitive proposals or continuing negotiations resulted from those discussions.

     In June 1999, two representatives of Welsh, Carson, Andrew M. Paul, Partner, and D. Scott Mackesy, Vice President, and three representatives of Magella, John K. Carlyle, Chief Executive Officer, Steven K. Boyd, then Chief Financial Officer (now President of Magella), and Dr. Ian Ratner, Chairman of the Board and Chief Medical Officer, met at the request of the Welsh, Carson representatives at the offices of Pediatrix in Fort Lauderdale, Florida, with representatives of Pediatrix, including Dr. Roger J. Medel, Chairman and Chief Executive Officer, Kristen Bratberg, then Vice-President, Business Development (now President of Pediatrix), and Lawrence M. Mullen, then Vice President and Chief Operating Officer, to discuss the possibility of a recapitalization or similar transaction involving Pediatrix in which Welsh, Carson would participate. Dr. Medel indicated at that meeting that Pediatrix was not interested in pursuing such a transaction, because Pediatrix believed that such a transaction would not maximize value for its shareholders. Over the next two months, Dr. Medel received letters from Welsh, Carson indicating its continuing interest in a possible recapitalization or similar transaction.

     In March 2000, Mr. Carlyle called Mr. Mullen and later Dr. Medel, to suggest that the parties meet to explore the possibility of a Welsh, Carson-sponsored recapitalization or similar transaction involving Pediatrix, the common stock of which was then trading between approximately $7 and $9 per share. Mr. Mullen and Dr. Medel indicated that Pediatrix was not interested in such a transaction, and they believed that Pediatrix's stock price would substantially recover. Mr. Carlyle called Dr. Medel again in May 2000, and had a similar conversation.

     On June 9, 2000, Messrs. Carlyle and Boyd again met with Dr. Medel and Mr. Bratberg at Pediatrix's offices to explore the possible benefits of a Welsh, Carson-sponsored recapitalization of Pediatrix or similar transaction. Again, Dr. Medel indicated that Pediatrix was not interested in a transaction of that type.

     In July and early August 2000, Mr. Mackesy, in his capacity as a director of Magella, after discussions with Mr. Carlyle, telephoned Mr. Bratberg twice about the possibility of a strategic transaction in which Pediatrix would acquire Magella. On each call, Mr. Bratberg indicated that Pediatrix would be interested in discussing such a transaction, subject to an appropriate relative valuation of the companies. On August 16, 2000, Mr. Carlyle contacted Mr. Bratberg confirming that he and other members of Magella's management were interested in discussing the possibility of Pediatrix combining with Magella in a stock-for-stock transaction. Mr. Bratberg also expressed interest and requested that Magella furnish summary financial information and other data about itself, which Magella promptly did.

     On September 1, 2000, Mr. Bratberg called Mr. Carlyle to discuss general parameters under which Pediatrix would be willing to consider a strategic combination with Magella. Messrs. Bratberg and Carlyle discussed the relative valuations of the two companies, the possible accounting treatment of a transaction and the parameters under which a possible transaction would be accretive to Pediatrix's earnings per share. Mr. Bratberg indicated that Pediatrix would be willing to offer the Magella stockholders, exclusive of the holders of Magella's convertible notes, 25-30% of the pro forma equity of the combined company. On the basis of this discussion, although he disagreed with Mr. Bratberg's implicit valuation of Magella, Mr. Carlyle suggested that representatives of Pediatrix and Magella meet to discuss the potential transaction further. Shortly afterwards, representatives of Pediatrix and Magella scheduled a meeting to be held in Dallas, Texas on September 15, 2000.

     Pediatrix and Magella entered into a confidentiality agreement, with customary provisions, on September 13, 2000, to permit them to exchange additional information concerning their respective businesses, organizations, financial conditions and results of operations.

     On September 15, 2000, Messrs. Bratberg and Karl B. Wagner, Pediatrix's Chief Financial Officer, met in Dallas with Messrs. Carlyle and Boyd to further discuss the general parameters of a possible transaction between Pediatrix and Magella.

     On November 15, 2000, Messrs. Carlyle and Boyd met with Dr. Medel and Messrs. Bratberg and Wagner at Pediatrix's offices to discuss the possibility of Pediatrix entering into a transaction with Magella. At the conclusion of this meeting, the Pediatrix representatives said that they would present Magella with a proposal for a transaction by the end of that week.

     On November 16, 2000, at its regular quarterly meeting, Pediatrix's board of directors was informed of the discussions between representatives of Pediatrix and Magella. At the conclusion of this meeting, Pediatrix's board authorized Pediatrix management to continue negotiations within certain parameters.

     On November 17, 2000, Mr. Bratberg called Mr. Carlyle to propose the general terms under which Pediatrix would offer to acquire Magella. Pediatrix's proposal, which was subject to further due diligence by each party and to the resolution of other contractual issues, included the following transaction terms:

          - an exchange ratio of one-thirteenth of a share of Pediatrix common stock for each outstanding share of Magella common stock and each share of Magella common stock underlying Magella preferred stock, warrants, options and convertible notes (it being understood that the parties intended that any transaction that had a dilutive effect on Pediatrix's earnings per share because of the treatment of goodwill would not be effected);

          - a one-year period during which the principal stockholders of Magella would agree not to dispose of the Pediatrix common stock that they would receive in the merger;

          - customary registration rights under the Securities Act of 1933 for the principal stockholders of Magella with respect to sales of Pediatrix common stock by them after the one-year period referred to above; and

          - one designee of Magella would be appointed to Pediatrix's board of directors.

     On November 20, 2000, Messrs. Carlyle and Boyd telephoned Mr. Bratberg to counter Pediatrix's proposal. Mr. Bratberg agreed to consider Magella's counter-proposal, which included the following terms:

          - an exchange ratio of one-twelfth, instead of one-thirteenth as proposed by Pediatrix;

          - Messrs. Carlyle and Mackesy and Dr. Ratner would be appointed to Pediatrix's board of directors; and

          - a six-month lock-up period for principal stockholders, instead of one year as proposed by Pediatrix.

     On November 27, 2000, Mr. Bratberg telephoned Mr. Carlyle, informing him that, subject to approval by Pediatrix's board of directors, Pediatrix would agree to certain terms of Magella's counter-proposal including the three board appointments and a six-month lock-up period, but not an exchange ratio of one-twelfth. Mr. Carlyle indicated that he would discuss Pediatrix's revised proposal with Magella's board of directors. On November 28, 2000, Pediatrix sent to Magella a letter outlining its proposal.

     On the morning of December 2, 2000, Magella's board of directors met telephonically with representatives of Vinson & Elkins L.L.P., its outside counsel, to discuss the strategic alternatives open to Magella. Mr. Carlyle informed the board that Magella had held preliminary discussions with Pediatrix with respect to a possible merger transaction involving Pediatrix and Magella. The board of directors carefully reviewed Pediatrix's revised proposal as outlined by Mr. Carlyle, asking numerous questions regarding the proposed transaction and the potential advantages and disadvantages. After discussing at length other possible options available to Magella, including raising additional capital by expanding its revolving credit facility, conducting a private equity offering, or conducting an initial public offering, Magella's directors decided that it was in the best interests of Magella's stockholders to continue negotiations with Pediatrix, and authorized management to engage Credit Suisse First Boston to advise Magella on financial matters related to a possible transaction. In doing so, however, Magella's board of directors emphasized that any discussions with Pediatrix should not compromise Magella's ability to pursue these financing options if the board of directors should later determine that it was in the best interests of Magella's stockholders to do so. Later that day, Mr. Carlyle called Mr. Bratberg to accept Pediatrix's revised proposal, including an exchange ratio of one-thirteenth, which remained subject to further due diligence by each party and to the resolution of other contractual issues.

     On December 4, 2000, Pediatrix delivered to Magella a term sheet which outlined these transactions terms in more detail.

     On December 15, 2000, Pediatrix and Magella entered into a letter agreement pursuant to which Magella agreed to negotiate exclusively with Pediatrix until January 31, 2001.

     During the period from December 15, 2000 to January 3, 2001, Pediatrix, UBS Warburg LLC, its financial advisor, and Pediatrix's legal advisor, Sidley & Austin, and Magella and its financial and legal advisors had a series of telephonic meetings concerning the terms of a possible transaction between Pediatrix and Magella.

     On December 19, 2000, Pediatrix delivered a due diligence request list to Magella. During the week of December 25, 2000, representatives of Pediatrix and its legal advisors began a due diligence investigation of Magella's business, operations, financial condition and results of operations. During the week of January 1, 2001, representatives of Magella and its legal and financial advisors conducted a similar due diligence investigation in Fort Lauderdale of, and attended presentations by Pediatrix management concerning, Pediatrix's business, operations, financial condition and results of operations.

     On January 3, 2001, Sidley & Austin provided Magella and Welsh, Carson with initial drafts of a merger agreement and a stockholders' agreement. On January 5, 2001, Vinson & Elkins telephoned Sidley & Austin to discuss the draft merger agreement and stockholders' agreement. Between January 5, 2001 and February 13, 2001, Pediatrix's and Magella's legal advisors conducted telephonic negotiations of the merger agreement, and, together with Welsh Carson's legal advisor, the stockholders' agreement and related documents. During this time, Pediatrix continued to conduct a due diligence investigation of, and attended meetings in Dallas on January 16 and 17, 2001, and, together with its financial advisor, on January 23, 2001, with Magella's management and financial advisor to discuss, Magella's business, operations, financial condition and results of operations, and Magella continued to conduct its due diligence investigation of Pediatrix's business, operations, financial condition and results of operations.

     On January 29, 2001, representatives of Pediatrix and Magella signed a non-binding letter of intent with respect to the proposed merger, and on January 30, 2001, the parties filed notification forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On February 13, 2001, the parties received telephonic notice that early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act had been granted.

     On January 30, 2001, the board of directors of Pediatrix held a regular quarterly meeting during which it reviewed the status of the transaction. At that meeting, representatives of Pediatrix's financial advisor reviewed with the Pediatrix board of directors the financial terms and related aspects of the proposed merger, including the proposed exchange ratio, and the directors discussed a number of topics relating to a possible merger with Magella.

     On January 30, 2001, representatives of Pediatrix and Magella signed a letter agreement extending to February 28, 2001 the exclusivity period agreed to in their letter agreement dated December 15, 2000.

     On February 6, 2001, Magella's board of directors held a regular quarterly meeting at Magella's offices, at which representatives of Credit Suisse First Boston and Vinson & Elkins were also present. Mr. Carlyle, with the assistance of Vinson & Elkins, summarized the terms and conditions of the current form of merger agreement that was being negotiated with Pediatrix, including the consideration being offered to Magella's stockholders, the termination rights of Magella and Pediatrix, and the termination fees associated with the termination of the merger agreement. Magella's board of directors also discussed with management and Magella's financial and legal advisors the current terms of the form of stockholders' agreement to be entered between Pediatrix and certain of Magella's stockholders holding sufficient shares of Magella's outstanding voting stock to approve the merger agreement, pursuant to which these stockholders would agree to approve the merger agreement when and if submitted to the stockholders of Magella for approval. A representative of Credit Suisse First Boston reviewed with the board the financial analyses performed in connection with Credit Suisse First Boston's evaluation of the consideration to be received by the holders of Magella common stock. Credit Suisse First Boston then rendered an oral opinion to Magella's board of directors, subsequently confirmed by delivery of a written opinion, dated February 14, 2001, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications stated in the opinion, the merger consideration was fair from a financial point of view to the holders of shares of Magella common stock. After discussion of these and related matters, Magella's directors present at the meeting unanimously approved the form of merger agreement presented to them and declared it advisable and in the best interests of Magella and its stockholders. One of Magella's directors, Dr. Leonard M. Riggs, Jr., was unable to attend the meeting, but he subsequently informed Magella in writing that, after reviewing the presentation book prepared by Credit Suisse First Boston and the other materials presented at the meeting, he joined with the rest of the board members in approving the merger agreement and recommending the merger to Magella's stockholders.

     On February 6, 2001, a special telephonic meeting of the board of directors of Pediatrix was held to update Pediatrix's directors on the status of negotiations and due diligence regarding the proposed merger, with representatives of Sidley & Austin participating. At that meeting, Dr. Medel made presentations to the Pediatrix board of directors concerning the status of negotiations and legal and financial due diligence. Representatives of Sidley & Austin explained in detail to the Pediatrix board of directors the terms of the merger agreement, the stockholders' agreement and related documents, and answered questions from the board of directors. Sidley & Austin also advised the members of the Pediatrix board of directors of the legal standards applicable to their consideration of the merger agreement and other arrangements. The board of directors did not take any action with respect to the Magella transaction at this meeting.

     Following these meetings, negotiations continued between Pediatrix, Magella, Welsh, Carson and their respective legal and financial advisors. The parties finalized the documents during the evening of February 13, 2001, at which time Dr. Medel indicated to Magella management his willingness to present and recommend the merger to the Pediatrix board of directors at its special meeting to be held on February 14, 2001.

     On February 14, 2001, the board of directors of Pediatrix held a special telephonic meeting to consider the proposed merger with members of management and representatives of UBS Warburg participating. At that meeting, Pediatrix's financial advisor reviewed with the Pediatrix board of directors its financial analysis of the exchange ratio provided for in the merger, answered questions from the board, and rendered its oral opinion to the board, confirmed by delivery of a written opinion dated February 14, 2001, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio was fair from a financial point of view to Pediatrix. After discussion by the board of directors of the status of the negotiations, the conclusion of the due diligence process and the reasons for the merger described more fully below, the Pediatrix board of directors authorized the execution of the merger agreement and the stockholders' agreement.

     Following the February 14, 2001 special meeting, representatives of Pediatrix and Magella signed the merger agreement on behalf of their respective companies and representatives of Pediatrix and certain principal stockholders of Magella signed the stockholders' agreement.

     Prior to the commencement of trading on the New York Stock Exchange on February 15, 2001, Pediatrix issued a press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER

     We believe that the merger will enable Pediatrix to compete more effectively in the highly competitive, rapidly changing and expanding environment in which Pediatrix operates and, specifically, that the proposed merger would be likely:

          - to strengthen and consolidate Pediatrix's position in several markets in which it currently operates, including Austin, Dallas, Las Vegas and Orange County;

          - to expand Pediatrix's presence into several new markets, including Anchorage, Boise, Des Moines, Fort Wayne, San Antonio and Savannah;

          - to increase Pediatrix's earnings, enhancing its capacity to generate capital for future growth;

          - to increase Pediatrix's patient volumes, enhancing its ability to conduct clinical research;

          - to enhance Pediatrix's ability to attract and retain physicians and other personnel;

          - to increase Pediatrix's ability to negotiate with insurance companies and other third party payors; and

          - to increase opportunities for administrative and operational efficiencies.

     However, we cannot assure you that these benefits will be achieved and you are encouraged to read carefully the information set forth under "Risk Factors" beginning on page 11.

RECOMMENDATION OF PEDIATRIX'S BOARD OF DIRECTORS

     AT ITS MEETING ON FEBRUARY 14, 2001, THE PEDIATRIX BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER WAS ADVISABLE AND APPROVED THE TERMS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS. IN ADDITION, PEDIATRIX AND ITS BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF PEDIATRIX'S SHAREHOLDERS. ACCORDINGLY, THE PEDIATRIX BOARD OF DIRECTORS RECOMMENDS THAT PEDIATRIX'S SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF SHARES OF PEDIATRIX COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

     In reaching its decision to approve the terms of the merger agreement, Pediatrix's board of directors consulted with Pediatrix's management, financial advisor and legal counsel regarding the proposed terms of the merger and related transactions. In its consultation with Pediatrix's management, and financial and legal advisors and in reaching its determination to recommend the issuance of shares pursuant to the merger agreement, Pediatrix's board of directors considered a variety of information, including:

          - historical information concerning Pediatrix's and Magella's respective businesses, financial performance and condition, operations, competitive positions and management;

          - Pediatrix's management's view of the financial condition, results of operations and businesses of Pediatrix and Magella before and after giving effect to the merger;

          - current industry, market and economic conditions, including current financial market conditions and historical market prices, volatility and trading information with respect to the Pediatrix common stock;

          - the relationship between the market value of the Pediatrix common stock and the consideration to be paid by Pediatrix to stockholders of Magella in the merger, along with a comparison of comparable merger transactions;

          - the financial aspects of the proposed merger and the opinion of UBS Warburg to Pediatrix's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to

Pediatrix of the exchange ratio provided for in the merger, as described below under "Opinion of Pediatrix's Financial Advisor" beginning on page 43;

          - the results of the due diligence investigations of Magella conducted by Pediatrix's management and legal advisors;

          - the belief that the terms and conditions of the merger agreement are reasonable and customary;

          - the impact of the merger on Pediatrix's shareholders, associated physicians, employees and patients; and

          - the likelihood that the merger would be completed.

     In the course of its analysis, Pediatrix's board of directors also considered the strategic benefits of the proposed merger, as described above under "Reasons for the Merger" beginning on page 40. In addition, Pediatrix's board of directors determined that the proposed merger may provide significant advantages by permitting Pediatrix to:

          - effectively use the skills and resources of the companies' respective management and medical teams; and

          - blend the respective "corporate cultures" of the two companies while maintaining some of the most important aspects of each culture.

     The Pediatrix board of directors also identified and considered in its deliberations several negative factors relating to the proposed merger, including:

          - the risk that the operations of Pediatrix and Magella might not be successfully integrated and that the potential benefits sought in the proposed merger might not be fully realized;

          - the possibility that the proposed merger might not be consummated and the potential adverse effect of the public announcement of the merger on Pediatrix's operating results and stock price, key hospital and third party payor relationships, and ability to recruit and retain key management and medical personnel; and

          - the requirement in the merger agreement that Pediatrix pay to Magella a "termination fee" or reimburse Magella for its expenses in certain limited circumstances, as described below under "The Merger Agreement -- Fees and Expenses";

          - the substantial charges to be incurred in connection with the proposed merger, including costs of integrating the businesses and transaction expenses arising from the merger;

          - the risk that despite Pediatrix's efforts, key management and medical personnel might not remain employed after the merger;

          - the risk inherent in a fixed exchange ratio as described above under "Risk Factors -- The value of the Pediatrix common stock that Magella's stockholders will receive in the merger may increase or decrease because of changes in the trading price of Pediatrix common stock, but will not change as a result of any changes in the value of Magella stock". The value of the Pediatrix common stock that Magella stockholders will receive in the merger may increase or decrease because of changes in the trading price of Pediatrix common stock, but will not change as a result of any changes in the value of Magella's stock; and

          - various other risks.

     The Pediatrix board of directors concluded that these factors were outweighed by the potential benefits to be gained by the merger agreement and related agreements, and the completion of the proposed merger.

     The above discussion of the material factors considered by Pediatrix's board of directors is not intended to be exhaustive, but does set forth the principal factors considered by Pediatrix's board of directors. Pediatrix's board of directors collectively reached its unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each director felt was appropriate. In view of the wide variety of factors considered by Pediatrix's board of directors in connection with its evaluation of the proposed merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

RECOMMENDATION OF MAGELLA'S BOARD OF DIRECTORS

     AT ITS MEETING ON FEBRUARY 6, 2001, MAGELLA'S BOARD OF DIRECTORS DETERMINED THAT THE MERGER WAS ADVISABLE, AND FAIR TO AND IN THE BEST INTERESTS OF MAGELLA AND ITS STOCKHOLDERS, AND APPROVED THE MERGER AGREEMENT. ACCORDINGLY, THE MAGELLA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT MAGELLA STOCKHOLDERS VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

     In reaching its decision to approve the merger agreement, the Magella board of directors consulted with Magella's management, financial advisors and legal counsel regarding the proposed terms of the merger and related transactions. In its consultations with Magella's management, financial and legal advisors, Magella's board of directors, in reaching its determination to recommend the proposed merger, considered a variety of information, including:

          - historical information concerning Pediatrix's and Magella's respective businesses, financial performance and condition, operations, competitive positions and management;

          - Magella's management's view of the financial condition, results of operations and businesses of Pediatrix and Magella before and after giving effect to the merger;

          - the relationship between the market value of the Pediatrix common stock and the consideration to be paid by Pediatrix to stockholders of Magella in the merger, along with a comparison of comparable merger transactions;

          - the results of the due diligence investigations of Pediatrix conducted by Magella's management and legal advisors;

          - the belief that the terms and conditions of the merger agreement are reasonable and customary;

          - the presentation of Credit Suisse First Boston to the Magella board of directors on February 6, 2001, together with its opinion delivered on February 14, 2001, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Magella common stock of the consideration to be received in the merger, as described below under "Opinion of Magella's Financial Advisor,"

          - the tax treatment of the merger;

          - the impact of the merger on Magella's stockholders, associated physicians, employees and patients; and

          - the likelihood that the merger would be completed.

     In the course of its analysis, Magella's board of directors also considered the strategic benefits of the proposed merger. In addition, Magella's board of directors determined that the proposed merger may provide significant advantages to Magella stockholders, such as:

          - Magella's stockholders will continue to own an equity interest in the combined public company and the merger is expected to provide significant benefits to Magella's stockholders, including enhanced liquidity through access to the public markets;

          - the combined public company will have greater market capitalization than Pediatrix does on a stand-alone basis, which the Magella board believes will enhance the combined entity's ability to raise capital at a lower cost which may be necessary to fund future growth;

          - the combined public company will be in a better position to compete for payor contracts, hospital contracts and to recruit physicians and nurse practitioners;

          - the combined public company will operate in a larger number of geographic markets, thereby reducing reliance on any individual market;

          - the combined public company will have greater competitive strengths and financial resources to better compete with other perinatologist and neonatalogist groups;

          - three current members of the Magella board would become members of the Pediatrix board of directors and thus be able to participate in the strategy and direction of the surviving corporation; and

          - the philosophies of the management of Pediatrix and their similarities to those of Magella.

     The Magella board of directors also identified and considered in its deliberations several negative factors relating to the proposed merger, including:

          - the risk that the benefits sought in the merger would not be obtained;

          - the risk of a decline in the trading price for Pediatrix common shares and its effect on the value to be received by Magella's stockholders;

          - the risk that the merger would not be completed;

          - the effect of the public announcement of the merger on Magella's ability to retain employees;

          - the substantial management time and effort that will be required to complete the merger and integrate the operations of the two companies; and

          - other matters described above under "Risk Factors" on pages 11 to 20.

     The Magella board of directors concluded that these factors were outweighed by the potential benefits to be gained by Magella stockholders under the merger agreement and related agreements, and upon the completion of the proposed merger.

     The above discussion of the material factors considered by Magella's board of directors is not intended to be exhaustive, but does set forth the principal factors considered by Magella's board of directors. Magella's board of directors collectively reached its unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each director felt was appropriate. In view of the wide variety of factors considered by Magella's board of directors in connection with the evaluation of the proposed merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

     In considering the recommendation of Magella's board of directors with respect to the merger, Magella stockholders should be aware that Dr. Ian M. Ratner (Chairman of the Board and Chief Medical Officer of Magella), John K. Carlyle (Chief Executive Officer of Magella) and D. Scott Mackesy (director of Magella) will become directors of Pediatrix following the consummation of the merger. Therefore, these directors may have interests in the merger that are different than, or in addition to, the interests of stockholders of Magella generally. Magella's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See "--Interests of Certain Persons in the Merger" on page 52.

OPINION OF PEDIATRIX'S FINANCIAL ADVISOR

     On February 14, 2001, at a meeting of Pediatrix's board of directors held to evaluate the terms of the proposed merger, UBS Warburg LLC delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Pediatrix.

     The full text of UBS Warburg's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Annex B and is incorporated into this document by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO PEDIATRIX OF THE EXCHANGE RATIO PROVIDED FOR IN THE MERGER. THE OPINION DOES NOT ADDRESS PEDIATRIX'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PEDIATRIX COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. Holders of Pediatrix common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

     In arriving at its opinion, UBS Warburg, among other things:

          - reviewed current and historical market prices and trading volumes of Pediatrix common stock;

          - reviewed publicly available business and historical financial information relating to Pediatrix and reviewed business and historical financial information relating to Magella prepared by or on behalf of Magella;

          - reviewed internal financial information and other data relating to the businesses and financial prospects of Pediatrix and Magella and the potential cost savings and other synergies anticipated to result from the merger, including estimates and financial forecasts prepared by the managements of Pediatrix and Magella, that were provided to or discussed with UBS Warburg by Pediatrix and Magella and not publicly available;

          - conducted discussions with members of the senior managements of Pediatrix and Magella concerning the businesses and financial prospects of Pediatrix and Magella;

          - reviewed publicly available financial and stock market data with respect to companies in lines of business UBS Warburg believed to be generally comparable to those of Pediatrix and Magella;

          - compared the financial terms of the merger with publicly available financial terms of other transactions which UBS Warburg believed to be generally relevant;

          - reviewed the potential pro forma financial impact of the merger on Pediatrix;

          - reviewed an execution form of the merger agreement; and

          - conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

     In connection with its review, with Pediatrix's consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that it was provided or reviewed for the purpose of its opinion and, with Pediatrix's consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at Pediatrix's direction, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Pediatrix or Magella, and was not furnished with any evaluation or appraisal.

     With respect to the financial forecasts and estimates that it reviewed, UBS Warburg assumed, at Pediatrix's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Pediatrix and Magella as to the future financial performance of Pediatrix and Magella and the best currently available estimates and judgments of the management of Pediatrix as to the potential cost savings and other synergies anticipated to result from the merger, including the amount, timing and achievability of those synergies. UBS Warburg also assumed, with Pediatrix's consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes and that the merger would be accounted for as a purchase for financial accounting purposes. In addition, representatives of

Pediatrix advised UBS Warburg, and UBS Warburg therefore assumed, that the final terms of the merger agreement would not vary materially from those included in the form of the merger agreement reviewed by UBS Warburg. UBS Warburg's opinion is necessarily based on economic, monetary, market and other conditions existing, and information made available to UBS Warburg, on the date of its opinion.

     UBS Warburg was not asked by Pediatrix to, and therefore did not, offer any opinion as to the material terms or obligations of the merger agreement or any related documents, or the form of the merger. UBS Warburg expressed no opinion as to the value of Pediatrix common stock when issued in the merger or the prices at which Pediatrix common stock will trade or otherwise be transferable after the merger. In rendering its opinion, UBS Warburg assumed, at Pediatrix's direction, that each of Pediatrix and Magella would comply with all material covenants and obligations in, and other material terms of, the merger agreement and related documents and that the merger would be validly consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. Pediatrix imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.

     In connection with rendering its opinion to Pediatrix's board of directors, UBS Warburg performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Pediatrix, Magella or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

     The estimates of future performance of Pediatrix and Magella provided by the managements of Pediatrix and Magella in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pediatrix and Magella. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     UBS Warburg did not make any recommendation with respect to the exchange ratio, which was determined through negotiation between Pediatrix and Magella. UBS Warburg's opinion and financial analyses were only one of many factors considered by the Pediatrix board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Pediatrix board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

     The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with Pediatrix's board of directors in connection with UBS Warburg's opinion dated February 14, 2001. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. IN ORDER TO FULLY UNDERSTAND UBS WARBURG'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR

INCOMPLETE VIEW OF UBS WARBURG'S FINANCIAL ANALYSES. UNLESS OTHERWISE INDICATED, ESTIMATED FINANCIAL DATA FOR PEDIATRIX AND MAGELLA WERE BASED ON INTERNAL ESTIMATES OF THE MANAGEMENTS OF PEDIATRIX AND MAGELLA, TAKING INTO ACCOUNT POTENTIAL ACQUISITIONS REFLECTED IN THOSE ESTIMATES.

Analysis of Selected Public Companies

     UBS Warburg compared selected financial information and operating statistics for Pediatrix and Magella to corresponding financial information and operating statistics of the following three selected publicly held companies engaged in the management of professional medical practices:

          - AmeriPath, Inc.

          - U.S. Oncology, Inc.

          - Orthodontic Centers of America, Inc.

     UBS Warburg reviewed enterprise values, calculated as equity value, plus debt, less cash, as multiples of latest 12 months sales, earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and earnings before interest and taxes, commonly known as EBIT. UBS Warburg also reviewed equity values as a multiple of estimated calendar years 2001 and 2002 earnings per share, commonly known as EPS. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for Magella based on the exchange ratio and the closing price of Pediatrix common stock on February 14, 2001. UBS Warburg also compared the multiples derived from the selected companies with corresponding multiples for Pediatrix based on the closing price of Pediatrix common stock on February 14, 2001. Multiples for the selected companies also were based on closing stock prices on February 14, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' consensus estimates, where available, and public filings and estimated financial data for Pediatrix and Magella were based on internal estimates of the managements of Pediatrix and Magella. This analysis indicated the following implied low, mean, median and high enterprise and equity value multiples for the selected companies, as compared to the multiples for Magella implied in the merger based on the exchange ratio and the closing price of Pediatrix common stock on February 14, 2001, and the multiples for Pediatrix:

                                                                               IMPLIED
                                                                              MULTIPLES
                                                                              OF MAGELLA
                                                                               BASED ON
                                                                            EXCHANGE RATIO
                                                                                 AND          IMPLIED MULTIPLES
                                                                           CLOSING PRICE OF     OF PEDIATRIX
                                                                              PEDIATRIX           BASED ON
                                                                                COMMON        CLOSING PRICE OF
                                       MULTIPLES OF SELECTED COMPANIES         STOCK ON       PEDIATRIX COMMON
                                            ENGAGED IN MANAGEMENT            FEBRUARY 14,         STOCK ON
                                      OF PROFESSIONAL MEDICAL PRACTICES          2001         FEBRUARY 14, 2001
ENTERPRISE VALUES                     ----------------------------------   ----------------   -----------------
AS MULTIPLES OF:                       LOW      MEAN    MEDIAN     HIGH
-----------------                     ------   ------   -------   ------
Latest 12 months sales..............   0.9x     2.4x      2.1x     4.5x          2.4x                1.4x
Latest 12 months EBITDA.............   6.7x     9.0x      8.9x    11.4x          7.5x                7.6x
Latest 12 months EBIT...............  10.9x    12.3x     12.4x    13.4x         10.0x               10.9x

EQUITY VALUES
AS MULTIPLES OF:
----------------
Estimated calendar year 2001 EPS....  15.0x    17.3x     17.6x    18.9x         11.4x               17.1x
Estimated calendar year 2002 EPS....  12.1x    12.6x     12.6x    13.1x          8.7x               13.1x

Analysis of Selected Precedent Transactions

     UBS Warburg reviewed implied enterprise and equity values in the following five selected transactions involving companies engaged in the management of professional medical practices:

                        ACQUIROR                                                  TARGET
                        --------                                                  ------
                 Saunders Karp & Megrue                                      Radiologix, Inc.
             Kohlberg Kravis Roberts & Co.                                Alliance Imaging, Inc.
                  TA Associates, Inc.                                  Physicians' Specialty Corp.
                Vestar Capital Partners                                 Sheridan Healthcare, Inc.
           American Oncology Resources, Inc.                         Physician Reliance Network, Inc.

     UBS Warburg reviewed enterprise values as multiples of latest 12 months sales, EBITDA and EBIT, and equity values as multiples of latest 12 months net income and book value for the selected transactions. UBS Warburg then compared the implied multiples derived from the selected transactions with the multiples implied for Magella based on the exchange ratio and the closing price of Pediatrix common stock on February 14, 2001. All multiples were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied low, mean, median and high enterprise and equity value multiples for the selected transactions, as compared to the multiples for Magella implied in the merger:

                                                                                     IMPLIED MULTIPLES
                                                                                      OF MAGELLA BASED
                                                                                        ON EXCHANGE
                                              MULTIPLES OF SELECTED TRANSACTIONS     RATIO AND CLOSING
                                                INVOLVING COMPANIES ENGAGED IN       PRICE OF PEDIATRIX
                                              MANAGEMENT OF PROFESSIONAL MEDICAL      COMMON STOCK ON
                                                          PRACTICES                  FEBRUARY 14, 2001
ENTERPRISE VALUES                            ------------------------------------    ------------------
AS MULTIPLES OF:                              LOW      MEAN     MEDIAN      HIGH
-----------------                            -----    ------    -------    ------
Latest 12 months sales.....................  1.0x      1.9x       1.6x      3.4x            2.4x
Latest 12 months EBITDA....................  5.2x      7.7x       8.2x      9.5x            7.5x
Latest 12 months EBIT......................  7.7x     11.3x      11.7x     14.6x           10.0x

EQUITY VALUES
AS MULTIPLES OF:
----------------
Latest 12 months net income................  9.0x     18.7x      17.4x     34.8x           17.1x
Latest book value..........................  0.9x      2.4x       2.0x      4.6x            2.5x

Discounted Cash Flow Analysis

     UBS Warburg performed an analysis of the present value of the estimated unlevered, after-tax free cash flows that Magella could generate over calendar years 2001 through 2004 based on internal estimates of Magella's management, both before and after giving effect to the potential cost savings and other synergies anticipated by Pediatrix's management to result from the merger. UBS Warburg applied multiples of 6.0x to 9.0x to Magella's estimated calendar year 2004 EBITDA using discount rates of 12% to 16%. This analysis indicated an implied equity reference range for Magella of approximately $1.60 to $2.96 per share before giving effect to potential cost savings and other synergies and approximately $1.76 to $3.21 per share after giving effect to potential cost savings and other synergies, as compared to the equity value for Magella implied in the merger of approximately $1.51 per share based on the exchange ratio and the closing price of Pediatrix common stock on February 14, 2001.

Pro Forma Impact Analysis

     UBS Warburg analyzed the potential pro forma effect of the merger on Pediatrix's estimated EPS in calendar years 2001 and 2002 based on internal estimates of the managements of Pediatrix and Magella, both before and after giving effect to potential cost savings and other synergies anticipated by Pediatrix's management to result from the merger. Based on the exchange ratio, this analysis indicated that the merger could be accretive to Pediatrix's estimated EPS both before and after taking into account potential cost savings and other synergies.

Contribution Analysis

     UBS Warburg analyzed Pediatrix's and Magella's contributions to the combined company's estimated revenues, EBITDA and net income for calendar years 2001 and 2002 based on internal estimates of the managements of Pediatrix and Magella. UBS Warburg then compared the percentage contributions of Pediatrix and Magella to these operational metrics to the percentage equity ownership of their stockholders in the combined company and the percentage that Pediatrix and Magella will each constitute of the combined company's enterprise value. Based on the exchange ratio, this analysis indicated the following relative contribution reference ranges for Pediatrix and Magella, as compared to the percentage equity ownership of the shareholders of Pediatrix and the stockholders of Magella in the combined company, and the percentage that Pediatrix and Magella will each represent of the combined company's enterprise value, immediately upon completion of the merger:

                                  IMPLIED
                                CONTRIBUTION           IMPLIED EQUITY           IMPLIED ENTERPRISE
                              REFERENCE RANGE       OWNERSHIP PERCENTAGE         VALUE PERCENTAGE
                            --------------------    ---------------------    ------------------------
Pediatrix.................       58% to 73%                  68%                       64%
Magella...................       27% to 42%                  32%                       36%

Miscellaneous

     Pediatrix has agreed to pay UBS Warburg for its financial advisory services upon completion of the merger an aggregate fee of $1.0 million. In addition, Pediatrix has agreed to reimburse UBS Warburg for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. An affiliate of UBS Warburg in the past has provided services to Pediatrix unrelated to the proposed merger and, since November 2000, has participated as a lender in an outstanding credit facility with Pediatrix, and has received or will receive customary compensation for those services.

     Pediatrix selected UBS Warburg as its financial advisor in connection with the merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Pediatrix and its business. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

     In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of Pediatrix for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

OPINION OF MAGELLA'S FINANCIAL ADVISOR

     Credit Suisse First Boston has acted as Magella's exclusive financial advisor in connection with the merger. Magella selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Magella's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Magella requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Magella's common stock of the merger consideration to be received by such holders in the merger. On February 6, 2001, at a meeting of the Magella board of directors held to consider the merger, Credit Suisse First Boston rendered to the Magella board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 14, 2001, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Magella common stock.

     Credit Suisse First Boston's written opinion dated February 14, 2001 to the Magella board of directors is attached as Annex C. Credit Suisse First Boston's opinion relates only to the fairness of the merger consideration from a financial point of view, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

     In arriving at its opinion, Credit Suisse First Boston:

          - reviewed publicly available business and financial information relating to Magella and Pediatrix;

          - reviewed other information relating to Magella and Pediatrix, including financial forecasts which Magella and Pediatrix provided to Credit Suisse First Boston, and met with the managements of Magella and Pediatrix to discuss the businesses and prospects of Magella and Pediatrix;

          - considered financial and stock market data of Pediatrix and financial data of Magella and compared those data with similar data for other publicly held companies in businesses similar to Magella and Pediatrix;

          - considered the financial terms of other business combinations and transactions which have recently been effected; and

          - considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston assumed that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Magella and Pediatrix as to the future financial performance of Magella and Pediatrix and as to the cost savings and other potential synergies, including the amount, timing and achievability thereof, anticipated to result from the merger. Credit Suisse First Boston was advised, and assumed with the Magella board of directors' consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

     Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Magella or Pediatrix, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to what the value of Pediatrix's common stock actually would be when issued in the merger or the prices at which Pediatrix common stock would trade after the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Magella.

     In preparing its opinion to the Magella board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Magella and Pediatrix. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Magella or Pediatrix or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Magella board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Magella board or management with respect to the merger or the merger consideration to be received by the holders of Magella common stock.

     The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated February 14, 2001 delivered to the Magella board of directors in connection with the merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES. Unless otherwise indicated, estimated financial data for Magella and Pediatrix were based on internal estimates of the managements of Magella and Pediatrix, without taking into account potential acquisitions reflected in those estimates.

     Aggregate Reference Range. Credit Suisse First Boston prepared the "Discounted Cash Flow Analysis," "Publicly-Traded Company Analysis" and "Comparable Mergers and Acquisitions Transaction Analysis" for Magella described below in order to determine implied aggregate per share equity value reference ranges for Magella. Credit Suisse First Boston compared the implied aggregate per share equity value reference range for Magella against the merger consideration based on the closing price of Pediatrix common stock on February 2, 2001 and February 14, 2001. Based on these valuation methodologies, Credit Suisse First Boston derived the following implied aggregate per share equity value reference range, as compared to the merger consideration:

                                                        MERGER CONSIDERATION BASED ON PEDIATRIX
                                                                CLOSING STOCK PRICE ON
             AGGREGATE PER SHARE EQUITY                -----------------------------------------
             REFERENCE RANGE FOR MAGELLA               FEBRUARY 2, 2001        FEBRUARY 14, 2001
             ---------------------------               ----------------        -----------------
                   $1.50 to $2.00                           $1.78                    $1.51

     Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Magella could produce over calendar years 2001 through 2004, based on internal estimates of the management of Magella and adjustments to those estimates, reflecting the potential for higher revenue growth and margins, developed by the management of Magella. Ranges of estimated terminal values were calculated by multiplying calendar year 2004 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for Magella by EBITDA multiples ranging from 6.0x to 8.0x. The free cash flows of Magella were then discounted to present value using discount rates of 15.0% to 17.0%. This analysis indicated an implied per share equity value of $1.50 to $1.80 without giving effect to potential cost savings and other synergies, as compared to the proposed consideration of $1.78 or $1.51 in the merger based on the closing price of Pediatrix common stock on February 2, 2001 or February 14, 2001, respectively.

     Publicly-Traded Company Analysis. Credit Suisse First Boston compared financial and operating data of Magella to corresponding data, including stock market data, of the following publicly-traded companies in the specialty healthcare business:

          - Pediatrix Medical Group, Inc.

          - American Dental Partners, Inc.

          - AmeriPath, Inc.

          - Orthodontic Centers of America, Inc.

          - Radiologix, Inc.

          - US Oncology, Inc.

     Credit Suisse First Boston reviewed enterprise values, calculated as equity value, plus total debt, preferred stock and minority interests, less cash and equivalents, as multiples of latest twelve months ("LTM") EBITDA and equity per share values as multiples of LTM and estimated calendar years 2000 and 2001 earnings per share ("EPS") and cash earnings per share ("Cash EPS"). Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of LTM EBITDA and estimated calendar years 2000 and 2001 EPS and Cash EPS to corresponding financial data of Magella. All multiples were based on closing stock prices on February 2, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Pediatrix were based on internal estimates of the management of Pediatrix.

                                                               RELEVANT RANGE
                                                              ----------------
                                                               LOW       HIGH
                                                              -----      -----
LTM EBITDA..................................................   8.0x      10.0x
Calendar Year 2000 Estimated EPS............................  15.0x      20.0x
Calendar Year 2001 Estimated EPS............................  12.0x      16.5x
Calendar Year 2000 Estimated Cash EPS.......................  12.0x      14.0x
Calendar Year 2001 Estimated Cash EPS.......................  10.0x      12.5x

     This analysis indicated an implied per share equity value of $1.56 to $2.00 compared to the proposed consideration of $1.78 or $1.51 in the merger based on the closing price of Pediatrix common stock on February 2, 2001 or February 14, 2001, respectively.

     Comparable Mergers and Acquisitions Transaction Analysis. Credit Suisse First Boston analyzed the implied transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the specialty healthcare business:

                      ACQUIROR                                                TARGET
                      --------                                                ------
        National Nephrology Associates, Inc.                                  Renex Corp.
                Select Medical Corp.                                        NovaCare, Inc.
           Kohlberg, Kravis, Roberts & Co.                              Alliance Imaging, Inc.
                 TA Associates, Inc.                               Physicians' Specialty Corporation
               Vestar Capital Partners                                 Sheridan Healthcare, Inc.
           Welsh, Carson, Anderson & Stowe                           Concentra Managed Care, Inc.
    Madison Dearborn Partners, Cornerstone Equity                          Team Health, Inc.
    Investors, Beecken Petty & Co. and Management
                  US Oncology, Inc.                                Physician Reliance Network, Inc.

     Credit Suisse First Boston reviewed enterprise value purchase prices in the selected transactions as multiples of LTM revenues, EBITDA, earnings before interest and taxes, commonly referred to as EBIT, and reviewed equity value purchase prices in the selected transactions as multiples of LTM net income, cash net income and estimated forward net income for the two calendar years following the transaction date. Credit Suisse First Boston then applied a range of multiples derived from the selected transactions of LTM EBITDA, cash net income and estimated forward net income to the corresponding financial data of Magella. All multiples were based on publicly available financial information.

                                                              RELEVANT RANGE
                                                              ---------------
                                                              LOW       HIGH
                                                              ---       ----
LTM EBITDA..................................................  6.0x       8.5x
LTM Cash Net Income.........................................  9.0x      15.0x
Calendar Year +1 Net Income.................................  9.5x      13.0x
Calendar Year +2 Net Income.................................  8.0x      10.0x

     This analysis indicated an implied per share equity value of $1.50 to $1.75 compared to the proposed consideration of $1.78 or $1.51 in the merger based on the closing price of Pediatrix common stock on February 2, 2001 or February 14, 2001, respectively.

     Miscellaneous. Magella has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the merger an aggregate fee of $1.0 million. A portion of the fee was payable in connection with the delivery of Credit Suisse First Boston's fairness opinion, and the balance is contingent upon consummation of the merger. Magella also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Pediatrix for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities. In addition, employees of Credit Suisse First Boston who provided services to Magella in connection with the proposed merger own shares of Magella Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and members of Magella's management and certain stockholders of Magella have interests in the merger that are in addition to their interests as stockholders of Magella generally. Specifically, upon completion of the merger:

          - Messrs. Carlyle and Mackesy and Dr. Ratner will become members of Pediatrix's board of directors, as described below under "The Merger Agreement-Operations after the Merger";

          - Mr. Carlyle and Dr. Ratner may become entitled to severance benefits under their existing employment agreements as a result of the merger, and will become entitled to the acceleration of the vesting of certain stock options as a result of the merger, as provided for in the merger agreement; and

          - Welsh, Carson, Anderson & Stowe VII, L.P., and certain of its affiliates, together with Messrs. Boyd and Carlyle and Dr. Ratner, will be granted certain registration rights pursuant to the standstill and registration rights agreement, as described below under "The Standstill and Registration Rights
            Agreement -- Registration Rights."

COMPLETION AND EFFECTIVENESS OF THE MERGER

     Pediatrix and Magella expect that the merger will be completed on
                    , 2001, if, at Pediatrix's 2001 annual shareholder's meeting to be held on that date, Pediatrix's shareholders approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement. A description of some other conditions to the completion of the merger appears below under "The Merger Agreement -- Conditions to the Completion of the Merger".

     The merger will become effective after a certificate of merger has been filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as may have been agreed upon by Pediatrix and Magella. The certificate of merger will be filed with the Secretary of State at the time of the completion of the merger.

STRUCTURE OF THE MERGER AND CONVERSION OF MAGELLA STOCK

     In accordance with the merger agreement and Delaware law, Infant Acquisition, a wholly owned subsidiary of Pediatrix, will merge with and into Magella. Magella will be the surviving corporation of the merger and become a wholly owned subsidiary of Pediatrix.

     In the merger, holders of outstanding shares of Magella stock will receive one-thirteenth of a share of Pediatrix common stock for:

          - each outstanding share of Magella common stock that they hold (other than shares as to which appraisal rights have been properly exercised); and

          - each share of Magella common stock into which outstanding shares of other classes or series of Magella stock that they hold were convertible immediately prior to the merger (other than shares as to which appraisal rights have been properly exercised).

     Pursuant to the merger agreement, outstanding shares of Magella capital stock will be automatically converted into the right to receive Pediatrix common stock at the effective time of the merger. Thereafter, holders of certificates representing shares of Magella stock (other than shares as to which appraisal rights have been properly exercised) will cease to have any rights as stockholders of Magella, except for the right to receive Pediatrix common stock as described above, the right to receive cash in lieu of any fractional share of Pediatrix common stock as described below and the right to dividends or other distributions, if any, in accordance with the merger agreement.

     No fractional shares of Pediatrix common stock will be issued in connection with the merger. In lieu of any fractional shares, stockholders will receive cash equal to the product of (1) the average closing price for a share of Pediatrix common stock on the New York Stock Exchange Composite Transactions Tape during the five consecutive trading days immediately preceding the date on which the merger is completed and (2) the fractional share to which the stockholder would otherwise be entitled.

EXCHANGE OF MAGELLA STOCK CERTIFICATE FOR PEDIATRIX STOCK CERTIFICATES

     As soon as practicable after the effective time of the merger:

          - Pediatrix will deposit with EquiServe Trust Company, N.A., who has agreed to act as the exchange agent, certificates representing the shares of the Pediatrix common stock to be issued pursuant to the merger agreement; and

          - EquiServe Trust Company, N.A., as the exchange agent, will send to each former Magella stockholder a transmittal letter that contains instructions for obtaining shares of Pediatrix common stock in exchange for their shares of Magella stock.

     In addition, Pediatrix has agreed to deliver, at the completion of the merger, certificates representing shares of Pediatrix common stock to be issued pursuant to the merger agreement to Magella's stockholders who surrender their certificates and transmittal letters at least ten days prior to the completion of the merger.

     Magella stockholders will not be entitled to receive any dividends or distributions on the Pediatrix common stock until the merger is completed and they have surrendered their Magella stock certificates that previously represented shares of Magella stock in exchange of Pediatrix stock certificates, together with the letter of transmittal described above duly executed and such other documents as the exchange agent may reasonably require. At that time, the holder will be entitled to receive:

          - a certificate representing the number of whole shares of Pediatrix common stock into which the shares Magella stock represented by the surrendered certificates will have been converted at the effective time of the merger;

          - cash in lieu of any fractional share of Pediatrix common stock in accordance with the merger agreement; and

          - dividends and other distributions, if any, in accordance with the merger agreement.

TREATMENT OF MAGELLA STOCK OPTIONS, WARRANTS AND CONVERTIBLE NOTES

Stock Options

     As of February 28, 2001, Magella had outstanding under its stock option plans options to purchase 18,050,802 shares of Magella's common stock at exercise prices ranging from $1.00 to $1.85 per share. Pursuant to the merger agreement, each outstanding option to purchase Magella common stock will be assumed by Pediatrix and become an option to purchase the number of shares of Pediatrix common stock equal to one-thirteenth of the number of shares of Magella common stock which could have been obtained immediately before the effective time of the merger upon the exercise of the option, rounded down to the nearest whole share. The exercise price of each such option per share of Pediatrix common stock will equal the exercise price per share of Magella common stock subject to the option immediately before the effective time of the merger multiplied by 13, rounded up to the nearest tenth of a cent. The other terms and conditions of each option agreement, as each such agreement may be amended prior to the merger, will continue to apply, except certain options shall remain exercisable for specified periods notwithstanding the occurrence of the merger or any termination of the holder's employment with Magella, Pediatrix or any of their respective subsidiaries. Magella has agreed to use all reasonable efforts to obtain any necessary consents from the holders of Magella stock options to the assumption of the options by Pediatrix. Additionally, Magella has made certain modifications to its stock option plan which will cause all stock options issued prior to the date of the merger agreement to become vested immediately prior to closing. Options issued by Magella and assumed by Pediatrix pursuant to the merger agreement will not be included in the number of shares reserved for issuance under Pediatrix's amended and restated stock plan.

Warrants

     In 1998, Magella issued warrants to purchase 5,500,000 shares of its non-voting common stock. Each warrant permits its holder to purchase one share of Magella non-voting common stock for $1.00. Pursuant to the stockholders' agreement, holders of approximately 98% of the warrants have agreed to exercise their warrants on a cashless basis immediately prior to the merger, as described under the caption "The Merger Agreement -- Magella Warrants".

Convertible Notes

     As of February 28, 2001, certain individuals and entities associated with Magella hold an aggregate of $20,237,500 of convertible notes that had been issued by Magella in connection with the acquisitions of medical practices as partial consideration for Magella's acquisition of those practices. The convertible notes represent debt obligations of Magella to the holders of the notes. After the first anniversary of the respective issuance dates (or, in some cases, upon a change of control, whichever is earlier), these notes are convertible, at the holders' option, into shares of common stock of Magella in lieu of repayment of the debt obligations. The number of shares received upon conversion is equal to the total principal debt obligation of the note divided by the conversion price of the note, which varies from $1.00 to $2.31. As of February 28, 2001, holders of Magella convertible notes could acquire, upon conversion of these notes, an aggregate of 13,646,944 shares of Magella common stock. In addition, certain of Magella's convertible notes contain provisions giving their holders the option to accelerate payment of Magella's debt obligations upon certain transactions, such as the merger. The surviving corporation of the merger will remain liable for Magella's existing obligations under these notes. If all holders of these convertible notes elect to accelerate payment of the debts, the surviving corporation will become immediately liable for approximately $9,730,000 in principal and unpaid interest on such accelerated notes, assuming that the merger is complete on May 31, 2001. Magella has agreed to use its best efforts to amend the notes prior to the effective time of the merger as described below under "The Merger Agreement -- Magella Convertible Debt".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Generally

     The following discussion summarizes the material United States federal income tax consequences of the merger. The discussion that follows is based on and subject to the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, existing administrative interpretations and court decisions as of the date of this proxy statement and prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The following discussion does not address the effects of the merger under any state, local or foreign tax laws.

     The tax treatment of a Magella stockholder may vary depending upon the stockholder's particular situation, and certain Magella stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons who do not hold Magella stock as capital assets, employees of Magella and Magella stockholders who hold Magella stock as part of a straddle or conversion transaction) may be subject to special rules not discussed below. This discussion assumes that stockholders of Magella hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. Each Magella stockholder is urged to consult its tax advisor with respect to the specific tax consequences of the merger, including the effect of United States federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

     Closing the merger is conditioned upon Pediatrix receiving an opinion from its counsel, Sidley & Austin, and Magella receiving an opinion from its counsel, Vinson & Elkins L.L.P., in each case to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and that Pediatrix, Infant Acquisition and Magella will each be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. Based on those conclusions, the federal income tax consequences of the merger will be as follows:

     Tax Consequences to Pediatrix, Infant Acquisition and Magella. For federal income tax purposes, no gain or loss will be recognized by Pediatrix, Infant Acquisition or Magella as a result of the merger.

     Tax Consequences to Magella Stockholders.  For federal income tax purposes,
(i) no gain or loss will be recognized by the stockholders of Magella upon the conversion of their shares of Magella stock into shares of Pediatrix common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of Pediatrix common stock, (ii) the aggregate tax basis of the shares of Pediatrix common stock received in exchange for shares of Magella stock pursuant to the merger (including any fractional share of Pediatrix common stock for which cash is received) will be the same as the aggregate tax basis of such shares of Magella stock, (iii) the holding period for shares of Pediatrix common stock received in exchange for shares of Magella stock will include the holder's holding period for such shares of Magella stock, provided such shares of Magella stock were held as capital assets by the holder at the effective time of the merger, and (iv) a stockholder of Magella who receives cash in lieu of a fractional share of Pediatrix common stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in the fractional share (determined under clause (ii) above) and the amount of cash received.

     The consequences of the merger described above may not apply to individuals who received Magella stock as compensation or to Magella stockholders who, for United States federal income tax purposes, are nonresident aliens, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

     The opinions described above will be based on certain assumptions, and both Sidley & Austin and Vinson & Elkins L.L.P. will receive and rely upon representations, unverified by counsel, contained in certificates of Pediatrix, Magella and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered. Moreover, under the terms of the merger agreement, Pediatrix is not contractually precluded from taking action, or causing Magella to take action (after the merger), which would cause certain of those assumptions or representations not to be true, or from otherwise taking action that could adversely affect the status of the merger as a reorganization. Accordingly, no assurance can be given that the merger will in fact be a reorganization or that Magella stockholders will not recognize gain with respect to the receipt of shares of Pediatrix common stock in the merger should Pediatrix, in fact, take such action.

     The opinions of counsel will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting positions contrary to those expressed above, and no assurance can be given that contrary positions will not be asserted successfully by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither Pediatrix nor Magella intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

Dissenting Magella Stockholders

     A Magella stockholder who receives cash upon valid exercise of dissenters' rights generally will recognize gain or loss, if any, equal to the difference between the amount of cash received and its tax basis in the shares of Magella stock. It is possible, however, under certain circumstances for such a Magella stockholder to recognize ordinary income equal to the amount of cash received.

     We intend this discussion to provide only a summary of the material federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, as noted above, we do not address tax consequences that may vary with, or are contingent upon, individual circumstances. We strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger in light of your individual circumstances.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Pediatrix expects a significant portion of the purchase price to be allocated to intangible assets, principally goodwill.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, certain transactions, including the merger, may not be completed until after the expiration or early termination of the applicable waiting period. Pediatrix and Magella each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission on January 30, 2001. On February 13, 2001, Pediatrix and Magella received notice that the waiting period had received early termination effective as of that date. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could challenge the merger under antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Pediatrix or Magella.

STOCK EXCHANGE LISTING OF PEDIATRIX COMMON STOCK

     It is a condition to completion of the merger that the shares of Pediatrix common stock issued to Magella stockholders in the merger be authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

VOTES REQUIRED FOR APPROVAL

     Approval by Pediatrix Shareholders. Under the rules of the New York Stock Exchange, Pediatrix must obtain shareholder approval for issuances of its common stock when Pediatrix acquires or merges with another company if the Pediatrix common stock to be issued in the acquisition or merger exceeds 20% of Pediatrix's currently outstanding common stock. The shares of Pediatrix common stock to be issued to Magella's stockholders pursuant to the merger agreement represent more than 20% of Pediatrix's outstanding common stock. Accordingly, the affirmative vote of a majority of the votes cast at the annual meeting, provided that the total votes cast represent a majority of the outstanding shares of Pediatrix common stock, is required to

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approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement. The merger agreement provides that Pediatrix must convene and hold a meeting of its shareholders for the purpose of obtaining approval by its shareholders of the issuance of Pediatrix common stock in the merger.

     Approval by Magella's Stockholders. Magella's amended certificate of incorporation provides that the proposed merger must be approved by (1) holders of a majority of Magella common stock (including, for this purpose, common stock that holders of Magella preferred stock could acquire by converting their preferred stock) and (2) holders of two-thirds or more of the outstanding shares of Magella preferred stock. The merger agreement provides that, commencing on the first business day following the date on which the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission and in lieu of a meeting, Magella must solicit the written approval of each holder of its common stock and of each holder of its series A convertible preferred stock with a view to obtaining the required stockholders' approval as promptly as practicable. Stockholders of Magella holding the required number of both common and preferred shares have executed a stockholders' agreement agreeing to vote their shares in favor of the merger.

APPRAISAL RIGHTS OF MAGELLA'S STOCKHOLDERS

     Under the Delaware General Corporation Law, any holder of shares of Magella stock who does not wish to accept the merger consideration in respect of his or her shares has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, his or her shares of stock, determined by a court, and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder fully complies with the provisions of Section 262 of the Delaware General Corporation Law. Magella stockholders wishing to exercise their appraisal rights must satisfy the provisions of Section 262 of the Delaware General Corporation Law. A copy of
Section 262 is attached as Annex E to this proxy statement/prospectus. Section 262 requires the following:

     Dissenting stockholders must make a written demand for appraisal:
Dissenting stockholders must deliver a written demand for appraisal to Magella within 20 days after the date of mailing of the notice from Magella that the merger has been approved.

     Dissenting stockholders must refrain from approving the merger: Dissenting stockholders must not approve the merger agreement. If dissenting stockholders sign a written consent in favor of the merger agreement, this will terminate their right to appraisal, even if they previously filed a written demand for appraisal.

     Dissenting stockholders must continuously hold their Magella shares:
Dissenting stockholders must continuously hold their shares of Magella stock from the date they make the demand for appraisal through the closing of the merger. Record holders of Magella stock who make a written demand for appraisal but thereafter transfer their shares prior to the merger will lose any right to appraisal in respect of those shares.

     A written demand for appraisal of Magella shares is only effective if it reasonably informs Magella of the identity of the stockholder and that the stockholder demands appraisal of his or her shares.

     Dissenting stockholders who are beneficial owners, but not the stockholder of record, must have the stockholder of record sign a demand for appraisal.

     Dissenting stockholders who own Magella stock in a fiduciary capacity, such as a trustee, guardian or custodian, must disclose the fact that they are signing the demand for appraisal in that capacity.

     Dissenting stockholders who own Magella stock with more than one person, such as in a joint tenancy or tenancy in common, must ensure that all the owners sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

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     Dissenting stockholders who are a record owner, such as a broker, of
Magella stock as a nominee for others, may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, they should specify in the written demand the number of shares as to which they wish to demand appraisal. If that does not expressly specify the number of shares, Magella will assume that their written demand covers all the shares of Magella capital stock that are in their name.

     Dissenting stockholders who elect to exercise appraisal rights should mail or deliver a written demand to:

     Magella Healthcare Corporation
     2595 Dallas Parkway
     Frisco, Texas 75034
     Attention: Chief Executive Officer

     It is important that Magella receive all written demands promptly as provided above. This written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

     Dissenting stockholders who fail to comply with any of these conditions will only be entitled to receive the merger consideration provided in the merger agreement.

     Written notice: Either before or within ten days after the effective date of the merger, Magella must give written notice that the merger has or will become effective and that dissenting stockholders are entitled to the rights described in this section. If given on or after the effective date of the merger, the notice must specify the effective date of the merger. If the notice does not specify the effective date of the merger, then a second notice must be sent prior to the effective date of the merger or within 10 days of the effective date of the merger specifying such date.

     Petition with the chancery court: Within 120 days after the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Dissenting stockholders who intend to exercise their appraisal rights should file this petition in the chancery court. Magella has no intention at this time to file this petition. Because Magella has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, dissenting stockholders will lose their rights of appraisal.

     Withdrawal of demand: A dissenting stockholder who no longer wants appraisal rights must withdraw the holder's demand for appraisal rights within 60 days after the effective date of the merger. A holder may also withdraw a demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of Magella. If a holder effectively withdraws a demand for appraisal rights, the holder will receive the merger consideration provided in the merger agreement.

     Request for appraisal rights statement: If a holder has complied with the conditions of Section 262, that holder is entitled to receive a statement from Magella. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, a holder must send a written request to Magella within 120 days after the merger. After the merger, Magella has ten days after receiving a request to mail the statement, or, if later, until ten days after the period in which demands for appraisal rights must be made has expired.

     Chancery court procedures: If dissenting stockholders properly file a petition for appraisal in the Delaware Court of Chancery and deliver a copy to Magella, Magella will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Magella as to the value of their shares. The chancery court may then send notice to all the stockholders who have demanded appraisal rights. The chancery court will then conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery


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court may also require dissenting stockholders to submit their stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. Dissenting stockholders who do not follow this requirement may be dismissed from the proceeding.

     Appraisal of Shares: After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Magella to pay that value to the stockholders who are entitled to appraisal rights, together with interest, simple or compound, as the court may direct. In order to receive payment for their shares, dissenting stockholders must then surrender their stock certificates to Magella.

     The chancery court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, dissenting stockholders who demand appraisal rights could receive less consideration than they would under the merger agreement. Dissenting stockholders should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under Section 262.

     Costs and Expenses of Appraisal Proceeding: The costs of the appraisal proceeding may be assessed against Magella and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. Dissenting stockholders may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all the shares entitled to appraisal.

     Loss of Stockholder's Rights: Dissenting stockholders who demand appraisal rights will not be entitled:

          - to vote the shares of stock for which they have demanded appraisal rights for any purpose;

          - to receive payment of dividends or any other distribution with respect to the shares of stock for which they have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

          - to receive the payment of the consideration provided for in the merger agreement (unless the holder properly withdraws the demand for appraisal).

     If no petition for an appraisal is filed within 120 days after the closing of the merger, a stockholder's right to an appraisal will cease. A stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to Magella a written withdrawal of the demand, except that (1) any attempt to withdraw made more than 60 days after the closing of the merger will require the written approval of Magella, and (2) an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves.

     Dissenting stockholders who fail to comply strictly with the procedures described above will lose their appraisal rights. Consequently, dissenting stockholders who wish to exercise their appraisal rights are strongly urged to consult a legal advisor before attempting to exercise their appraisal rights.

PERCENTAGE OWNERSHIP INTEREST OF FORMER MAGELLA STOCKHOLDERS AFTER THE MERGER

     Based on the capitalization of Magella and Pediatrix as of February 28, 2001, and assuming the issuance of approximately 6,868,701 shares of Pediatrix common stock as a result of the merger, there will be approximately 22,764,530 shares of Pediatrix common stock outstanding after the merger. Immediately after the merger, former stockholders of Magella will own approximately 6,868,701 shares of Pediatrix common stock, representing approximately 30% of Pediatrix.

     Based on the capitalization of Magella and Pediatrix as of February 28, 2001, holders of Magella's outstanding stock, options, warrants and convertible notes will be entitled to receive as a result of the merger a total of approximately 9,306,989 shares of Pediatrix common stock, representing approximately 31% of Pediatrix common stock on a fully diluted basis assuming:

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

          - the exercise of all currently outstanding options and warrants to purchase shares of Magella stock (Magella options will be converted into options to purchase shares of Pediatrix and holders of substantially all the Magella warrants have agreed to exercise their warrants on a cashless basis immediately prior to the merger);

          - the exercise of all currently outstanding options to purchase shares of Pediatrix; and

          - the conversion of all Magella's convertible notes into shares of Pediatrix common stock.

RESALES OF PEDIATRIX COMMON STOCK ISSUED IN THE MERGER

     The shares of Pediatrix common stock issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to persons who may be deemed to be "affiliates" of Magella for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Pediatrix common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Magella generally include individuals or entities that control, are controlled by or are under common control with Magella and may include officers and directors of Magella as well as principal stockholders of Magella.

     Pediatrix will receive an "affiliate agreement" from persons deemed to be "affiliates" of Magella under Section 2(11) of the Securities Act and Rule 145(c) thereunder, which will provide that each affiliate of Magella will not sell, transfer or otherwise dispose of any shares of Pediatrix common stock issued to such person in connection with the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     The registration statement of which this proxy statement/prospectus forms a part will cover the resale of the number shares of Pediatrix common stock acquired by Welsh, Carson Anderson & Stowe VII, L.P and certain of its affiliates in the merger that exceeds 9.9% of the total outstanding shares of Pediatrix common stock immediately after the merger, or approximately 1,002,409 shares, and, pursuant to the standstill and registration rights agreement to be executed at the closing of the merger, they are permitted to sell from time to time in any ninety-day period (except for the ninety-day period immediately following the merger), up to approximately 334,136 shares of Pediatrix's common stock pursuant to this proxy statement/prospectus, as described below under "Selling Shareholders" and "Plan of Distribution" on page 99.

                              THE MERGER AGREEMENT

     The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement. We have attached a copy of the merger agreement as Annex A to this proxy statement/prospectus and incorporate the merger agreement into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The merger agreement provides that the closing will take place as soon as practicable but at least within two business days after the satisfaction or waiver of the conditions to the merger contained in the merger agreement, other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions, unless some other time or date is agreed to by Pediatrix and Magella.

     On the closing date, the parties to the merger agreement will file with the Secretary of State of the State of Delaware a certificate of merger prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law. The merger shall become effective when this certificate of merger is accepted for record by the Secretary of State, unless some other time or date is agreed to by Pediatrix and Magella.

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CONVERSION OF SECURITIES

     Each share of Magella common stock issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive one-thirteenth of a share of Pediatrix common stock. Each share of other classes or series of capital stock of Magella issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive one-thirteenth of a share of Pediatrix common stock for each share of Magella common stock that such shares of other Magella stock were convertible into immediately prior to the merger.

     Pediatrix will not issue any fractional shares. Instead of receiving a fractional share, Magella stockholders will receive cash as described above under "The Merger -- Structure of the Merger and Conversion of Magella Stock" on page 53.

REPRESENTATIONS AND WARRANTIES

     Pediatrix and Magella each made a number of customary representations and warranties in the merger agreement regarding certain aspects of their respective businesses, financial conditions, structures and other facts pertinent to the merger. The representations and warranties given by Pediatrix and Magella cover the following topics, among others, as they relate to each party and its subsidiaries:

          - corporate organization and qualification to do business;

          - capital structure;

          - articles or certificate of incorporation and bylaws;

          - authorization, execution, delivery, performance and enforceability of the merger agreement and the standstill and registration rights agreement;

          - the non-violation of Pediatrix's or Magella's organizational documents, laws or contracts by the transactions contemplated by the merger;

          - consents and regulatory approvals and filings necessary to complete the merger;

          - the absence of certain changes or events;

          - taxes;

          - permits and compliance with applicable laws;

          - the opinion of each company's financial advisor;

          - employee benefit plans;

          - required shareholder or stockholder, as the case may be, vote, and board actions approving the merger agreement and recommendation of approval by stockholders or shareholders;

          - accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part; and

          - brokers.

     In addition, Magella made a number of additional customary representations and warranties in the merger agreement regarding certain aspects of its business, financial condition, structure and other facts pertinent to the merger. The representations given only by Magella cover the following topics, among others, as they relate to Magella and its subsidiaries:

          - financial statements;

          - the absence of undisclosed liabilities;

          - title to properties and absence of liens;

          - insurance coverage;
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          - material contracts;

          - environmental matters;

          - billing practices and fraud and abuse;

          - certain transactions and interests;

          - patient referrals;

          - inspections and investigations;

          - business name;

          - litigation;

          - intellectual property;

          - state takeover statutes; and

          - full disclosure.

     The representations and warranties given by Pediatrix concerning Infant Acquisition relate to Infant Acquisition's corporate organization, organizational documents, capitalization, authorization and corporate status. Pediatrix also made an additional customary representation and warranty in the merger agreement regarding certain filings and reports with the Securities and Exchange Commission.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Sub".

MAGELLA'S CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, Magella agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless Pediatrix consents in writing, each of Magella and its subsidiaries will maintain its existence and carry on its business in the usual, regular and ordinary course in substantially the same manner as it had prior to entering the merger agreement, and use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with physicians, customers, suppliers, licensors, lessors, third party payors and others having business dealings with it.

     Magella also agreed that until the earlier of the completion of the merger and the termination of the merger agreement, or unless Pediatrix consents in writing, each of Magella and its subsidiaries would conduct its business in compliance with specific restrictions relating to, among other things, the following:

          - the declaration, setting aside or payment of certain dividends or other distributions;

          - the modification of their capital stock structure through certain splits, combinations or reclassifications or the issuance of other securities in lieu of or in substitution for their capital stock;

          - the purchase, redemption or other acquisition of their securities or any rights to acquire their securities;

          - the issuance, delivery, sale, pledge, disposition or other encumbrance of their securities or any rights to acquire their securities, except for (1) the granting of certain options to employees as provided in the merger agreement and (2) the issuance of capital stock upon the conversion of outstanding convertible securities or the exercise of employee stock options;

          - the modification of their organizational documents;

          - the acquisition of any business;

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

          - the sale, transfer, lease, license, encumbrance or other disposition of their assets other than certain sales of obsolete or damaged physical assets;

          - except for certain intracompany matters and for short-term borrowings under Magella's current credit facility for working capital to a maximum of $500,000 or to meet certain payroll and certain other specified obligations, (1) the incurrence or guarantee of any indebtedness, (2) the issuance or guarantee of any debt securities, or (3) the making of any loans, advances or contributions to, or other investments in, any person;

          - the modification of their corporate structure or ownership;

          - the granting of any stock options or other equity-based incentive awards to officers or employees (other than options to purchase not in excess of 250,000 shares of Magella common stock at an exercise price per share equal to one-thirteenth of the closing price of a share of Pediatrix common stock on the trading day immediately preceding the date of grant), or the entering into, termination of or amendment of any employee benefit plans with officers or employees except to the extent such termination or amendment is required by applicable law;

          - the hiring or termination of any officers and certain other employees, or the execution, termination or amendment of certain employment or consulting agreements;

          - the modification of compensation and benefits payable to officers and certain other employees, the payment of employment benefits not required by any existing plan or arrangement, or the granting of severance or termination pay;

          - the making of certain capital expenditures;

          - the modification of accounting policies or procedures except as required by applicable law;

          - the payment or discharge of certain claims, liabilities or obligations;

          - the violation in any material respect of applicable law;

          - the settlement of certain liabilities for taxes or pending or threatened litigation;

          - the modification, termination, waiver or assignment of any material contract, agreement, or other right or claim, or the cancellation or forgiveness of any indebtedness owed to them, other than accounts receivable in the ordinary course of business consistent with past practice;

          - the taking of any action that could reasonably be expected (1) to make any of Magella's representations or warranties contained in the merger agreement, if qualified as to materiality, incorrect, or if not so qualified, incorrect in any material respect, or (2) to result in any of the conditions to the completion of the merger not being satisfied or in the merger being materially delayed; and

          - the authorization or recommendation of, or the intention or commitment to do, any of the foregoing.

     The agreements related to the conduct of Magella's business in the merger agreement are complicated and not easily summarized. You are urged to read carefully the article of the merger agreement entitled "Covenants Relating to Conduct of Business".

PEDIATRIX'S CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, Pediatrix agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless Magella consents in writing, each of Pediatrix and its subsidiaries will maintain its existence and carry on its business in the usual, regular and ordinary course in substantially the same manner as it had prior to entering the merger agreement. Pediatrix also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless Magella consents in writing, each of Pediatrix and its subsidiaries will use all reasonable efforts to keep available the

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services of its current officers and employees and preserve its relationships with physicians, customers, suppliers, licensors, lessors, third party payors and others having business dealings with it.

     Pediatrix also agreed that until the earlier of the completion of the merger and the termination of the merger agreement, or unless Magella consents in writing, Pediatrix would conduct its business in compliance with specific restrictions relating to, among other things, the following:

          - the modification of Pediatrix's amended and restated articles of incorporation or Pediatrix's amended and restated bylaws in any manner that adversely affects the rights of holders of Pediatrix common stock;

          - the modification of Infant Acquisition's certificate of incorporation or bylaws, other than in respect of its authorized capitalization;

          - the declaration, setting aside or payment of any dividends or other distributions in respect of Pediatrix common stock; and

          - the taking of any action that could reasonably be expected (1) to make any of its representations or warranties contained in the merger agreement, if qualified as to materiality, incorrect, or if not so qualified, incorrect in any material respect, or (2) to result in any of the conditions to the completion of the merger not being satisfied or in the merger being materially delayed.

     The agreements related to the conduct of Pediatrix's business in the merger agreement are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled "Covenants Relating to Conduct of Business".

NO SOLICITATION

     The merger agreement provides that Magella will not, and will not permit any of its affiliates or any officer, director, employee, stockholder, investment banker, attorney, accountant, agent, or other advisor or representative of Magella or any of their affiliates to, solicit, initiate or encourage any takeover proposal, enter into any agreement with respect to any takeover proposal, or participate in any discussions or negotiations regarding any takeover proposal or furnish information to any person or take any other actions to facilitate any takeover proposal. However, before the date on which the merger agreement is approved by the stockholders of Magella, Magella's board of directors may, in response to an unsolicited request, participate in discussions or negotiations with any person, or furnish information to any person, if required by the fiduciary obligations of Magella's board of directors. The merger agreement also provides that Magella will immediately advise Pediatrix of any takeover proposal and inquiries with respect to any takeover proposal. The merger agreement defines "takeover proposal" as (1) any proposal, other than a proposal by Pediatrix, for a merger, consolidation, share exchange, business combination or other similar transaction involving Magella or any of its affiliates or (2) any proposal, other than by Pediatrix, to acquire in any manner, directly or indirectly, an equity interest in Magella or its subsidiaries, any voting securities of Magella or its subsidiaries, or a substantial portion of the assets of Magella or its subsidiaries.

RECOMMENDATION OF PEDIATRIX'S BOARD

     The board of directors of Pediatrix recommends that Pediatrix's shareholders approve the issuance of shares of Pediatrix common stock pursuant to the merger agreement. The merger agreement provides that the board of directors may not withdraw or modify this recommendation unless its fiduciary duties require it to do so. The parties agreed that any increase in the trading price of Pediatrix common stock would not in and of itself constitute sufficient reason for the board to withdraw or modify this recommendation. If Pediatrix's board of directors withdraws or modifies its recommendation and if Magella terminates the merger agreement or Pediatrix's shareholders do not approve the issuance of shares of Pediatrix common pursuant to the merger agreement, then Pediatrix is obligated to pay Magella a termination fee as described below under "--Fees and Expenses".

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RECOMMENDATION OF MAGELLA'S BOARD

     The board of directors of Magella recommends that Magella's stockholders approve the merger and approve and adopt the merger agreement. The merger agreement provides that the board of directors may not withdraw or modify this recommendation, except that, to the extent required by its fiduciary duties as determined in good faith by a majority of the disinterested members of Magella's board of directors, the board may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the merger or the merger agreement ) a "superior proposal". A "superior proposal" is a bona fide written proposal made by a third party to acquire Magella on terms which, among other things, a majority of the disinterested members of Magella's board of directors determines in their good faith judgment to be more favorable to Magella and its stockholders than the merger.

APPROVAL BY PEDIATRIX SHAREHOLDERS

     The merger agreement provides that Pediatrix must convene and hold a meeting of its shareholders for the purpose of obtaining approval by its shareholders of the issuance of Pediatrix common stock in the merger.

APPROVAL BY MAGELLA STOCKHOLDERS

     The merger agreement provides that, commencing on the first business day following the date on which the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission and in lieu of a meeting, Magella will solicit the written approval of each holder of its common stock and of each holder of its series A convertible preferred stock with a view to obtaining the required stockholders' approval as promptly as practicable. Stockholders of Magella holding the required number of both common and preferred shares have executed a stockholders' agreement agreeing to vote their shares in favor of the merger.

FEES AND EXPENSES

     The parties to the merger agreement will each pay their own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the fees and disbursements of counsel, financial advisors and accountants, whether or not the merger is consummated, except that:

          - if Pediatrix or Magella terminates the merger agreement because the board of directors of Pediatrix withdraws or modifies its recommendation that Pediatrix's shareholders approve the issuance of Pediatrix common stock in the merger, or if the shareholders of Pediatrix do not approve the issuance of Pediatrix common stock in the merger and the board of directors of Pediatrix has withdrawn or modified its recommendation, then Pediatrix shall pay to Magella $4,500,000 as provided in the merger agreement, unless Magella is in material breach of its representations, warranties or agreements contained in the merger agreement; or

          - if the shareholders of Pediatrix do not approve the issuance of Pediatrix common stock in the merger and the board of directors of Pediatrix has not withdrawn or modified its recommendation of the merger, then Pediatrix shall pay to Magella $1,500,000 as provided in the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     The obligations of Pediatrix and Magella to complete the merger are subject to the satisfaction or waiver of certain conditions at or prior to the effective time of the merger, including:

          - the issuance of shares of Pediatrix common stock in the merger must be approved by a majority of the holders of Pediatrix common stock casting votes (where the total votes cast represents a majority of all capital stock of Pediatrix entitled to vote);

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

          - the merger agreement must be adopted by the affirmative votes of (1) the holders of a majority of the outstanding shares of Magella common stock and the Magella series A preferred stock voting together as a single class and (2) the holders of two-thirds or more of the outstanding shares of Magella preferred stock;

          - the Pediatrix common shares to be issued in the merger must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

          - there is no order or law of any court or any other governmental entity of competent jurisdiction in effect which has the effect of making the merger or any of the transactions contemplated by it illegal;

          - the standstill and registration rights agreement, a form of which is attached as Exhibit B to the merger agreement, has been entered by the parties thereto;

          - all consents, approvals, orders or authorizations of or registrations, declarations or filings with any governmental or regulatory authority have been obtained, made or occur unless the failure to obtain, make or occur (1) would not have the effect of making the merger or any of the transactions contemplated in the merger agreement illegal, assuming the merger had occurred, or (2) would not have a material adverse effect on Magella or Pediatrix, assuming the merger had occurred; and

          - there is no pending or threatened suit, action or proceeding by any governmental entity or any other person or entity that has a significant likelihood of success and that could reasonably be expected to have a material adverse effect on Magella which (1) seeks to prohibit or obtain damages in respect of the merger or any of the other transactions contemplated by the merger agreement, (2) seeks to prohibit or limit the ownership or operation by Magella, Pediatrix or any of their respective subsidiaries of any material portion of their business or assets, or to compel Magella, Pediatrix or any of their respective subsidiaries to dispose of or hold separate any material portion of their business or assets, as a result of the merger or any of the other transactions contemplated by the merger agreement, (3) seeks to limit the ability of Pediatrix or Infant Acquisition to acquire, hold or exercise any rights in respect of any acquired Magella stock, or (4) seeks to prohibit Pediatrix or any of its subsidiaries from effectively controlling in any material respect the business or operations of Magella or its subsidiaries.

     In addition, Magella's obligation to complete the merger is further subject to the satisfaction or waiver of certain additional conditions at or prior to the effective time of the merger, including:

          - Pediatrix and Infant Acquisition must perform in all material respects their respective agreements required to be performed by them prior to the effective time of the merger;

          - Pediatrix's representations and warranties must be true and correct, or true and correct in all material respects, in accordance with the applicable standards set forth in the merger agreement, at the effect time as if made at the effective time, provided that this condition will be considered satisfied unless taken individually or in the aggregate, any inaccuracy in the representations and warranties could reasonably be expected to constitute or result in a material adverse effect on Pediatrix;

          - Magella received the written opinion of its legal counsel substantially to the effect that, for federal income tax purposes,
            (1) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (2) Pediatrix, Infant Acquisition and Magella will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

          - no change, event or development that has had or could reasonably be expected to have a material adverse effect on Pediatrix has occurred; and

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

          - John K. Carlyle, D. Scott Mackesy and Dr. Ian M. Ratner have been appointed or elected as directors of Pediatrix.

     In addition, Pediatrix's obligation to complete the merger is further subject to the satisfaction or waiver of certain additional conditions at or prior to the effective time of the merger, including:

          - Magella must perform in all material respects the agreements required to be performed by it prior to the effective time of the merger;

          - Magella's representations and warranties must be true and correct, or true and correct in all material respects, in accordance with the applicable standards set forth in the merger agreement, at the effective time as if made at the effective time, provided that this condition will be considered satisfied unless taken individually or in the aggregate, any inaccuracy in the representations and warranties could reasonably be expected to constitute or result in a material adverse effect on Magella;

          - Pediatrix must have received the written opinion of its legal counsel that, for federal income tax purposes, (1) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (2) Pediatrix, Infant Acquisition and Magella will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

          - Pediatrix has received comfort letters from Magella's independent public accountants in form and substance reasonably satisfactory to Pediatrix;

          - no change, event or development that has had or could reasonably be expected to have a material adverse effect on Magella has occurred; and

          - Pediatrix has received a certificate from Magella certifying that it has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

     The merger agreement defines a "material adverse effect" as any condition or event that may do any of the following:

          - have a material adverse effect on the assets, business, financial condition or operations of Pediatrix or Magella, as applicable,

          - materially impair the ability of Pediatrix or Magella to perform its obligations under the merger agreement, or

          - prevent the consummation of the transactions contemplated by the merger agreement.

TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after approval of any matter in connection with the merger agreement by the shareholders or stockholders of Pediatrix, Infant Acquisition or Magella:

          - by mutual written consent of Pediatrix and Magella;

          - by either Pediatrix or Magella, if the other party has (1) materially breached its representations or warranties in the merger agreement giving rise to the failure of a condition to that other party's obligation to effect the merger, or (2) materially breached its covenants or agreements in the merger agreement, unless in each case the breach is cured within ten business days after notice to the other party;

          - by either Pediatrix or Magella, if any permanent order or other action of a court or other competent authority restraining or otherwise preventing the merger has become final and non-appealable;

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

          - by either Pediatrix or Magella, if the merger has not been completed by July 31, 2001, unless the merger has not been completed because such party is in material breach of the merger agreement;

          - by either Pediatrix or Magella, if the shareholders of Pediatrix do not approve the issuance of Pediatrix common stock in the merger; or

          - by either Pediatrix or Magella, if the board of directors of Pediatrix withdraws or modifies its recommendation that Pediatrix's shareholders approve the issuance of Pediatrix common stock in the merger.

     If the merger agreement is terminated by either Pediatrix or Magella, the merger agreement becomes void and there is no liability under the merger agreement on the part of any party, except that certain provisions relating to, among others, confidentiality, brokers, and fees and expenses will survive the termination.

AMENDMENT AND WAIVER

     The merger agreement may be amended in writing by the parties whether before or after approval of any matters presented in connection with the merger by the shareholders or stockholders of Pediatrix, Infant Acquisition or Magella but, after any such approval, no amendment may be made that by applicable law requires further approval by such shareholders or stockholders without such further approval, and no amendment shall be made in violation of Section 251(d) of the Delaware General Corporation Law.

     At any time prior to the effective time of the merger, the parties may, in writing, extend the time for the performance of any obligation of the other parties, or waive any inaccuracies in the representations and warranties or compliance with any of the agreements or conditions contained in the merger agreement that may legally be waived.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that the obligations of Magella to indemnify each person who is or was a director or officer of Magella, pursuant to any indemnification provision of Magella's certificate of incorporation or bylaws, will continue in full force and effect for a period of six years following the merger. Pediatrix will maintain, or cause the surviving corporation to maintain, directors' and officers' liability insurance for the current directors and officers of Magella for such six-year period. The premium for such policy shall be paid by Pediatrix in full at the effective time of the merger.

MAGELLA STOCK OPTIONS

     Pursuant to the merger agreement, each outstanding option to purchase Magella common stock will be assumed by Pediatrix and become an option to purchase the number of shares of Pediatrix common stock equal to one-thirteenth of the number of shares of Magella common stock which could have been obtained immediately before the effective time of the merger upon the exercise of the option, rounded down to the nearest whole share. The exercise price of each such option per share of Pediatrix common stock will equal the exercise price per share of Magella common stock subject to the option immediately before the effective time of the merger multiplied by 13, rounded up to the nearest tenth of a cent. The other terms and conditions of each option, as each such agreement may be amended prior to the merger, will continue to apply except with respect to certain options which shall remain exercisable for specified periods notwithstanding the occurrence of the merger or any termination of the holder's employment with the Magella, Pediatrix or any of their respective subsidiaries. Magella has agreed to use all reasonable efforts to obtain any necessary consents from the holders of Magella stock options to the assumption of the options by Pediatrix. Options issued by Magella and assumed by Pediatrix pursuant to the merger agreement will not be included in the number of shares reserved for issuance under Pediatrix's amended and restated stock plan.

     Pediatrix will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of Pediatrix common stock subject to the assumed Magella stock options. The registration statement will be kept effective for as long as any assumed Magella options remain outstanding.
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MAGELLA CONVERTIBLE DEBT

     Pursuant to the merger agreement, Magella has agreed to use all reasonable efforts to enter binding agreements with the holders of these notes amending their terms to provide that, upon conversion of the notes by any holder, the converting holder will receive in lieu of shares of common stock of the surviving corporation whatever merger consideration that the holder would have received had the holder converted the notes immediately before the merger.

MAGELLA WARRANTS

     Pursuant to the merger agreement, Magella has agreed to permit certain holders of warrants who agreed pursuant to the stockholders' agreement to exercise the warrants held by them immediately before the effective time of the merger to exercise their warrants on a cashless basis in exchange for shares of Magella non-voting common stock.

EMPLOYEE ARRANGEMENTS

     The merger agreement provides that, subject to the terms of existing employment agreements, for a one-year period following the effective time of the merger, Pediatrix must provide employees of Magella and physicians under contract with Magella with compensation and benefits that are in the aggregate no less favorable than those currently provided by Magella.

ADDITIONAL AGREEMENTS

     The merger agreement contains certain other agreements, relating to, among other things:

          - the use of reasonable efforts by Pediatrix to list on the New York Stock Exchange shares of Pediatrix common stock issued in the merger and upon exercise of Pediatrix stock options substituted for stock options granted under Magella's stock option plans;

          - the notification by the parties of certain events affecting the representations, warranties, covenants, conditions and agreements contained in the merger agreement, and the notification by Pediatrix and consultation with Magella in connection with acquisitions by Pediatrix of any properties, assets of or equity in any business involving consideration of $15,000,000 or more;

          - the execution and delivery at the closing of the merger of the standstill and registration rights agreement among Pediatrix, certain members of Pediatrix's management and certain principal stockholders and executive officers of Magella as described below under "-- The Standstill and Registration Agreement";

          - the termination effective immediately prior to the effective time of the merger of certain agreements among Magella and certain of its stockholders as described in the merger agreement; and

          - the appointment of certain directors to Pediatrix's board of directors as described below under "-- Operations after the Merger".

OPERATIONS AFTER THE MERGER

     Following the merger, Magella will continue its operations as a wholly owned subsidiary of Pediatrix for a period of time determined by Pediatrix. The stockholders of Magella will become shareholders of Pediatrix, and their rights as shareholders will be governed by Pediatrix's amended and restated articles of incorporation, as currently in effect, Pediatrix's amended and restated bylaws and the laws of the State of Florida.

     Pursuant to the merger agreement, Pediatrix has agreed to use its best efforts to cause three vacancies to be created on its board of directors and to cause:

          - John K. Carlyle, D. Scott Mackesy and Dr. Ian M. Ratner to be appointed or elected to Pediatrix's board of directors for 2001; and


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

          - Mr. Carlyle and Dr. Ratner to be nominated for election to Pediatrix's board of directors at any annual meeting of shareholders for 2002.

     Accordingly, the membership of Pediatrix's board of directors will change as a result of the merger. After the completion of the merger, the current directors of Infant Acquisition Corp. will be the directors of Magella after the completion of the merger. In addition, some officers of Pediatrix may also serve as officers of Magella.

THE STOCKHOLDERS' AGREEMENT

     As an inducement for Pediatrix to enter into the merger agreement, each of Magella's principal stockholders entered into the stockholders' agreement. Set forth below is a brief description of the material aspects of the stockholders' agreement. The description does not purport to be complete and is qualified in its entirety by reference to the stockholders' agreement, a copy of which is attached as Annex D to this proxy statement/prospectus and is incorporated by reference herein.

Representations and Warranties

     The stockholders' agreement contains customary representations and warranties by Magella's principal stockholders, Pediatrix and Infant Acquisition relating to, among other things, authorization, execution, delivery, performance and enforceability of the stockholders' agreement, and no conflicts with applicable laws, agreements and charter documents. In addition, the stockholders' agreement contains a customary representation by Magella's principal stockholders relating to ownership of their Magella securities.

Covenants; Irrevocable Proxy

     The stockholders' agreement provides that until the earlier of the effective time of the merger and the valid termination of the stockholders' agreement, each of Magella's principal stockholders that are parties to the stockholders' agreement will:

          - vote their shares of Magella stock in favor of the merger;

          - vote their shares of Magella stock against any other takeover proposal, any proposal or transaction that would impede the merger and any action or agreement that would result in a breach of the merger agreement;

          - not transfer or redeem any of their shares of Magella stock or enter into any voting arrangement with respect to their shares other than the stockholders' agreement;

          - not solicit, initiate, encourage, recommend or approve, or furnish any information or enter any agreement or participate in any discussions or negotiations with respect to, or otherwise facilitate, any takeover proposal;

          - promptly advise Pediatrix of any takeover proposal or inquiries that might lead to a takeover proposal;

          - execute instruments terminating certain provisions of certain agreements to which they are parties relating to their shares of Magella stock; and

          - irrevocably appoint Pediatrix as their attorney and proxy to vote in favor of the merger all their shares of Magella stock that are entitled to be voted.

Cashless Exercise of Warrants

     Each of Magella's principal stockholders that are parties to the stockholders' agreement has agreed to exercise immediately prior to the effective time, on a cashless basis, all Magella warrants that are held by them for a number of shares of Magella non-voting common stock equal to the number of shares of non-voting common stock that they would have received if they had exercised the warrants on a cash basis, less the cash

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exercise price of the warrants divided by the average daily closing price of
Pediatrix common stock for the five consecutive trading days immediately preceding the effective date of the merger multiplied by thirteen.

Other Provisions

     Certain stockholders of Magella that are parties to the stockholders' agreement have agreed, during the period ending on the later of the fifth anniversary of the merger and the second anniversary of the date on which the stockholder (or its representatives) ceases to be a director or officer of Pediatrix, not to:

          - use or disclose any of Magella's confidential information, as defined in the stockholders' agreement, subject to certain customary exceptions;

          - own or hold equity in, or engage or otherwise be employed (in any capacity) in developing, owning, operating, marketing or selling practice management services to or for (1) certain companies specified in the stockholders' agreement, (2) any person or entity whose primary business is providing practice management services for neonatologists and/or perinatologists within the United States or
            (3) any other person or entity who, when combined with such person or entity's affiliates, has under contract 25 or more neonatologists or perinatologists within the United States; or

          - employ, contract with, or solicit employment of or contracting with physicians who are, or who have been within the one-year period prior to such action, associates or affiliates of Pediatrix or Magella.

In addition, such stockholders have agreed during a period ending on the later of the second anniversary of the merger and the second anniversary of the date on which the stockholder (or its representatives) ceases to be an officer or director of Pediatrix, not to employ, contract with, or solicit the employment of or contracting anyone who is, or has been within the one-year period prior to such action, an employee or an agent of Pediatrix or Magella.

Certain Obligations of Welsh, Carson

     Welsh, Carson has agreed not to cause or encourage any person or entity to do anything that, if done by Welsh, Carson would constitute a breach of the provisions described above under "-- Other Provisions".

Termination

     The stockholders' agreement will terminate only upon a valid termination of the merger agreement pursuant to its terms.

THE STANDSTILL AND REGISTRATION RIGHTS AGREEMENT

     Pediatrix, certain principal stockholders of Magella and certain members of Pediatrix management have agreed to enter into the standstill and registration rights agreement at the closing of the merger. Set forth below is a brief description of the material aspects of the standstill and registration rights agreement. The description does not purport to be complete and is qualified in its entirety by reference to the standstill and registration rights agreement, a form of which is attached as Exhibit B to the merger agreement and is incorporated by reference herein.

Restrictions on the Acquisition of Voting Securities

     With certain customary exceptions, during the standstill period which ends on the sixth anniversary of the merger, the stockholders party to the standstill and registration rights agreement would not:

          - acquire any voting capital stock of Pediatrix other than in the merger or as otherwise provided in the standstill and registration rights agreement, provided that each stockholder other than Welsh, Carson may make acquisitions of stock that do not result in such stockholder owning more than 5% of the then-outstanding total voting securities; and
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

          - participate in making or financing any tender or exchange offer with respect to any voting capital stock of Pediatrix, any proposal or offer for a merger, consolidation or other business combination involving Pediatrix or its subsidiaries, or any proposal or offer to acquire all or a substantial part of the assets or business of Pediatrix or its subsidiaries.

Restrictions on Transfers of Voting Securities

     With certain customary exceptions, the parties to the standstill and registration rights agreement would agree not to transfer or otherwise dispose of voting securities of Pediatrix as follows:

          - during the six-month period following the merger, members of Pediatrix management and certain stockholders (other than Welsh, Carson) that are parties to the standstill and registration rights agreement would agree not to transfer or dispose of any voting securities of Pediatrix;

          - for a 90-day period following the merger, Welsh, Carson would not transfer or dispose of any voting securities of Pediatrix; and

          - for the period commencing on the 90th day following the merger until the later of the first anniversary of the merger and the termination of the shelf registration described below, Welsh, Carson would not in any 90-day period transfer or dispose of more than one-third of shares of Pediatrix common stock that Welsh, Carson own immediately following the merger in excess of 9.9% of the total then outstanding shares of Pediatrix common stock.

     The standstill and registration rights agreement defines "transfer or dispose of" to include selling, transferring and pledging, including through any hedging or derivative transactions.

Voting Securities

     During the standstill period ending on the sixth year anniversary of the merger, with certain customary exceptions, the stockholders party to the standstill and registration rights agreement would not:

          - solicit proxies in opposition to the Pediatrix board of directors;

          - seek any special meeting of Pediatrix shareholders;

          - subject any Pediatrix voting securities to a voting trust, agreement or other arrangement;

          - form or join a group for the purpose of acquiring, holding, voting or disposing of Pediatrix voting securities;

          - execute any written consent, as the holder of voting capital stock of Pediatrix, unless requested to do so by Pediatrix; and

          - request Pediatrix or the Pediatrix board of directors to amend, modify or waive any provision of the standstill and registration rights agreement, other than provisions concerning registration rights and certain miscellaneous provisions.

     At the request of Pediatrix, the stockholders party to the standstill and registration rights agreement must also vote their Pediatrix shares in any proxy or consent solicitation concerning the removal or election of Pediatrix directors or a takeover proposal in accordance with the recommendation of the Pediatrix board of directors or in the same proportion as holders of Pediatrix voting stock who are not affiliates of Pediatrix or the stockholders party to the standstill and registration rights agreement.

Registration Rights

     The standstill and registration rights agreement provides that Pediatrix would, within 30 days after the merger, use all reasonable efforts to register for resale (on a shelf registration statement filed with the Securities and Exchange Commission) the shares of Pediatrix common stock that Welsh, Carson owns immediately following the merger in excess of 9.9% of the total then outstanding shares of Pediatrix common stock, or approximately 1,002,409 shares. In addition, the standstill and registration rights agreement permits


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holders of at least 50% of the shares subject to the standstill and registration rights agreement to demand, one time, that Pediatrix register their shares of Pediatrix common stock for resale with the Securities and Exchange Commission (a "demand registration"), and permits certain other holders to include their shares of Pediatrix common stock in a registration statement that Pediatrix has otherwise filed with the Securities and Exchange Commission (a "piggy-back registration"), subject to the following various customary exceptions, including exceptions:

          - Pediatrix would not be obliged to register shares pursuant to a "demand registration" within one year of certain "piggy-back registrations" for a 90-day period if Pediatrix gives notice that it in good faith believes it will offer a "piggy-back registration" within 90 days of the request for the "demand registration";

          - Pediatrix may postpone a registration for up to 90 days, and in addition may prohibit one up to 60 days, if the registration would have a material adverse effect on any other actual or potential transaction; and

          - on the advice of underwriters, Pediatrix may reduce the number of shares registered pursuant to a "piggy-back registration".

A registration will not count as a "demand registration" unless it becomes effective and at least 50% of the registered shares are sold. Both Pediatrix and the holders of registrable shares would agree not to effect any public sale or distribution of Pediatrix common stock (or securities convertible into such stock) during the 15-day period before, and the 90-day period following, the effective date of a registration statement filed pursuant to the standstill and registration rights agreement. Pediatrix would pay the cost of registering shares of Pediatrix common stock in accordance with the standstill and registration rights agreement, excluding underwriting fees, discounts, expenses and commissions.

Indemnification

     With certain customary exceptions, Pediatrix would agree to indemnify stockholders of Magella and underwriters selling shares covered by a registration statement filed pursuant to the standstill and registration rights agreement for losses arising as a result of any untrue statement or omission concerning a material fact in the registration statement, and stockholders of Magella selling shares covered by the registration statement would agree to indemnify Pediatrix for any losses caused by any untrue statement or omission concerning a material fact in the registration statement if the untrue statement or omission was furnished by the selling stockholders for use in the registration statement.

Certain Obligations of Welsh, Carson

     Welsh, Carson would agree not to cause or encourage any person or entity to do anything that, if done by Welsh, Carson would constitute a breach of the provisions of the standstill and registration rights agreement concerning restrictions on the acquisition, transfer or voting of Pediatrix voting securities.

Termination

     The standstill and registration rights agreement would terminate upon the earlier of the mutual consent of its parties and the sixth anniversary of the merger.

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        PEDIATRIX MEDICAL GROUP, INC. AND MAGELLA HEALTHCARE CORPORATION
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined consolidated balance sheet of Pediatrix as of December 31, 2000 and the unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2000 have been prepared to illustrate the effect of the merger using the purchase method of accounting. The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2000 was prepared as though the merger had occurred on December 31, 2000. The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2000 was prepared as though the merger had occurred on January 1, 2000. The pro forma information is based upon the historical consolidated financial statements of Pediatrix and the historical consolidated financial statements of Magella.

     The merger between Pediatrix and Magella is expected to close during the second quarter of 2001. The purchase accounting adjustments described in the notes to the unaudited pro forma condensed combined consolidated financial statements are based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of the purchase price are subject to final determination based upon estimates and other evaluations of fair market value. Management does not anticipate that the allocations reflected in the following unaudited pro forma condensed combined consolidated financial statements will differ materially from the amounts ultimately determined.

     The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the merger occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined consolidated statement of income for costs that may be incurred in integrating the operations of the two companies. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements of Pediatrix and the related notes thereto incorporated by reference in this proxy statement/prospectus and the historical consolidated financial statements of Magella and the related notes thereto included elsewhere in this proxy statement/prospectus.

                         PEDIATRIX MEDICAL GROUP, INC.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                HISTORICAL   HISTORICAL                       PRO FORMA
                                                PEDIATRIX     MAGELLA     ADJUSTMENTS        AS ADJUSTED
                                                ----------   ----------   -----------        -----------
ASSETS
Current assets:
  Cash........................................   $  3,075     $     --     $     --           $  3,075
  Accounts receivable, net....................     69,133       12,919           --             82,052
  Prepaid expenses............................        831          930           --              1,761
  Other current assets........................        836        5,673       (5,673)(b)            836
                                                 --------     --------     --------           --------
          Total current assets................     73,875       19,522       (5,673)            87,724
Property and equipment, net...................      9,629        4,147           --             13,776
Goodwill and other assets, net................    241,230       97,846      105,670(a9)        444,746
                                                 --------     --------     --------           --------
          Total assets........................   $324,734     $121,515     $ 99,997           $546,246
                                                 ========     ========     ========           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit..............................     23,500       23,700           --             47,200
  Current portion of long-term debt...........         --        8,250           --              8,250
  Current portion of capital lease
     obligations..............................         --          262           --                262
  Accounts payable and accrued expenses.......   $ 29,878     $  7,553     $  1,750(a4)       $ 43,081
                                                                              1,520(a6)
                                                                                500(a7)
                                                                              1,880(a8)
  Income taxes payable........................      3,266        1,584           --              4,850
  Deferred income taxes.......................     15,123           --       (5,673)(b)          9,450
                                                 --------     --------     --------           --------
          Total current liabilities...........     71,767       41,349          (23)           113,093
Long-term debt................................         --       15,588           --             15,588
Deferred income taxes.........................      7,197        1,628           --              8,825
Capital lease obligations.....................         --          413           --                413
Deferred compensation.........................      3,870           --           --              3,870
                                                 --------     --------     --------           --------
          Total liabilities...................     82,834       58,978          (23)           141,789
                                                 --------     --------     --------           --------
Convertible preferred stock...................         --       41,759      (41,759)(a5)            --
Shareholder's equity:
  Common stock................................        159          446         (446)(a5)           228
                                                                                 67(a1)
                                                                                  2(a2)
  Additional paid-in capital..................    135,540       17,492      (17,492)(a5)       298,028
                                                                            139,811(a1)
                                                                              3,745(a2)
                                                                             18,932(a3)
  Retained earnings...........................    106,201        2,840       (2,840)(a5)       106,201
                                                 --------     --------     --------           --------
          Total shareholders' equity..........    241,900       20,778      141,779            404,457
                                                 --------     --------     --------           --------
          Total liabilities and shareholders'
            equity............................   $324,734     $121,515     $ 99,997           $546,246
                                                 ========     ========     ========           ========

   See notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Information

                         PEDIATRIX MEDICAL GROUP, INC.
    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            HISTORICAL    HISTORICAL                    PRO FORMA
                                                            PEDIATRIX      MAGELLA      ADJUSTMENTS    AS ADJUSTED
                                                            ----------    ----------    -----------    -----------
Net patient service revenue...............................   $243,075      $79,423       $     --       $322,498
                                                             --------      -------       --------       --------
Operating expenses:
  Salaries and benefits...................................    177,718       47,083             --        224,801
  Supplies and other operating expenses...................     26,675        7,069             --         33,744
  Depreciation and amortization...........................     13,810        6,274          4,227(c)      24,311
                                                             --------      -------       --------       --------
        Total operating expenses..........................    218,203       60,426          4,227        282,856
                                                             --------      -------       --------       --------
  Income from operations..................................     24,872       18,997         (4,227)        39,642
Interest expense, net.....................................      3,413        3,473             --          6,886
                                                             --------      -------       --------       --------
Income before tax.........................................     21,459       15,524         (4,227)        32,756
  Income tax provision....................................     10,473        6,520             --         16,993
                                                             --------      -------       --------       --------
Net income................................................   $ 10,986      $ 9,004       $ (4,227)      $ 15,763
                                                             ========      =======       ========       ========
Per share data:
  Net income per common and common equivalent share:
    Basic.................................................   $   0.70                                   $   0.70
                                                             ========                                   ========
    Diluted...............................................   $   0.68                                   $   0.68(e)
                                                             ========                                   ========
Weighted average shares used in computing net income per
  common and common equivalent share:
    Basic.................................................     15,760                       6,869(d)      22,629
                                                             ========                    ========       ========
    Diluted...............................................     16,053                       7,929(d)      23,982
                                                             ========                    ========       ========

   See notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Information

                         PEDIATRIX MEDICAL GROUP, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL INFORMATION

     The estimated purchase price for Magella pursuant to the merger agreement is comprised of the following:

          - Pediatrix will issue shares of its common stock in exchange for all the outstanding shares of Magella common and preferred stock. In the merger, holders of outstanding shares of Magella stock will receive one-thirteenth of a share of Pediatrix common stock for each outstanding share of Magella common stock that they hold or each share of Magella common stock into which outstanding shares of other classes or series of Magella stock that they hold were convertible immediately prior to the merger.

          - Pediatrix will issue shares of its common stock in exchange for shares of Magella nonvoting common stock to be issued immediately prior to the merger upon the previously agreed, cashless exercise of certain outstanding Magella warrants. The cashless exercise will be based upon the average daily closing price of Pediatrix common stock for the five consecutive trading days immediately preceding the effective date of the merger, which is assumed to be $22.55.

          - Pursuant to the merger agreement, each outstanding option to purchase Magella common stock that was issued by Magella and not exercised at the effective time of the merger will become an option to purchase the number of shares of Pediatrix common stock equal to one-thirteenth of the number of shares of Magella common stock which could have been obtained immediately before the effective time of the merger upon the exercise of the option. The exercise price of each such option per share of Pediatrix common stock will equal the exercise price per share of Magella common stock subject to the option immediately before the effective time of the merger multiplied by 13. All Magella stock options issued prior to the date of the merger agreement will be vested prior to the closing of the transaction.

     The pro forma adjustments for the transaction are as follows:

(a) To record the purchase price for Magella to be paid by Pediatrix.

         For purposes of Pediatrix's financial statements, the value of the common stock issued by Pediatrix is based on the average of the closing prices of the Pediatrix common stock as quoted on the NYSE for the two trading days prior to and the two days after the announcement of the transaction. Such amount was $20.91 per share. In addition, the estimated fair value of the obligation to furnish Pediatrix common stock upon the exercise of Magella stock options after the merger was based on the Black-Scholes option pricing model.

         For purposes of the unaudited pro forma condensed combined consolidated financial statements, the purchase price has been allocated as follows (in thousands):

(1)      Fair value of Pediatrix common stock to be issued for the
         outstanding stock of Magella (approximately 6.7 million
         shares).....................................................  $139,878

(2)      Fair value of Pediatrix common stock to be issued for
         Magella nonvoting common stock to be issued immediately
         prior to the merger upon the previously agreed, cashless
         exercise of certain outstanding Magella warrants
         (approximately 179,000 shares)..............................     3,747

(3)      Fair value of Magella options for 1,389,000 shares of
         Pediatrix common stock to be issued upon exercise...........    18,932

(4)      Estimated direct transaction costs..........................     1,750
                                                                       --------
         Total purchase price........................................  $164,307
                                                                       ========

                         PEDIATRIX MEDICAL GROUP, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL INFORMATION

         Allocation of the purchase price:

(5)      Net book value of Magella (including convertible preferred stock) (Pediatrix management believes that the book value of assets acquired, except goodwill, and liabilities assumed
         approximates fair value.)...................................  $ 62,537

(6)      Adjust liabilities for employment severance (determined
         based upon contractual commitments as a result of the change
         in control).................................................    (1,520)

(7)      Adjust liabilities for office closure and relocation (costs associated with the closure of Magella's corporate office
         and the relocation of staff and office equipment as
         determined by Pediatrix management in accordance with EITF
         95-3).......................................................      (500)

(8)      Accrue for Magella transaction costs and other expenses.....    (1,880)

(9)      Goodwill....................................................   105,670
                                                                       --------
         Total.......................................................  $164,307
                                                                       ========
         Pediatrix is in the process of identifying the fair values of tangible assets that will be acquired. It is expected that the remaining excess cost will be recorded as goodwill and amortized over a period of 25 years. Pediatrix does not believe that there will be any significant intangible assets recorded, other than goodwill, as a result of the transaction.

(b) To reclassify deferred tax assets on the consolidated balance sheet of Magella to a net deferred tax liability for Pediatrix.
         To record the amortization of the excess of cost over net assets

(c) acquired resulting from the allocation of the purchase price over the estimated fair value of tangible assets acquired. The pro forma adjustments assume a 25-year amortization period. Such amortization will not be deductible for tax purposes.
         The weighted average number of shares of Pediatrix common stock to be

(d) issued in connection with the transaction. The outstanding shares used in the diluted net income per share calculation includes the weighted average number of shares of Pediatrix common stock to be issued upon the conversion of the Magella convertible subordinated notes.

(e) The calculation of diluted net income per share includes the reversal of interest expense, net of tax, recorded on the Magella convertible subordinated notes of approximately $637,000.

Certain of Magella's subordinated convertible notes contain provisions giving their holders an option to accelerate payment of such debt upon the occurrence of certain events. As a result of the merger, the holders of $8.4 million in convertible notes, at December 31, 2000, will have the option to accelerate payment of such debt.

The accompanying pro forma condensed combined consolidated financial statements assume that the holders of such subordinated convertible notes will not accelerate payment of such debt upon closing this transaction. During 2000, Magella recorded approximately $480,000 in interest expense on these subordinated convertible notes which have interest rates that range from 5% to 6% annually.

If the holders of such subordinated convertible notes elect to accelerate payment of such debt, Pediatrix would utilize amounts available under its existing line of credit to repay these subordinated convertible notes. Assuming these notes were repaid on January 1, 2000, Pediatrix would have incurred incremental interest expense of approximately $165,000 for the year ended December 31, 2000. Additionally, the impact on the pro forma net income for the year ended December 31, 2000 would be a reduction of approximately $104,000.

                     DESCRIPTION OF PEDIATRIX CAPITAL STOCK

     The following description of Pediatrix capital stock is subject in all respects to applicable Florida law, Pediatrix's amended and restated articles of incorporation, and Pediatrix's amended and restated bylaws. See "Comparison of Rights of Shareholders of Pediatrix and Stockholders of Magella" on page 81.

     As of February 28, 2001, the total authorized shares of capital stock of Pediatrix consist of (1) 50,000,000 shares of common stock, $0.01 par value per share, and (2) 1,000,000 shares of preferred stock, $0.01 par value per share, of which 50,000 shares have been designated as Series A junior participating preferred stock. At the close of business on February 28, 2001, 15,895,828 shares of Pediatrix common stock were issued and outstanding and no shares of Pediatrix preferred stock were issued and outstanding.

     The Pediatrix board of directors is authorized to provide for the issuance from time to time of Pediatrix preferred stock in one or more classes or series and, as to each class or series, to fix the voting rights, if any, the number of shares to constitute the class or series and the designations thereof, the dividend rate and the preferences and relative rights, the dividends that each series will have compared to any other class or series of capital stock of Pediatrix, the redemption price or prices and the other terms of redemption, retirement or sinking funds provisions, if any, the voluntary and involuntary liquidation prices and preferences, if any, the conversion or exchange provisions, if any and any other special rights and protective provisions as the board of directors may deem advisable. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Pediatrix preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Pediatrix common stock or for other corporate purposes.

RIGHTS AGREEMENT AND SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     Pediatrix has entered into a rights agreement dated March 31, 1999, with BankBoston, N.A. as rights agent. The following description of the rights agreement is qualified in its entirety by reference to the terms and conditions of the rights agreement, which should be read carefully. See "Where You Can Find More Information" on page 101 for information about obtaining a copy of Pediatrix's rights agreement.

     Under Pediatrix's rights agreement, Pediatrix's board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of Pediatrix common stock. Each right entitles the registered holder to purchase from Pediatrix a one-thousandth of a share of Pediatrix series A junior participating preferred stock for the exercise price of the right. If any person or group of persons acquires beneficial ownership of 15% or more of the outstanding shares of Pediatrix common stock, each holder of a right, other than rights beneficially owned by the acquiring person or group, will have the right to receive upon the exercise of the right that number of common shares of Pediatrix having a market value of two times the exercise price of the right. Issuances by Pediatrix of shares of Pediatrix common stock in connection with certain acquisition transactions resulting in beneficial ownership in excess of the 15% threshold are excepted from this provision. The exercise price of the rights is $150.00, subject to appropriate adjustments.

     The rights will not be exercisable until the earlier of:

          - 10 days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of Pediatrix common stock; and

          - 10 business days (or such later date determined by the Pediatrix board of directors) following the commencement of, or announcement of, an intention to make a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Pediatrix common stock.

     Series A junior participating preferred stock purchasable upon exercise of the rights:

          - will not be redeemable; and

          - will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $1.00 per share and 1,000 times the dividend declared per share of Pediatrix common stock.

     In the event of liquidation, the holders of the junior participating preferred stock will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of Pediatrix common stock. Each share of junior participating preferred stock will have 1,000 votes, voting together with the Pediatrix common stock. In the event of any merger or other transaction in which Pediatrix common stock is exchanged, each share of junior participating preferred stock will be entitled to receive 1,000 times the amount received per share of Pediatrix common stock.

     At any time after any person or group acquires beneficial ownership of 15% or more of the outstanding shares of common stock of Pediatrix, and prior to the acquisition by any such person or group of 50% or more of the outstanding shares of common stock of Pediatrix, the board of directors of Pediatrix may exchange the rights, other than rights owned by such acquiring person or group, in whole or in part, for shares of common stock of Pediatrix, at an exchange ratio of one share of common stock per right (subject to adjustment).

     The rights expire on March 31, 2009, unless the rights are earlier redeemed. At any time prior to any person or group acquiring beneficial ownership of 15% or more of the outstanding shares of Pediatrix common stock, the Pediatrix board of directors may redeem all but not less than all the rights at a price of $.005 per right. If, however, such redemption is authorized on or after the date of a change in a majority of the directors in office as a result of certain proxy contests or consent solicitations, then such redemption must be approved by a majority of independent directors and by a majority of the full board of directors of Pediatrix. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors of Pediatrix may establish.

     The rights may have the effect of deterring takeovers. The rights will cause substantial dilution to a person or group that attempts to acquire Pediatrix on terms not approved by the Pediatrix board of directors. The rights should not interfere with any merger or other business combination approved by the Pediatrix board of directors prior to the time that a person or group has acquired 15% beneficial ownership since the rights may be redeemed or amended by Pediatrix until such time.

               COMPARISON OF RIGHTS OF SHAREHOLDERS OF PEDIATRIX
                          AND STOCKHOLDERS OF MAGELLA

     This section summarizes some important differences between the rights of shareholders of Pediatrix and those of stockholders of Magella. The following summary is not a complete description and may not contain all the information that is important to you. You should read the relevant provisions of the Florida Business Corporation Act, the Delaware General Corporation Law, Pediatrix's amended and restated certificate of incorporation, Pediatrix's amended and restated bylaws, Magella's amended certificate of incorporation, and Magella's bylaws.

     The rights of Pediatrix shareholders are currently governed by, and upon completion of the merger, the rights of Magella stockholders who become shareholders of Pediatrix in the merger will be governed by, the Florida Business Corporation Act, Pediatrix's amended and restated articles of incorporation, and Pediatrix's amended and restated bylaws. The rights of Magella stockholders are currently governed by the Delaware General Corporation Law, Magella's amended certificate of incorporation and Magella's bylaws.

                      PEDIATRIX                                               MAGELLA
                      ---------                                               -------
AUTHORIZED CAPITAL STOCK
------------------------------------------------------------------------------------------------------------
Pediatrix's authorized capital stock is described      As of February 28, 2001, the total authorized shares
above under "Description of Pediatrix Capital Stock".  of capital stock of Magella consisted of 250,000,000 shares of common stock, $.01 par value per share;
                                                       48,000,000 shares of convertible non-voting common
                                                       stock, $.01 par value per share; 4,400,000 shares of
                                                       convertible series A preferred stock, $.01 par value
                                                       per share; and 4,100,000 shares of convertible series
                                                       B preferred stock, $.01 par value per share.
Pursuant to Pediatrix's amended and restated           Pursuant to Magella's amended certificate of
certificate of incorporation, Pediatrix may issue      incorporation, Magella may not, without its
shares of its preferred stock without shareholder      stockholders' approval, issue:
approval, as described above under "Description of
Pediatrix Capital Stock".                              - additional shares of its series A or series B
                                                         preferred stock (except for up to 100,000 shares of
                                                         its series A preferred stock which may be issued
                                                         from time to time), or
                                                       - shares of additional classes or series of its
                                                         preferred stock having preference over or being on
                                                         parity with its outstanding preferred stock.
------------------------------------------------------------------------------------------------------------
VOTING RIGHTS
------------------------------------------------------------------------------------------------------------
Each holder of shares of Pediatrix's common stock is   Each holder of shares of Magella's common stock is
entitled to one vote for each share held of record on  entitled to one vote for each share held of record;
all matters as to which Pediatrix shareholders are     holders of Magella non- voting common stock are not
entitled to vote and may not cumulate votes for the    entitled to vote; each holder of Magella's series A
election of directors.                                 preferred stock is entitled to vote on the basis of
                                                       the number of shares of common stock into which such
                                                       holder's shares of series A preferred stock are at
                                                       the time convertible. Holders of shares of Magella's
                                                       series B preferred stock are generally not entitled
                                                       to vote. However, if any shares of Magella preferred
                                                       stock are outstanding, prior written consent of
                                                       holders of two-thirds of the outstanding shares of
                                                       preferred stock is required in order for Magella to
                                                       merge, incur certain amounts of indebtedness, issue
                                                       certain securities and make certain amendments to
                                                       Magella's governing documents. Holders of shares of
                                                       Magella's capital stock may not cumulate votes for
                                                       the election of directors.
------------------------------------------------------------------------------------------------------------
SIZE OF BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------
Pediatrix's board of directors has six members.        Magella's board of directors has nine members.
Pediatrix's amended and restated bylaws provide that   Magella's bylaws provide that the number of directors
the number of directors may be fixed by the board of   may be fixed by the board of directors.
directors.
------------------------------------------------------------------------------------------------------------

                      PEDIATRIX                                               MAGELLA
                      ---------                                               -------
ELECTION AND VACANCY DIRECTORS
------------------------------------------------------------------------------------------------------------
The bylaws provide that directors will be elected at   The bylaws provide that directors of Magella will be
each annual meeting of shareholders and will hold      elected at each annual meeting of stockholders and
office until the next annual meeting.                  will hold office until the next annual meeting.
Pediatrix's amended and restated articles of           Magella's bylaws provide that if there is a vacancy
incorporation provide that if there is a vacancy on    on the board of directors or if the number of
the board of directors or if the number of directors   directors is increased, the vacancy will be filled by
is increased, the vacancy will be filled by the        the affirmative vote of the holders of a majority of
affirmative vote of the directors then in office,      the outstanding stock of the company. A director
even if less than a quorum. A director elected to      elected to fill a vacancy will hold office until the
fill a vacancy or newly created directorship will      next meeting of stockholders at which the election of
serve for the balance of the unexpired term, at which  directors is in the regular order of business.
time a successor shall be elected by the
shareholders.
------------------------------------------------------------------------------------------------------------
REMOVAL OF DIRECTORS
------------------------------------------------------------------------------------------------------------
Under Pediatrix's articles, any director may be        Any director or the entire board of directors may be
removed from office only for cause by the affirmative  removed, with or without cause, and any vacancy
vote of the holders of at least two-thirds of the      created by any removal may be filled, by action of
outstanding shares of capital stock entitled to vote   the holders of record of the majority of the issued
for the election of directors.                         and outstanding stock.
------------------------------------------------------------------------------------------------------------
AMENDMENTS TO CERTIFICATES AND ARTICLES OF INCORPORATION
------------------------------------------------------------------------------------------------------------
Under Florida law, unless a greater vote or a vote by  Under Delaware law, the board of directors must
voting groups is required by the articles of           propose an amendment to the certificate of
incorporation or the board of directors, any           incorporation and a majority of all outstanding
substantive amendment to Pediatrix's articles of       shares entitled to vote on it must approve it. In
incorporation must generally be recommended by the     addition, any amendment or repeal of any provision of
board of directors and must be approved by a majority  the certificate of incorporation adversely changing
of the votes cast on the amendment by any voting       the preferences, rights, privileges, powers or
group that would have dissenters' rights because of    restrictions of a class or series of capital stock
the amendment.                                         must be approved by the majority of each class or
                                                       series affected, even if it would otherwise not have
Pediatrix's amended and restated articles of           these voting rights.
incorporation provide that the provisions in the
articles relating to directors (including provisions   In addition, Magella's amended certificate of
regarding the number, term and removal of directors)   incorporation provides that so long as any shares of
and the provisions relating to shareholders            Magella preferred stock are outstanding, the
(including provisions regarding the calling of         affirmative vote of holders of two-thirds of the
special shareholder meetings, and                      outstanding shares of Magella preferred stock is
shareholder-proposed business for annual meetings)     required in order to amend, alter or repeal the
cannot be altered, amended or repealed except by the   certificate of incorporation.
affirmative vote of at least two-thirds of the
outstanding shares of all capital stock entitled to
vote for the election of directors.
------------------------------------------------------------------------------------------------------------
AMENDMENTS TO BYLAWS
------------------------------------------------------------------------------------------------------------
Pediatrix's amended and restated bylaws may be         Magella's bylaws may be altered, amended or repealed
altered, amended or repealed, in whole or in part,     by Magella's board of directors or by the affirmative
by action of Pediatrix's board of directors.           vote of the holders of record of a majority of
                                                       Magella's issued and outstanding stock.
------------------------------------------------------------------------------------------------------------
STOCKHOLDER AND SHAREHOLDER ACTION
------------------------------------------------------------------------------------------------------------
Any action required or permitted to be taken at any    No material differences.
shareholder meeting may be taken without a meeting,
without prior notice and without a vote, by a written
consent signed by holders of outstanding stock having
not less than the minimum number of votes that would
be necessary to authorize the action taken at a
shareholder meeting. Notice of corporate actions
taken without a meeting must be given to shareholders
who did not sign the written consent.
------------------------------------------------------------------------------------------------------------

                      PEDIATRIX                                               MAGELLA
                      ---------                                               -------
SPECIAL STOCKHOLDER AND SHAREHOLDER MEETINGS
------------------------------------------------------------------------------------------------------------

Pediatrix's amended and restated articles of           Magella's bylaws provide that a special meeting of
incorporation and bylaws provide that a special        the stockholders may be called at any time by
meeting of the shareholders will be called only if:    Magella's chairman of the board, Magella's chief
                                                       executive officer or by order of Magella's board of
- holders of not less than 50% of all the votes        directors. A special meeting will also by called by
  entitled to be cast on any issue proposed to be      the secretary of Magella upon the written request of
  considered at the proposed special meeting sign,     stockholders holding at least 50% of the outstanding
  date and deliver to Pediatrix's secretary written    shares of stock of Magella entitled to vote at such
  demands for the meeting describing the purpose or    meeting.
  purposes for which it is to be held; or

- the meeting is called by the board of directors
  pursuant to a resolution approved by a majority of
  the entire board of directors.
------------------------------------------------------------------------------------------------------------
STOCKHOLDER AND SHAREHOLDER PROPOSALS
------------------------------------------------------------------------------------------------------------
Pediatrix's amended and restated articles of           Neither Magella's amended certificate of
incorporation provide that, in order properly to       incorporation nor bylaws restrict the bringing of
bring business before an annual meeting, a             stockholder proposals at stockholder meetings.
shareholder must give written notice thereof to
Pediatrix's secretary not less than 120 days nor more
than 180 days prior to the first anniversary of the
date of Pediatrix's notice of annual meeting provided
with respect to the previous year's annual meeting.
This written notice must provide certain details as
to each matter the shareholder proposes to bring
before the annual meeting, including:

- the name, address and shareholdings of the proposing shareholder;

- a brief description of the proposed business to be brought before the annual meeting and the reasons for conducting this proposed business; and

- any material interest of the shareholder in the
  proposed business.
------------------------------------------------------------------------------------------------------------

                      PEDIATRIX                                               MAGELLA
                      ---------                                               -------
STANDARDS OF CONDUCT FOR DIRECTORS
------------------------------------------------------------------------------------------------------------
The Florida Business Corporation Act requires a        Under Delaware law, the board of directors of a
director of a Florida corporation to perform his or    corporation is responsible for managing the business
her duties as a director in good faith, in a manner    and affairs of a corporation and owes fiduciary
he or she reasonably believes to be in the best        duties of care and loyalty to the corporation and its
interests of the corporation and with the care that    stockholders. Each director is required to perform
an ordinarily prudent person in a like position would  his or her duties as a director in good faith, in a
exercise under similar circumstances. Under Florida    manner he or she reasonably believes to be in the
law, a director may reasonably rely on information     best interests of the corporation and with the care
prepared or presented by:                              that an ordinarily prudent person in a like position
                                                       would use under similar circumstances. The Delaware
- officers or employees of the corporation whom the    General Corporation Law permits a director, in
  director reasonably believes to be reliable and      performance of his or duties as a director, to rely
  competent in the matters presented;                  in good faith upon the records of the corporation and
                                                       upon such information, opinions, reports or
- legal counsel, public accountants or other persons   statements presented to the corporation by any of the
  as to matters the director reasonably believes are   corporation's officers or employees, or committees of
  within the persons' professional or expert           the board of directors, or by any other person as to
  competence; or                                       matters the director reasonably believes are within
                                                       such other person's professional or expert competence
- a committee of the board of directors of which he    and who has been selected with reasonable care by or
  or she is not a member if the director reasonably    on behalf of the corporation.
  believes the committee merits confidence.

Florida law allows directors to consider other
factors in discharging their duties including the
long-term prospects and interests of the corporation
and its shareholders, and the effects of any action
on employees, suppliers, customers, the communities
in which the corporation operates, and general
economic conditions. Under Florida law, if a director
performs his duties in compliance with these
standards, then the director will not be liable for
any action taken as a director.
------------------------------------------------------------------------------------------------------------
DIRECTORS AND OFFICERS AND INDEMNIFICATION
------------------------------------------------------------------------------------------------------------
As currently enacted, the Florida Business             As currently enacted, Section 145 of the Delaware
Corporation Act generally provides that a corporation  General Corporation Law generally provides that a
may indemnify any person who is or was party to any    corporation has the power to indemnify any person who
proceeding by reason of his or her service as a        was or is a party or is threatened to be made a party
director, officer, employee or agent of the            to any threatened, pending or completed action, suit
corporation, or any person serving in such capacity,   or proceeding, of whatever nature, by reason of the
at the request of the corporation, for another         fact that the person is or was a director, officer,
corporation or business entity, subject to certain     employee or agent of the corporation.
conditions similar to those in Section 145 of the
Delaware General Corporation Law.                      Magella's amended certificate of incorporation
                                                       provides that Magella shall, to the fullest extent
Pediatrix's amended and restated articles of           permitted under Section 145 of the Delaware General
incorporation provide that Pediatrix shall indemnify   Corporation Law, indemnify any and all persons whom
and may advance expenses to its officer and directors  it can indemnify under Section 145 from and against
to the fullest extent permitted by current law.        any expenses and/or liabilities.
------------------------------------------------------------------------------------------------------------

                      PEDIATRIX                                               MAGELLA
                      ---------                                               -------
EXCULPATION OF DIRECTORS AND OFFICERS
------------------------------------------------------------------------------------------------------------
The Florida Business Corporation Act provides that     The Delaware General Corporation Law permits a
directors are not personally liable for monetary       corporation to include in its certificate of
damages to the corporation or any other person,        incorporation (as Magella has done) a provision
unless the director breached or failed to perform his  limiting the personal liability of a director to the or her duties as a director and the breach or failure  corporation or its stockholders for monetary damages
constituted any of the following:                      for breach of fiduciary duty as a director. However,
                                                       this provision cannot eliminate or limit the
- a violation of the criminal law (unless the          liability of a director for:
  director had reasonable cause to believe his or her
  conduct was lawful or had no reasonable cause to     - breaches of the director's duty of loyalty to the
  believe his or her conduct was unlawful);              corporation or its stockholders;

- a transaction from which the director derived an     - acts or omissions not in good faith or which
  improper personal benefit, either directly or          involve intentional misconduct or a knowing violation
  indirectly;                                            of the law;

- a circumstance under which the director would be     - violation of Section 174 of the Delaware General
  liable for authorizing an improper distribution;       Corporation Law regarding unlawful payment of
                                                         dividends or unlawful stock purchases or
- in a proceeding by or in the right of the              redemptions; or
  corporation or a shareholder, conscious disregard
  for the best interest of the corporation or willful  - any transaction from which the director derived an
  misconduct; or                                         improper personal benefit.

- in a proceeding by or in the right of someone other
  than the corporation or a shareholder, recklessness
  or an act or omission which was committed in bad
  faith or with malicious purpose or in a manner
  exhibiting wanton and willful disregard of human
  rights, safety or property.
------------------------------------------------------------------------------------------------------------
DIVIDENDS
------------------------------------------------------------------------------------------------------------
Pediatrix's amended and restated articles of           Magella's amended certificate of incorporation
incorporation provide that, subject to the rights of   provides that holders of Magella stock are entitled
the holders of Pediatrix preferred stock, the holders  to receive such dividends as may be declared by the
of Pediatrix common stock are entitled to receive      Magella board of directors. Dividends in respect of
when, as and if declared by the board of directors of  the Magella preferred stock shall be payable on the
Pediatrix, dividends payable in cash, stock or         basis of the number of shares of Magella common stock
otherwise.                                             (or non-voting common stock, as the case may be)
                                                       which would be issuable to such holders of Magella
                                                       preferred stock upon a conversion of the preferred
                                                       stock.
------------------------------------------------------------------------------------------------------------
LIQUIDATION
------------------------------------------------------------------------------------------------------------
Holders of Pediatrix common stock have no              Magella's amended certificate of incorporation
preferential rights with respect to liquidation.       provides that upon any liquidation, dissolution or
                                                       winding up of Magella, holders of preferred stock
                                                       will be entitled to receive the greater of $10 per
                                                       share, plus any dividends accrued and unpaid, and the
                                                       amount that the holders would have been entitled to
                                                       receive had they converted their preferred shares to
                                                       common stock (or non-voting common stock, as the case
                                                       may be). After payment is made to the preferred
                                                       stockholders, the remaining assets of Magella would
                                                       be distributed ratably to holders of Magella common
                                                       stock.
------------------------------------------------------------------------------------------------------------
CONVERSION RIGHTS
------------------------------------------------------------------------------------------------------------
Holders of shares of Pediatrix's common stock have no  Holders of shares of Magella's common stock have no
rights to convert their shares into any other          rights to convert their shares into any other
securities.                                            securities. Holders of shares of Magella's non-voting
                                                       common stock generally may convert their shares into
                                                       shares of Magella's common stock. Holders of shares
                                                       of Magella's series A preferred stock may convert
                                                       each of their shares of series A preferred stock into
                                                       10 shares of Magella's common stock. Holders of
                                                       shares of Magella's series B preferred stock may
                                                       convert each of their shares of series B preferred
                                                       stock into 10 shares of Magella's non-voting common
                                                       stock.
------------------------------------------------------------------------------------------------------------

                      PEDIATRIX                                               MAGELLA
                      ---------                                               -------
REDEMPTION RIGHTS
------------------------------------------------------------------------------------------------------------
Holders of shares of Pediatrix common stock have no    Magella's preferred stock is subject to mandatory
rights to redeem their shares.                         redemption on February 1, 2008, at a redemption price
                                                       of $10 per share. In addition, holders of Magella
                                                       preferred stock may, at their option, redeem their
                                                       shares at a redemption price of $10 per share if
                                                       Magella, with certain exceptions, merges with another
                                                       entity or sells substantially all of its assets.
------------------------------------------------------------------------------------------------------------
TRANSACTIONS WITH INTERESTED SHAREHOLDERS OR STOCKHOLDERS
------------------------------------------------------------------------------------------------------------
Under the Florida Business Corporation Act, any        Magella is not publicly held, and is accordingly not
"affiliated transaction" between a Florida             subject to Section 203 of the Delaware General
corporation and any beneficial owner of 10 percent or  Corporation Law, which contains restrictions on
more of the corporation's outstanding voting shares    certain business combinations involving publicly held
must be approved by two-thirds of the voting shares    companies.
other than the shares beneficially owned by the
interested shareholder. This requirement is in
addition to any vote required by Florida law and the
corporation's articles of incorporation and is
subject to certain exceptions. This requirement does
not apply in certain circumstances, including if the
transaction was approved by a majority of the
corporation's disinterested directors. These
provisions of Florida law apply to each corporation
governed by Florida law unless its articles of
incorporation or bylaws contain a provision expressly
electing not to be governed by these provisions. This
election must be approved by the affirmative vote of
a majority of disinterested shareholders.
------------------------------------------------------------------------------------------------------------
CONTROL SHARE ACQUISITIONS
------------------------------------------------------------------------------------------------------------
Under the Florida Business Corporation Act, voting     The Delaware General Corporation Law does not have
rights for "control shares" must be approved by a      provisions relating to control share acquisitions.
majority of each class of voting securities, not
including the shares held by interested parties.
"Control shares" are shares whose acquisition
entitles the acquiror to between one-fifth and
one-third, between one-third and one-half, or greater
than one-half of a corporation's voting power. If a
shareholder has acquired control shares with a
majority of all voting power and these shares have
been given voting rights, all shareholders who did
not vote in favor of according voting rights to the
acquired shares are entitled to dissenters' rights.
Florida law exempts certain acquisitions from these
provisions, including an acquisition of shares of a
public corporation if the acquisition has been
approved by the public corporation's board of
directors before the acquisition occurs, or a merger
where the corporation is a party to the governing
merger agreement.
------------------------------------------------------------------------------------------------------------

                      PEDIATRIX                                               MAGELLA
                      ---------                                               -------
APPRAISAL RIGHTS
------------------------------------------------------------------------------------------------------------
Except as described below, under the Florida Business  Except as described below, under the Delaware General
Corporation Act, dissenters' rights of appraisal are   Corporation Law, dissenters' rights of appraisal are
available to shareholders of a corporation             available to stockholders of a corporation
participating in certain major corporate actions.      participating in certain major corporate
Under varying circumstances, dissenting shareholders   transactions. Under varying circumstances, dissenting
may receive cash in the amount of the fair value of    stockholders may receive cash in the amount of the
their respective shares (as determined by a court).    fair value of their respective shares (as determined
                                                       by a court) in lieu of the consideration otherwise
Unless a corporation's articles of incorporation       receivable in connection with the relevant
contain a provision to the contrary (and Pediatrix's   transaction.
amended and restated articles of incorporation do not
contain such a provision), appraisal rights are not    Appraisal rights are not available under the Delaware
available under the Florida Business Corporation Act   General Corporation Law in a merger or consolidation
with respect to a plan of merger or share exchange or  by a corporation the shares of which are either
proposed sale or exchange of property to holders of    listed on a national securities exchange, or
shares of any class or series of a corporation if on   designated as a national market system security on an
the relevant record date those shares were either      interdealer quotation system by the National
registered on a national securities exchange (as       Association of Securities Dealers, Inc. or held of
Pediatrix's shares of common stock are) or designated  record by more than 2,000 stockholders.
as a national market system security on an
interdealer quotation system by the National           However, appraisal rights will be available to
Association of Securities Dealers, Inc., or held of    dissenting stockholders if the merger or
record by not fewer than 2,000 shareholders.           consolidation required stockholders to exchange their
                                                       shares for anything other than:

                                                       - shares of the surviving corporation;

                                                       - shares of another corporation that will be listed
                                                         on a national securities exchange or designated as a
                                                         national market system security on an interdealer
                                                         quotation system by the NASD, or held of record by
                                                         more than 2,000 stockholders; or

                                                       - cash in lieu of fractional shares.
------------------------------------------------------------------------------------------------------------
RIGHTS PLAN
------------------------------------------------------------------------------------------------------------
The material aspects of Pediatrix's rights plan are    Magella does not have a rights plan.
described above under "Description of Pediatrix
Capital Stock".
------------------------------------------------------------------------------------------------------------

                       ELECTION OF PEDIATRIX'S DIRECTORS

     Pediatrix's amended and restated articles of incorporation and amended and restated bylaws provide that the number of directors constituting Pediatrix's board of directors will be determined from time to time by resolution adopted by Pediatrix's board of directors.

     Pediatrix's board of directors has determined by resolution that it will have six members for the upcoming year; provided that if the merger occurs, then consistent with the merger agreement, the number of directors will be increased to nine and John K. Carlyle, D. Scott Mackesy and Ian M. Ratner, M.D., will be appointed to the three new seats on Pediatrix's board of directions, all concurrently with the effective time of the merger. See "The Merger
Agreement -- Operations after the Merger".

     Five of Pediatrix's six incumbent directors of Pediatrix have been nominated as a director to be elected at the annual meeting by the holders of Pediatrix common stock. In addition, Kristen Bratberg has been nominated as a director to be elected at the annual meeting. Proxies will be voted FOR such nominees absent contrary instructions. Dr. Medel has served as a director since 1979. Mr. Fernandez has served as a director since October 1995. Dr. Cunningham has served as a director since October 1996. Mr. Alvarez has served as a director since March 1997. Dr. Carlo has served as a director since June 1999. See "Management" for the biographies of these nominees for director. Dr. Knox will no longer serve as a member of Pediatrix's board of directors once his successor is elected at the annual meeting.

     If a quorum is present and voting at the annual meeting, the six nominees receiving the highest number of votes "FOR" will be elected to the board of directors of Pediatrix. Each director elected will serve for a term expiring at Pediatrix's 2002 annual meeting of shareholders, which is expected to be held in May 2002, or until his successor has been duly elected and qualified.

     The board of directors of Pediatrix has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by Pediatrix's board of directors, unless it is directed by a proxy to do otherwise.

     PEDIATRIX'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR.

     Set forth below is information about Messrs. John K. Carlyle and D. Scott Mackesy and Dr. Ian M. Ratner.

     John K. Carlyle has served as the Chief Executive Officer of Magella since 1998. From 1990 through 1997, he served in the positions of President, Chief Executive Officer and Chairman of Concentra Managed Care, Inc. (formerly OccuSystems, Inc.). Concentra is a healthcare services and cost containment company in the area of workers' compensation and occupational healthcare. From 1985 through 1990, Mr. Carlyle served as Senior Vice President and Chief Financial Officer of Medical Care International, the nation's largest operator of outpatient surgery centers. He serves on the Board of Directors of Concentra and Heritage Healthcare System, Inc. Mr. Carlyle is a certified public accountant.

     Ian M. Ratner, M.D., has served as the Chairman of the Board and Chief Medical Officer of Magella since 1998. Dr. Ratner served as a neonatologist with Newborn Pediatric Healthcare Associates, P.A., the predecessor to Magella, from 1996 to 1998. Dr. Ratner is a neonatologist in Dallas, Texas and Co-Chairman of the Committee on Practice: Neonatal-Perinatal Medicine; Section of Perinatal Pediatrics; American Academy of Pediatrics. He is a graduate of Dartmouth Medical School and completed his residency at the University of Colorado Medical Center. Dr. Ratner completed his neonatal fellowship at The Children's Hospital in Denver, Colorado. He is Board certified in pediatrics and neonatal-perinatal medicine and is the past President of Newborn and Pediatric Healthcare Associates.

     D. Scott Mackesy has served as a director of Magella since 1998. Mr. Mackesy has been a principal with Welsh, Carson, Anderson & Stowe since January 1998. Prior to joining Welsh, Carson, Anderson & Stowe,

Mr. Mackesy was senior research analyst and vice president in the Investment Research Department at Morgan Stanley Dean Witter from January 1996 to January 1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Pediatrix's executive officers and directors are as follows:

NAME                                     AGE                 POSITION WITH THE COMPANY
----                                     ---                 -------------------------
Roger J. Medel, M.D., M.B.A............  54    Chief Executive Officer and Director
Kristen Bratberg.......................  39    President and Nominee for Director
Joseph M. Calabro......................  40    Chief Operating Officer
Karl B. Wagner.........................  35    Chief Financial Officer
Brian T. Gillon........................  35    Executive Vice President, Corporate Development,
                                               General Counsel and Secretary
G. Eric Knox, M.D.(1)..................  58    Director
M. Douglas Cunningham, M.D.............  61    Director
Cesar L. Alvarez(2)(3).................  53    Director
Michael B. Fernandez(2)(3).............  48    Director
Waldemar A. Carlo, M.D.(2)(3)..........  48    Director

---------------

(1) Dr. Knox will no longer be a member of Pediatrix's board of directors once his successor is elected at the annual meeting.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

     Roger J. Medel, M.D., M.B.A. has held the position of Chief Executive Officer and director of Pediatrix since he founded the company in 1979 with Dr. Gregory Melnick. Dr. Medel has been an instructor in pediatrics at the University of Miami and participates as a member of several medical and professional organizations. Dr. Medel also holds a Masters Degree in Business Administration from the University of Miami. Dr. Medel served on the boards of directors of Sechrist Industries Inc. and ARC Broward Inc., and currently serves on the board of directors of Physicians Healthcare Plans, Inc. and the Sheriff's Foundation of Broward County, Inc.

     Kristen Bratberg joined Pediatrix in November 1995 as Vice President, Business Development. In January 2000, Mr. Bratberg was appointed Executive Vice President, Corporate Development and, in May 2000, he was appointed President. Prior to joining Pediatrix, Mr. Bratberg was employed by Dean Witter Reynolds Inc. in the Corporate Finance Department from May 1987 to November 1995, most recently as a Senior Vice President specializing in the healthcare industry.

     Joseph M. Calabro joined Pediatrix in January 1996 as Chief Information Officer. In January 2000, Mr. Calabro was appointed Executive Vice President, Management, and in May 2000, he was appointed Chief Operating Officer. Prior to joining Pediatrix, Mr. Calabro was employed by Ambulatory Surgery Group of Columbia/HCA as Director of Information Technology from 1994 to January 1996 and in various other operational and technology roles from 1987 to 1994.

     Karl B. Wagner joined Pediatrix in May 1997 and was appointed Chief Financial Officer in August 1998. Prior to his appointment, Mr. Wagner served as Controller, and was responsible for all accounting and financial operations, including Securities and Exchange Commission reporting. Prior to joining Pediatrix, Mr. Wagner was Chief Financial Officer for the East Region of Columbia/HCA's Ambulatory Surgery Division from January 1995 until joining the Company. From July 1993 through January 1995, Mr. Wagner was Assistant Controller of Medical Care International, Inc., a subsidiary of Medical Care America, Inc.

     Brian T. Gillon joined Pediatrix in December 1996 as Director, Business Development, served as Vice President, Business Development from January 2000 through December 2000 and was appointed as Executive Vice President, Corporate Development, General Counsel and Secretary in January 2001. In his current position, Mr. Gillon is responsible for Pediatrix's legal affairs and activities related to new business opportunities, including mergers and acquisitions. From June 1996 until joining Pediatrix, Mr. Gillon was an associate in the healthcare group of Smith Barney, Inc.'s Investment Banking Division, and from September 1993 until June 1996, he was an attorney at Dewey Ballantine, specializing in mergers and acquisitions and corporate finance transactions for health care companies.

     G. Eric Knox, M.D. was appointed as a director in October 1999. Dr. Knox was employed by Obstetrix Medical Group, Inc., a wholly owned subsidiary of Pediatrix, since August 1999 as Chief Medical Officer, and was promoted to President in January 2000. Dr. Knox resigned as President of Obsterix effective December 31, 2000. Prior to joining Pediatrix, Dr. Knox was Director and perinatologist at The Perinatal Center at Abbot-Northwestern Hospital in Minneapolis, Minnesota, from July 1978 through July 1999. From 1983 through 1999, he was the Medical Director and Chairman of the Risk Management Council at Abbott-Northwestern Hospital and Medical Director of MMI Companies, Inc. He is a Professor of the Department of OB/GYN at the University of Minnesota Medical School. Dr. Knox has written and co-authored numerous publications in the fields of perinatology, risk management and organizational safety.

     M. Douglas Cunningham, M.D. has been employed by Pediatrix since June 1996. Dr. Cunningham served as Vice President and Chief Medical Officer from June 1996 to June 1997, at which time he was appointed Vice President, Regional Medical Operations. In October 1999, Dr. Cunningham was appointed Vice President, Medical Coding. In October 1996, Dr. Cunningham was appointed director. Dr. Cunningham has over 25 years experience as a practicing neonatologist and professor of pediatrics and neonatology. From 1988 until joining Pediatrix, Dr. Cunningham served as the Senior Vice President, Medical Operations with Infant Care Management Services, Inc. Dr. Cunningham has also served as a professor at several medical schools, most recently as a Clinical Professor of Pediatrics at the University of California, Irvine, and has published numerous medical articles.

     Cesar L. Alvarez was appointed as a director in March 1997. Mr. Alvarez is the President and Chief Executive Officer of the law firm of Greenberg Traurig, LLP. Mr. Alvarez has been a lawyer with this firm for over 20 years. Mr. Alvarez also serves as a director of Atlantis Plastics, Inc., TexPack, N.V., Watsco, Inc., Union Planters Bank (Florida), Avborne, Inc. and Koning Restaurants International.

     Michael B. Fernandez was appointed as a director in October 1995. Mr. Fernandez has served since 1992 as Chairman of the Board and Chief Executive Officer of Physicians Healthcare Plans, Inc., a Florida-based health maintenance organization. Prior to that time, Mr. Fernandez served from 1990 to 1992 as Executive Vice President of Product Development and Marketing as well as Chief Executive Officer of certain indemnity subsidiaries of CAC-United Healthcare Plans of Florida, Inc., a publicly-held managed care company.

     Waldemar A. Carlo, M.D. was appointed as a director in June 1999. Dr. Carlo has served as Professor of Pediatrics and Director of the Division of Neonatology at the University of Alabama at Birmingham Medical School since 1991. Dr. Carlo also serves as Director of Newborn Nurseries at the University of Alabama Medical Center and the Children's Hospital of Alabama since 1991. Dr. Carlo participates as a member of several medical and professional organizations. He has also received numerous research awards and grants and has lectured extensively, both nationally and internationally.

MEETINGS AND COMMITTEES OF PEDIATRIX'S BOARD OF DIRECTORS

     Pursuant to the Florida Business Corporation Act and Pediatrix's amended and restated bylaws, Pediatrix's business, property and affairs are managed under the direction of the board of directors. Members of the board of directors are kept informed of Pediatrix's business through discussions with the chairman of Pediatrix's board of directors and Pediatrix's officers, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

     During 2000, Pediatrix's board of directors held four meetings and took certain actions by unanimous written consent. Each director, other than Mr. Fernandez, attended at least 75 percent of the aggregate of (i) the number of such meetings, and (ii) the number of meetings of committees of the board of directors held during 2000. Mr. Fernandez attended 50 percent of such meetings.

     During 2000, Pediatrix's board of directors had two ongoing committees: the audit committee and the compensation committee. Pediatrix's audit committee held four stand-alone meetings and participated in various meetings held by the full board of directors in 2000. Messrs. Fernandez and Alvarez were members of Pediatrix's audit committee during 2000. Pediatrix's compensation committee held two meetings in 2000. Messrs. Fernandez and Alvarez were also members of Pediatrix's compensation committee during 2000, with Mr. Alvarez as chairman of Pediatrix's compensation committee.

REPORT OF THE AUDIT COMMITTEE

     Pediatrix's audit committee consists of two independent directors. The audit committee's duties and responsibilities are set forth in a written charter adopted by Pediatrix's board of directors, a copy of which is attached to this proxy statement/prospectus as Annex F. The audit committee has:

          - reviewed and discussed with management Pediatrix's audited financial statements as of and for the fiscal year ended December 31, 2000;

          - discussed with Pediatrix's independent public accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Accounting Standards, as amended; and

          - received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent auditors their independence.

     Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the financial statements referred to above be included in Pediatrix's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Fees Paid to Independent Accountants

     The Securities and Exchange Commission's Final Rule on Auditor Independence requires that Pediatrix make the following disclosures regarding the amount of fees billed by its independent auditors and the nature of the work for which these fees were billed:

Audit Fees

     Aggregate fees billed for PricewaterhouseCoopers LLP's audit of Pediatrix's annual financial statements for the year ended December 31, 2000 and for it reviews of the financial statements included in Pediatrix's Forms 10-Q for year ended December 31, 2000, totaled $151,000. Of this amount, $66,000 had been billed as of December 31, 2000.

Financial Information Systems Design and Implementation Fees

     There were no fees billed for any financial information systems design and implementation services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2000.

Other Services

     Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2000, totaled $46,500.

                                Cesar L. Alvarez
                              Michael B. Fernandez

DIRECTOR COMPENSATION

     Pediatrix pays each director who is neither an employee nor associated with one of Pediatrix's principal shareholders (1) an annual director's fee of $7,500, payable quarterly, (2) a $1,000 fee for each meeting of the board of directors attended by such director, and (3) a $500 fee for each committee meeting attended that is not held in conjunction with a regular meeting of the board of directors. In addition, each non-employee director who is not affiliated with one of Pediatrix's principal shareholders, or an independent director, receives on such director's initial appointment to the board or directors options to purchase 5,000 shares of Pediatrix common stock. These options become fully exercisable on the one-year anniversary date of the grant, with the unexercised portion becoming null and void three months after the independent director ceases to be a director of Pediatrix for any reason. Pediatrix also reimburses all of its directors for out-of-pocket expenses incurred in connection with the rendering of services as a director.

     Effective December 1, 2000, Dr. Cunningham was appointed as Vice President, Special Projects, pursuant to an employment agreement with Pediatrix which provides for an annual salary of $400,000. During 2000, Dr. Cunningham received compensation of $400,000 for services rendered to Pediatrix as Vice President, Medical Coding, a position he held prior to his current position. Dr. Knox served as President of Obstetrix Medical Group, Inc., a wholly-owned subsidiary of Company, pursuant to an employment agreement which provides for an annual salary of $250,000 plus an incentive bonus. During 2000, Dr. Knox received compensation of $419,000 including bonuses for services rendered to Pediatrix.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Fernandez, a member of the Pediatrix's Compensation Committee, is also a director and executive officer of Physicians Healthcare Plans, Inc. Dr. Medel serves on the Board of Directors of Physicians Healthcare Plans, Inc.

                          SHARE OWNERSHIP OF PEDIATRIX

     The following table sets forth information concerning the beneficial ownership of common stock of Pediatrix as of February 28, 2001, for the following:

          - each shareholder who is known by Pediatrix to own beneficially more than five percent of the outstanding shares of Pediatrix common stock;

          - each of Pediatrix's current directors;

          - Pediatrix's chief executive officer and its other four most highly compensated officers; and

          - all Pediatrix's directors and executive officers as a group.

                                                                      PEDIATRIX
                                                                   COMMON STOCK(2)
                                                              --------------------------
                                                               NUMBER OF
                                                                 SHARES      PERCENT OF
                                                              BENEFICIALLY   OUTSTANDING
NAME OF BENEFICIAL OWNER(1)                                      OWNED         SHARES
---------------------------                                   ------------   -----------
Roger J. Medel, M.D.(3).....................................   1,835,208        10.82%
Kristen Bratberg(4).........................................     355,545         2.19%
Joseph M. Calabro(5)........................................      89,377            *
Karl B. Wagner(6)...........................................      49,586            *
Bruce A. Jordan(7)..........................................      25,451            *
Eric Knox, M.D.(8)..........................................      18,460            *
M. Douglas Cunningham, M.D.(9)..............................         300            *
Cesar L. Alvarez(10)........................................       5,000            *
Michael B. Fernandez(11)....................................      40,731            *
Waldemar A. Carlo, M.D.(12).................................       3,333            *
Southeastern Asset Management, Inc.(13).....................   1,895,600        11.93%
Wasatch Advisors, Inc.(14)..................................   1,762,640        11.09%
Dimensional Fund Advisors, Inc.(15).........................   1,083,900         6.82%
Wellington Management Company, LLP(16)......................     804,500         5.06%
All directors and executive officers as a group (10
  persons)(17)..............................................   2,422,991        13.85%

---------------

  *  Less than one percent.

 (1) Except as otherwise indicated, the address of each person listed in the table is c/o Pediatrix Medical Group, Inc., 1301 Concord Terrace, Sunrise, FL 33323-2285.
 (2) Based on 15,895,828 shares of common stock outstanding. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of February 28, 2001, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.
 (3) Includes (i) 240 shares owned by Dr. Medel's children, as to which Dr. Medel disclaims beneficial ownership, (ii) 693,665 shares held by Medel Family Limited Partnership, L.P., a Delaware limited partnership, (iii) 42,970 shares held by Medel Investments, Inc., a Nevada corporation, (iv) 35,000 shares directly owned, (v) 970,000 shares subject to presently exercisable options, and (vi) 93,333 shares subject to presently exercisable options held by Dr. Medel's wife.
 (4) Includes (i) 5,545 shares directly owned, 4,545 of which were acquired through Pediatrix's employee stock purchase plan, and (ii) 350,000 shares subject to presently exercisable options.
 (5) Includes (i) 1,710 shares directly owned, 1,210 of which were acquired through Pediatrix's employee stock purchase plan, (ii) 86,667 shares subject to presently exercisable options, and (iii) 1,000 shares acquired by Mr. Calabro's wife through Pediatrix's employee stock purchase plan.
 (6) Includes (i) 259 shares accumulated through Pediatrix's 401(k) thrift and profit sharing plan, (ii) 993 shares directly owned that were acquired through Pediatrix's employee stock purchase plan, and (iii) 48,334 shares subject to presently exercisable options.

 (7) Includes (i) 451 shares directly owned which were acquired through Pediatrix's employee stock purchase plan, and (ii) 25,000 shares subject to presently exercisable options. Effective January 6, 2001, Mr. Jordan no longer serves as Vice President, General Counsel and Corporate Secretary.
 (8) Includes (i) 1,793 shares directly owned, 793 of which were acquired through Pediatrix's employee stock purchase plan, and (ii) 16,667 shares subject to presently exercisable options.
 (9) Includes 300 shares directly owned.
(10) All 5,000 shares are subject to presently exercisable options. The address of Mr. Alvarez is 1221 Brickell Avenue, 22nd Floor, Miami, FL 33131.
(11) Includes (i) 35,731 shares directly owned, and (ii) 5,000 shares which are subject to presently exercisable options. The address of Mr. Fernandez is 2333 Ponce de Leon Boulevard, Suite 303, Coral Gables, FL 33134.
(12) All 3,333 shares are subject to presently exercisable options. The address for Dr. Carlo is 525 New Hillman Building, Birmingham, AL 35233.
(13) Southeastern Asset Management, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,895,600 shares based on the most recent Schedule 13G. The address for Southeastern Asset Management, Inc. is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119.
(14) Wasatch Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,762,640 shares based on the most recent Schedule 13G. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.
(15) Dimensional Fund Advisors Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,083,900 shares based on the most recent
     Schedule 13G. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(16) Wellingtron Management Company, LLP, a registered investment advisor, is deemed to have beneficial ownership of 804,500 shares based on the most recent Schedule 13G. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.
(17) Includes 1,603,334 shares subject to presently exercisable options.

                           SHARE OWNERSHIP OF MAGELLA

     The following table sets forth information concerning the beneficial ownership of capital stock of Magella as of February 28, 2001 for the following:

          - each stockholder who is known by Magella to own beneficially more than five percent of the outstanding shares of Magella stock;

          - each of Magella's current directors;

          - Magella's chief executive officer and its other four most highly compensated officers; and

          - all Magella's directors and executive officers as a group.

                                                                 MAGELLA COMMON STOCK
                                                              --------------------------
                                                               NUMBER OF
                                                                 SHARES      PERCENT OF
                                                              BENEFICIALLY   OUTSTANDING
                                                                 OWNED         SHARES
                                                              ------------   -----------
Entities associated with Welsh, Carson, Anderson &
  Stowe(1)..................................................   43,207,938        46.9%
Texas Perinatal Associates of Texas, L.L.P.(2)..............    5,000,000         5.4%
Steven K. Boyd(3)...........................................    2,650,000         3.0%
John K. Carlyle(4)..........................................    8,150,802         8.6%
Roger K. Freeman, M.D.(5)...................................      265,306           *
J. Leonard Hilliard, M.D....................................    1,541,666         1.8%
D. Scott Mackesy(6).........................................       56,875           *
Andrew M. Paul(7)...........................................      329,875           *
Richard D. Pence(8).........................................    1,700,000         1.9%
Ian M. Ratner, M.D.(9)......................................    3,375,000         3.8%
Leonard M. Riggs, M.D.(10)..................................      100,000           *
William H. Wilcox(11).......................................      100,000           *
All directors and executive officers as a group
  (11 persons)..............................................   18,269,524        18.2%

---------------

  *  Less than one percent (1%)

 (1) Consists of (i) 700,000 shares issuable upon conversion of Magella Series A preferred stock held of record by WCAS Healthcare Partners, L.P., (ii) 96,250 shares issuable upon exercise of outstanding warrants held of record by WCAS Healthcare Partners, L.P., (iii) 37,285,000 shares issuable upon conversion of Magella Series A preferred stock held of record by Welsh, Carson, Anderson & Stowe VII, L.P., and (iv) 5,126,688 shares issuable upon exercise of outstanding warrants held of record by Welsh, Carson, Anderson & Stowe VII, L.P. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, Suite 2500, New York, NY 10022-6815.
 (2) Consists of 5,000,000 shares issuable upon conversion of a convertible subordinated promissory note. The address of Texas Perinatal Associates of Texas, L.L.P. is 3500 Gaston Avenue, 1st Floor, Johnson Building, Dallas, TX 75246.
 (3) Consists of (i) 400,000 shares issuable upon conversion of Magella series A preferred stock, and (ii) 2,250,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.
 (4) Consists of (i) 500,000 shares issuable upon conversion of Magella series A preferred stock held of record by Cordillera Interest Ltd., and (ii) 7,650,802 shares issuable upon exercise of options that have already vested or will vest within 60 days.
 (5) The shares indicated as beneficially owned represent Dr. Freeman's interest in a convertible subordinated promissory note held of record by Perinatal Associates of Southern California, P.A.
 (6) Consists of (i) 50,000 shares issuable upon conversion of Magella series A preferred stock, and (ii) 6,875 shares issuable upon exercise of outstanding warrants.
 (7) Consists of (i) 290,000 shares issuable upon conversion of Magella series A preferred stock, and (ii) 39,875 shares issuable upon exercise of outstanding warrants.
 (8) Consists of (i) 200,000 shares issuable upon conversion of Magella series A preferred stock, and (ii) 1,500,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.
 (9) Consists of (i) 1,875,000 shares held of record, and (ii) 1,500,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.
(10) Consists of 100,000 shares issuable upon conversion of Magella series A preferred stock.
(11) Consists of 100,000 shares issuable upon conversion of Magella series A preferred stock.

     PROPOSAL TO APPROVE PEDIATRIX'S AMENDED AND RESTATED STOCK OPTION PLAN

     Pediatrix's stock option plan, first adopted in December 1992, and amended and restated in September 1995, has been amended from time to time in accordance with its provisions. A total of 5,500,000 shares of Pediatrix common stock are currently authorized for issuance under this plan, representing approximately 27% of Pediatrix common stock on a fully diluted basis, and, as of December 31, 2000, nonqualified options to purchase 5,213,448 shares of Pediatrix common stock had been granted under this plan to approximately 358 persons (excluding cancelled options but including exercised options), including an aggregate of 20,000 shares of Pediatrix common stock granted to three current and two former non-employee directors. These options were granted at exercise prices ranging from $2.84 to $61.00 per share (the fair market value of the Pediatrix common stock as of the dates of grant). All shares subject to this plan will continue to be registered under the Securities Act of 1933 at Pediatrix's expense.

     PEDIATRIX'S COMPENSATION COMMITTEE RECOMMENDED TO THE BOARD OF DIRECTORS, AND THE BOARD OF DIRECTORS HAS ADOPTED, AND IS SUBMITTING TO PEDIATRIX'S SHAREHOLDERS FOR APPROVAL, PEDIATRIX'S AMENDED AND RESTATED PLAN, AS AMENDED TO:

     - INCREASE THE NUMBER OF SHARES WITH RESPECT TO WHICH OPTIONS MAY BE GRANTED UNDER THE PLAN FROM 5,500,000 SHARES TO 8,000,000 SHARES; AND

     - CHANGE THE MAXIMUM NUMBER OF SHARES WITH RESPECT TO WHICH OPTIONS MAY BE GRANTED TO ANY ONE DIRECTOR, OFFICER OR EMPLOYEE FROM 1,300,000 IN TOTAL TO 250,000 IN ANY CALENDAR YEAR.

     The following description of Pediatrix's option plan, amended as described above, is qualified in its entirety by reference to the full text of Pediatrix's amended and restated stock option plan as proposed to be amended (referred to below as the "plan"), which is attached hereto as Annex G.

DESCRIPTION OF PEDIATRIX'S AMENDED AND RESTATED STOCK OPTION PLAN

     Awards. The plan provides for the grant of both nonqualified and incentive stock options to purchase Pediatrix common stock to employees, executive officers and directors (whether or not employees) of Pediatrix (including its subsidiaries and other business entities or partnerships related to Pediatrix through long-term management contracts). In addition, the plan provides that each director of Pediatrix who is not an employee of Pediatrix will receive options to purchase 5,000 shares of Pediatrix common stock on the date of his or her appointment as a director. These options become fully exercisable on the one-year anniversary date of the grant and expire three months after the holder ceases to be a director of Pediatrix for any reason. Under the terms of the plan, incentive options may be granted at any time prior to September 20, 2005.

     Plan Administration and Committee Authority. The plan is administered by the compensation committee of Pediatrix's board of directors, which has the authority to determine the terms of options granted to employee directors and all other eligible participants (subject to certain limited exceptions described in the plan). The plan provides that Pediatrix compensation committee must consist of two or more directors, all of whom are not employed by Pediatrix.

     Shares Authorized for Issuance. The plan provides that Pediatrix may grant options to purchase up to 8,000,000 shares of Pediatrix common stock, representing approximately 27% of Pediatrix common stock on a fully diluted basis immediately after the merger. If options to purchase shares granted under the plan terminate, expire, or are canceled or surrendered, new options may be issued with respect to such shares.

     Maximum Number of Options that may be Granted to One Individual. The aggregate number of shares with respect to which options may be granted under the plan to any one director, officer or employee shall not exceed 250,000 in any calendar year.

     Adjustments. To prevent dilution of the rights of a holder of an option, the plan provides that the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options shall be appropriately adjusted in the event of any subdivision or consolidation of shares, any stock dividend, recapitalization or other capital adjustment of Pediatrix.

     Exercise Price. Pediatrix's compensation committee will determine the exercise price for options issued under the plan, subject to the following restrictions:

          - the exercise price cannot be less than the par value per share of Pediatrix common stock, which is $.01; and

          - the exercise price of incentive stock options and options that the plan provides shall be issued to non-employee directors of Pediatrix cannot be less than the fair market value of the shares underlying such options on the day that the options are granted.

     Payment of Exercise Price and Taxes. Upon the exercise of an option, payment of the exercise price (and any amount that the optionee must pay to Pediatrix in order for Pediatrix to comply with federal and state tax withholding requirements) may be made in cash or, if permitted by Pediatrix's compensation committee or board of directors, by withholding shares issuable upon the exercise of the option or any other form of cashless exercise procedure approved by the compensation committee or the board. The plan also provides that Pediatrix may make loans to participants of the plan to finance the exercise of options and any taxes payable in connection with the exercise of options. Loans must be recourse to the participant, bear interest at a rate no less than the prime rate of interest of Pediatrix's principal lender, and be secured by the shares of Pediatrix common stock purchased upon exercise of the option.

     Vesting and Expiration of Options. Options granted under the plan become exercisable and expire as determined by Pediatrix's compensation committee or board of directors and set out in the applicable option agreement, subject to the following restrictions:

          - options must expire no later than ten years from the date of grant; and

          - unless provided otherwise in the applicable option agreement, options immediately become exercisable upon a change of control of Pediatrix and in certain other limited circumstances.

     Either Pediatrix's compensation committee or board of directors may, at its sole discretion, accelerate the date on which options may be exercised.

     Earlier Expiration of Options. If a participant's employment with Pediatrix is terminated for any reason other than cause, disability or death, his or her options expire three months after the date of termination. A participant's options expire one year after the date on which his or her employment is terminated because of disability or death, or, if the participant dies during the one year period after his or her employment is terminated because of disability, three months after the date his or her death. A participant's options are terminated immediately upon the termination of his or her employment for cause.

     Transferability of Options. Options granted under the plan are generally not transferable other than by will or by the laws of descent and distribution. However, non-qualified options may be transferred in compliance with Rule 16b-3 of the Exchange Act of 1934 with the prior written consent of Pediatrix's compensation committee or board of directors.

     Amendment and Termination. Either Pediatrix's compensation committee or board of directors may amend or terminate the plan. However, no amendment or termination may substantially impair the rights of the holder of any outstanding option without the written consent of its holder. In addition, certain amendments of the plan are subject to shareholder approval.

     Certain United States Federal Tax Consequences. In general, participants under the plan do not recognize any income upon grant of options, but will recognize compensation taxable as ordinary income upon the exercise of options in the amount equal to the excess, if any, of the fair market value of the acquired shares of Pediatrix common stock on the date of exercise of the option over the exercise price. However, participants generally are not subject to tax upon the grant or exercise of an incentive stock option, but will recognize income or loss upon the disposition of the shares, which may be ordinary income or capital gain (or loss), or both, depending on the length of time the shares have been held. Pediatrix will be entitled to a deduction as compensation expense in an amount equal to the amount taxable to the participant as ordinary income.

     If a participant uses previously-acquired Pediatrix stock to pay for the exercise price of an option and provided that the delivery of shares is not treated as a disqualifying disposition of previously-exercised incentive stock option, the participant will not recognize any taxable gain or loss by reason of such use and the tax basis of the shares received upon the exercise of the option is as follows: (i) for the number of newly-received shares equal to the number surrendered by the participant, the basis is equal to the basis of the surrendered shares; and (ii) the basis of the balance of the newly-received shares is the market value of the shares on the date of exercise or, in the case of an incentive stock option, zero.

VOTE REQUIRED AND RECOMMENDATION

     Pediatrix's compensation committee has approved Pediatrix's amended and restated stock option plan as amended in this proposal and is recommending approval by Pediatrix's shareholders because it believes that the proposed amendment is in the best interests of Pediatrix. The increase in the number of shares of Pediatrix common stock with respect to which options may be granted under the plan is necessary so that, after the merger, such number of shares, as a percentage of the outstanding shares of Pediatrix common stock on a fully diluted basis, will be similar to that prior to the merger. The change in the maximum number of options that may be granted to one individual from a cumulative maximum to an annual maximum will conform the plan to what the compensation committee believes is the type of limitation that is customary for other public companies. Both changes to the stock option plan will better enable Pediatrix to attract and retain key officers and employees. Options issued by Magella and assumed by Pediatrix pursuant to the merger agreement will not be included in the 8,000,000 shares authorized for issuance under this amended and restated stock option plan.

     Approval of the proposal to amend Pediatrix's amended and restated stock option plan requires the affirmative vote of a majority of the votes of Pediatrix common stock present in person or by proxy at the annual meeting, provided that the total number of votes casts in such proposal represents a majority of the outstanding shares of Pediatrix common stock entitled to vote thereon at the annual meeting. Abstentions will have the same effect as votes against this proposal.

     PEDIATRIX'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PEDIATRIX'S AMENDED AND RESTATED STOCK OPTION PLAN, AS AMENDED TO INCREASE THE NUMBER OF SHARES WITH RESPECT TO WHICH OPTIONS MAY BE GRANTED UNDER THE PLAN FROM 5,500,000 SHARES TO 8,000,000 SHARES AND TO CHANGE THE MAXIMUM NUMBER OF SHARES WITH RESPECT TO WHICH OPTIONS MAY BE GRANTED TO ANY ONE DIRECTOR, OFFICER OR EMPLOYEE FROM 1,300,000 IN TOTAL TO 250,000 IN ANY CALENDAR YEAR.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this proxy statement/prospectus, the only business that Pediatrix's board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter is properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as Pediatrix's board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the accompanying proxy.

                              SELLING SHAREHOLDERS

     The registration statement of which this proxy statement/prospectus forms a part will cover the resale of the number shares of Pediatrix common stock acquired by Welsh, Carson, Anderson & Stowe VII, L.P. and certain of its affiliates listed below, each of whom is a stockholder of Magella (collectively, the "selling shareholders") in the merger that exceeds 9.9% of the total outstanding shares of Pediatrix common stock immediately after the merger, or approximately 1,002,409 shares, and, as set forth in the table below, they may offer and sell from time to time shares of Pediatrix's common stock pursuant to this proxy statement/prospectus.

                                                                                        SHARES OF PEDIATRIX
                                           SHARES OF PEDIATRIX                          COMMON STOCK TO BE
                                           COMMON STOCK TO BE                             OWNED AFTER THE
                                            OWNED IMMEDIATELY     SHARES OF PEDIATRIX        OFFERING
                                                AFTER THE           COMMON STOCK TO     -------------------
NAME OF SELLING SHAREHOLDER                      MERGER               BE OFFERED         AMOUNT    PERCENT
---------------------------               ---------------------   -------------------   --------   --------


     Pursuant to the standstill and registration rights agreement to be executed at the closing of the merger, the selling shareholders are permitted to sell from time to time in any ninety-day period (except for the ninety-day period immediately following the merger), up to approximately 334,136 shares of Pediatrix's common stock pursuant to this proxy statement/prospectus.

     Pursuant to the standstill and registration rights agreement, Pediatrix will agree to keep the registration statement of which this proxy statement/prospectus forms a part effective until the earlier of one year following the closing of the merger or such time as all of the selling shareholders have completed the sale or distribution of their Pediatrix common stock registered hereby. Pediatrix and the selling shareholders have agreed to indemnify each other against certain liabilities arising under the Securities Act.

                              PLAN OF DISTRIBUTION

     Pediatrix will not receive any of the proceeds of any resale of Pediatrix common stock by the selling shareholders pursuant to the registration statement of which this proxy statement/prospectus forms a part. The selling shareholders may resell Pediatrix common stock on any exchange or market on which Pediatrix common stock is listed or quoted (currently, only the New York Stock Exchange), on terms to be determined at the times of such sales. The selling shareholders may also make private sales directly or through a broker. Alternatively, the selling shareholders may offer Pediatrix common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling shareholders.

     The registration effected hereby is being effected under the merger agreement. Pediatrix will pay substantially all the expenses incident to the registration of the shares of Pediatrix common stock including all costs incident to the offering and sale of the shares by the selling shareholders to the public, other than any brokerage fees, selling commissions or underwriting discounts.

                                 LEGAL MATTERS

     The validity of the shares of Pediatrix's common stock offered by this proxy statement/prospectus will be passed upon for Pediatrix by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. Cesar L. Alvarez, a director of Pediatrix, serves as President and Chief Executive Officer of Greenberg Traurig and holds options to purchase 5,000 shares of Pediatrix common stock. Attorneys of Greenberg Traurig own an aggregate of approximately shares of Pediatrix common stock.

     Sidley & Austin, New York, New York, special counsel for Pediatrix, will deliver an opinion to Pediatrix concerning certain federal income tax consequences of the merger. Vinson & Elkins L.L.P., Dallas, Texas, special counsel for Magella, will deliver an opinion to Magella concerning certain federal income tax consequences of the merger. Lawyers at Sidley & Austin participating in advising Pediatrix in connection with the merger own an aggregate of approximately 3,100 shares of Pediatrix's common stock. Lawyers at Vinson & Elkins participating in advising Magella in connection with the merger own an aggregate of 25,000 shares of Magella series A preferred stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Pediatrix Medical Group, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedules of Magella Healthcare Corporation and subsidiaries and its predecessor included in this proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the reports of said firm and upon the authority of said firm as experts in accounting and auditing.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal for inclusion in the proxy statement and form of proxy relating to the 2002 annual meeting of shareholders of Pediatrix must deliver a proposal in writing to Pediatrix's
principal executive offices on or before                          , but not
earlier than                          . Any shareholder proposal submitted other
than for inclusion in the proxy materials for the 2002 annual meeting of the shareholders of Pediatrix must be delivered to Pediatrix's principal executive
offices on or before             , 2002, or such proposal will be considered
untimely. If a shareholder proposal is received after             , 2002,
Pediatrix may vote in its own discretion as to the proposal all the shares for which Pediatrix has received proxies for the 2002 annual meeting of shareholders of Pediatrix.

                      WHERE YOU CAN FIND MORE INFORMATION

     This proxy statement/prospectus includes information that has not been delivered or presented to you but is "incorporated by reference", which means that Pediatrix discloses information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information provided in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents listed below that Pediatrix has previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Pediatrix that is not delivered with this proxy statement/prospectus. The following documents, which were filed by Pediatrix with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     Pediatrix is also incorporating by reference any additional documents that it files with the Securities and Exchange Commission as required by Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the annual meeting of Pediatrix shareholders. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. AND YOU SHOULD NOT RELY ON DIFFERENT INFORMATION

     Pediatrix files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Pediatrix has filed with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     Reports, proxy statements and other information concerning Pediatrix may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     You can also obtain copies of these materials by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Pediatrix at http://www.sec.gov.

     Pediatrix has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission to register the shares of Pediatrix common stock to be issued to Magella stockholders pursuant to the merger agreement. This proxy statement/prospectus constitutes a part of the registration statement. This proxy statement/prospectus does not contain all the information that you can find in Pediatrix's registration statement or the exhibits to the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You may read and copy the entire registration statement and its exhibits as described above.

     If you have any questions about the merger or the annual meeting, please call Pediatrix's Investor Relations at (954) 384-0175, ext. 5300.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................   F-3
Consolidated Statement of Operations for the Three Years
  Ended December 31, 2000...................................   F-4
Consolidated Statements of Stockholders' Equity for the
  Three Years Ended December 31, 2000.......................   F-5
Consolidated Statements of Cash Flows for the Three Years
  Ended December 31, 2000...................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Report of Independent Public Accountants on Schedule........  F-18
Valuation and Qualifying Accounts...........................  F-19

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
MAGELLA Healthcare Corporation:

     We have audited the accompanying consolidated balance sheets of MAGELLA Healthcare Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAGELLA Healthcare Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                          ARTHUR ANDERSEN LLP
Dallas, Texas,
February 16, 2001

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1999       2000
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $    478   $     --
  Accounts receivable, net..................................    12,192     12,919
  Prepaid expenses and other................................       871        930
  Deferred income taxes.....................................     2,398      5,673
                                                              --------   --------
          Total current assets..............................    15,939     19,522
Property and equipment, net.................................     4,899      4,147
Goodwill, net...............................................    86,314     96,950
Other assets................................................       780        896
                                                              --------   --------
          Total assets......................................  $107,932   $121,515
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $  4,127   $  7,553
  Current portion of capital lease obligations..............       323        262
  Income taxes payable......................................       994      1,584
  Current portion of long-term debt.........................        --     31,950
                                                              --------   --------
          Total current liabilities.........................     5,444     41,349
Long-term debt..............................................    46,513     15,588
Deferred income taxes.......................................     1,174      1,628
Capital lease obligations...................................       480        413
                                                              --------   --------
          Total liabilities.................................    53,611     58,978
                                                              --------   --------
Commitments and contingencies
Convertible preferred stock:
  Series A Convertible Preferred Stock; $.01 par value,
     4,400,000 shares authorized; 4,237,500 shares issued
     and outstanding at December 31, 1999 and 2000..........        42         42
  Series B Convertible Preferred Stock; $.01 par value,
     4,100,000 shares authorized; no shares issued and
     outstanding at December 31, 1999 and 2000..............        --         --
  Additional paid-in capital................................    41,630     41,717
Stockholders' equity:
  Convertible non-voting common stock; $.01 par value,
     48,000,000 shares authorized; no shares issued and
     outstanding at December 31, 1999 and 2000..............        --         --
  Common stock; $.01 par value, 250,000,000 shares
     authorized; 45,219,579 and 44,588,840 shares issued and
     outstanding at December 31, 1999 and 2000,
     respectively...........................................       452        446
  Additional paid-in capital................................    18,274     17,492
  Retained earnings (deficit)...............................    (6,077)     2,840
                                                              --------   --------
          Total stockholders' equity........................    12,649     20,778
                                                              --------   --------
          Total liabilities and stockholders' equity........  $107,932   $121,515
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                               1998      1999      2000
                                                              -------   -------   -------
Net patient service revenue.................................  $34,183   $61,925   $79,423
                                                              -------   -------   -------
Operating expenses:
  Salaries and benefits.....................................   19,194    37,360    47,083
  Supplies and other operating expenses.....................    2,596     5,785     7,069
  Depreciation and amortization.............................    1,698     4,950     6,274
                                                              -------   -------   -------
          Total operating expenses..........................   23,488    48,095    60,426
                                                              -------   -------   -------
Income from operations......................................   10,695    13,830    18,997
Recapitalization expenses...................................    4,650        --        --
Interest expense, net.......................................      501     2,890     3,473
                                                              -------   -------   -------
          Income before income taxes........................    5,544    10,940    15,524
Income tax provision........................................    2,568     4,678     6,520
                                                              -------   -------   -------
          Net income........................................  $ 2,976   $ 6,262   $ 9,004
                                                              =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                COMMON STOCK       ADDITIONAL   RETAINED        TOTAL
                                            --------------------    PAID-IN     EARNINGS    STOCKHOLDERS'
                                              SHARES      AMOUNT    CAPITAL     (DEFICIT)      EQUITY
                                            -----------   ------   ----------   ---------   -------------
BALANCE AT DECEMBER 31, 1997..............   37,500,000    $375     $    --     $  1,695      $  2,070
  Redemption of common stock from
     stockholders.........................  (17,013,220)   (170)         --      (16,843)      (17,013)
  Common stock issued in connection with
     acquisitions.........................   23,017,799     230      14,731           --        14,961
  Proceeds from common stock issued.......      965,000      10         955           --           965
  Common stock issued to employees and
     others...............................      750,000       7       1,708           --         1,715
  Issuance of warrants....................           --      --         880           --           880
  Accretion of discount on preferred
     stock................................           --      --          --          (80)          (80)
  Net income..............................           --      --          --        2,976         2,976
                                            -----------    ----     -------     --------      --------
BALANCE AT DECEMBER 31, 1998..............   45,219,579     452      18,274      (12,252)        6,474
  Accretion of discount on preferred
     stock................................           --      --          --          (87)          (87)
  Net income..............................           --      --          --        6,262         6,262
                                            -----------    ----     -------     --------      --------
BALANCE AT DECEMBER 31, 1999..............   45,219,579     452      18,274       (6,077)       12,649
  Redemption of common stock from
     stockholder..........................     (630,739)     (6)       (782)          --          (788)
  Accretion of discount on preferred
     stock................................           --      --          --          (87)          (87)
  Net income..............................           --      --          --        9,004         9,004
                                            -----------    ----     -------     --------      --------
BALANCE AT DECEMBER 31, 2000..............   44,588,840    $446     $17,492     $  2,840      $ 20,778
                                            ===========    ====     =======     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                                1998       1999       2000
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  2,976   $  6,262   $  9,004
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     1,698      4,950      6,274
     Common stock issued to employees and others............     1,715         --         --
     Debt issuance amortization.............................        79        141        160
     Changes in assets and liabilities, net of effects of
       acquisitions:
       Accounts receivable..................................       216        246       (856)
       Prepaid expenses and other assets....................      (306)      (775)      (304)
       Accounts payable and accrued liabilities.............    (1,017)       210      2,868
       Deferred income taxes and income taxes payable.......     4,090     (5,481)    (2,231)
                                                              --------   --------   --------
          Net cash provided by operating activities.........     9,451      5,553     14,915
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................    (2,099)    (2,423)    (1,134)
  Cash paid for acquisitions and other costs................   (39,755)   (20,025)   (12,375)
                                                              --------   --------   --------
          Net cash used in investing activities.............   (41,854)   (22,448)   (13,509)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock and warrants....    42,355         30         --
  Proceeds from issuance of common stock....................       965         --         --
  Redemption of common stock from stockholder...............   (17,013)      (589)      (788)
  Proceeds from long-term debt..............................    18,300     31,180     18,750
  Payments on long-term debt................................   (12,100)   (12,980)   (19,450)
  Payments on capital lease obligations.....................        --       (268)      (368)
  Payments of debt issuance costs...........................      (410)        --        (28)
                                                              --------   --------   --------
          Net cash provided by (used in) financing
            activities......................................    32,097     17,373     (1,884)
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........      (306)       478       (478)
Cash and cash equivalents at the beginning of year..........       306         --        478
                                                              --------   --------   --------
Cash and cash equivalents at the end of year................  $     --   $    478   $     --
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    355   $  2,533   $  3,445
                                                              ========   ========   ========
  Cash paid for income taxes (see Note 6)...................  $     67   $ 10,375   $  8,924
                                                              ========   ========   ========
  Assumption of capital leases..............................  $     --   $  1,071   $    241
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000

1. GENERAL

     MAGELLA Healthcare Corporation, and its subsidiaries, collectively, (MAGELLA or the "Company") is a leading provider of physician services to neonatology and maternal fetal medicine (MFM) practices located in nine states. Contractual arrangements with hospitals include (a) fee-for-service contracts whereby hospitals agree, in exchange for the Company's services, to authorize the Company and its healthcare professionals to bill and collect the professional component of the charges for medical services rendered by the Company's healthcare professionals and (b) administrative fees whereby the Company is assured a minimum revenue level.

  Formation

     On February 2, 1998, the Company completed a recapitalization (the "Recapitalization") pursuant to which the Company (i) restructured by converting from a Texas professional association to a Texas business corporation, changing its domicile to the state of Delaware and changing its name to MAGELLA Healthcare Corporation and (ii) authorized capital stock consisting of 4,400,000 shares, as amended, of Series A Convertible Preferred Stock ("Series A Preferred Stock"), 4,100,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") (collectively, "Preferred Stock"), 150,000,000 shares of Common Stock ("Common Stock") (see Note 10), and 48,000,000 shares of Convertible Non-Voting Common Stock ("Non-Voting Common Stock"). Pursuant to the Recapitalization agreement, (i) the Company's stockholders tendered to MAGELLA 17,013,220 shares of Common Stock for purchase at a price of $1.00 per share, and (ii) MAGELLA issued and sold an aggregate of 2,030,000 shares of Series A Preferred Stock to Welsh, Carson, Anderson & Stowe VII, L.P. (collectively, "WCAS") for an aggregate purchase price of $20,300,000. Additionally, the Company issued and sold an aggregate of 1,970,000 shares of Series A Preferred Stock to WCAS for an aggregate purchase price of $19,700,000 and 234,500 shares of Series A Preferred Stock to other related investors to finance certain acquisitions by the Company. Also, the Company issued warrants (the "Warrants") (see Note 10) to WCAS entitling WCAS to purchase up to a maximum of 5,500,000 shares of Non-Voting Common Stock, $.01 par value of the Company. The Warrants were valued at $.16 per share and are reflected as additional paid-in capital in the consolidated statements of stockholders' equity.

     As a result of the Recapitalization, the Company incurred costs of $4.6 million in 1998, consisting of $2.0 million for third-party consulting fees, a $1.5 million charge for common stock issued to employees for services rendered, and $1.1 million for other professional fees. These amounts are reflected as recapitalization expenses in the accompanying consolidated statements of operations. In conjunction with the Recapitalization, the Company converted its 1,150 shares of Common Stock at February 2, 1998, into 37,500,000 shares of Common Stock in a transaction accounted for as a stock split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries combined with the accounts of the professional associations (the "Affiliated P.A.s") with which the Company currently has specific practice management agreements. All significant intercompany and interaffiliate accounts and transactions have been eliminated. The consolidated financial statements of the Affiliated P.A.s are consolidated because the Company has a "controlling financial interest" in the Affiliated P.A.s, as defined, under EITF 97-2, "Applications of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities under Contracted Management Agreements."

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

     The Affiliated P.A.s practice management agreements with the Company provide for a term of 40 years, subject to earlier termination by the Company, and that the Affiliated P.A.s shall not terminate the agreements without the prior written consent of the Company. Also, the agreements provide that the Company or its assigns has the right, but not the obligation, to purchase the stock of the Affiliated P.A.s at a nominal cost.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the Company's consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Accounts Receivable and Revenue

     Accounts receivable are primarily amounts due under fee-for-service contracts from third-party payors, such as insurance companies, self-insured employers and patients, and government-sponsored health care programs geographically dispersed throughout the United States. These receivables are presented net of an estimated allowance for contractual adjustments and uncollectibles which is charged to operations based on the Company's evaluation of expected collections resulting from an analysis of current and past due accounts, past collection experience in relation to amounts billed, executed contracts with fee schedules for certain third-party payors, and other relevant information. Contractual adjustments result from the difference between the physician rates for services performed and reimbursable amounts by government-sponsored healthcare programs and insurance companies for such services.

     Concentration of credit risk relating to accounts receivables is limited by number, diversity, and geographic dispersion of the practices managed by the Company, as well as by the large number of patients and payors, including the various governmental agencies in the states in which the Company provides services. Receivables from government agencies made up approximately 12% and 14% of net accounts receivable at December 31, 1999 and 2000, respectively. Net revenue from these agencies approximated 16% in 1999 and 17% in 2000 of net patient service revenue.

  Property and Equipment

     Property and equipment is recorded at cost or fair value at the date of acquisition. Depreciation and amortization on property and equipment is computed using the straight-line method over the estimated useful lives which range from three to five years or the lease period for leasehold improvements and capital leases. Costs of maintenance and repairs are charged to expense when incurred, while costs of renewals and betterments are capitalized. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in results of operations.

  Goodwill

     Goodwill, which represents the excess of cost over the fair value of net assets acquired, is amortized on a straight-line basis over 25 years. As of December 31, 1999 and 2000, the Company had $4,844,600 and $8,882,970,
respectively, in accumulated amortization.

     The Company periodically reviews the carrying value of the goodwill to determine if facts and circumstances suggest that it may be impaired or that the amortization period needs to be changed in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company considers

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES external factors relating to each acquired practice, including hospital and physician contract changes, local market developments, changes in third-party payors, national health care trends, and other publicly available information. If these external factors indicate the goodwill will not be recoverable, as determined based upon undiscounted cash flows before interest charges of the business acquired over the remaining amortization period, the carrying value of the goodwill will be reduced. The Company does not believe there are any indicators that would require an adjustment to the carrying value of the goodwill or its estimated periods of recovery at December 31, 2000.

  Professional Liability Coverage

     The Company maintains professional liability coverage which indemnifies the Company and its healthcare professionals on a claims-made basis. The Company has procedures in place to monitor incidents of significance. The Company has not recorded a liability for claims incurred but not yet reported and believes such liability would not present a material risk of loss to the Company.

  Income Taxes

     The Company accounts for its income taxes under the liability method in accordance with SFAS No. 109. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Cash and Cash Equivalents

     The Company considers all highly liquid financial instruments with maturities of 90 days or less from the date of purchase to be cash equivalents. It is the Company's policy to maintain minimum levels of uninvested cash and to use any excess cash flow from operations to reduce its outstanding balance under its credit facility (see Note 8). The Company invests a majority of its cash and cash equivalents with one financial institution which subjects it to a concentration of credit risk. At times, cash and cash equivalent balances may exceed the Federal Deposit Insurance Corporation insured limits.

  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value due to the short-term maturities of these items. The carrying amount of the credit facility approximates fair value because the interest rates on this instrument change with market interest rates. The fair value of convertible debt and convertible preferred stock, which were issued in private placements, is estimated at its carrying value. The conversion value of debt and preferred stock is not readily determinable, as the Company's common stock is not traded in the open market.

  Reclassifications

     Certain prior year balances have been reclassified to conform to the current year presentation.

  Accounting Matters

     In March 2000, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation." FIN No. 44 provides clarification and guidance on Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." The most significant issues covered by FIN No. 44 include the clarification of the term "employee" for purposes of applying APB No. 25 and the accounting for a modification to a previously fixed stock option or award, including options that have been repriced. The

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

Company follows the provisions of APB No. 25 and the issuance of FIN No. 44 did not have a material impact on our results of operations. However, the Company expects to incur significant non-cash compensation expense in 2001 as a result of a modification to its stock option plan and a modification to certain employees stock option agreements. These modifications will be implemented prior to the closing of the proposed merger with Pediatrix (see Note 13). See Note 10 to the Company's consolidated financial statements -- "Stockholder's
Equity -- Stock Option Plans."

     In June 1998, FASB issued Statements of Financial Accounting Standards SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for all quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Magella does not anticipate that the adoption of SFAS No. 133 will have a significant impact on its consolidated financial statements.

3. ACCOUNTS RECEIVABLE AND NET PATIENT SERVICE REVENUE

     Accounts receivable consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Gross accounts receivable...................................  $ 24,431   $ 28,030
Allowance for contractual adjustments and uncollectibles....   (12,239)   (15,111)
                                                              --------   --------
                                                              $ 12,192   $ 12,919
                                                              ========   ========

     Net patient service revenue consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           1998       1999       2000
                                                         --------   --------   --------
Gross patient service revenue..........................  $ 57,318   $115,649   $166,814
Contractual adjustments and uncollectibles.............   (24,585)   (58,115)   (92,200)
Hospital contract administrative fees..................     1,450      4,391      4,809
                                                         --------   --------   --------
                                                         $ 34,183   $ 61,925   $ 79,423
                                                         ========   ========   ========

4. ACQUISITION

     During 2000, the Company completed the acquisition of two neonatology group practices and one MFM group practice. In addition, the Company made a contingent payment in 2000 of $452,000 related to a practice acquired in 1999 that achieved certain targeted levels during a one-year period following the acquisition. Total consideration and related costs for these acquisitions approximated $14.1 million, consisting of $12.4 million in cash and $1.7 million of convertible notes.

     During 1999, the Company completed the acquisition of two neonatology group practices and three MFM group practices. Total consideration and related costs for these acquisitions approximated $30.4 million, consisting of $20.0 million in cash and $10.4 million of convertible notes.

     During 1998, the Company completed the acquisition of four neonatology group practices and one MFM group practice. Total consideration and related costs for these acquisitions approximated $67.0 million, consisting of $39.7 million in cash, $11.8 million of convertible notes, and $15.5 million in common stock of the Company.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

     All the acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. The results of operations from the acquired physician group practices have been included in the consolidated financial statements from the dates of acquisition. The estimated fair values of assets acquired and liabilities assumed are summarized as follows (in thousands):

                                                             1998      1999      2000
                                                            -------   -------   -------
Accounts receivable, net..................................  $ 5,947   $ 2,344   $   269
Property and equipment, net...............................      172       373       110
Excess of purchase price over net assets acquired.........   62,772    28,266    14,276
Other assets..............................................      159        87         3
Liabilities assumed.......................................   (2,110)     (716)     (558)
                                                            -------   -------   -------
          Purchase price, including acquisition costs.....  $66,940   $30,354   $14,100
                                                            =======   =======   =======

     The following unaudited pro forma information combines the consolidated results of operations of the Company and physician group practices acquired during 1999 and 2000 as if the acquisitions had occurred on January 1, 1999 (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
Net patient service revenue.................................  $69,798   $81,190
                                                              =======   =======
Net income..................................................  $ 6,152   $ 8,889
                                                              =======   =======

     The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place at the beginning of the period, nor are they indicative of the results of future combined operations.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
Software and software development...........................  $ 3,080   $ 3,656
Equipment...................................................    2,986     3,786
Furniture and fixtures......................................      595       677
Leasehold improvements......................................      102       126
                                                              -------   -------
                                                                6,763     8,245
Accumulated depreciation and amortization...................   (1,864)   (4,098)
                                                              -------   -------
          Property and equipment, net.......................  $ 4,899   $ 4,147
                                                              =======   =======

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

6. INCOME TAXES

     The components of the income tax provision for the three years ended December 31, 2000, are as follows (in thousands):

                                                             1998      1999      2000
                                                            -------   -------   -------
Federal:
  Current.................................................  $ 4,112   $ 6,213   $ 8,600
  Deferred................................................   (1,779)   (2,152)   (2,757)
                                                            -------   -------   -------
                                                              2,333     4,061     5,843
                                                            -------   -------   -------
State:
  Current.................................................      235       941       896
  Deferred................................................       --      (324)     (219)
                                                            -------   -------   -------
                                                                235       617       677
                                                            -------   -------   -------
          Total...........................................  $ 2,568   $ 4,678   $ 6,520
                                                            =======   =======   =======

     The Company files its tax return on a consolidated basis with its subsidiaries. The Affiliated P.A.s file separate tax returns.

     The effective tax rate on income was 46% in 1998, 43% in 1999, and 42% in 2000. The differences between the effective tax rate and the U.S. federal income tax statutory rate are due to state taxes and non-deductible amounts associated with goodwill relating to certain acquisitions.

     The Company paid approximately $10.4 million and $8.9 million in federal and state income taxes during 1999 and 2000, respectively. The amount paid in 1999 included approximately $5.3 million of federal income taxes related to 1998.

     Deferred income taxes are recorded for temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Temporary differences giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
Deferred tax assets:
  Allowance for uncollectible accounts......................  $2,565   $5,728
  Recapitalization charges..................................     479      312
  Depreciation..............................................      30       38
                                                              ------   ------
                                                               3,074    6,078
                                                              ------   ------
Deferred tax liabilities:
  Cash to accrual adjustment................................     309      315
  Goodwill amortization.....................................     612    1,060
  Research and development..................................     762      603
  Other.....................................................     167       55
                                                              ------   ------
                                                               1,850    2,033
                                                              ------   ------
          Net deferred tax asset............................  $1,224   $4,045
                                                              ======   ======

7. RETIREMENT PLAN

     The Company has a qualified contributory savings plan (the "Plan") as allowed under Section 401(k) of the Internal Revenue Code. The Plan permits participant contributions and allows discretionary Company

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES contributions based on each participant's contribution. Participants may contribute amounts to the Plan up to a maximum of $10,000 for 1999 and $10,500 for 2000. Under this Plan, all full-time employees are eligible to participate in the Plan provided they have attained the age of 21, have completed 1,000 hours of service, and have been employed for at least six months.

     Additionally, the Plan requires the Company to contribute 3% of each participant's annual wages, up to a maximum contribution of $4,800 per participant for 1998 and 1999 and $5,100 per participant for 2000. The Company approved contributions of approximately $166,000 in 1998, $625,000 in 1999, and $770,000 in 2000.

8. LONG-TERM DEBT

  Credit Facility

     The Company has a $60.0 million revolving credit facility (the "Credit Facility") with a syndicate of banks, which provides for revolving loans to be used by the Company for funding acquisitions or development of neonatology or MFM services or other related businesses. Borrowings under the Credit Facility are secured by all tangible assets, including the Practice Management Agreement between the Company and the Affiliated P.A.s, and all the common stock of the Company's subsidiaries.

     At the Company's option, the Credit Facility bears interest at either LIBOR plus a minimum of 1.0%, depending on certain financial ratios, or the bank's prime rate. This rate was approximately 7.8% and 8.0% at December 31, 1999 and 2000, respectively. The Credit Facility contains certain restrictive covenants which, among other matters, restrict or limit the ability of the Company to make capital expenditures, incur indebtedness, and pay dividends. The Company must also maintain certain ratios regarding interest coverage, leverage, and net worth. The Credit Facility had amounts outstanding of $24.4 million and $23.7 million at December 31, 1999 and 2000, respectively, and matures on June 30, 2001. The Company had $35.6 million and $36.3 million available under the Credit Facility at December 31, 1999 and 2000, respectively. The Company is currently evaluating several options to obtain financing beyond the current maturity of its Credit Facility in the event the proposed merger with Pediatrix Medical Group, Inc. ("Pediatrix") is not completed (see Note 13). Provided the proposed merger is not completed, the Company believes it will be able to secure financing; however there is no assurance the amount or terms will be similar to those currently available under its Credit Facility.

  Convertible Subordinated Notes

     During 2000, the Company issued $1.7 million in convertible subordinated notes ("Convertible Notes") in conjunction with three acquisitions. The Convertible Notes bear interest at a rate of 5.0%. The Convertible Notes require quarterly interest payments and are due at various dates from September 2004 through January 2005. The Convertible Notes are convertible into 840,693 shares of Common Stock at the option of the holders. At the Company's option, the Convertible Notes are redeemable if the Company has completed an underwritten public offering and the trading price of the Company's common stock is greater than or equal to $2.50 per share.

     During 1999, the Company issued $10.4 million in Convertible Notes in conjunction with four acquisitions. The Convertible Notes bear interest at rates ranging from 5.0% to 6.0%. The Convertible Notes require quarterly or annual interest payments and are due at various dates from December 2003 through May 2004. The Convertible Notes are convertible into 5.2 million shares of Common Stock at the option of the holders. At the Company's option, the Convertible Notes are redeemable if the Company has completed an underwritten public offering and the trading price of the Company's Common Stock is greater than or equal to $2.50 per share.

     During 1998, the Company issued Convertible Notes of $5.0 million that bear interest at 3.0%. The notes require annual interest payments and are due September 2003. The notes are convertible into 5.0 million

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES shares of Common Stock at the option of the holders. In September 2001, based on the price of the Company's Common Stock, the holders may request the Company to redeem the shares for cash in the amount of $8.25 million. Accordingly, this amount is presented as a current liability on the consolidated balance sheet as of December 31, 2000.

     Scheduled future principal maturities of Convertible Notes at December 31, 2000, are as follows (in thousands):

2001........................................................  $ 8,250
2002........................................................       --
2003........................................................    1,600
2004........................................................   12,588
2005........................................................    1,400
                                                              -------
                                                              $23,838
                                                              =======

  Subordinated Notes

     The Company has the option to request WCAS to provide up to $20.0 million of debt support pursuant to a debt put option. In such an event, WCAS will provide debt support in the form of a guarantee of up to $20.0 million of senior bank debt of the Company or the purchase of 10% senior subordinated notes, due five years after the date of issuance. The subordinated notes will be subject to mandatory prepayment in the event that there is a sale of the Company (including a merger or consolidation, sale of all its outstanding stock, or sale of substantially all the assets of the Company) or in the event that the Company completes an underwritten public offering. The Company may prepay any amounts outstanding on the subordinated notes at its option. The subordinated notes will be senior to all other indebtedness except for indebtedness relating to certain obligations of the Company or its subsidiaries to financial institutions in the event of bankruptcy of the Company or its default under such indebtedness. The debt put option expires on the earlier of an underwritten public offering by the Company or February 2, 2001.

9. CONVERTIBLE PREFERRED STOCK

     At the holder's option, each share of Preferred Stock is convertible into 10 shares of the Company's common stock. The Preferred Stock is subject to mandatory redemption at $10.00 per share at the earlier of February 1, 2008, or upon completion of a qualifying underwritten public offering by the Company. Holders of the Series A Preferred Stock are entitled to vote on the basis of the number of shares of Common Stock into which their shares are, at the time, convertible. Additionally, the Preferred Stock provides for certain liquidation preferences to the holders in the event of a liquidation, dissolution, or winding up of the Company.

     During 1999, the Company issued 3,000 shares of Series A Preferred Stock for $10 per share. No shares of Series B Preferred Stock were outstanding at December 31, 1999 or 2000.

10. STOCKHOLDERS' EQUITY

  Stock Option Plans

     The Company has an employee stock option plan (the "Stock Option Plan") whereby the Company may issue to officers and key employees options to purchase up to 12,000,000 shares of the Company's Common Stock. The options have been issued at exercise prices that approximate fair market value at the date of grant. The options must be exercised within ten years from the date of grant. Generally, stock options become exercisable on a pro rata basis over a four-year period from the date of grant.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

     Pertinent information covering the Stock Option Plan is as follows:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                  NUMBER OF    OPTION PRICE    EXERCISE   EXPIRATION
                                                    SHARES       PER SHARE      PRICE        DATE
                                                  ----------   -------------   --------   ----------
Outstanding at December 31, 1997................          --        --             --            --
  Granted.......................................   8,630,000   $1.00 - $1.60    $1.00
                                                  ----------   -------------    -----
Outstanding at December 31, 1998................   8,630,000   $1.00 - $1.60    $1.00          2008
  Granted.......................................   1,485,000   $1.60 - $1.85    $1.68
  Canceled......................................    (175,000)  $1.00 - $1.60    $1.68
                                                  ----------   -------------    -----
Outstanding at December 31, 1999................   9,940,000   $1.00 - $1.85    $1.10     2008-2009
  Granted.......................................     620,000       $1.60        $1.60
  Canceled......................................    (365,000)  $1.00 - $1.85    $1.60
                                                  ----------   -------------    -----
Outstanding at December 31, 2000................  10,195,000   $1.00 - $1.85    $1.13     2008-2010
                                                  ==========   =============    =====
Exercisable at:
  December 31, 1998.............................     687,500       $1.00
  December 31, 1999.............................   3,106,251   $1.00 - $1.60
  December 31, 2000.............................   5,637,917   $1.00 - $1.85

     Under a separate agreement, the Stock Option Plan provides that the Chief Executive Officer, as long as he is employed as Chief Executive Officer of the Company, shall be granted options to purchase 6.5% of the Common Stock of the Company in incremental grants as determined by the Compensation Committee. As of December 31, 1998, 1999, and 2000, 7,650,802 options were outstanding and 3,266,421, 5,233,771 and 7,201,120 options were exercisable under this agreement, respectively.

     The Company accounts for its stock-based compensation arrangements under the provisions of APB No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123, "Accounting for Stock-Based Compensation" requires that companies electing to continue to use the intrinsic value method make pro forma disclosure of net income and net income per share as if the fair value based method of accounting had been applied.

     The Company used the minimum value option-pricing model to estimate the fair value of options. The proforma effect on net income of adopting SFAS No. 123's fair value based method for the year ended December 31, 1998, 1999, and 2000, would have been to decrease net income by approximately $1,010,000, $768,000, and $803,000, respectively, on an after-tax basis. The fair value is estimated using risk-free interest rates ranging from 5.5%, 4.8% to 6.3%, and 4.9% to 5.0% at December 31, 1998, 1999, and 2000, respectively, and an expected life of seven years.

  Warrants

     On February 2, 1998, the Company issued Warrants to WCAS entitling WCAS to purchase 5,500,000 shares of Non-Voting Common Stock at an exercise price of $1.00 per share. Additionally, in the event WCAS provides debt support (see Note
8), the Company may issue additional Warrants to WCAS entitling WCAS to purchase up to a maximum of 1,500,000 shares. The Company does not intend to request that WCAS provide debt support and therefore expects that such Warrants will never be issued. As of December 31, 1999 and 2000, 5,500,000 of the Warrant shares were exercisable. The Warrants expire in February 2005.

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES

  Capital Stock

     On May 12, 1999, the stockholders of the Company approved an increase in the number of authorized common shares from 150,000,000 to 250,000,000.

11. COMMITMENTS AND CONTINGENCIES

  Lease Obligations

     The Company is obligated under various capital leases for certain medical equipment that expire at various dates during the next four years. Amortization of assets held under capital leases is included with depreciation expense. The Company also leases space and equipment for its business and medical offices and has noncancelable operating lease agreements for such space and equipment that expire over the next five years. Future minimum capital lease payments and future minimum lease payments under noncancelable operating leases as of December 31, 2000, are as follows (in thousands):

                                                              CAPITAL   OPERATING
                                                              -------   ---------
2001........................................................   $ 342     $1,182
2002........................................................     201        904
2003........................................................     175        496
2004........................................................      82        152
2005........................................................      --         40
                                                               -----     ------
          Total minimum lease payments......................     800     $2,774
                                                                         ======
Less amount representing interest...........................    (125)
                                                               -----
Present value of net minimum capital lease payments.........     675
Less current portion of obligations under capital leases....    (262)
                                                               -----
Obligations under capital leases, excluding current
  portion...................................................   $ 413
                                                               =====

     Rent expense for the three years ended December 31, 2000, was approximately $438,000 in 1998, $1,287,000 in 1999 and $1,810,000 in 2000.

  Litigation

     During the ordinary course of business, the Company has become a party to pending and threatened legal actions and proceedings, most of which involve claims of medical malpractice and are covered by insurance. These lawsuits are not expected to result in judgments which would exceed professional liability insurance limits and, therefore, will not have a material impact on the Company's consolidated results of operations, financial position, or liquidity, not withstanding any possible insurance recovery.

12. RELATED-PARTY TRANSACTION

     During 1998, prior to the Recapitalization, the Company paid $102,000 for certain consulting services to persons that joined the Company as executive officers in February 1998. Consulting services provided by these persons related primarily to the formation of the Company.

13. SUBSEQUENT EVENTS

     On February 14, 2001, the Company entered into a definitive merger agreement with Pediatrix. Pediatrix provides physician management services to neonatal and MFM practices employing more than 450 physicians in 24 states and Puerto Rico. Under the terms of the agreement, Pediatrix will issue approximately 6.9 million shares of common stock in exchange for all outstanding capital stock (including shares of Magella non-voting common stock that will be issued upon the exercise of substantially all outstanding warrants immediately prior

                MAGELLA HEALTHCARE CORPORATION AND SUBSIDIARIES to the merger). In addition, Pediatrix would assume certain obligations to issue up to 1.39 million shares of common stock pursuant to the Company's stock option plans and all outstanding debt of the Company. The transaction is valued at approximately $190 million, including repayment and assumption of the Company's indebtedness. The board of directors of each company has approved the definitive merger agreement. The transaction is expected to close during the second quarter of 2001.

     In January 2001, the Company completed the acquisition of a neonatology group practice. Total consideration and related costs for this acquisition approximated $4.5 million, consisting of $3.2 million in cash and $1.3 million in convertible notes. The acquisition will be accounted for using the purchase method of accounting.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Magella Healthcare Corporation:

     We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Magella Healthcare Corporation and have issued our report thereon dated February 16, 2001. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of the financial statement schedules is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                          ARTHUR ANDERSEN LLP

Dallas, Texas
February 16, 2001

                         MAGELLA HEALTHCARE CORPORATION

                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS
 FOR THE YEARS ENDED DECEMBER 31, 1998, DECEMBER 31, 1999 AND DECEMBER 31, 2000

                                                                1998       1999       2000
                                                              --------   ---------   -------
                                                                      (IN THOUSANDS)
Allowance for contractual adjustments and uncollectibles:
Balance at beginning of year................................  $  5,592   $  13,871   $12,239
  Portion charged against operating revenue.................    24,357      28,114    10,363
  Accounts receivable written-off (net of recoveries).......   (16,078)    (29,746)   (7,491)
                                                              --------   ---------   -------
Balance at end of year......................................  $ 13,871   $  12,239   $15,111
                                                              ========   =========   =======

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         PEDIATRIX MEDICAL GROUP, INC.,

                           INFANT ACQUISITION CORP.,

                                      AND

                         MAGELLA HEALTHCARE CORPORATION

                         DATED AS OF FEBRUARY 14, 2001

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                   THE MERGER
Section 1.1    The Merger..................................................   A-2
Section 1.2    Effective Time..............................................   A-2
Section 1.3    Effects of the Merger.......................................   A-2
Section 1.4    Charter and By-laws; Directors..............................   A-2
Section 1.5    Conversion of Securities....................................   A-2
Section 1.6    Dissenting Shares...........................................   A-3
Section 1.7    Parent to Make Certificates Available.......................   A-3
Section 1.8    Dividends; Transfer Taxes; Withholding......................   A-4
Section 1.9    No Fractional Securities....................................   A-5
Section 1.10   Return of Exchange Fund.....................................   A-5
Section 1.11   Adjustment of Exchange Ratio................................   A-5
Section 1.12   No Further Ownership Rights in Company Capital Stock........   A-5
Section 1.13   Closing of Company Transfer Books...........................   A-5
Section 1.14   Lost Certificates...........................................   A-6
Section 1.15   Further Assurances..........................................   A-6
Section 1.16   Closing.....................................................   A-6
                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Section 2.1    Organization, Standing and Power............................   A-6
Section 2.2    Capital Structure...........................................   A-7
Section 2.3    Authority...................................................   A-8
Section 2.4    No Violation................................................   A-8
Section 2.5    No Filings, Consents or Approvals...........................   A-9
Section 2.6    SEC Documents and Other Reports.............................   A-9
Section 2.7    Absence of Certain Changes or Events........................   A-9
Section 2.8    Tax Matters.................................................  A-10
Section 2.9    Parent Permits..............................................  A-10
Section 2.10   Compliance with Applicable Laws.............................  A-10
Section 2.11   Employee Benefit Plans; ERISA...............................  A-10
Section 2.12   Opinion of Financial Advisor................................  A-11
Section 2.13   Required Vote of Parent.....................................  A-11
Section 2.14   Registration Statement and Proxy Statement..................  A-11
Section 2.15   Brokers.....................................................  A-11
                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1    Organization, Standing and Power............................  A-11
Section 3.2    Capital Structure...........................................  A-11
Section 3.3    Authority...................................................  A-12
Section 3.4    No Violations...............................................  A-13
Section 3.5    No Filings, Consents or Approvals...........................  A-13
Section 3.6    Financial Statements........................................  A-13
Section 3.7    No Undisclosed Liabilities..................................  A-14
Section 3.8    Absence of Changes or Events................................  A-14
Section 3.9    Tax Matters.................................................  A-15
Section 3.10   Real and Personal Property..................................  A-16
Section 3.11   Title to Assets; No Other Rights............................  A-16

                                                                             PAGE
                                                                             ----
Section 3.12   Insurance...................................................  A-16
Section 3.13   Company Permits and Compliance..............................  A-17
Section 3.14   Contracts...................................................  A-17
Section 3.15   Compliance with Applicable Laws.............................  A-18
Section 3.16   Environmental Matters.......................................  A-19
Section 3.17   Billing Practices; Fraud and Abuse..........................  A-19
Section 3.18   Certain Transactions and Interests..........................  A-19
Section 3.19   Inspections and Investigations..............................  A-20
Section 3.20   Business Name...............................................  A-20
Section 3.21   Litigation; Decrees.........................................  A-20
Section 3.22   ERISA.......................................................  A-20
Section 3.23   Intellectual Property.......................................  A-22
Section 3.24   Opinion of Financial Advisor................................  A-22
Section 3.25   Registration Statement and Proxy Statement..................  A-22
Section 3.26   State Takeover Statutes.....................................  A-22
Section 3.27   Brokers.....................................................  A-22
Section 3.28   Full Disclosure.............................................  A-22
                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1    Conduct of Business by the Company Pending the Merger.......  A-22
Section 4.2    Conduct of Business by Parent Pending the Closing...........  A-24
Section 4.3    Third Party Confidentiality Agreements......................  A-25
Section 4.4    No Solicitation.............................................  A-25
                                    ARTICLE V
                              ADDITIONAL AGREEMENTS
Section 5.1    Parent Shareholders Meetings; Stockholders' Consent.........  A-26
Section 5.2    Filings; Other Actions......................................  A-27
Section 5.3    Comfort Letters.............................................  A-27
Section 5.4    Access to Information.......................................  A-27
Section 5.5    Compliance with the Securities Act..........................  A-28
Section 5.6    Stock Exchange Listings.....................................  A-28
Section 5.7    Fees and Expenses...........................................  A-28
Section 5.8    Company Stock Options.......................................  A-28
Section 5.9    Reasonable Efforts..........................................  A-29
Section 5.10   Public Announcements........................................  A-29
Section 5.11   State Takeover Laws.........................................  A-29
Section 5.12   Notification of Certain Matters.............................  A-30
Section 5.13   Employees...................................................  A-30
Section 5.14   Certain Agreements..........................................  A-31
Section 5.15   Indemnification; Directors' and Officers' Insurance.........  A-31
Section 5.16   Appointment of Directors....................................  A-31
Section 5.17   Cashless Exercise of the Warrants...........................  A-31
Section 5.18   Amendment of Terms of Convertible Debt......................  A-31
Section 5.19   Company Permits and Physician Permits.......................  A-32
                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER
Section 6.1    Conditions to Each Party's Obligation to Effect the           A-32
               Merger......................................................
Section 6.2    Conditions to Obligation of the Company to Effect the         A-33
               Merger......................................................
Section 6.3    Conditions to Obligations of Parent and Sub to Effect the     A-34
               Merger......................................................

                                                                             PAGE
                                                                             ----
                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination.................................................  A-35
Section 7.2    Effect of Termination.......................................  A-35
Section 7.3    Amendment...................................................  A-35
Section 7.4    Waiver......................................................  A-35
                                  ARTICLE VIII
                               GENERAL PROVISIONS
Section 8.1    Non-Survival of Representations and Warranties..............  A-36
Section 8.2    Notices.....................................................  A-36
Section 8.3    Interpretation..............................................  A-36
Section 8.4    Counterparts................................................  A-37
Section 8.5    Entire Agreement; No Third-Party Beneficiaries..............  A-37
Section 8.6    Governing Law...............................................  A-37
Section 8.7    Assignment..................................................  A-37
Section 8.8    Severability................................................  A-37
Section 8.9    Enforcement of this Agreement...............................  A-37

                             INDEX OF DEFINED TERMS
EXHIBITS
Exhibit A -- Form of Affiliate's Agreement
Exhibit B -- Form of Standstill and Registration Rights Agreement
Exhibit C -- Form of Stockholders' Consent

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of February 14, 2001 (this "Agreement"), among PEDIATRIX MEDICAL GROUP, INC., a Florida corporation ("Parent"), INFANT ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and MAGELLA HEALTHCARE CORPORATION, a Delaware corporation (the "Company"). Sub and the Company are sometimes hereinafter collectively referred to as the "Constituent Corporations".

                              W I T N E S S E T H:

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of (i) Series A Convertible Preferred Stock, $.01 par value per share, of the Company ("Company Series A Stock"), (ii) Series B Convertible Preferred Stock, $.01 par value per share, of the Company ("Company Series B Stock"), (iii) Common Stock, $.01 par value per share, of the Company ("Company Common Stock"), and (iv) Convertible Non-Voting Common Stock, $.01 par value per share, of the Company ("Company Non-Voting Common Stock"; together with Company Series A Stock, Company Series B Stock and Company Common Stock, "Company Capital Stock"), not owned by Parent, the Company or their respective wholly owned subsidiaries (other than shares of Company Capital Stock held by persons who object to the Merger and comply with all the provisions of the Delaware General Corporation Law (the "DGCL") concerning the right of holders of Company Capital Stock to dissent from the Merger and require appraisal of their shares of Company Capital Stock) will be converted into shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock");

     WHEREAS no shares of Company Series B Stock or Company Non-Voting Common Stock are outstanding as of the date of this Agreement;

     WHEREAS Parent and each of Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS"), WCAS Healthcare Partners, L.P., John K. Carlyle, Steven K. Boyd, Ian
M. Ratner, and certain other holders of Company Capital Stock (collectively, the "Principal Stockholders"), as the holders, in the aggregate, of at least (i) 92.0% of the outstanding shares of Company Series A Stock and (ii) 12.1% of the outstanding shares of Company Common Stock, in each case on the date of this Agreement, representing in the aggregate at least 51.1% of the total number of votes entitled to be cast by holders of Company Common Stock and Company Series A Stock, voting as a class, at any duly held meeting of the Company's stockholders with respect to the approval of the Merger, if all outstanding shares of Company Capital Stock entitled to vote thereat were duly represented at such meeting, have entered into a Stockholders' Agreement as of the date hereof with Parent (the "Stockholders' Agreement"), which agreement the Board of Directors of the Company has approved;

     WHEREAS each of the Principal Stockholders holding warrants issued by the Company on or about February 2, 1998, to purchase shares of Company Non-Voting Common Stock have agreed to exercise all such warrants held by it on a cashless basis prior to the Effective Time (as defined hereinafter) in accordance with
Section 4 of the Stockholders' Agreement;

     WHEREAS the respective Boards of Directors of each of Parent, Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders or shareholders, as the case may be; and

     WHEREAS for federal income tax purposes, the parties to this Agreement intend that the Merger shall be treated as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, Parent or any wholly owned Subsidiary (as defined in Section 2.1) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

     Section 1.2 Effective Time. The Merger shall become effective when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.16).

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259(a) thereof.

     Section 1.4 Charter and By-laws; Directors. At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 2.4); provided, however, that, subject to
Section 5.15, the Certificate of Incorporation of Sub shall include provisions substantially similar to ARTICLE NINTH of the Certificate of Incorporation, as amended, of the Company existing on the date of this Agreement; provided, further, that, at the Effective Time, ARTICLE FIRST of the Certificate of Incorporation of Sub shall be amended to read in its entirety as follows: "The name of the corporation is 'Magella Healthcare Corporation'." At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation; provided, however, that, subject to Section 5.15, the Bylaws of Sub shall include provisions substantially similar to Article V of the Bylaws of the Company existing on the date of this Agreement.

     (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (a) Each issued and outstanding share of common stock, $.01 par value per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

          (b) All shares of Company Capital Stock that are held in the treasury of the Company and shares of Company Capital Stock owned by Parent or Sub or by any wholly owned Subsidiary of Parent or of the

     Company shall be cancelled and no cash, capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Subject to the provisions of Sections 1.9 and 1.11 hereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 1.5(b) and (ii) the Dissenting Shares (as defined in Section 1.6)) shall be converted into the right to receive from the Exchange Agent (as defined in Section 1.7) a fraction (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of Parent Common Stock equal to the product of (x) one-thirteenth times (y) (A) in the case of Company Common Stock, one, or (B) in the case of any other class or series of Company Capital Stock, that number of shares of Company Common Stock into which one share of such other class or series of Company Capital Stock is then convertible. Holders of shares of Parent Common Stock issued in the Merger shall also receive for each share of Parent Common Stock so issued a purchase right for one share of Parent Series A Stock (as defined in Section 2.2), as provided in that certain Rights Agreement dated as of March 31, 1999 by and between Parent and BankBoston, N.A. (the "Rights Agreement"). All such shares of Company Capital Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (i) any dividends and other distributions in accordance with Section 1.8, (ii) certificates representing the shares of Parent Common Stock into which such shares are converted and (iii) any cash, without interest, in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Sections
     1.7 and 1.9.

     Section 1.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who object to the Merger and who shall have complied with all the provisions of the DGCL concerning the right of holders of shares of Company Capital Stock to dissent from the Merger and require appraisal for such shares in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.5(c). Such stockholders shall instead be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration set forth in Section 1.5(c), without any interest thereon, upon surrender, in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced such Dissenting Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 1.7 Parent to Make Certificates Available.

          (a) Exchange of Certificates. Prior to the Effective Time, Parent shall authorize a commercial bank (or such other person as shall be reasonably acceptable to Parent and the Company) to act as the Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Capital Stock converted in the Merger, certificates representing the Parent Common Stock issuable in exchange for outstanding shares of Company Capital Stock and thereafter, from time to time promptly upon the request of the Exchange Agent, cash or other property required, if any, to pay or make any dividends or distributions pursuant to Section 1.8 and cash required to make payments in lieu of any fractional shares pursuant to Section 1.9 (such Parent Common Stock, cash and other property being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent upon its request. The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued and cash or other property distributable pursuant to Section 1.8 out of the Exchange Fund.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock converted in the Merger (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock and cash or other property distributable pursuant to Sections 1.8 and 1.9). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, any dividends or other distributions in accordance with Section 1.8 and cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.9, and any Certificate so surrendered shall forthwith be canceled.

          (c) Certificates Delivered at Closing. Notwithstanding anything else contained in this Section 1.7, Parent agrees to deliver at Closing to each stockholder who shall have surrendered to Parent at least ten days prior to Closing such stockholder's Certificates and a duly executed letter of transmittal as described in paragraph (b) above, certificates representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificates shall have been converted at the Effective Time pursuant to this Article I, any dividends or other distributions in accordance with Section 1.8 and, as promptly thereafter as practicable, cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.9, and any Certificate so surrendered shall forthwith be cancelled.

     Section 1.8 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on the Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.7, and no cash payment pursuant to Section 1.9 will be paid to any such person until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable Law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount, if any, of any dividends or other distributions theretofore paid with respect to the Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender;
(ii) at the appropriate payment date or as promptly as practicable thereafter, the amount, if any, of any dividends or other distributions payable with respect to such Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash to which such holder is entitled pursuant to
Section 1.9. In no event shall the person entitled to receive such dividends or other distributions or cash be entitled to receive interest on such dividends or other distributions or cash. If any certificate representing Parent Common Stock or cash or other property is to be issued or delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Tax (as defined in Section 2.8) required by reason of the issuance of certificates for such Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any applicable Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     Section 1.9 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of a share of Parent Common Stock (as reported in the NYSE Composite Transactions) during the five consecutive trading days ending on the trading day immediately prior to the date of the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7, Section
1.8 and this Section 1.9. For purposes of paying such cash in lieu of fractional shares, all Certificates surrendered for exchange by a Company stockholder shall be aggregated, and no such Company stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock with respect to such Certificates surrendered.

     Section 1.10 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash payable pursuant to Section 1.9 and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Capital Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     Section 1.11 Adjustment of Exchange Ratio. In the event that, prior to the Effective Time, Parent effects any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to the Parent Common Stock, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

     Section 1.12 No Further Ownership Rights in Company Capital Stock. All Parent Common Stock and cash issued or paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other property paid pursuant to Sections 1.8 and 1.9) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates.

     Section 1.13 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

     Section 1.14 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Common Stock, any cash payable pursuant to
Section 1.9 to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.8.

     Section 1.15 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 1.16 Closing. The closing of the Merger (the "Closing") and all actions contemplated by this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, New York, at 10:00 a.m., local time, on a date to be specified by the parties, which (subject to fulfillment or waiver of the conditions set forth in Article VI) shall be no later than the second business day following the day on which the last of the conditions set forth in Article VI (other than those conditions required to be fulfilled on the date of the Closing) shall have been fulfilled or waived, or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub jointly and severally represents and warrants to the Company as follows:

     Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent. For all purposes of this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Parent or the Company, as the case may be, means that such state of facts, event, change or effect (i) has had, or could reasonably be expected to have, a material adverse effect on the business, assets or properties, results of operations, condition (financial or otherwise) or prospects of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, (ii) has or could reasonably be expected to materially impair the ability of Parent or the Company, as the case may be, to perform its respective obligations hereunder, or
(iii) has or could reasonably be expected to prevent the consummation of any of the transactions contemplated hereby; provided, however, that any increase or decrease in the trading price of Parent Common Stock shall neither be considered in determining whether a Material Adverse Effect on Parent has occurred nor create any presumption that a Material Adverse Effect on Parent has (or has not) occurred or will (or will not) occur; provided, further, that any state of facts, event change or effect having a material adverse effect generally on the physician practice management industry, similarly affecting both Parent and the Company, shall neither be considered a Material Adverse Effect on Parent or the Company, as the case may be, or create any presumption that a Material Adverse Effect on Parent or the Company, as the case may be, has occurred or will occur. For all purposes of this Agreement, "Subsidiary" means any corporation, partnership, limited liability company, joint venture, professional or medical corporation, association, partnership or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, (ii) is a general partner, trustee or other entity performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")).

     Section 2.2 Capital Structure. At the date hereof, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"), of which 50,000 shares have been designated as "Series A Junior Participating Preferred Stock" ("Parent Series A Stock"). At the close of business on December 31, 2000, 15,877,815 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding and, since such date, Parent has not issued any such shares other than in connection with the exercise of Parent Stock Options (as defined below). The capital stock of Sub consists of 1,000 shares of Common Stock, $.01 par value per share, all of which as of the date of this Agreement were issued and outstanding, and owned directly by Parent. As of the date of this Agreement, Parent had no shares of Parent Common Stock reserved for issuance, except for shares of Parent Common Stock reserved for issuance pursuant to Parent's Amended and Restated Stock Option Plan (the "Parent Stock Plan"). Except as set forth above, at the close of business on December 31, 2000, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All the outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. All shares of Parent Common Stock issuable in exchange for Company Capital Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (i) this Agreement, (ii) stock options issued pursuant to the Parent Stock Plan (collectively, the "Parent Stock Options"), and (iii) the rights to purchase shares of Parent Series A Stock issued pursuant to the Rights Agreement, there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent that is a corporation is duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Parent SEC Documents (as defined in Section 2.6) filed prior to the date of this Agreement, all the outstanding shares of capital stock or other ownership interests of each Subsidiary of Parent are owned by Parent, another Subsidiary of Parent and/or a physician under contract with Parent or any of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (each, a "Lien"), other than, in the case of shares or other ownership interests of Subsidiaries held by physicians under contract with Parent or any of its Subsidiaries, Liens in favor of Parent or its Subsidiaries. As of the date of this Agreement, Parent does not have outstanding any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of Parent may vote. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. Except as set forth in

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Section 2.2 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), Exhibit 21.1 to the Annual Report on Form 10-K of Parent for the year ended December 31, 1999 (the "Parent Annual Report"), as filed with the Securities and Exchange Commission (the "SEC"), is a true, accurate and correct statement in all material respects of all the information required to be set forth therein by the rules and regulations of the SEC.

     Section 2.3 Authority. The Boards of Directors of Parent and Sub have duly approved (i) this Agreement, Stockholders' Agreement, the form of Standstill and Registration Rights Agreement attached hereto as Exhibit B (the "Standstill and Registration Rights Agreement"; together with this Agreement and the Stockholders' Agreement, the "Transaction Documents"), the Merger and the other transactions contemplated hereby and (ii) the execution and delivery by each of Parent and Sub of the Transaction Documents to which it is a party. The Boards of Directors of Parent and Sub have declared the Merger advisable and in the best interest of their respective stockholders or shareholders, as the case may be. The Board of Directors of Parent has resolved to recommend the approval by its shareholders of the issuance of Parent Common Stock in connection with the Merger as contemplated by this Agreement (the "Share Issuance"). Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and, subject to approval by the shareholders of Parent of the Share Issuance, to consummate the Merger and the transactions contemplated hereby and thereby. The Board of Directors of Sub has recommended this Agreement to its sole stockholder, and the sole stockholder of Sub has approved this Agreement, all such actions being taken in accordance with the DGCL. Except for the approval by the shareholders of Parent of the Share Issuance, no further action by or vote of the shareholders of Parent is required by applicable Law, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of Parent or otherwise in order for Parent or Sub to consummate the Merger and the other transactions contemplated hereby. The performance by each of Parent and Sub of its obligations under the Transaction Documents to which it is a party and the consummation by each of Parent and Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to approval by the shareholders of Parent of the Share Issuance and to the filing of the Certificate of Merger as required by Sections 251(c) of the DGCL. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms. The Standstill and Registration Rights Agreement upon execution and delivery by each of Parent and the other parties thereto (assuming the valid authorization, execution and delivery of such agreement by the other parties thereto and the validity and binding effect of such agreement on such other parties thereto) will constitute a valid and binding obligation of Parent enforceable against it in accordance with its terms. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act for the purpose of registering some or all of the Parent Common Stock to be issued in connection with the Merger as contemplated by this Agreement (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

     Section 2.4 No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 and Section 2.5 have been obtained and all filings and obligations described in this Section 2.4 and Section 2.5 have been made or satisfied, the execution and delivery of this Agreement do not, the execution and delivery of the Standstill and Registration Rights Agreement will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default or loss of a material benefit (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties, assets or operations of Parent or any of its Subsidiaries under, any provision of (i) the Amended and Restated Articles of Incorporation or the Amended and Restated By Laws of Parent, (ii) the comparable charter or organization documents of any Subsidiary of Parent, (iii) any loan or credit agreement, note, bond, mortgage, indenture, instrument, permit, deed of trust, license, lease, contract, commitment, or other agreement applicable to
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Parent or any of its Subsidiaries or (iv) any judgment, order (whether temporary, preliminary or permanent), notice, decree, statute, law, ordinance, rule or regulation (collectively, "Law") applicable to Parent or any of its Subsidiaries or any of their respective properties, assets or operations, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, losses, rights or Liens that, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent or has not resulted, and could not reasonably be expected to result, in the imposition of any Lien on any material properties or assets of Parent or any of its Subsidiaries.

     Section 2.5 No Filings, Consents or Approvals. No filing or registration with, or authorization, consent or approval of, (x) any domestic (federal or state), foreign or supranational court, administrative agency or commission, or other governmental or regulatory body, agency, authority or tribunal (a "Governmental Entity") or (y) any third person under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Standstill and Registration Rights Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Standstill and Registration Rights Agreement, except (i) in connection or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (iv) the approval by the shareholders of Parent of the Share Issuance, (v) as set forth in Section 2.5 of the Parent Letter, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent or has not resulted, and could not reasonably be expect to result, in the imposition of any Lien on any material properties or assets of Parent or any of its Subsidiaries.

     Section 2.6 SEC Documents and Other Reports. Parent has filed all required documents with the SEC since January 1, 1999 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, or if amended as of the date of the last such amendment, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since September 30, 2000, made any change in the accounting practices or policies applied in the preparation of its financial statements.

     Section 2.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since September 30, 2000, (i) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent, (ii) there has not been any split,

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combination or reclassification of any of the capital stock of Parent or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, except as contemplated by this Agreement, and (iii) there has been no other Material Adverse Effect on Parent, nor any development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

     Section 2.8 Tax Matters. Except as disclosed in the Parent SEC Documents, in all material respects, (i) Parent and each of its Subsidiaries have timely filed all income Tax Returns (as defined below) and all other Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (whether or not shown on any Tax Return) required to have been paid by Parent and each of its Subsidiaries have been timely paid, and (iii) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns referred to in clause (i) by any taxing authority have been paid in full. For purposes of this Agreement, (x) "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (y) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 2.9 Parent Permits. Except as disclosed in the Parent SEC Documents, (i) (A) each of Parent and its Subsidiaries is in possession of and validly holders all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease, use and/or operate their respective properties or to carry on their respective business as presently conducted and (B) each of the physicians employed by or under contract with Parent or any of its Subsidiaries is in possession of and validly holds all valid licenses, permits and authorizations of any Governmental Entity necessary to practice medicine in the jurisdictions in which such physician practices medicine (collectively, the "Parent Permits"),
(ii) all material Parent Permits are in full force and effect, and Parent or each such Subsidiary has complied with all material requirements in connection with all material Parent Permits, (iii) no material Parent Permit will be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby, (iv) no material Parent Permit is subject to any pending administrative or judicial proceeding to suspend, modify, revoke or otherwise limit such Parent Permit in any materials respect and, to the Knowledge of Parent (as defined below), no such proceeding is threatened, (v) there have occurred no material violations of any material Parent Permit that remain uncured, unwaived or otherwise unresolved, or are occurring, in respect of any material Parent Permit, and (vi) no consent, approval, waiver or other authorization of the Merger or any of the other transactions contemplated hereby under or with respect to any material Permit, other than any failure to possess or comply, or any proceedings or violations or the failure to obtain any consent, approval, waiver or other authorization in respect of, any Parent Permits which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent. For purposes of this Agreement, the term "Knowledge of Parent" means the actual knowledge of the executive officers of Parent.

     Section 2.10 Compliance with Applicable Laws. Parent and each of its affiliates, directors, officers and employees, and all physicians under contract with Parent or its Subsidiaries, are in compliance in all material respects with all Laws applicable to the business of Parent and its Subsidiaries, including Medicare, Medicaid and TRICARE (formerly CHAMPUS).

     Section 2.11 Employee Benefit Plans; ERISA. Except as disclosed in the Parent SEC Documents, as of the date hereof, all "pension plans" and "welfare plans" as defined in Section 3(2) and 3(1), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are maintained by Parent or its Subsidiaries comply, in all material respects, with applicable Law, and Parent or its Subsidiaries are in compliance, in all material respects, with the provisions of such plans.

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     Section 2.12 Opinion of Financial Advisor.  The Board of Directors of
Parent has received the written opinion of UBS Warburg LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company for informational purposes only.

     Section 2.13 Required Vote of Parent. Under the rules of the NYSE, the affirmative vote of a majority of the votes cast on the Share Issuance is required to approve such Share Issuance; provided that the total votes cast on such Share Issuance represent a majority of the outstanding shares of Parent Common Stock. No other vote of the shareholders of Parent is required by applicable Law, the organization documents of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

     Section 2.14 Registration Statement and Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Parent Shareholders' Meeting (as defined in Section 5.1) will (x) in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (y) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Parent Shareholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     Section 2.15 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than UBS Warburg LLC, the fees and expenses of which will be paid by Parent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of Parent and Sub as follows:

     Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company.

     Section 3.2 Capital Structure. At the date hereof, the authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock, 48,000,000 shares of Company Non-Voting Common Stock, 4,400,000 shares of
Company Series A Stock and 4,100,000 shares of Company Series B Stock. As of the date of this Agreement, 44,588,840 shares of Company Common Stock and 4,237,500 shares of Company Series A Stock were issued and outstanding. As of the date of this Agreement, no shares of Company Non-Voting Common Stock and no shares of Company Series B Stock were issued and outstanding. As of the date of this Agreement, 630,739 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries, and 20,085,429 shares of Company Common
Stock were reserved for issuance pursuant to
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the Company's Stock Option and Restricted Stock Purchase Plan, and the Company's
Chief Executive Officer Stock Option Plan (collectively, the "Company Stock Plans"). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All the outstanding shares of Company Capital Stock were validly issued, fully paid and nonassessable and, except as set forth in
Section 3.2 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), free of preemptive rights. As of the date of this Agreement, except for (i) stock options issued pursuant to the Company Stock Plans covering not in excess of 10,400,000 shares of Company Common Stock (collectively, the "Company Stock Options"), (ii) warrants dated on or about February 2, 1998, to purchase up to an aggregate of 5,500,000 shares of Company Non-Voting Common Stock (collectively, the "Warrants") held by WCAS and certain other persons as set forth in Section 3.2 of the Company Letter, (iii) the Convertible Debt (as hereinafter defined), and (iv) as set forth in Section 3.2 of the Company
Letter, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable. All the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company are owned by the Company, another Subsidiary of the Company and/or a physician under contract with the Company or any of its Subsidiaries, free and clear of all Liens, other than, in the case of shares or other ownership interests of Subsidiaries held by physicians under contract with the Company or any of its Subsidiaries, Liens in favor of the Company or its Subsidiaries. Except for $20,237,500 aggregate principal amount of convertible notes as more particularly described in Section
3.2 of the Company Letter (the "Convertible Debt"), as of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company may vote. Except as set forth in Section 3.2 of the Company Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Except as set forth in Section 3.2 of the Company Letter, as a result of the Merger, the Convertible Debt shall become convertible into the right to receive the consideration into which the underlying Company Common
Stock would have been converted in the Merger had such conversion of the Convertible Debt occurred immediately prior to the Effective Time.

     Section 3.3 Authority. The Board of Directors of the Company has duly approved (i) this Agreement, the Merger and the other transactions contemplated hereby and (ii) the execution and delivery by the Principal Stockholders of the Stockholders' Agreement. The Board of Directors of the Company has declared the Merger advisable and in the best interests of its stockholders. The Board of Directors of this Company has resolved to recommend the approval and adoption by its stockholders of the Merger and this Agreement. The Company has all requisite corporate power and authority to execute and deliver and, subject to approval and adoption by the stockholders of the Company of the Merger and this Agreement, perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. Except for the approval and adoption by the stockholders of the Company of the Merger and this Agreement, no further action by or vote of the stockholders of the Company is required by applicable Law, the Certificate of Incorporation or the Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement and the Merger by the holders of (A) a majority of the outstanding Company Common Stock and the Company Series A Stock, voting together as a single class, and (B) two-thirds of the Company Series A Stock, voting as a separate class, and to the filing of the Certificate of Merger as required by Section 251(c) of the DGCL (the "Required Company Stockholders'

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

Approval"). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 3.4 No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 and Section 3.5 have been obtained and all filings and obligations described in this Section 3.4 and Section 3.5 have been made or satisfied, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default or loss of a material benefit (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien, upon any of the properties, assets or operations of the Company or any of its Subsidiaries under any provision of (i) the Certificate of Incorporation, as amended, or the Bylaws of the Company, (ii) the comparable charter or organization documents of any Subsidiary of the Company, (iii) except as set forth in Section 3.4 of the Company Letter, any loan or credit agreement, note, bond, mortgage, indenture, instrument, permit, deed of trust, license, lease, contract, commitment, or other agreement or arrangement applicable to the Company or any of its Subsidiaries or (iv) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or operations, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, losses, rights or Liens that, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company or has not resulted, or could not reasonably be expected to result, in the imposition of any Lien on any material properties or assets of the Company or of any of its Subsidiaries.

     Section 3.5 No Filings, Consents or Approvals.  Except as set forth in
Section 3.5 of the Company Letter, no filing or registration with, or authorization, consent or approval of, (x) any Governmental Entity or (y) any third person under any loan or credit agreement, note, bond, mortgage, indenture, instrument, permit, deed of trust, license, lease, contract, commitment or other agreement or arrangement applicable to the Company or any of its Subsidiaries is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or for the conduct of the business of the Company and its Subsidiaries following the Closing as presently conducted consistent with past practice, except (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,
(iii) applicable requirements, if any, of Blue Sky Laws and the NYSE, and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, had not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company or had not resulted, and could not reasonably be expected to result, in the imposition of any Lien on any material properties or assets of the Company or of any of its Subsidiaries.

     Section 3.6 Financial Statements. Section 3.6 of the Company Letter sets forth true, correct and complete copies of the following financial statements (collectively, the "Financial Statements"):

          (i) audited consolidated balance sheet of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries as of December 31, 1999 (the "Balance Sheet"), audited and with a report by Arthur Andersen LLP;

          (ii) audited consolidated statements of operations, stockholders' equity and cash flows of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries for the fiscal year ended December 31, 1999, audited and with a report by Arthur Andersen LLP;

          (iii) unaudited consolidated balance sheet of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries as of December 31, 2000, certified by the Chief Executive Officer and the Chief Financial Officer of the Company (the "Unaudited Balance Sheet"); and

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          (iv) unaudited consolidated statements of operations and stockholder's equity and cash flows of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries for the twelve-month period then ended, certified by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (b) The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States consistently applied ("GAAP"). The Financial Statements were prepared on the basis of the books and records of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries, and reflect and present fairly the assets, liabilities, transactions and financial condition of the Company and its consolidated Subsidiaries as of their indicated dates, and the results of their operations, income for the indicated periods. The Financial Statements include all adjustments except as may be noted therein, which consist only of normal recurring accruals, necessary for such fair presentation, other than normal year-end adjustments. All assets shown on the Balance Sheet are owned by the Company and its consolidated Subsidiaries and all revenues reflected on the Financial Statements were generated by the Company and its consolidated Subsidiaries.

     Section 3.7 No Undisclosed Liabilities. As of the date hereof,the Company has no liabilities, debts, claims or obligations of any nature (whether contingent, unasserted or otherwise, and whether or not required to be disclosed in accordance with GAAP) which are, individually or in the aggregate, material in relation to the Balance Sheet, except (i) to the extent reflected or disclosed in the Unaudited Balance Sheet, (ii) for items disclosed in Section
3.7 of the Company Letter, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice and not in excess of $250,000 in the aggregate since the date of the Unaudited Balance Sheet and not in violation of this Agreement, and (iv) costs incurred in connection with transactions contemplated hereby, including the fees referred to in Section 3.27 and other professional service fees not in excess of $1,750,000. Section 3.7 of the Company Letter also sets forth a description of each Lien with respect to any indebtedness of the Company or of any of its Subsidiaries. True and correct copies of each instrument or agreement relating to or governing each such Lien (and the related indebtedness) of the Company or of any of its Subsidiaries has been provided to Parent. Except as set forth in Section 3.7 of the Company Letter, no default exists with respect to or under any indebtedness of the Company or of any of its Subsidiaries, or under any indenture or other instrument or agreement relating thereto.

     Section 3.8 Absence of Changes or Events. Since the date of the Balance Sheet, the Company and its Subsidiaries have conducted business in the ordinary course consistent with past practice, and there has been no change, event or development, and no discovery of any pre-existing facts, that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing sentence, except as set forth in Section 3.8 of the Company Letter or as otherwise contemplated by this Agreement (including Section 4.1), none of the Company nor any of its Subsidiaries has since the date of the Balance Sheet (except as reflected in the Unaudited Balance Sheet):

          (a) transferred, assigned, sold or otherwise disposed of any of the properties or assets reflected on the Balance Sheet, or canceled any debts or claims, except in the ordinary course of business consistent with past practice;

          (b) incurred any material obligation or liability (absolute, accrued, contingent or otherwise) in excess of $50,000, other than borrowings under the First Amended and Restated Credit Agreement dated as of July 1, 1998, by and among the Company, the lenders party thereto, and Chase Bank of Texas, National Association, as agent (the "Credit Facility"), as described in clause (i) or (ii) of Section 4.1(f);

          (c) discharged or satisfied any Liens, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (x) liabilities shown or reflected on the Unaudited Balance Sheet or (y) liabilities incurred since the date of the Unaudited Balance Sheet in the ordinary course of business consistent with past practice;

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

          (d) experienced any change or any threat of any change in the Company's or any of its Subsidiaries' relations with, or any loss or threat of loss of, any significant suppliers or significant clients of, any hospitals affiliated or associated with, any employees of or physicians under contract with, the Company or any of its Subsidiaries;

          (e) disposed of or failed to keep in effect any rights in, to or for the use of any material license or intellectual property;

          (f) incurred any damage, destruction or loss, whether or not covered by insurance, that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company;

          (g) suffered any operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction has had, or could reasonably be expected to have, a Material Adverse Effect on the Company;

          (h) made any general wage or salary increases in respect of personnel which it employs, or paid any material bonuses to personnel;

          (i) subjected to any Lien, or otherwise encumbered any of the material properties and assets of the Company or any of its Subsidiaries, whether tangible or intangible;

          (j) made any single capital expenditure in excess of $100,000;

          (k) authorized or agreed or otherwise become committed to do any of the foregoing; or

          (l) taken or agreed to take or omitted or agreed to omit to take any action that would be prohibited to be taken or omitted to be taken after the date of this Agreement under Section 4.1.

     Section 3.9 Tax Matters. Except as otherwise set forth in Section 3.9(a) of the Company Letter, in all material respects, (i) the Company and each of its Subsidiaries have timely filed all income Tax Returns and all other Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (whether or not shown on any Tax Return) required to have been paid by the Company and each of its Subsidiaries have been timely paid, (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, (iv) neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of its Taxes and no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending, (vi) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns referred to in clause (i) by any taxing authority have been paid in full, (vii) the Financial Statements reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and (viii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

     (b) None of the Company and its Subsidiaries has been a member of any group of corporations filing a consolidated return for United States federal income tax purposes (other than the affiliated group of which the Company is the common parent corporation).

     (c) The Company has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (d) Neither the Company nor its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (e) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the regulations promulgated from time to time under the Code ("Treasury Regulations"), be presumed to be) an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

     Section 3.10 Real and Personal Property. Except as set forth in Section 3.10(a) of the Company Letter, none of the Company nor any of its Subsidiaries owns any real property or any interests in real property, or is a party to or bound by any lease in respect of any material real property. True, complete and correct copies of all material leases of real property listed in Section 3.10(a) of the Company Letter have been delivered to Parent, and none of the Company nor any of its Subsidiaries is in default under any of such leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to a default thereunder.

     (b) Set forth in Section 3.10(b) of the Company Letter is an accurate description of the material equipment, furniture, personalty and other tangible personal assets of the Company and its Subsidiaries. All such equipment, furniture, personalty and other tangible personal assets have been maintained in accordance with generally accepted industry practice, and are in good operating condition and repair, ordinary wear and tear excepted. All material leased equipment, furniture, personalty and other tangible personal assets of the Company and its Subsidiaries are in the condition required of such property by the terms of the leases applicable thereto.

     Section 3.11 Title to Assets; No Other Rights. The Company and its Subsidiaries have good and valid title to all their respective properties and assets (including the properties and assets reflected on the Balance Sheet or thereafter acquired), in each case free and clear of all Liens, except (i) such as are disclosed in Section 3.11 of the Company Letter, (ii) mechanics', carriers', workmen's, landlords', repairmen's or other like statutory Liens arising from or incurred in the ordinary course of business for which the underlying payments are not yet delinquent and (iii) liens for Taxes not yet due and payable (the Liens described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens").

     (b) There are no contracts, agreements, understandings or commitments relating to the ownership (including the sale, assignment, transfer or other disposition) of any of the properties or material assets of the Company and its Subsidiaries, except for this Agreement and the Permitted Liens. No person other than the Company or its Subsidiaries has any direct or indirect ownership interest, or right to acquire such interest, in any of the properties or assets of the Company and its Subsidiaries.

     Section 3.12 Insurance. A true and accurate list of the insurance policies currently maintained with respect to the Company and its Subsidiaries is set forth in Section 3.12 of the Company Letter. Such policies are sufficient for compliance with all material agreements to which the Company or any of its Subsidiaries is a party. All such policies are in full force and effect, and none of the Company nor any of its Subsidiaries is in default, whether as to the payment of premium or otherwise, under any such policy, and no cancellation or non-renewal will result under any such policies as a result of the Closing or the other transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries has ever been subject to liability as a self-insurer. To the Knowledge of the Company (as defined below), within the immediately preceding five years, none of the Company nor any of its Subsidiaries has been denied insurance, nor has any prospective or actual carrier or underwriting board recommended or required material expenditures by the Company or any of its Subsidiaries in order to obtain insurance. To the Knowledge of the Company, no insurance companies providing insurance under such policies is insolvent. No notices of cancellation or indication of an intention not to renew any material insurance policy has been received by the Company or any of its Subsidiaries.
Section 3.12 of the Company Letter sets forth a true and complete description of
(x) all current and open or known claims relating to the Company and its Subsidiaries, made under such policies and (y) all written claims made against the Company with respect to its business or any physicians employed by or under contract with it during the past three years or known events which are reasonably likely to give rise to a

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

claim against the Company or any of its Subsidiaries, whether or not covered by insurance. For purposes of this Agreement, the term "Knowledge of the Company" means the actual knowledge of any of the executive officers of the Company.

     Section 3.13 Company Permits and Compliance. (i) Each of the Company and its Subsidiaries (including their respective employees) is in possession of and validly holds all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease, use and/or operate their respective properties or to carry on their respective business as presently conducted (the "Company Permits"), (ii) each of the physicians employed by or under contract with the Company or any of its Subsidiaries is in possession of and validly holds all valid licenses, permits and authorizations of any Governmental Entity necessary to practice medicine in the jurisdictions in which such physician practices medicine (the "Physician Permits"; together with the Company Permits, the "Permits"), (iii) all material Permits are in full force and effect, and each such physician, the Company or each such Subsidiary has complied with all material requirements in connection therewith, (iv) no material Permit will be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby, (v) no material Permit is subject to any pending administrative or judicial proceeding to suspend, modify, revoke or otherwise limit such Permit in any respect and, to the Knowledge of the Company, no such proceeding is threatened, (vi) there have occurred no material violations of any material Permit that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permit, and (vii) no consent, approval, waiver or other authorization of the Merger or any of the other transactions contemplated hereby under or with respect to any material Permit.

     Section 3.14 Contracts. Except for agreements listed in Section 3.14 of the Company Letter, none of the Company nor any of its Subsidiaries, or any of their respective properties or assets, is a party to or bound by, as applicable:

          (a) any (i) collective bargaining agreement or other contract with any labor union or (ii) plan, program, practice, arrangement or agreement that provides for (A) the payment of severance, termination or similar type of compensation or benefits upon the termination, retirement or resignation of any employee or (B) medical, life insurance, pension or other benefits for employees or their affiliates upon retirement or termination of employment, other than as required by applicable Law;

          (b) any covenant not to compete or other agreement, contract or commitment limiting or restraining the Company or any of its Subsidiaries from engaging or competing in any products or lines of business with any corporation, partnership or other entity or person;

          (c) any agreement, contract or commitment with any affiliate, officer, director or employee of the Company or any of its Subsidiaries, other than
     (i) any such agreement, contract, or commitment involving obligations of less than $50,000 in the aggregate that will not survive the Effective Time and (ii) any employment agreement arising by operation of law with the Company's directors, officers and employees;

          (d) any lease or similar agreement under which the Company or any of its Subsidiaries is a sublessor of, or makes available for use by any third party, any real property leased by the Company or any of its Subsidiaries;

          (e) any (i) lease or similar agreement under which the Company or any of its Subsidiaries is the lessee or lessor of, or holds or uses, any furniture, personalty, equipment, or other tangible personal property, (ii) contract, order or commitment for the future purchase or sale of materials, supplies, services, products or equipment (other than purchase contracts and orders in the ordinary course of business consistent with past practice and with an aggregate future liability not in excess of $100,000) or (iii) management, service, consulting or other similar type of contract;

          (f) any agreement, contract, instrument or commitment pursuant to or under which the Company or any of its Subsidiaries (i) has borrowed or loaned, or will borrow or loan, any money, including any note, bond, indenture or other evidence of indebtedness or (ii) directly or indirectly has guaranteed or will
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

     guarantee (including, through take-or-pay, keep-well or similar agreements or security agreements pledging assets as security for obligations of a third party) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business);

          (g) any agreement, contract, instrument or commitment under which any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any of its Subsidiaries (other than endorsements for the purpose of collection in the ordinary course of business);

          (h) any mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

          (i) any agreement, contract or commitment (i) providing for the payment by the Company or any of its Subsidiaries of any bonus or commission based on revenues, earnings, return on net assets or any other measure of performance of the Company or any of its Subsidiaries or (ii) providing for any bonus or other payment by the Company or any of its Subsidiaries based on the sale of properties or assets of the Company or any of its Subsidiaries;

          (j) any other agreement, contract, lease, license, commitment or instrument to which the Company or any of its Subsidiaries is a party or by or to which it or any of their respective properties or assets is bound or subject which has an aggregate future liability in excess of $100,000;

          (k) any partnership or joint venture agreement;

          (l) any agreement, contract, commitment or other option relating to the sale or purchase of assets in excess of $100,000;

          (m) any agreement, contract, commitment or other option relating to the purchase by the Company or any of its Subsidiaries of any equity or debt interest in or asset (other than purchases of assets in the ordinary course of business consistent with past practice) of any corporation, partnership or other entity or person;

          (n) any Significant Medical Services Contract; and for the purposes of this Agreement, the term "Significant Medical Services Contract" means each of the contracts, agreements or understandings that in the aggregate represent 80% of the gross contracted patient service billings for each of the practice groups of the Company or each of the Subsidiaries of the Company, including with any HMO, PPO, third party payor, IPA, PHOS, MSOS, hospital, clinic, ambulatory surgery center, Medicare intermediary, Medicaid intermediary or TRICARE intermediary; or

          (o) any other agreement, contract, lease, license, commitment or instrument material to the Company or any of its Subsidiaries or not made in the ordinary course of business (other than agreements, contracts or commitments not made in the ordinary course of business which individually or in the aggregate do not represent aggregate future liabilities in excess of $100,000).

     Each agreement, contract, lease, license, commitment or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (collectively, the "Contracts") is valid, binding and in full force and effect. The Company or one or more of its Subsidiaries has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     Section 3.15 Compliance with Applicable Laws. The Company and each of its affiliates, directors, officers and employees, and all physicians under contract with the Company or its Subsidiaries, are in compliance in all material respects with all Laws applicable to the business of the Company and its Subsidiaries, including Medicare, Medicaid and TRICARE. No notice, citation, summons or order has been served on or received by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any notice that (i) no complaint has been filed, (ii) any penalty has been assessed or

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(iii) any investigation or review is pending or, to the Knowledge of the
Company, threatened with respect to any alleged violation by the Company or any of its Subsidiaries of any Law.

     Section 3.16 Environmental Matters. The Company has obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by the Company or any of its Subsidiaries under all applicable Laws that are related to pollution, protection of the environment or the generation or disposal of waste, except where the failure to obtain such permit, license or other authorization, or file such notices, individually or in the aggregate has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations. The Company and each of its Subsidiaries is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects, or which may give rise to any material common law or statutory liability or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, or any pollutant, contaminant, or hazardous or toxic material or waste (including biohazardous and medical waste) with respect to or affecting the Company or any of its Subsidiaries.

     Section 3.17 Billing Practices; Fraud and Abuse. All billing practices by the Company and each of its Subsidiaries to all third party payors, including the TRICARE (formerly CHAMPUS) program, the federal Medicare program, state Medicaid programs and private insurance companies, have been true, fair and correct and in compliance in all material respects with all applicable Laws and the policies of all such third party payors, and neither the Company nor any of its Subsidiaries has billed for or received any material payment or reimbursement in excess of amounts allowed by applicable Law. None of the Company and each of its Subsidiaries, and their respective officers, directors, employees and affiliates and persons and entities providing professional services for the Company or any of its Subsidiaries has engaged in any activities which are prohibited under 42 U.S.C. sec.sec. 1320a-7b and 1395nn, the regulations in 42 CFR sec. 1001 et seq., or any related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including knowingly and willfully (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (iii) soliciting or receiving any remuneration, directly or indirectly, in cash or kind, in return for (A) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program or (iv) offering or paying any remuneration, directly or indirectly, in cash or kind, to any person to induce such person (A) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program.

     Section 3.18 Certain Transactions and Interests. Neither the Company nor any of its affiliates, stockholders, directors, officers or employees, nor any physician under contract with the Company or any of its Subsidiaries, is a party to any contract, lease, agreement or arrangement, including any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for the Company or any of its Subsidiaries to provide services, lease space, lease equipment or engage in any other venture or activity.

     (b) Except for publicly-traded securities listed on a national stock exchange or the Nasdaq National Market, no physician employed or under contract with the Company or its Subsidiaries, nor any member of any such physician's family, owns any interest in or has a financial relationship with any health care facility,
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practice or other entity, including any physician or physician's practice, allied professional services related to pediatric cardiology or any physician management services organization, or any provider of ancillary or specialty services, including laboratory and radiology services.

     Section 3.19 Inspections and Investigations. Neither the Company's or any of its Subsidiaries' rights nor the right of any licensed professional or other individual employed by or under contract with the Company or any of its Subsidiaries to receive Medicare, Medicaid and TRICARE reimbursements has been terminated or otherwise adversely affected as a result of any investigation or action by any Governmental Entity. None of the Company, any of its Subsidiaries nor any licensed professional or other individual employed by or under contract with the Company or any of its Subsidiaries has, during the past three years, been the subject of any inspection, investigation, survey, audit or monitoring by any Governmental Entity, trade association, professional review organization, accrediting organization or certifying agency, nor has any such individual received from any such entity any notice of deficiency in connection with the operation of the Company or any of its Subsidiaries. No licensed professional employed by or under contract with the Company or any of its Subsidiaries has been the subject of a "medical malpractice action or claim" or a "professional review action" within the last three years as those terms are defined in the Health Care Quality Improvement Act of 1986, as amended. There has been no inspection, investigation, survey, audit, monitoring or other form of review to which any of the foregoing has been subject.

     Section 3.20 Business Name. The Company (i) has the exclusive right to use the business name "Magella Healthcare Corporation" and each other name under which the Company or any of its Subsidiaries conducts business in each jurisdiction in which the Company or any of its Subsidiaries conduct business,
(ii) has not received any written notice of conflict with respect to the rights of the other regarding such names and (iii) is not aware of any infringing use of such names or derivatives thereof by any corporation, partnership or other business, association, entity or person. No person is presently authorized by the Company or any of its affiliates to use such name.

     Section 3.21 Litigation; Decrees. Except as disclosed in Section 3.21 of the Company Letter, as of the date of this Agreement, there are no lawsuits, actions, hearings, suits, labor disputes, claims or other litigation, or legal, governmental, administrative or arbitration proceedings or investigations, including appeals and applications for review, of which the Company or any of its Subsidiaries has received notice pending or, to the Knowledge of the Company, threatened against or involving or otherwise affecting the Company or any of its Subsidiaries or any of its or their directors, officers, affiliates, agents or employees, or any physician under contract with the Company or any of its Subsidiaries (in their capacity as such), or any of its or their properties, assets or business, or relating to the transactions contemplated by this Agreement. There are no outstanding orders, judgments, injunctions, consents, agreements, awards or decrees of any Governmental Entity against, involving or affecting the Company or any of its Subsidiaries, or against, involving or affecting any of its or their directors, officers, affiliates, agents or employees, or any physician under contract with the Company or any of its Subsidiaries (in their capacity as such), or any of its or their properties, assets or business, or relating to the transactions contemplated by this Agreement.

     Section 3.22 ERISA. Section 3.22(a) of the Company Letter sets forth a true and complete list of all "pension plans" and "welfare plans" as defined in Sections 3(2) and 3(1), respectively, of ERISA, in each case applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof (all the foregoing plans being herein called collectively, the "Benefit Plans") maintained by, or covering any employee of or physician under contract with, the Company or its Subsidiaries. Except as disclosed in Section 3.22(a) of the Company Letter, none of the Benefits Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA.

     (b) The Company has delivered to Parent, with respect to each Benefit Plan set forth in Section 3.22(a) of the Company Letter, correct and complete copies, where applicable, of (i) all Benefit Plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent Internal Revenue Service determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the most recently completed Benefit Plan year, (iv) any discrimination tests performed during the last Benefit Plan year and (v) the current summary plan description.

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     (c) Each Benefit Plan set forth in Section 3.22(a) of the Company Letter that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such Benefit Plan is so qualified under the Code and no circumstance exists which might cause such Benefit Plan to cease being so qualified. Each Benefit Plan set forth in Section 3.22(a) of the Company Letter complies and has been maintained in all respects with its terms and all requirements of applicable Law, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving such Benefit Plans or the assets of such Benefit Plans. The Company does not have any obligations under any "welfare plans" or otherwise to provide health or death benefits to or in respect of former employees or physicians of the Company and its Subsidiaries, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA. The Company does not maintain any "pension plan" which, if terminated on the date of the Closing, would impose any liability on the Company or its Subsidiaries. The Company has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of
Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under
Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

     (d) Section 3.22(d) of the Company Letter sets forth a true and complete list of all other employee benefit programs, arrangements, understandings or payroll practices (other than the Benefit Plans set forth in Section 3.22(a) of the Company Letter) maintained or contributed to by the Company and its Subsidiaries for the benefit of any of their respective employees and any physicians under contract with the Company or any of its Subsidiaries, whether or not in writing, including (i) retirement or savings plans, (ii) bonus, incentive, equity or equity-based compensation programs, (iii) consulting, deferred compensation or other compensation agreements, (iv) sick leave, vacation pay or salary continuation arrangements, (v) hospitalization or other medical, disability, life or other insurance, (vi) stock ownership, stock purchase, or stock option programs, (vii) scholarships, (viii) severance pay, and (ix) tuition reimbursement (collectively, "Non-ERISA Plans"; and together with the Benefit Plans, the "Company Plans").

     (e) Section 3.22(e) of the Company Letter sets forth a true and complete list of each agreement, commitment, understanding, plan, policy or arrangement of any kind, whether or not in writing, with or for the benefit of any current or former officer, director or employee of, or any consultant or physician under contract with, the Company or any of its Subsidiaries (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which the Company is a party or by which it is bound or pursuant to which it may be required to make any payment at any time other than the Benefit Plans set forth in Section 3.22(a) of the Company Letter and the Non-ERISA Plans set forth in
Section 3.22(d) of the Company Letter (collectively, the "Compensation Commitments").

     (f) True and complete copies of all written Non-ERISA Plans and Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Non-ERISA Plan and Compensation Commitment have been delivered to Parent. No amounts will become payable as a result of the transactions contemplated by this Agreement for which Parent will bear any liability under such plans.

     (g) Except as set forth in Section 3.22(g) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement (subject to Section 5.8).

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     (h) Section 5.8 of this Agreement is consistent with, and the consummation of the transaction thereby contemplated will not violate or breach any of, the terms and provisions of the Company Stock Plans and each option granted thereunder.

     Section 3.23 Intellectual Property. The Company and its Subsidiaries own or have the right to use all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights, domain names, web pages, web sites and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has (i) interfered with, infringed upon, misappropriated or violated any material respect any Intellectual Property Rights of any other person or (ii) received any charge, complaint, claim, demand or notice alleging any such material interference, infringement, misappropriation or violation (including any claim that the Company or such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person). To the Knowledge of the Company, no other person has interfered with, infringed upon, misappropriated or violated any Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries.

     Section 3.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Credit Suisse First Boston, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent for informational purposes only.

     Section 3.25 Registration Statement and Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     Section 3.26 State Takeover Statutes. No state takeover statutes are applicable to the Merger, this Agreement or the transactions contemplated hereby.

     Section 3.27 Brokers. No broker, investment banker or other person (other than Credit Suisse First Boston, the fees and expenses of which will be paid by the Company, subject to Section 5.7(c), as reflected in agreements between such firm and the Company, copies of which have been furnished to Parent) is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.28 Full Disclosure. No representation or warranty of the Company, or any information with respect to the Company or any of its Subsidiaries contained in this Agreement, the Company Letter or any certificate furnished by or on behalf of the Company or any of its Subsidiaries to Parent pursuant to this Agreement, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading. There is no fact that the Company has not disclosed to Parent in writing that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, maintain its existence and carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with physicians, customers, suppliers, licensors, lessors, third party payors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Except as otherwise expressly permitted by this Agreement and as set forth in Section 4.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by direct or indirect wholly owned Subsidiaries), (ii) other than in the case of any direct or indirect wholly owned Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities, or any rights, warrants or options to acquire any such shares or other securities;

          (b) except as permitted under paragraph (h) below, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance by the Company of (i) shares of Company Common Stock upon the conversion of shares of Company Capital Stock or the Convertible Debt outstanding on the date of this Agreement or upon the exercise of employee stock options pursuant to the Company Stock Plans outstanding on the date of this Agreement or in accordance with paragraph
     (h) below, all in accordance with their terms as of the date hereof and
     (ii) shares of Company Non-Voting Common Stock upon any exercise of the Warrants;

          (c) amend its articles or certificate of incorporation or by-laws or other comparable organizational documents;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing any properties or assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (e) sell, transfer, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets, other than sales or other dispositions of obsolete or damaged physical assets in the ordinary course of business consistent with past practice;

          (f) except for short-term borrowings from time to time under the Credit Facility (i) for working capital purposes not in excess of $500,000 in the aggregate or (ii) to meet the Company's payroll obligations in the ordinary course of business consistent with past practice, incur any long-term or short-term indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities or make any loans, advances or capital contributions to, or other investments in, any other person, or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

          (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

          (h) grant or award any stock options, restricted stock, performance shares, stock appreciation rights or other equity-based incentive awards to, or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, grant, trust, fund, policy or arrangement for the benefit or welfare of, any of its officers or employees, except to the extent such termination or amendment is required by applicable Law;
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

     provided, however, that the Company may grant options to purchase not in excess of 250,000 shares of Company Common Stock in the aggregate at an exercise price per share equal to one-thirteenth of the closing price of a share of Parent Common Stock as reported on the NYSE Composite Transactions Reporting System and published in The Wall Street Journal on the trading day immediately preceding the date of grant (rounded to the nearest cent);

          (i) hire or terminate any employee, or enter into, terminate or amend any employment or consulting agreement, or increase the compensation or fringe benefits payable or to become payable to its officer and employees or pay any benefit not required by any existing plan or arrangement (including the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay; provided, however, that, in the ordinary course of business consistent with past practice, the Company may (i) terminate or hire as a replacement any non-officer employee, or (ii) change the compensation payable to any non-officer employee, so long as the aggregate amount of such changes for all such employees does not exceed the aggregate amount for all employees of the Company set forth in the Company's final budget (a copy of which budget has been furnished to Parent);

          (j) except for maintenance capital expenditures in the ordinary course of business consistent with past practice, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000;

          (k) alter, amend or modify any of the Company's accounting policies or procedures, except as required by applicable law;

          (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements or incurred in the ordinary course of business consistent with past practice;

          (m) violate or fail to perform in any material respect any material obligation or duty imposed upon it by applicable Law;

          (n) settle or compromise any liability for Taxes, or settle, compromise or threatened any suit, proceeding or claim relating to the Company or any of its Subsidiaries; which settlement or compromise involves payment of any consideration by the Company or any of its Subsidiaries in excess of $50,000 or $250,000 in the aggregate;

          (o) (i) modify, amend or terminate any material contract or agreement to which it is a party or by which any of its properties or assets are bound, (ii) waive, release, relinquish or assign any material contract or agreement to which it is a party or by which any of its properties or assets are bound (including any insurance policy), or any other right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its Subsidiaries, provided that the Company may cancel or forgive accounts receivable in the ordinary course of business consistent with past practice;

          (p) take any action that could reasonably be expected to (x) make any of its representations or warranties contained in this Agreement that is qualified as to materiality untrue or incorrect, (y) make any of its representations or warranties contained in this Agreement that is not so qualified untrue or incorrect in any material respect or (z) result in any of the conditions to the Closing set forth in Article VI not being satisfied or in the consummation of the Merger being materially delayed; or

          (q) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing,

     Section 4.2 Conduct of Business by Parent Pending the Closing. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, maintain its existence and carry on its business in the usual, regular and ordinary course in substantially the same manner has heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with physicians, customers, suppliers, licensers, lessor, third party payors and others having business dealings with it. Except as set forth in
Section 4.2 of the Parent Letter or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or stock exchange regulations), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company, which consent will not be unreasonably withheld:

          (a) amend or otherwise change Parent's Amended and Restated Articles of Incorporation or Amended and Restated Bylaws in a manner that adversely affects the rights of holders of Parent Common Stock;

          (b) amend or otherwise change Sub's Certificate of Incorporation or Bylaws; provided, however, that Parent may amend or cause to be amended ARTICLE FOURTH of the Certificate of Incorporation of Sub to increase the total number of shares of common stock, $.01 par value per share, that Sub shall have authority to issue;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent's capital stock; or

          (d) take any action that could reasonably be expected to (x) make any of its representations or warranties contained in this Agreement that is qualified as to materiality untrue or incorrect, (y) make any of its representations or warranties contained in this Agreement that is not so qualified untrue or incorrect in any material respect or (z) result in any of the conditions to the Closing set forth in Article VI not being satisfied or in the consummation of the Merger being materially delayed.

     Section 4.3 Third Party Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     Section 4.4 No Solicitation. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee or stockholder of or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its Subsidiaries to, and shall use its best efforts to cause the foregoing persons not to, directly or indirectly, (i) solicit, initiate, or encourage the submission of, any takeover proposal (as defined below), (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to the Company Stockholders' Approval Date (as defined in Section 5.1), to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee or stockholder of or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this paragraph by the Company. For all purposes of this Agreement, "takeover proposal" means any proposal, other than a proposal by Parent for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company), other than a proposal or offer by Parent, to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries. The Company immediately shall cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any takeover proposal. The Company will take the necessary steps to inform the persons referred to in this Section 4.4 of the obligations undertaken in this Section 4.4.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any other takeover proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior proposal (as defined below). For all purposes of this Agreement, "superior proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith judgment (based on the opinion, with only customary qualifications, of independent financial advisors that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) to be more favorable to the Company and its stockholders than the Merger, for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party, and which is reasonable capable of being consummated without undue delay.

     (c) The Company shall immediately advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal, the material terms and conditions of such takeover proposal or inquiry and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     Section 5.1 Parent Shareholders Meetings; Stockholders' Consent. Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold, a meeting of its shareholders (the "Parent Shareholders' Meeting") for the purpose of considering the Share Issuance. Parent will, through its Board of Directors, recommend to its shareholders approval of such matter and shall not withdraw or modify such recommendation except to the extent that the Board of Directors of Parent shall have determined that its fiduciary duties require it to do so (it being understood that any increase after the date hereof in the trading price of Parent Common Stock shall not in and of itself constitute sufficient reason for the Board of Directors of Parent to withdraw or modify such recommendation).

     (b) Commencing on the first business day following the date on which the Registration Statement is declared effective by the SEC, the Company shall solicit a written consent of stockholders in lieu of meeting, in the form attached hereto as Exhibit C (the "Stockholders' Consent"), from each holder of shares of Company Common Stock and from each holder of shares of Company Series A Stock pursuant to Section 228(e) of the DGCL and the Bylaws of the Company with a view to obtaining the Required Company Stockholders' Approval as promptly as practicable. Promptly following the date on which the Required Company Stockholders' Approval is obtained, the Company shall prepare and mail to all its stockholders the notice of action authorized by the Stockholders' Consent (the "Notice of Stockholders' Action").The Company will, through its Board of Directors, recommend to its stockholders approval of the matters set forth in the Stockholders' Consent and shall not withdraw or modify such recommendation except to the extent permitted by Section 4.4(b). Parent shall have the right and opportunity to review and make reasonable comments on any materials distributed to stockholders in connection with the foregoing (including the

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

Stockholders' Consent and the Notice of Stockholders' Action) prior to the distribution thereof and the Company shall not unreasonably refuse to include such comments of Parent.

     Section 5.2 Filings; Other Actions. Parent shall promptly prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Parent and the Company shall use all reasonable efforts to have the Registration Statement cover all the shares of Parent Common Stock to be issued in the Merger and be declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to its shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which they are currently not so qualified) required to be taken under any applicable state securities Laws in connection with the Share Issuance. The Company shall promptly furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested by Parent in connection with the Registration Statement and the Proxy Statement, including information relating to the number of shares of Parent Common Stock required or permitted to be registered. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by applicable Law, disseminated to the shareholders of Parent. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by applicable Law, disseminated to the stockholders of the Company.

     (b) Each of the Company and Parent will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submissions necessary after the date hereof under the HSR Act. Without limiting the generality of the foregoing, each of the Company and Parent will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) subject to the proviso to Section 5.9(a), comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each of the Company and Parent will keep the other apprised of the status of any such inquiry or request.

     Section 5.3 Comfort Letters. The Company shall use all reasonable efforts to cause to be delivered to Parent "comfort" letters of Arthur Andersen LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     Section 5.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, Tax Returns, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request. The Company shall, and shall cause each of its Subsidiaries to, furnish promptly upon the request of Parent a copy of each report, schedule, registration, application or other document filed by the Company with any Governmental Entity in connection with the Merger. No investigation pursuant to this Section 5.4(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.4(a) shall be kept confidential in accordance with the letter agreement dated September 13, 2000 (the "Confidentiality Agreement"), between Parent and the Company.

     (b) Parent shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the Company reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, its properties, books, Tax Returns, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the Company all other information concerning its business, properties and personnel as the Company may reasonably request. No investigation pursuant to this Section 5.4 (b) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by the Company pursuant to this Section 5.4(b) shall be kept confidential in accordance with the Confidentiality Agreement.

     Section 5.5 Compliance with the Securities Act. Within 30 days following the date of this Agreement, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who in the Company's reasonable judgment may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement in substantially the form attached hereto as Exhibit A (the "Affiliate's Agreement"), executed by such person.

     Section 5.6 Stock Exchange Listings. Parent shall use all reasonable efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued in connection with the Merger and upon exercise of the Substitute Options (as defined in Section 5.8).

     Section 5.7 Fees and Expenses.  Except as provided in Sections 5.7(b) and
(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     (b) Provided that the Company is not in material breach of its representations, warranties or agreements set forth in this Agreement, if this Agreement is terminated by the Company or by Parent pursuant to Section 7.1(f), or if the shareholders of Parent shall fail to approve the Share Issuance at the Parent Shareholders' Meeting after the Board of Directors of Parent shall have withdrawn or modified its recommendation of such transaction pursuant to Section 5.1(a), then Parent shall pay to the Company $4,500,000 (the "Termination Fee") in same-day funds on the date of such termination or within two business days following the date of the Parent Shareholders' Meeting, as applicable.

     (c) If this Agreement is terminated by the Company or by Parent pursuant to
Section 7.1(e), or if the shareholders of Parent shall fail to approve the Share Issuance at the Parent Shareholders' Meeting and the Board of Directors of Parent shall not have withdrawn or modified its recommendation of such transaction pursuant to Section 5.1(a), then Parent shall pay to the Company $1,500,000 in same-day funds on the date of such termination or within two business days following the date of the Parent Shareholders' Meeting, as applicable, as reimbursement for all fees and expenses incurred by the Company in connection herewith.

     Section 5.8 Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plans (other than any "stock purchase plan" within the meaning of Section 423 of the Code) in effect on the date hereof or granted hereafter in accordance with Section 4.1(h) shall be assumed by Parent and become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Stock Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Substitute Options. As of the Effective Time, each Substitute Option shall be subject to the same terms and conditions as were applicable immediately prior to the Effective Time
                                       A-28
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under the related Company Stock Option and Company Stock Plan under which it was granted; provided, however, that, with respect to the Substitute Options granted to the individuals listed in Section 5.8 of the Company Letter, such Substitute Options shall remain exercisable for the periods specified in Section 5.8 of the Company Letter notwithstanding the occurrence of the Merger or any termination of such individual's employment with the Company, Parent or any of their respective Subsidiaries. The Company agrees to use all reasonable efforts to obtain any necessary consents of holders of Company Stock Options and take such other actions as may be necessary to effect this Section 5.8.

     (b) In respect of each Company Stock Option as converted into a Substitute Option pursuant to Section 5.8(a) and assumed by Parent, and the shares of Parent Common Stock underlying such option, at or prior to the Effective Time, Parent shall file and keep current a registration statement on Form S-8 (or a post-effective amendment to a registration statement on Form S-8) or other appropriate form and shall keep such registration statement current and effective for as long as such options remain outstanding.

     Section 5.9 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, subject to the rights of the Board of Directors of each of Parent and the Company to withdraw or modify its recommendation to its shareholders or stockholders, as applicable, as set forth in Section 5.1, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and state takeover statutes), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to the Merger or this Agreement vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing set forth in this Agreement shall require Parent to make any divestiture or consent to any divestiture of any assets, operations or practices in order to effect the Merger or the other transactions contemplated by this Agreement, or to appeal any injunction or order, or to post a bond in respect of such appeal.

     (b) The Company and Parent each shall use all reasonable efforts not to take any action that, in any such case, might reasonably be expected to (i) cause any of its representations or warranties contained in this Agreement that is qualified as to materiality to be untrue, (ii) cause any of its representations or warranties contained in this Agreement that is not so qualified to be untrue in any material respect, (iii) result in a breach of any covenant made by it in this Agreement, (iv) result directly or indirectly in any of the conditions to the Merger set forth in Article VI not being satisfied or
(v) impair the ability of the parties to consummate the Merger at the earliest practicable time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

     Section 5.10 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with each other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 5.11 State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 5.12 Notification of Certain Matters. Parent shall use all reasonable efforts to give prompt notice to the Company, and the Company shall use all reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of any of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any suit, action or proceeding brought or threatened by any Governmental Entity or other person, or before any Governmental Entity, against or in respect of such party or any of its Subsidiaries, or any employee of or physician under contract with such party or any of its Subsidiaries, and (iv) any event, change or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, Parent shall notify and consult with the Company reasonably in advance of the acquisition by Parent or any of its Subsidiaries of any properties, assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, whether in a single transaction or a series of related transactions, involving consideration of $15,000,000 or more.

     Section 5.13 Employees. Except as provided in Section 5.8, for not less than one year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, compensation and employee benefits plans and arrangements for employees of and physicians under contract with the Company or any of its Subsidiaries ("Affected Employees") that are, in the aggregate, no less favorable than those provided under the Company's compensation arrangements and Company Plans as in effect on the date hereof.

     (b) Parent will, for purposes of eligibility, vesting, level of participant contributions and benefit accruals only, grant to all Affected Employees as of the Closing credit under employee benefit plans and arrangements currently maintained by Parent or any of their respective Subsidiaries in which such Affected Employees become eligible to participate ("Parent Plans") for all their service with the Company prior to the Effective Time as if such service had been rendered to Parent or any of their respective Subsidiaries (but subject to an offset, if necessary, to avoid duplication of benefits). With respect to Affected Employees as of the Effective Time, Parent will use all reasonable efforts to waive all pre-existing condition limitations or exclusions under Parent Plans that provide medical, dental, or vision benefits or coverage; provided, however, that no such waiver will apply to a pre-existing condition of any employee of the Company that was, as of the Effective Time, excluded from coverage in a similar benefit plan of the Company. Furthermore, any covered expenses incurred during the calendar year on or before the Effective Time by an Affected Employee (or a covered family member thereof) under the Company Plans that provide medical, dental, or vision benefits or coverage will be deemed to have been incurred as covered expenses under the corresponding Parent Plans for purposes of satisfying any applicable deductible, coinsurance, and out-of-pocket maximum provisions under such Parent Plans for such calendar year.

     (c) Notwithstanding anything contained herein to the contrary, no provision of this Agreement shall (i) create any obligation on the part of Parent to continue the employment of any Affected Employees for any definite period following the Closing or (ii) preclude Parent from amending or terminating any of the Parent Plans or the Company Plans following the Closing.

     (d) No Affected Employee or other current or former employee of the Company including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

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

     Section 5.14 Certain Agreements. At the Closing, Parent shall execute and deliver, and the Company shall use all reasonable efforts to cause the applicable Principal Stockholders to execute and deliver, the Standstill and Registration Rights Agreement.

     (b) The Company shall, and use its best efforts to cause the respective parties thereto to, enter into a binding agreement to terminate, effective as of immediately prior to the Effective Time, each of (i) Section 1.05, Section 1.08 and Article VI of the Recapitalization Agreement dated February 2, 1998, as amended, among Newborn and Pediatric Healthcare Associates, P.A. and the several participants named in schedules I and II thereto, (ii) the Registration Rights Agreement dated February 2, 1998, as amended, among the Company and the stockholders party thereto, and (iii) the Stockholders Agreement dated February 2, 1998, as amended, among the Company and the stockholders party thereto.

     Section 5.15 Indemnification; Directors' and Officers' Insurance. Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions (including advancement of expenses, if so provided) occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided by the Company in its Certificate of Incorporation and Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time and the obligations of the Company in connection therewith shall be assumed by Parent. Parent shall provide, or shall cause the Surviving Corporation to provide, the Company's current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the six-year period following the Effective Time for events occurring prior to the Effective Time that is substantially similar to the Company's existing policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The premium for such policy shall be paid in full at the Effective Time.

     (b) The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director or officer of the Company or a Subsidiary of the Company, and such director's or officer's heirs and personal representatives and shall be binding on all successors and assigns of Parent.

     Section 5.16 Appointment of Directors. Parent shall use its best efforts to cause three vacancies to be created on its Board of Directors (by increasing the number of directors constituting the Board of Directors of Parent or otherwise) and to cause John K. Carlyle, D. Scott Mackesy and Ian M. Ratner to be appointed or elected to fill such vacancies at the Effective Time. If the Parent Shareholders' Meeting is not Parent's annual meeting of shareholders for 2001, Parent also shall use its best efforts to cause Messrs. Carlyle, Mackesy and Ratner to be nominated for election at such meeting and shall recommend the election of such individuals to its shareholders and, regardless of whether the Parent Shareholders Meeting is Parent's annual meeting of shareholders for 2001, Parent shall use its best efforts to cause Messrs. Carlyle and Ratner to be nominated for election to Parent's Board of Directors at Parent's annual meeting of shareholders for 2002, in each case to serve for a term of at least one year. Notwithstanding the foregoing, Parent shall not be required to appoint or elect to, or, if appointed or elected, shall be entitled to remove from, the Board of Directors of Parent any person who has been convicted of any crime (other than a traffic violation), who is the subject of credible allegations of moral turpitude or who, in the reasonable judgment of the Board, is legally ineligible to serve on the Board.

     Section 5.17 Cashless Exercise of the Warrants. The Company shall treat the Warrants as set forth in the fourth recital to this Agreement and, upon the exercise of Warrants by each holder thereof, shall issue to such holder so exercising its Warrants prior to the Effective Time shares of Company Non-Voting Stock, all in accordance with Section 4 of the Stockholders' Agreement.

     Section 5.18 Amendment of Terms of Convertible Debt. The Company shall, and shall use all reasonable efforts to cause each holder of Convertible Debt set forth in Section 3.2 of the Company Letter (each a "Convertible Debt Holder") to, enter a binding agreement in form reasonably satisfactory to Parent prior to the Effective Time amending the terms of the Convertible Debt held by such holder so as to provide that such holder shall receive, upon conversion of such Convertible Debt and in lieu of shares of Company

Common Stock, such consideration as such holder would have received in accordance with Article I of this Agreement if such Convertible Debt had been converted into shares of Company Common Stock immediately prior to the Effective Time.

     Section 5.19 Company Permits and Physician Permits. On or before the thirtieth day after the date hereof, the Company shall deliver to Parent and Sub an amendment to Section 5.19 of the Company Letter which shall set forth a true and complete list of all Permits.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

     Section 6.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by such party) at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. The Share Issuance shall have been duly approved by the requisite vote of the shareholders of Parent in accordance with applicable rules of the NYSE, applicable Law and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Parent. This Agreement and the Merger shall have been duly approved by the requisite approval of the stockholders of the Company acting by written consent in accordance with Section 5.1(b) and the provisions of the DGCL and the Company's Certificate of Incorporation and Bylaws.

          (b) Stock Exchange Listings. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) HSR Approval. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

          (e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall (after the date of this Agreement) have enacted, issued, promulgated, enforced or entered any Law) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

          (f) Standstill and Registration Rights Agreement. The Standstill and Registration Rights Agreement shall have been duly executed by the parties thereto at the Closing.

          (g) Approvals. All consents, approvals, orders or authorizations of or registrations, declarations or filings with any Governmental Entity, which the failure to obtain, make or occur could reasonably be expected to have the effect of making the Merger or any of the transactions contemplated hereby illegal or to have a Material Adverse Effect on the Company or Parent, as the case may be, shall have been obtained, shall have been made or shall have occurred, and shall be in full force and effect.

          (h) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, or before any Governmental Entity, in each case that has a significant likelihood of success (i) challenging the acquisition by Parent or Sub of any shares of Company Capital Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock, including the right to vote any Company Capital Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries, in each case which could reasonably be expected to have a Material Adverse Effect on the Company.

     Section 6.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date); provided, however, that this condition shall be deemed to have been satisfied unless, individually or in the aggregate, any inaccuracy of such representations and warranties (without regard to any qualification as to materiality or Material Adverse Effect) could reasonably be expected to constitute or result in a Material Adverse Effect on Parent. The Company shall have received certificates signed on behalf of each of Parent and Sub by its President and its Chief Financial Officer to such effect.

          (c) Tax Opinion. The Company and its stockholders shall have received an opinion of Vinson & Elkins, L.L.P., in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Vinson & Elkins, L.L.P. may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the tax certificate of Parent attached to the Parent Letter ("Parent Tax Certificate") and representations from the Company substantially similar to the representations in the tax certificate of the Company attached to the Company Letter ("Company Tax Certificate").

          (d) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no change, event or development that has had, or could reasonably be expected to have, a Material Adverse Effect on Parent. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (e) Appointment of Directors. Each of Messrs. Carlyle, Mackesy and Ratner shall have been appointed or elected as directors of Parent as provided in Section 5.16.

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

     Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment (or waiver by Parent) at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date); provided, however, that this condition shall be deemed to have been satisfied unless, individually or in the aggregate, any inaccuracy of such representations and warranties (without regard to any qualification as to materiality or Material Adverse Effect) could reasonably be expected to constitute or result in a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (c) Tax Opinion. Parent shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of
     Section 368(b) of the Code. In rendering such opinion, Sidley & Austin may rely as to matters of fact upon representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate and representations from the Company substantially similar to the representations in the Company Tax Certificate.

          (d) Comfort Letters. Parent shall have received the "comfort letters" described in Section 5.3, in form and substance reasonably satisfactory to Parent.

          (e) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no change, event or development that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company. Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (f) Tax Certificate. Parent shall have received a certificate from the Company certifying that the Company has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code pursuant to Treasury Regulations Section 1.897-2(h) and Treasury Regulations Section 1.1445-2(c)(3)(i).

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

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of any matters presented in connection with the Merger by the shareholders or stockholders of Parent, Sub or the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if there has been (i) a material breach of the representations or warranties on the part of the other set forth in this Agreement that would give rise to the failure of a condition set forth in Section 6.2(b) with respect to the Company or Section 6.3(b) with respect to Parent, respectively, or (ii) a material breach of the covenants or agreements on the part of the other set forth in this Agreement, in each case which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach from the nonbreaching party;

          (c) by either Parent or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Merger shall have become final and non-appealable;

          (d) by either Parent or the Company if the Merger shall not have been consummated before July 31, 2001, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or other action restraining, enjoining or otherwise preventing the consummation of Merger;

          (e) by either Parent or the Company if any required approval of the Share Issuance by the shareholders of Parent shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such shareholders or at any adjournment thereof; or

          (f) by either Parent or the Company if the Board of Directors of Parent shall or shall resolve to withdraw or modify its recommendation to Parent's shareholders of the Share Issuance as contemplated by Section 5.1(a).

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Parent, Sub or the Company, or their respective officers or directors, except for the last sentence of Section 5.4(a) and the entirety of Sections 2.15 (Brokers), 3.27 (Brokers), and 5.7 (Fees and Expenses), this
Section 7.2, and Article VIII (all of which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant or agreement contained in this Agreement.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors at any time, whether before or after approval of any matters presented in connection with the Merger by the shareholders or stockholders of Parent, Sub or the Company but, after any such approval, no amendment shall be made which by applicable Law requires further approval by such shareholders or stockholders without such further approval, and no amendment shall be made in violation of
Section 251(d) of the DGCL. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.

     Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed by such party. The failure of any party to this

Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Non-Survival of Representations and Warranties. Except for any claim arising as a result of any breach of a representation or warranty prior to the termination of this Agreement as provided in Section 7.2, the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time or (ii) the termination of this Agreement.

     Section 8.2 Notices. All notices, consents, waivers, approvals and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, one business day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

              Pediatrix Medical Group, Inc.
              1301 Concord Terrace
              Sunrise, Florida 33323-2825
              Attention: President
              Facsimile No.: (954) 233-3203

          with copies to:

              Sidley & Austin
              875 Third Avenue
              New York, New York 10022
              Attention: Scott M. Freeman
              Facsimile No.: (212) 906-2021

          (b) if to the Company, to

              Magella Healthcare Corporation
              2595 Dallas Parkway, Suite 400
              Frisco, Texas 75034
              Attention: Chief Executive Officer
              Facsimile No.: (972) 377-1450

          with a copy to:

              Vinson & Elkins, L.L.P.
              3700 Trammell Crow Center
              2001 Ross Avenue
              Dallas, Texas 75201-2975
              Attention: Mark Early
              Facsimile No.: (214) 999-7895

     Section 8.3 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "person" means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or other legal entity or organization, and the term "business day" means any day other than a Saturday, or Sunday or any other day on which banks in Fort Lauderdale, Florida, or Dallas, Texas, are required or permitted to be closed.

     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement together with all other agreements executed by the parties hereto on the date hereof and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the letter agreement dated November 29, 2000, the letter agreement dated December 15, 2000, as amended, and the non-binding letter of intent dated January 29, 2001, each of which is between Parent and the Company). This Agreement, except for the provisions of Sections 5.8 and 5.15, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.6 GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE DGCL GOVERNS THE EFFECTS OF THE MERGER, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND EACH OF THE COMPANY, PARENT AND SUB CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.

     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          PEDIATRIX MEDICAL GROUP, INC.
                                          By: /s/ Roger J. Medel, M.D.
                                            ------------------------------------
                                            Roger J. Medel
                                            Chief Executive Officer

                                          INFANT ACQUISITION CORP.
                                          By: /s/ Kristen Bratberg
                                            ------------------------------------
                                            Kristen Bratberg
                                            President

                                          MAGELLA HEALTHCARE CORPORATION
                                          By: /s/ John K. Carlyle
                                            ------------------------------------
                                            John K. Carlyle
                                            Chief Executive Officer

                             INDEX OF DEFINED TERMS

Affected Employees..........................................  Section 5.13(a)
Affiliate's Agreement.......................................      Section 5.5
Agreement...................................................     Introduction
Balance Sheet...............................................   Section 3.6(a)
Benefit Plans...............................................  Section 3.22(a)
Blue Sky Laws...............................................      Section 2.5
Certificate of Merger.......................................      Section 1.2
Certificates................................................   Section 1.7(b)
Closing.....................................................     Section 1.16
Code........................................................         Recitals
Company.....................................................     Introduction
Company Capital Stock.......................................         Recitals
Company Common Stock........................................         Recitals
Company Letter..............................................      Section 3.2
Company Non-Voting Common Stock.............................         Recitals
Company Permits.............................................     Section 3.13
Company Plans...............................................  Section 3.22(d)
Company Series A Stock......................................         Recitals
Company Series B Stock......................................         Recitals
Company Stock Options.......................................      Section 3.2
Company Stock Plans.........................................      Section 3.2
Company Tax Certificate.....................................   Section 6.2(c)
Compensation Commitments....................................  Section 3.22(e)
Confidentiality Agreement...................................   Section 5.4(a)
Contracts...................................................     Section 3.14
Constituent Corporations....................................     Introduction
Convertible Debt............................................      Section 3.2
Convertible Debt Holder.....................................     Section 5.18
Credit Facility.............................................   Section 3.8(b)
DGCL........................................................         Recitals
Dissenting Shares...........................................   Section 1.6(a)
Effective Time..............................................      Section 1.2
ERISA.......................................................     Section 2.11
Exchange Act................................................      Section 2.5
Exchange Agent..............................................   Section 1.7(a)
Exchange Fund...............................................   Section 1.7(a)
Exchange Ratio..............................................   Section 1.5(c)
Financial Statements........................................   Section 3.6(a)
GAAP........................................................   Section 3.6(b)
Governmental Entity.........................................      Section 2.5
HSR Act.....................................................      Section 2.5
Intellectual Property Rights................................     Section 3.23
Knowledge of Parent.........................................      Section 2.9
Knowledge of the Company....................................     Section 3.12
Law.........................................................      Section 2.4
Lien........................................................      Section 2.2
Material Adverse Effect.....................................      Section 2.1
Merger......................................................         Recitals
Non-ERISA Plans.............................................  Section 3.22(d)
Notice of Stockholders' Action..............................   Section 5.1(b)
NYSE........................................................      Section 1.9

                             INDEX OF DEFINED TERMS
                                  (CONTINUED)

Parent......................................................     Introduction
Parent Annual Report........................................      Section 2.2
Parent Common Stock.........................................         Recitals
Parent Letter...............................................      Section 2.2
Parent Permits..............................................      Section 2.9
Parent Plans................................................  Section 5.13(b)
Parent Preferred Stock......................................      Section 2.2
Parent SEC Documents........................................      Section 2.6
Parent Series A Stock.......................................      Section 2.2
Parent Shareholders' Meeting................................   Section 5.1(a)
Parent Stock Options........................................      Section 2.2
Parent Stock Plan...........................................      Section 2.2
Parent Tax Certificate......................................   Section 6.2(c)
Permits.....................................................     Section 3.13
Permitted Liens.............................................  Section 3.11(a)
Physician Permits...........................................     Section 3.13
Principal Stockholders......................................         Recitals
Proxy Statement.............................................     Section 2.14
Registration Statement......................................      Section 2.3
Required Company Stockholders' Approval.....................      Section 3.3
Rights Agreement............................................   Section 1.5(c)
Rule 145 Affiliates.........................................      Section 5.5
SEC.........................................................      Section 2.2
Securities Act..............................................      Section 2.1
Share Issuance..............................................      Section 2.3
Significant Medical Services Contract.......................  Section 3.14(n)
Standstill and Registration Rights Agreement................      Section 2.3
Stockholders' Agreement.....................................         Recitals
Stockholders' Consent.......................................   Section 5.1(b)
Sub.........................................................     Introduction
Subsidiary..................................................      Section 2.1
Substitute Option...........................................   Section 5.8(a)
superior proposal...........................................   Section 4.4(b)
Surviving Corporation.......................................      Section 1.1
takeover proposal...........................................   Section 4.4(a)
Tax Return..................................................      Section 2.8
Taxes.......................................................      Section 2.8
Termination Fee.............................................   Section 5.7(b)
Transaction Documents.......................................      Section 2.3
Treasury Regulations........................................   Section 3.9(e)
Unaudited Balance Sheet.....................................   Section 3.6(a)
Warrants....................................................      Section 3.2
WCAS........................................................         Recitals

                                                                       EXHIBIT A

                        [FORM OF AFFILIATE'S AGREEMENT]

                                     [Date]

Pediatrix Medical Group, Inc.
1301 Concord Terrace
Sunrise, Florida 33323-2825
Attention: President

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Magella Healthcare Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein shall be construed as an admission that I am in fact an "affiliate" of the Company nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     Pursuant to the terms of the Agreement and Plan of Merger dated as of February 14, 2001 (the "Merger Agreement"), among Pediatrix Medical Group, Inc., a Florida corporation ("Parent"), Infant Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the "Merger"). As a result of the Merger, I may receive shares of common stock, $.01 par value per share, of Parent (the "Parent Shares"), in exchange for shares of capital stock of the Company (the "Company Shares"), owned by me or purchasable upon exercise of stock options or warrants. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     I represent, warrant and covenant to Parent that if I receive any Parent Shares as a result of the Merger:

          1. I shall not make any sale, transfer or other disposition of any Parent Shares in violation of the Act or the Rules and Regulations.

          2. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that because (a) I may be deemed to be an affiliate of the Company and (b) the sale, transfer or other distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless
     (i) such sale, transfer or other disposition is made in conformity with the conditions of Rule 145 promulgated by the Commission under the Act (provided that I deliver to Parent customary letters of representation from myself and my broker), (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          3. I understand and agree that[, except as provided in the Standstill and Registration Rights Agreement to be entered into between myself, Parent and certain others pursuant to the Merger Agreement,] Parent is under no obligation to register the sale, transfer or other disposition of any Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          4. I also understand and agree that appropriate legends will be placed on the certificates representing the Parent Shares issued to me in the Merger, or any substitutions therefor, including:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
        [          ], 2001 AMONG THE REGISTERED HOLDER HEREOF AND PEDIATRIX
        MEDICAL GROUP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF PEDIATRIX MEDICAL GROUP, INC."

          5. I also understand and agree that unless a sale, transfer or other disposition is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          6. I also understand that the legends referred to in paragraphs 4 and 5 above will be removed by delivery of substitute certificates promptly following receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer applicable.

          7. I acknowledge that (i) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligation to consummate the Merger.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and accepted this
day of           , 2001 by

PEDIATRIX MEDICAL GROUP, INC.

By:
    ----------------------------------
    Name:
    Title:

                                                                       EXHIBIT B

             [FORM OF STANDSTILL AND REGISTRATION RIGHTS AGREEMENT]

     STANDSTILL AND REGISTRATION RIGHTS AGREEMENT dated as of [          ], 2001
(this "Agreement"), among PEDIATRIX MEDICAL GROUP, INC., a Florida corporation (the "Company"), WELSH, CARSON, ANDERSON & STOWE VII, L.P, a Delaware limited partnership ("WCAS"), WCAS HEALTHCARE PARTNERS, L.P., a Delaware limited partnership ("WHP"), the persons listed on Schedule A hereto (such persons, together with WCAS and WHP, being hereinafter referred to collectively as the "WCAS Parties"), JOHN K. CARLYLE, an individual ("Carlyle"), CORDILLERA INTEREST, LTD., a corporation ("CIL"), STEVEN K. BOYD, an individual ("Boyd"), IAN M. RATNER, M.D., an individual ("Ratner"; together with the WCAS Parties, Carlyle, CIL and Boyd, the "Investors"), and ROGER J. MEDEL, M.D., an individual ("Medel"), KRISTEN BRATBERG, an individual ("Bratberg"), JOSEPH CALABRO, an individual ("Calabro"), KARL B. WAGNER, an individual ("Wagner"), and BRIAN T. GILLON, an individual ("Gillon"; together with Medel, Bratberg, Calabro and Wagner, "Management").

                                  WITNESSETH:

     WHEREAS pursuant to the Agreement and Plan of Merger dated as of February 14, 2001 (the "Merger Agreement"), among the Company, Infant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Sub"), and MAGELLA HEALTHCARE CORPORATION, a Delaware corporation ("Magella"), on the date hereof Sub will merge (the "Merger") with and into Magella, with Magella thereby becoming a wholly owned subsidiary of the Company;

     WHEREAS, as a result of the Merger, the Investors will become owners in the
aggregate of [       ] shares of common stock, par value $.01 per share, of the
Company;

     WHEREAS the parties desire to set forth certain agreements with respect to the Investors' ownership of Common Stock (as defined herein) and the Company wishes to grant to the Investors certain rights relating to the registration of Common Stock; and

     WHEREAS the parties desire to set forth certain agreements with respect to Management's ownership of Common Stock.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     Section 1.1. Certain Definitions.  For purposes of this Agreement:

          "Adverse Event" has the meaning specified in Section 5.1(d).

          "Affiliate" has the meaning specified in Rule 405 under the Securities Act.

          "Board" means the board of directors of the Company.

          "Closing" has the meaning specified in the Merger Agreement.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Commission" means the United States Securities and Exchange Commission or any other United States federal agency at the time administering the Securities Act.

          "Common Stock" means the common stock, par value $.01 per share, of the Company, or any security issued in exchange therefor by a successor entity to the Company.

          "Demand Registration" has the meaning specified in Section 5.1(a).

          "Dispose" has the meaning specified in Section 3.1(a).

          "Excess Shares" means that number of shares of Common Stock held in the aggregate by the WCAS Parties immediately after the Closing in excess of 9.9% of the total then outstanding shares of Common Stock. In the event that the Company effects any reclassification, stock split, stock dividend or stock combination with respect to Common Stock, any change or conversion of Common Stock into other securities or any redemption or repurchase of Common Stock, appropriate and proportionate adjustments, if any, shall be made to the number of Excess Shares (it being understood (i) that the purpose of the Shelf Registration is to permit the WCAS Parties to sell such number of shares of Common Stock so that the WCAS Parties hold in the aggregate no more than 9.9% of the total then outstanding shares of Common Stock at the first anniversary of the Closing and (ii) that the Company shall amend or supplement the Shelf Registration if required to effect such purpose).

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any successor United States federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

          "group" has the meaning contemplated in Rule 13d-5(b) under the Exchange Act.

          "Investor Approval" means, at any time, the approval of Investors holding at least 51% of the Registrable Shares at such time.

          "Lock-up Period" means the 180-day period commencing on the date of the Closing.

          "Person" means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

          "Piggyback Registration" has the meaning specified in Section 5.2(a).

          "Registrable Shares" means, at any time, any shares of Common Stock held by an Investor that were received by such Investor (i) in the Merger,
     (ii) as a distribution on or with respect to any Registrable Shares, (iii) through any sale or transfer by another Investor that is permitted by this Agreement or (iv) shares of Common Stock to be acquired upon the exercise of Substitute Options (as defined in the Merger Agreement); provided, however, that Registrable Shares shall not include any shares (x) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, (y) which have been sold to the public pursuant to Rule 144 of the Commission under the Securities Act ("Rule 144"), or (z) the resale of which by an Investor has been registered pursuant to the Shelf Registration.

          "Registration Expenses" has the meaning specified in Section 5.6(a).

          "Securities Act" means the United States Securities Act of 1933, as amended, or any successor United States federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

          "Shelf Registration" has the meaning specified in Section 5.3(a).

          "Standstill Period" means the six-year period commencing on the date of the Closing.

          "Subsidiary" has the meaning ascribed to such term in the Merger Agreement, except that in no event shall the Company or any of its Subsidiaries be considered a Subsidiary of an Investor or any Affiliate of an Investor.

          "take-down" has the meaning specified in Section 5.3(d).

          "Voting Securities" means the Common Stock and any other securities issued by the Company having the power to vote in the election of directors of the Company, including without limitation any securities having such power only upon the occurrence of a default or any other extraordinary contingency, but excluding any preferred stock issued by the Company having only such rights to elect up to two directors as are required by the rules of the principal stock exchange on which such preferred stock is listed.

                                   ARTICLE II

                RESTRICTIONS ON ACQUISITION OF VOTING SECURITIES

     Section 2.1. Restrictions on Acquisition of Voting Securities. (a) During the Standstill Period, (i) each of the WCAS Parties will not, directly or indirectly, acquire any Voting Securities and (ii) each Investor (other than the WCAS Parties) will not, and will cause its Affiliates not to, directly or indirectly, acquire any Voting Securities that result in such Investor and its Affiliates owning in the aggregate, directly or indirectly, 5% or more of the total Voting Securities then outstanding, except in each case (x) in the Merger,
(y) as contemplated by Section 3.2 or (z) directly from the Company (pursuant to any stock dividend or other distribution, by purchase or otherwise).

          (b) During the Standstill Period, except as permitted by Section 3.2, the Investors (other than the WCAS Parties) will not, and will cause their Affiliates not to, and each of the WCAS Parties will not, participate in making or financing any tender or exchange offer with respect to any Voting Securities, any proposal or offer for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire all or any substantial part of the assets or business of the Company or any Subsidiary of the Company.

                                  ARTICLE III

                 RESTRICTIONS ON TRANSFERS OF VOTING SECURITIES

     Section 3.1. Restrictions on Transfers. (a) Without the prior consent of the Company and except as permitted by Section 3.2, during the Lock-Up Period, each Investor (other than the WCAS Parties) and each member of Management will not, and will cause their respective Affiliates not to, directly or indirectly, sell, transfer, pledge or otherwise dispose of, including through any hedging or derivative transactions or otherwise (collectively, "Dispose"), any Voting Securities owned by such Investor, member of Management or any of their respective Affiliates.

          (b) Without the prior written consent of the Company and except as permitted by paragraph (a) or (c) of Section 3.2, (i) during the 90-day period commencing on the date of the Closing, the WCAS Parties shall not Dispose of any Voting Securities owned by the WCAS Parties and (ii) beginning on the date immediately following such 90-day period and ending on the later of (x) the first anniversary of the Closing and (y) the termination of the Shelf Registration as contemplated by Section 5.3(b), the WCAS Parties shall not Dispose of, in the aggregate, more than one-third of the Excess Shares in any 90-day period.

     Section 3.2. Permitted Transfers. Each Investor and each member of Management or their respective Affiliates may sell or otherwise transfer all or any portion of the Voting Securities owned by them as follows:

          (a) from an Investor or a member of Management (or Affiliate of an Investor or a member of Management) to an Affiliate of such Investor or such member, or back to such Investor or a member of Management;

          (b) for estate or tax planning purposes, (i) from an Investor or a member of Management to members of such Investor's or such member of Management's immediate family or trusts or other entities controlled solely by such Investor or such member of Management and members of such Investor's or such member of Management's immediate family or (ii) from an Investor or a member of Management to any person meeting the requirements of Section 501(c)(3) of the Code;

          (c) to the Company or any of its Subsidiaries or any other Person approved by the Company; or

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

          (d) as a result of the death of such Investor or member of Management;

provided, however, that, prior to the first sale or other transfer by an Investor or a member of Management to any transferee permitted by clauses (a),
(b) or (d) of this Section 3.2, such permitted transferee agrees in writing to be bound by this Agreement as if he, she or it were such Investor or member of Management, as the case may be, in which case such permitted transferee shall have benefits identical to those accruing to such Investor or member of Management, as the case may be, under this Agreement, including without limitation those set forth in Article V; provided further, that the aggregate number of Demand Registrations otherwise required to be provided by the Company hereunder shall not be increased and that any permitted transferee under Section 3.2(b)(ii) shall not have any rights under Article V.

                                   ARTICLE IV

                              VOTING OF SECURITIES

     Section 4.1. Voting of Securities. (a) During the Standstill Period, each Investor (other than the WCAS Parties) will not, and will cause its Affiliates not to, and each of the WCAS parties will not, (A) with respect to any Voting Securities, solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the Board, provided that neither the Investors nor any of their Affiliates shall be deemed a "participant" for purposes of this Section 4.1(a) solely by reason of the membership of Steven K. Boyd, John K. Carlyle and D. Scott Mackesy (or of any other Affiliate of the WCAS Parties who may subsequently become a member of the Board) on the Board as provided in Section 5.16 of the Merger Agreement, (B) call or seek to call any special meeting of the Company's shareholders for any reason whatsoever, (C) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities other than an arrangement or agreement among one or more Investors and any of the Investors' Affiliates to which Voting Securities have been transferred pursuant to Section 3.2(a), (D) form or join a group for the purpose of acquiring, holding, voting or disposing of Voting Securities, other than a group consisting only of one or more Investors, and any of their Affiliates to which Voting Securities have been transferred pursuant to Section 3.2(a), (E) execute any written consent with respect to any matter as a holder of Voting Securities (except upon the request of the Company), or (F) publicly or otherwise request the Company or the Board to amend, modify or waive any provision of Article I, II, III or IV of this Agreement.

          (b) During the Standstill Period, each Investor (other than the WCAS Parties) will, and will cause its Affiliates to, vote all Voting Securities owned, directly or indirectly, by it or by any of its Affiliates, and each of the WCAS Parties will, vote all Voting Securities owned, directly or indirectly, by it, at the option of the Board upon reasonable prior notice to such Investor, either in accordance with the recommendation of the Board or in the same proportion as the holders of Voting Securities who are not Affiliates of either the Company or any Investor, with respect to or in connection with any proxy or consent solicitation involving the election or removal of directors or any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company), not agreed to by the Company, for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries.

                                   ARTICLE V

                              REGISTRATION RIGHTS

     Section 5.1. Demand Registrations. (a) At any time after the Lock-up Period, any one or more Investors holding at least 50% of the Registrable Shares may request registration under the Securities Act of all or part of their Registrable Shares for sale in the manner specified in such request; provided, however, that the Company shall not be obligated to register Registrable Shares pursuant to this Section 5.1(a) on more than one occasion in the aggregate, or after the additional take-down referred to in Section 5.3(d); provided

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further that the Company shall not be obligated to register Registrable Shares pursuant to this Section 5.1(a) (i) within one year after the effectiveness of any Piggyback Registration in connection with which either the requesting Investors declined to avail themselves of the opportunity to include their Registrable Shares therein or at least 50% of the Registrable Shares they requested to be included in such registration were so included, or (ii) until the expiration of the later of (x) such one-year period and (y) the 90-day period commencing with such request, if the Company delivers notice to the holders of Registrable Shares as soon as practicable after any request hereunder that the Company in good faith believes that it will offer Piggyback Registration to the Investors pursuant to Section 5.2 within 90 days of such request. All registrations requested pursuant to this Section 5.1(a) shall be referred to herein as "Demand Registrations".

          (b) A registration will not count as a Demand Registration for purposes of the first proviso to Section 5.1(a) unless it has become effective and the Investor or Investors requesting such registration are able to register and sell at least 50% of the Registrable Shares they requested to be included in such registration.

          (c) The Company and the holders of a majority of the Registrable Shares to be sold pursuant to a Demand Registration shall, upon mutual agreement, designate one or more managing underwriters of nationally recognized standing, if applicable, for such offering. If the managing underwriters advise the Company in writing that in their opinion the number of Registrable Shares and other securities requested to be included (i) creates a substantial risk that the price per share in such registration will be materially and adversely affected or (ii) exceeds the number of Registrable Shares and other securities that can be sold in such offering, then the Company will include in such registration, prior to the inclusion of any securities that are not Registrable Shares, the number of Registrable Shares requested to be included (including requests pursuant to Section 5.2(a)) that, in the opinion of such underwriters, can be sold, pro rata among the respective Investors, on the basis of the number of Registrable Shares owned by such Investors so requested to be included.

          (d) The Company may at its option postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company delivers to the Investors that have requested such Demand Registration a certificate executed by an executive officer of the Company to the effect that in the reasonable judgment of the Company such Demand Registration, if effected, could materially interfere with or materially adversely affect any then existing negotiations for financing or any other agreement, arrangement, event, plan or transaction then intended, pending or being negotiated in good faith (an "Adverse Event").

          (e) Independent of and without limiting the Company's rights under
     Section 5.1(d), the Company may at its option also prohibit, for up to 60 days, the use of a registration statement for a Demand Registration upon a certificate executed by an executive officer of the Company to the effect that such prohibition is required to prevent an Adverse Event.

     Section 5.2. Piggyback Rights. (a) Whenever the Company proposes to register any Common Stock under the Securities Act (including, without limitation, a Demand Registration) on a registration statement other than Form S-4 or Form S-8, the Company will give prompt written notice to all Investors of its intention to effect such a registration (which notice shall be given not less than (i) in the case of a Demand Registration, ten days after receipt by the Company of a request therefor pursuant to Section 5.1(a) and (ii) in all other cases, 15 days prior to the date the registration statement is to be filed) and, subject to the terms hereof, will include in such registration (a "Piggyback Registration") all Registrable Shares with respect to which the Company has received written requests for inclusion therein within ten days after the receipt of the Company's notice.

          (b) If a Piggyback Registration arises in connection with a Demand Registration and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Shares and other securities requested to be included in such Piggyback Registration (i) creates a substantial risk that the price per share in such registration will be materially and adversely affected or (ii) exceeds the number of Registrable Shares and other securities that can be sold in such offering, then the Company will include in such registration, prior to the inclusion of any securities that are not Registrable Shares, the number of Registrable Shares requested to be included (including the Registrable Shares requested to be included pursuant to the Demand Registration) that, in the opinion of such underwriters, can be sold, pro rata among the respective Investors requesting to sell Registrable Shares as set forth in Section 5.1(c).

          (c) If a Piggyback Registration arises that is not in connection with a Demand Registration and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Shares and other securities requested to be included in such Piggyback Registration (i) creates a substantial risk that the price per share in such registration will be materially and adversely affected or (ii) exceeds the number of Registrable Shares and other securities that can be sold in such offering, then the Company will include in such registration only: (x) first, any securities the Company proposes to sell or is required to include under any agreement of the Company, and (y) second, Registrable Shares requested to be included in such registration to the extent that, in the opinion of such underwriters, they can be sold, pro rata among the Investors holding Registrable Shares requested to be included on the basis of the number of such shares owned by such Investors and requested to be so registered.

     Section 5.3. Shelf Registration. (a) Unless the Excess Shares have previously been registered for resale under the Registration Statement (as defined in the Merger Agreement) pursuant to Rule 415 under the Securities Act, the Company shall within 30 days after the Closing file with the Commission, and shall use all reasonable efforts to cause to be declared effective within 90 days after the Closing, a shelf registration statement on any appropriate form pursuant to Rule 415 for the sale by the WCAS Parties of the Excess Shares (the Registration Statement, as amended, or such registration statement, the "Shelf Registration"). Any sales pursuant to the Shelf Registration shall be subject to
Section 3.1(b).

          (b) The Company shall use all reasonable efforts to keep the Shelf Registration continuously effective for a period terminating on the earlier of (i) the nine-month anniversary of the date on which the Commission declares the Shelf Registration effective and (ii) the date on which all shares of Common Stock registered pursuant to the Shelf Registration have been sold thereunder.

          (c) The Company further agrees to supplement or make amendments to the Shelf Registration, if required by the rules, regulations or instructions applicable to the form utilized by the Company or by the Securities Act.

          (d) The WCAS Parties shall have the right to require one underwritten offering off the Shelf Registration Statement (a "take-down"), plus an additional take-down that may be utilized in lieu of (and will be deemed to be) the Demand Registration; provided, however, that any such take-down shall be in respect of shares of Common Stock having a fair market value of not less than $5,000,000 on the date such request is made.

     Section 5.4. Holdback Agreements. (a) Each Investor agrees (and shall sign an agreement to such effect in the usual form of the managing underwriters if the managing underwriters request such agreement), not to effect any public sale or distribution of Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, or any hedging or similar transactions, during the 15 days prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration or underwritten Piggyback Registration (except as part of such underwritten registration).

          (b) The Company agrees (and shall sign an agreement to such effect in the usual form of the managing underwriters, if the managing underwriters request such agreement) not to effect any public sale or distribution of Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, during the 15 days prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration (except as part of such underwritten registration).

     Section 5.5. Registration Procedures. (a) Whenever any Investor has requested that any Registrable Shares be registered pursuant to this Agreement, the Company will use all reasonable efforts promptly to effect the registration and the sale of such Registrable Shares (subject to the limitations in Sections 5.1(a), 5.1(c), 5.1(d), 5.1(e), 5.2(b) and 5.2(c)) in accordance with the intended method of disposition thereof, and pursuant thereto the Company will use all reasonable efforts to:

             (i) prepare (and afford counsel for the selling Investors reasonable opportunity to review and comment on) and file with the Commission within 30 days (or if the Company shall not then be eligible to use Form S-3, 60 days) of the date of such request a registration statement with respect to such Registrable Shares and cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities as described in such request;

             (ii) prepare (and afford counsel for the selling Investors reasonable opportunity to review and comment on) and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

             (iii) furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters;

             (iv) register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions within the United States as any seller or, in the case of an underwritten public offering, the managing underwriter, reasonably requests and do any and all other acts and things which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection or (B) consent to general service of process in any such jurisdiction;

             (v) cause all such Registrable Shares to be listed or authorized for quotation on each securities exchange or automated quotation system on which the Common Stock is then listed or quoted or, if the Common Stock is not then so listed or quoted, as the Investors (acting through Investor Approval) may reasonably request;

             (vi) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

             (vii) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares;

             (viii) make available for inspection at a reasonable time by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the preparation of such registration statement;

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

             (ix) notify each seller of such Registrable Shares, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

             (x) notify the sellers of such Registrable Shares of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

             (xi) prepare (and afford counsel for the selling Investors reasonable opportunity to review and comment on) and file with the Commission, promptly upon the request of any seller of such Registrable Shares, any amendments or supplements to such registration statement or prospectus which, in the written opinion of counsel selected by the holders of a majority of the Registrable Shares being registered, may be required under the Securities Act in connection with the distribution of Registrable Shares by such seller;

             (xii) prepare and promptly file with the Commission and promptly notify each seller of such Registrable Shares of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

             (xiii) advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and use all reasonable efforts promptly to prevent the issuance of any stop order or to obtain its withdrawal if such stop order is issued;

             (xiv) (A) at least 48 hours prior to the filing of any registration statement or prospectus or any amendment or supplement to such registration statement or prospectus furnish a copy thereof to each seller of such Registrable Shares and (B) refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected by the holders of a majority of the Registrable Shares being registered shall have objected in writing on the grounds that such amendment or supplement may not comply in all material respects with the requirements of the Securities Act;

             (xv) at the request of any seller of such Registrable Shares furnish on the date or dates provided for in the underwriting agreement, if any, or upon the effective date of the registration statement: (A) an opinion of counsel, addressed to the underwriters, if any, and the sellers of Registrable Shares, covering such matters as such underwriters, if any, and sellers may reasonably request and as are customarily covered by the issuer's counsel in an underwritten offering; and (B) a letter or letters from the independent certified public accountants of the Company addressed to the underwriters, if any, and the sellers of Registrable Shares, covering such matters as such underwriters, if any, and sellers may reasonably request and as are customarily covered in accountant's letters in connection with an underwritten offering;

             (xvi) during such time as any Investor may be engaged in a distribution of Registrable Shares, comply with Regulation M promulgated under the Exchange Act, to the extent applicable;

             (xvii) participate with the Investors in any road show in connection with an underwritten offering; and

             (xviii) otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended method of disposition and make generally available to its security holders, as soon as reasonably

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

        practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

          (b) Each Investor that sells Registrable Shares pursuant to a registration under this Agreement agrees as follows:

             (i) Such seller shall cooperate as reasonably requested by the Company with the Company in connection with the preparation of the registration statement, and for so long as the Company is obligated to file and keep effective the registration statement, shall provide to the Company, in writing, for use in the registration statement, all such information regarding such seller and its plan of distribution of Registrable Shares as may be reasonably necessary to enable the Company to prepare the registration statement and prospectus covering the Registrable Shares, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith; and

             (ii) During such time as such seller may be engaged in a distribution of the Registrable Shares, such seller shall (A) comply with Regulation M promulgated under the Exchange Act, to the extent applicable, (B) distribute the Registrable Shares under the registration statement solely in the manner described in the registration statement and (C) cease distribution of such Registrable Shares pursuant to such registration statement upon receipt of written notice from the Company that the prospectus covering the Registrable Shares contains any untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 5.6. Registration Expenses. All expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees of transfer agents and registrars, fees and expenses of compliance with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., printing expenses, road show expenses, fees and disbursements of counsel for the Company, fees and expenses of the Company's independent certified public accountants, and the fees and expenses of any underwriters (excluding underwriting fees, expenses, discounts or commissions attributable to the Registrable Shares included in such registration, which will be paid or borne by the Investors holding or selling such Registrable Shares) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company. In addition, the Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Company and the expenses and fees for listing or authorizing for quotation the securities to be registered on each securities exchange or automated quotation system on which any shares of Common Stock are then listed or quoted.

          (b) In connection with a Demand Registration (or one take-down under the Shelf Registration in lieu of a Demand Registration) effected pursuant to this Agreement, the Company will reimburse the Investors covered by such registration for the reasonable fees and expenses not in excess of $50,000 of one (but only one) special counsel for the Investors chosen by the holders of a majority of such Registrable Shares. In connection with each Piggyback Registration, such holders shall bear all such fees and expenses of their counsel.

          (c) Notwithstanding Sections 5.6(a) and 5.6(b) above, the Investors agree that in the event any Investors withdraw any registration demand, such Investors shall either pay the Registration Expenses incurred in such registration or count such withdrawn demand toward their permitted Demand Registration, as set forth in the first proviso to Section 5.1(a).

     Section 5.7. Indemnification. In the event of a registration of the Registrable Shares under the Securities Act pursuant to the terms hereof, the Company agrees to indemnify, hold harmless and defend, to the fullest extent permitted by law, each seller of Registrable Shares, its officers, directors and partners and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees

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except as limited by Section 5.7(c)) caused by, arising out of, resulting from or related to any untrue or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Shares were registered, any prospectus or preliminary prospectus contained therein or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any managing underwriter by any such seller or any such controlling person expressly for use therein. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the sellers of Registrable Shares (and with the same exception with respect to information furnished or omitted by such underwriter or controlling person thereof) and in connection therewith the Company shall enter into an underwriting agreement in customary form containing such provisions for indemnification and contribution as shall be reasonably requested by the underwriters. The reimbursements required by this Section 5.7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          (b) In the event of a registration of the Registrable Shares under the Securities Act pursuant to the terms hereof, each Investor that sells any Registrable Shares pursuant thereto agrees to indemnify, hold harmless and defend, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each underwriter and controlling person thereof against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees except as limited by Section 5.7(c)) caused by, arising out of, resulting from or related to any untrue or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Shares were registered, any prospectus or preliminary prospectus contained therein, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in any information so furnished in writing to the Company or any managing underwriter by such seller or a controlling person thereof expressly for use therein. The reimbursements required by this
     Section 5.7(b) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person except to the extent such failure to give notice shall materially prejudice the rights of the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment (with written advice of counsel) a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not enter into any settlement without the indemnified party's prior written consent unless such settlement includes an unconditional release of the indemnified party from liability relating to the claim. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment (with written advice of counsel) of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          (d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 5.7(a), 5.7(b) or 5.7(c) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.7(d) were determined by pro rata allocation (even if the Investors or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this
     Section 5.7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 5.7(c), defending any such action or claim. Notwithstanding the provisions of this
     Section 5.7(d), no holder shall be required to contribute an amount greater than the dollar amount of the proceeds received by such holder with respect to the sale of any Registrable Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
     Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Investors' obligations in this
     Section 5.7(d) to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

          (e) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party.

     Section 5.8. Compliance with Rule 144. The Company shall (i) make and keep public information available, as those terms are understood and defined in Rule 144, (ii) file with the Company in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act and (iii) at the request of any holder who proposes to sell securities in compliance with Rule 144, forthwith furnish to such holder a written statement of compliance with the reporting requirements of the Commission as set forth in Rule 144 and make available to such Investors such information as will enable the Investors to make sales pursuant to Rule 144.

     Section 5.9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

     Section 5.10. Termination of Registration Rights. The registration rights provided hereunder shall terminate with respect to any holder of Registrable Shares on such date as such holder can sell all its shares in any three-month period pursuant to Rule 144.

                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1. Termination. This Agreement shall automatically terminate upon the earlier of (i) the mutual consent of all the parties hereto and (ii) the end of the Standstill Period. Upon the termination of this Agreement, this Agreement shall become void and have no effect and no party hereto shall have any liability to the other party hereto in respect thereof, except that nothing herein will relieve any party from liability for any breach of this Agreement prior to its termination.

     Section 6.2. Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, the Investors consent and shall cause any of their Affiliates that own Voting Securities to consent:

             (i) to the placement of the following legend on all certificates representing Voting Securities hereafter owned, directly or indirectly, by the Investors or any of their Affiliates until such time as such securities have been transferred in accordance with Article III or, if earlier, the first anniversary of the Closing:

           "The securities represented by this certificate are subject to the provisions of a Standstill and Registration Rights Agreement dated as of [ ], 2001, among Pediatrix Medical Group, Inc. (the "Company"), Welsh, Carson, Anderson & Stowe, VII, L.P., WCAS Healthcare Partners, L.P, John K. Carlyle, Steven K. Boyd, Ian M. Ratner, M.D., Roger J. Medel, M.D., Kristen Bratberg, Joseph Calabro, Karl B. Wagner, Brian
           T. Gillon and certain other persons specified therein, and may not be transferred except in accordance with such agreement. Copies of such agreement are on file at the office of the corporate secretary of the Company."

           Promptly following the acquisition of any Voting Securities not so legended by the Investors or any of their Affiliates, the Investors shall present or cause to be presented to the Company all certificates representing such Voting Securities for the placement of such legend thereon; and

             (ii) to entry of a stop transfer order with any transfer agent and registrar for Voting Securities against transfer of any Voting Securities except in compliance with the requirements of this Agreement.

The Investors and their Affiliates shall be entitled to receive new certificates representing any Voting Securities owned, directly or indirectly, by them without the foregoing legend promptly following receipt of an opinion in form and substance reasonably satisfactory to the Company from counsel reasonably satisfactory to the Company (which, for such purpose, shall include Reboul, MacMurray, Hewitt, Maynard & Kristol) to the effect that such legends are no longer applicable.

     Section 6.3. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

     Section 6.4. Specific Enforcement. The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any of the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which it may be entitled by law or equity.

     Section 6.5. Entire Agreement. This Agreement and the Merger Agreement and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the matters covered hereby and thereby.

     Section 6.6. Notices. Any notice, demand, election, request, consent or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon receipt. The addresses for such communications shall be:

     If to the Company or to any member of Management:

        Pediatrix Medical Group, Inc.
        1301 Concord Terrace
        Sunrise, Florida 33323-2825
        Telecopy: (954) 233-3203
        Attention: Brian T. Gillon
     with a copy to:

        Sidley & Austin
        875 Third Avenue
        New York, New York 10022
        Telecopy: (212) 906-2021
        Attention: Scott M. Freeman

If to any WCAS Party:

        Welsh, Carson, Anderson & Stowe
        320 Park Avenue
        Suite 2500
        New York, NY 10022
        Telecopy: (212) 896-9561
        Attention: D. Scott Mackesy

     with a copy to:

        Reboul, MacMurray, Hewitt, Maynard & Kristol
        45 Rockefeller Plaza
        New York, New York 10111
        Telecopy: (212) 841-5725
        Attention: Othon A. Prounis

     If to Carlyle:

        John K. Carlyle
        10 Cliff Trail
        Frisco, Texas 75034
        Telecopy: (972) 716-8024

     If to Boyd:

        Steven K. Boyd
        5215 Spicewood Lane
        Frisco, Texas 75034

     If to Ratner:

        Ian M. Ratner
        2595 Dallas Parkway
        Suite 400
        Frisco, Texas 75034

Any party hereto may from time to time change its address for communications under this Section 6.6 by giving at least five days' notice of such changed address to the other party hereto.

     Section 6.7. Amendments and Waivers. This Agreement may not be amended, supplemented or discharged, and none of its provisions may be modified, except expressly by an instrument in writing signed by the party to be charged. Any term or provision of this Agreement may be waived, but only in writing by the party which is entitled to the benefit of that provision. No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     Section 6.8. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute but one instrument. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

     Section 6.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. No party shall assign this Agreement or any rights hereunder except as provided in Section 3.2(a) and the assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement. No provision of this Agreement is intended to confer any right or remedy upon any person other than the parties hereto and Affiliates of the Investors.

     Section 6.10. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated or unless the context shall otherwise require. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 6.11. LEGAL PROCEEDINGS. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO. EACH INVESTOR HEREBY (I) AGREES IRREVOCABLY TO DESIGNATE, APPOINT AND EMPOWER CARLYLE, WITH OFFICES ON THE DATE HEREOF AT 10 CLIFF TRAIL, FRISCO, TEXAS 75034, TELECOPY: (972) 716-8024, TO RECEIVE FOR AND ON ITS BEHALF SERVICE OF PROCESS (PROVIDED THAT THE WCAS PARTIES, ATTENTION D. SCOTT MACKESY, SHALL RECEIVE COPIES OF ALL NOTICES SENT TO CARLYLE PURSUANT HERETO), AND (II) AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     SECTION 6.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

     SECTION 6.13. Certain Obligations of the WCAS Parties. Each of the WCAS Parties agrees that it will not cause or encourage any Person to take any action or do anything that, if taken or done by a WCAS Party, would be a breach of Articles II, III or IV of this Agreement, or in any capacity consent to such Person taking such action or doing such thing. In addition, each of the WCAS Parties agrees to use all reasonable efforts to cause each of its affiliated limited partnerships not to take any action or do anything that, if taken or done by a WCAS Party, would be a breach of Articles II, III or IV of this Agreement, including, without limitation, (i) using all reasonable efforts to cause each of its representatives and the representatives of such affiliated limited partnership that are members of the board of directors (or are serving in a similar capacity) of a Person in which such WCAS Party or such affiliated limited partnership has an ownership interest to vote against the taking of such action or doing of such thing and (ii) causing all voting securities of such Person beneficially owned by such WCAS Party or such affiliated limited partnership to be voted against the taking of such action or the doing of such thing.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed by its authorized representative, as of the date first written above.

                                          PEDIATRIX MEDICAL GROUP, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          WELSH, CARSON, ANDERSON
                                            & STOWE VII, L.P.

                                          By: WCAS VII Partners, L.P.
                                            General Partner

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          WCAS HEALTHCARE PARTNERS, L.P.

                                          By: WCAS HC Partners
                                            General Partner

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          Patrick J. Welsh
                                          Russell L. Carson
                                          Bruce K. Anderson
                                          Thomas E. McInerney
                                          Robert A. Minicucci
                                          Anthony J. deNicola
                                          Paul B. Queally

                                          By:
                                            ------------------------------------
                                                     Jonathan M. Rather
                                                      Attorney-in-Fact

                                          --------------------------------------
                                                     John K. Carlyle

                                          CORDILLERA INTEREST, LTD.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

                                          --------------------------------------
                                                      Steven K. Boyd

                                          --------------------------------------
                                                   Ian M. Ratner,. M.D.

                                          --------------------------------------
                                                   Roger J. Medel, M.D.

                                          --------------------------------------
                                                     Kristen Bratberg

                                          --------------------------------------
                                                      Joseph Calabro

                                          --------------------------------------
                                                      Karl B. Wagner

                                          --------------------------------------
                                                     Brian T. Gillon

                                   SCHEDULE A

Patrick J. Welsh
Russell L. Carson
Bruce K. Anderson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. deNicola
Paul B. Queally

                                                                       EXHIBIT C

                        [FORM OF STOCKHOLDERS' CONSENT]

                         MAGELLA HEALTHCARE CORPORATION

                                WRITTEN CONSENT

                                OF STOCKHOLDERS

                              IN LIEU OF A MEETING
                             ---------------------
                            PURSUANT TO SECTION 228
                    OF THE DELAWARE GENERAL CORPORATION LAW
                             ---------------------

     WHEREAS MAGELLA HEALTHCARE CORPORATION, a Delaware corporation (the "Corporation"), is party to the Agreement and Plan of Merger dated as of February 14, 2001 (the "Merger Agreement"), among the Company, Pediatrix Medical Group, a Florida corporation ("Parent"), and Infant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), a copy of which agreement has been provided to the undersigned and carefully reviewed by them and their financial advisors and counsel;

     WHEREAS the Board of Directors of the Corporation has unanimously adopted a resolution approving the Merger Agreement and declaring its advisability, and has submitted the Merger Agreement to the undersigned for the purpose of acting on the Merger Agreement;

     WHEREAS the undersigned have agreed to execute this Consent and to take irrevocably the action hereinafter described, understanding that this Consent, and the action hereinafter described, cannot be withdrawn or revoked, notwithstanding any change in future circumstances;

     WHEREAS the undersigned are the holders, in the aggregate, of at least (i) two-thirds of the outstanding shares of Series A Convertible Preferred Stock, $.01 par value per share, of the Corporation ("Series A Preferred Stock"), and
(ii) a majority of the total number of votes entitled to be cast by holders of shares of Common Stock, $.01 par value per share, of the Corporation ("Common Stock") and Series A Preferred Stock, voting as a class, at any duly held meeting of the Company's stockholders for the purpose of acting on the Merger Agreement, if all outstanding shares of the Company's capital stock were duly represented at such meeting, in each case on the date of this Consent;

     WHEREAS no shares of Series B Convertible Preferred Stock, $.01 par value per share, of the Corporation ("Series B Preferred Stock"; together with Series A Preferred Stock, "Preferred Stock"), or Convertible Non Voting Common Stock, $.01 par value per share, of the Corporation ("Non-Voting Common Stock") are issued and outstanding as of the date of this Consent;

     WHEREAS certain of the undersigned own beneficially and of record warrants dated on or about February 2, 1998, to purchase shares of Non-Voting Common Stock, representing substantially all the outstanding securities of the Company convertible into or exchangeable for Non-Voting Common Stock; and

     WHEREAS the execution and delivery of this Consent by the undersigned will ensure approval and ratification of the Merger Agreement in all respects by the stockholders of the Company.

     NOW, THEREFORE, the undersigned hereby consent to the taking of the following action in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law:

          RESOLVED that the form, terms and provisions of, and each of the transactions contemplated by, the Merger Agreement, be, and they hereby are, adopted and approved in all respects; and be it further

          RESOLVED that the proposed merger of Sub with and into the Corporation, upon the terms and subject to the conditions of the Merger Agreement, be, and it hereby is, approved in all respects.

     The Secretary of the Corporation is directed to file a signed copy of this Consent in the minute books of the Corporation.

     IN WITNESS WHEREOF, the undersigned have executed this Consent, which may be signed in one or more counterparts, all of which taken together shall
constitute one and the same Consent, as of this [     ] day of [          ],
2001.

                                          WELSH, CARSON, ANDERSON
                                            & STOWE VII, L.P.

                                          By: WCAS VII Partners, L.P.
                                          General Partner

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          WCAS HEALTHCARE PARTNERS, L.P.

                                          By: WCAS HC Partners
                                          General Partner

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          Patrick J. Welsh
                                          Russell L. Carson
                                          Bruce K. Anderson
                                          Thomas E. McInerney
                                          Robert A. Minicucci
                                          Anthony J. deNicola
                                          Paul B. Queally

                                          By:
                                            ------------------------------------
                                            Jonathan M. Rather
                                            Attorney-in-Fact

                                          --------------------------------------
                                          JOHN K. CARLYLE

                                          CORDILLERA INTEREST, LTD.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          --------------------------------------
                                          STEVEN K. BOYD

                                          --------------------------------------
                                          IAN M. RATNER, M.D.

                                          --------------------------------------
                                          LEONARD HILLIARD, M.D.

                                          THE HILLIARD FAMILY PARTNERSHIP, LTD.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          --------------------------------------
                                          GREGG C. LUND, D.O.

                                          --------------------------------------
                                                        [        ]

                                          --------------------------------------
                                                        [        ]

                                          --------------------------------------
                                                        [        ]

                                          --------------------------------------
                                                        [        ]

                                          --------------------------------------
                                                        [        ]

                                          --------------------------------------
                                                        [        ]

                                          --------------------------------------
                                                        [        ]

                                                                         ANNEX B

                        [LETTERHEAD OF UBS WARBURG LLC]

                               February 14, 2001

The Board of Directors
Pediatrix Medical Group, Inc.
1301 Concord Terrace
Sunrise, Florida 33323

Dear Members of the Board:

     We understand that Pediatrix Medical Group, Inc. ("Pediatrix") is considering a transaction whereby (i) Infant Acquisition Corp., a wholly owned subsidiary of Pediatrix ("Merger Sub"), will be merged (the "Merger") with and into Magella Healthcare Corporation ("Magella"), and (ii) each outstanding share of (a) Series A Convertible Preferred Stock, par value $0.01 per share, of Magella ("Magella Series A Stock"), (b) Series B Convertible Preferred Stock, par value $0.01 per share, of Magella ("Magella Series B Stock"), (c) Common Stock, par value $0.01 per share, of Magella ("Magella Common Stock"), and (d) Convertible Non-Voting Common Stock, par value $0.01 per share, of Magella ("Magella Non-Voting Common Stock" and, together with Magella Series A Stock, Magella Series B Stock and Magella Common Stock, "Magella Capital Stock") will be converted into the right to receive a fraction of a share of the common stock, par value $0.01 per share, of Pediatrix ("Pediatrix Common Stock") equal to the product of (x) one-thirteenth (the "Exchange Ratio") times (y)(A) in the case of Magella Common Stock, one, or (B) in the case of any other class or series of Magella Capital Stock, that number of shares of Magella Common Stock into which one share of such other class or series of Magella Capital Stock is then convertible. The terms and conditions of the Merger are more fully set forth in an Agreement and Plan of Merger (the "Agreement") to be entered into among Pediatrix, Merger Sub and Magella.

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Pediatrix.

     UBS Warburg LLC ("UBSW") has acted as financial advisor to Pediatrix in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. UBSW also will receive a fee upon delivery of this opinion. An affiliate of UBSW in the past has provided services to Pediatrix unrelated to the proposed Merger, and currently has an outstanding credit facility with Pediatrix, for which services such affiliate will receive customary compensation. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of Pediatrix for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address Pediatrix's underlying business decision to effect the Merger or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or any related documents or the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of Pediatrix Common Stock will be when issued pursuant to the Merger or the prices at which Pediatrix Common Stock will trade or otherwise be transferable subsequent to announcement or consummation of the Merger. In rendering this opinion, we have assumed, at your direction, that each of Pediatrix and Magella will comply with all material covenants and obligations set forth in, and other material terms of, the Agreement and related documents and that the Merger will be validly consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed current and historical market prices and trading volumes of Pediatrix Common Stock; (ii) reviewed certain publicly available business and

The Board of Directors
Pediatrix Medical Group, Inc.
1301 Concord Terrace
Sunrise, Florida 33323
Page 2

historical financial information relating to Pediatrix and reviewed certain business and historical financial information relating to Magella prepared by or on behalf of Magella; (iii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Pediatrix and Magella and the potential cost savings and other synergies anticipated to result from the Merger, including estimates and financial forecasts prepared by the managements of Pediatrix and Magella, that were provided to or discussed with us by Pediatrix and Magella and are not publicly available; (iv) conducted discussions with members of the senior managements of Pediatrix and Magella concerning the businesses and financial prospects of Pediatrix and Magella; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of business we believe to be generally comparable to those of Pediatrix and Magella; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) reviewed the potential pro forma financial impact of the Merger on Pediatrix; (viii) reviewed an execution form of the Agreement; and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pediatrix or Magella, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Pediatrix and Magella as to the future financial performance of Pediatrix and Magella and the best currently available estimates and judgments of the management of Pediatrix as to the potential costs savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger will be accounted for as a purchase for financial accounting purposes. In addition, representatives of Pediatrix have advised us, and we therefore also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the form reviewed by us. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Pediatrix.

                                          Very truly yours,

                                          /s/ UBS Warburg LLC
                                          --------------------------------------
                                          UBS WARBURG LLC

                                                                         ANNEX C

                          [LETTERHEAD OF CREDIT SUISSE
                           FIRST BOSTON CORPORATION]

                               February 14, 2001

Board of Directors
MAGELLA Healthcare Corporation
2595 Dallas Parkway
Suite 400
Frisco, Texas 75034

Ladies and Gentlemen:

     You have asked us to advise you with respect to the fairness to the stockholders of MAGELLA Healthcare Corporation (the "Company"), from a financial point of view, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 14, 2001 (the "Acquisition Agreement"), among the Company, Pediatrix Medical Group, Inc. ("the Acquiror") and Infant Acquisition Corp. (the "Sub"). The Acquisition Agreement provides for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each share of (i) Series A Convertible Preferred Stock, $.01 par value per share, of the Company ("Company Series A Stock"), (ii) Series B Convertible Preferred Stock, $.01 par value per share, of the Company ("Company Series B Stock"), (iii) Common Stock, $.01 par value per share, of the Company ("Company Common Stock"), and (iv) Convertible Non-Voting Common Stock, $.01 par value per share, of the Company ("Company Non-Voting Common Stock", together with Company Series A Stock, Company Series B Stock, and Company Common Stock, "Company Capital Stock"), issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of Acquiror equal to the product of (x) one-thirteenth times (y) (A) in the case of Company Common Stock, one, or (B) in the case of any other class or series of Company Capital Stock, that number of shares of Company Common Stock into which one share of such other class or series of Company Capital Stock is convertible.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company and the Acquiror.

     We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's management as to the future financial performance of the Company and the Acquiror and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not

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Board of Directors
MAGELLA Healthcare Corporation
2595 Dallas Parkway
Suite 400
Frisco, Texas 75034
Page 2

made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror's common stock when issued to the Company's stockholders pursuant to the Merger or the prices at which such common stock will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will be payable in connection with the delivery of this opinion and the balance of which is contingent upon the consummation of the Merger.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, certain members of our deal team own shares of Company Common Stock.

     It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to the Acquisition Agreement is fair to such holders from a financial point of view.

                                    Very truly yours,

                                    CREDIT SUISSE FIRST BOSTON CORPORATION

                                    By: /s/ Lawrence N. Lavine
                                       -----------------------------------------
                                       Lawrence N. Lavine
                                       Managing Director

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

                                                                         ANNEX D

                            STOCKHOLDERS' AGREEMENT

     STOCKHOLDERS' AGREEMENT dated as of February 14, 2001 (this "Agreement"), among PEDIATRIX MEDICAL GROUP, INC., a Florida corporation ("Parent"), INFANT ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), JOHN K. CARLYLE, an individual ("Carlyle"), CORDILLERA INTEREST, LTD., a corporation ("CIL"), STEVEN K. BOYD, an individual ("Boyd"), IAN M. RATNER, M.D., an individual ("Ratner"), WELSH, CARSON, ANDERSON & STOWE VII, L.P., a Delaware limited partnership ("WCAS"), WCAS HEALTHCARE PARTNERS, L.P., a Delaware limited partnership("WHP"), the persons listed on SCHEDULE A hereto (such persons, together with WCAS and WHP, being hereinafter referred to collectively as the "WCAS Parties"; and together with Carlyle, CIL, Boyd, Ratner and WCAS, collectively, the "Management Stockholders" and, individually, a "Management Stockholder"), LEONARD HILLIARD, M.D., an individual, THE HILLIARD FAMILY PARTNERSHIP, LTD., a corporation ("HFP"), and GREGG C. LUND, D.O., an individual. The Management Stockholders, HFP and Messrs. Hilliard and Lund collectively are referred to herein as the "Stockholders" and each individually is referred to herein as a "Stockholder"),

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have each unanimously approved the merger (the "Merger") of Sub with and into Magella Healthcare Corporation, a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of date hereof (as the same may be amended or supplemented, the "Merger Agreement"), among Parent, Sub and the Company, whereby each issued and outstanding share of (i) Series A Convertible Preferred Stock, $.01 par value per share, of the Company ("Company Series A Stock"), (ii) Series B Convertible Preferred Stock, $.01 par value per share, of the Company ("Company Series B Stock"), (iii) Common Stock, $.01 par value per Share, of the Company ("Company Common Stock"), and (iv) Convertible Non-Voting Common Stock, $.01 par value per share, of the Company ("Company Non-Voting Common Stock"; together with Company Series A Stock, Company Series B Stock and Company Common Stock, "Company Capital Stock"), not owned by Parent, the Company or their respective wholly owned subsidiaries (other than shares of Company Capital Stock held by persons who object to the Merger and comply with all the provisions of the Delaware General Corporation Law (the "DGCL") concerning the right of holders of Company Capital Stock to dissent from the Merger and require appraisal of their shares of Company Capital Stock), will be converted into shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock");

     WHEREAS no shares of Company Series B Stock and Company Non-Voting Common Stock are issued and outstanding as of the date of this Agreement;

     WHEREAS the Stockholders are the holders, in the aggregate, of at least (i) 92.0% of the outstanding shares of Company Series A Stock and (ii) 12.1% of the outstanding shares of Company Common Stock, in each case on the date of this Agreement, representing in the aggregate at least 51.1% of the total number of votes entitled to be cast by holders of Company Common Stock and Company Series A Stock, voting as a class, at any duly held meeting of the Company's stockholders with respect to the approval of the Merger, if all outstanding shares of the Company Capital Stock were duly represented at such meeting;

     WHEREAS certain of the Stockholders own beneficially and of record warrants, dated on or about February 2, 1998, to purchase an aggregate of 5,400,312 shares of Company Non-Voting Common Stock (the "Warrants"), representing approximately 98% the outstanding securities of the Company convertible into or exchangeable for Company Non-Voting Common Stock;

     WHEREAS the Board of Directors of the Company has unanimously approved the Merger Agreement and this Agreement; and

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholders enter into this Agreement.

     NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

          1. Representations and Warranties of the Stockholders. Each Stockholder, severally but not jointly, hereby represents and warrants to Parent and Sub with respect to such Stockholder as follows:

             (a) Authority. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Stockholder, and the consummation by such Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby and compliance by such Stockholder with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of
        (i) any charter or bylaw, loan or credit agreement, note, bond, mortgage, indenture, instrument, permit, deed of trust, license, lease, contract, commitment, or other agreement (collectively, "Contracts"), or
        (ii) any judgment, order (whether temporary, preliminary or permanent), notice, decree, statute, law, ordinance, rule or regulation (collectively, "Laws"), in each case applicable to such Stockholder or to any of the property or assets of such Stockholder. Except for consents, approvals, authorizations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any domestic (federal or state), foreign or supranational court, administrative agency or commission, or other governmental or regulatory body, agency, authority or tribunal (a "Governmental Entity"), is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

             (b) Owned Securities. Such Stockholder is the beneficial and record owner of, and has good and valid title to, the Company Capital Stock and Warrants set forth opposite such Stockholder's name on Schedule B hereto (the "Owned Securities"), in each case free and clear of any claims, liens, charges, encumbrances, pledges and security interests whatsoever. Such Stockholder owns no securities issued by the Company or any of its Subsidiaries, other than the Owned Securities. Such Stockholder owns no shares of Parent Common Stock. Except for this Agreement, no proxies or powers of attorney have been granted by such Stockholder with respect to the Owned Securities of such Stockholder that will remain in effect after the execution of this Agreement. Except for this Agreement, no voting arrangement (including voting agreement or voting trust) affecting the Owned Securities of such Stockholder shall remain in effect after the execution of this Agreement.

          2. Representations and Warranties of Parent and Sub. Parent and Sub. jointly and severally, hereby represent and warrant to the Stockholders as follows:

             (a) Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation by Parent and Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding obligation of Parent and Sub enforceable against them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of (i) any Contract or (ii) any Law, in each case applicable to any of Parent or Sub or to any of the property or assets of any of Parent or Sub. Except for consents, approvals, authorizations and filings as may be required under the HSR Act, the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by either Parent or Sub of the transactions contemplated hereby.

          3. Covenants of the Stockholders; Irrevocable Proxy. Until the earlier of (i) the Effective Time (as defined in Section 1.2 of the Merger Agreement) or (ii) the valid termination of this Agreement pursuant to
     Section 7, each Stockholder agrees as follows:

             (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (including, without limitation, as contemplated by Section 5.1(b) of the Merger Agreement), such Stockholder shall vote (or cause to be voted) or, as promptly as practicable after the date such Stockholder is requested by the Company to do so, execute a written consent in lieu of a meeting in respect of all shares of Company Capital Stock that such Stockholder owns or has voting control over in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

             (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which such Stockholder's vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) or, on the date such Stockholder is requested by the Company to do so, execute a written consent in lieu of a meeting in respect of all shares of Company Capital Stock that such Stockholder owns or has voting control over against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other takeover proposal (for purposes of this Section 3(b) and for all purposes of this Agreement, "takeover proposal" shall have the meaning set forth in Section 4.4 of the Merger Agreement) (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, or (iii) any action or agreement which could reasonably be expected to result in a breach of any representation, warranty or covenant of the Company set forth in the Merger Agreement.

             (c) Such Stockholder shall not (i) Transfer or Otherwise Dispose (as hereinafter defined) of such Stockholder's Owned Securities to, or enter into any agreement or arrangement with respect thereto with, any person other than Sub or Sub's designee or (ii) except for this Agreement, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise in respect of such Stockholder's Owned Securities. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to restrict or prohibit the ability of such Stockholder (other than the WCAS Parties) to transfer his or her shares to members of his or her immediate family or trusts or other entities in connection with estate planning objectives or upon the death of such Stockholder in accordance with the laws of descent and distribution; provided, that any such transferee thereof agrees in writing to be bound by the terms of this Agreement as though such transferee were a Stockholder, and that notice and a copy of such agreement are provided to Parent at least five days prior to such transfer. For purposes of this Agreement, "Transfer or Otherwise Dispose" means any sale, exchange, redemption, assignment, gift, grant of a security interest, pledge or other encumbrance, or the establishment of any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interests in Owned Securities, the creation of any other claim thereto or any other transfer or disposition whatsoever (including involuntary sales, exchanges, transfers or other dispositions as a result of any takeover proposal or otherwise, and whether or not for cash or other consideration) affecting the right, title, interest or possession in, to or of Owned Securities.

             (d) Such Stockholder shall not, nor shall he or it authorize or permit any financial advisor, attorney or other adviser, representative or agent of such Stockholder to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to or approve or recommend any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

             (e) Such Stockholder promptly (but in no event later than 24 hours) shall advise Parent orally and in writing of (i) any takeover proposal or any inquiry or any communication with respect to or which could lead to any takeover proposal which such Stockholder shall have been approached or solicited by any person with respect to, (ii) the material terms of such takeover proposal (including a copy of any written proposal) and (iii) the identity of the person or persons making any such takeover proposal, inquiry or communication.

             (f) Such Stockholder shall execute and deliver to Parent at the Closing (as defined in Section 1.16 of the Merger Agreement) (i) if such Stockholder is a Management Stockholder, the Standstill and Registration Rights Agreement (as defined in the Section 2.3 of the Merger Agreement), (ii) an Affiliate's Agreement (as defined in Section 5.5 of the Merger Agreement), and (iii) an agreement or other instrument, in form and substance satisfactory to Parent, terminating, effective as of immediately prior to the Effective Time, each of the following agreements (or portions thereof) to which it is a party: (A) Section 1.05, Section 1.08 and Article VI of the Recapitalization Agreement dated February 2, 1998, as amended, among Newborn and Pediatric Healthcare Associates, P.A. and the several participants named in schedules I and II thereto; (B) the Registration Rights Agreement dated February 2, 1998, as amended, among the Company and the stockholders party thereto; and (C) the Stockholders Agreement dated February 2, 1998, as amended, among the Company and the stockholders party thereto.

             (g) Such Stockholder hereby irrevocably appoints Parent as the attorney and proxy of such Stockholder, with full power of substitution, to vote (or cause to be voted) at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or, on the date such Stockholder is requested by the Company to do so, execute a written consent in lieu of a meeting in respect of, all shares of Company Capital Stock that such Stockholder owns or has voting control over as provided in Sections 3(a) and 3(b); provided that Parent shall not have the right pursuant to this power of attorney and proxy (and this power of attorney and proxy shall not confer the right) to vote or execute any written consent causing the Company to modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company under the Merger Agreement or to reduce the obligations of Parent thereunder. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Such Stockholder hereby revokes, effective upon the execution and delivery of this Agreement, all other proxies and powers of attorney with respect to any shares of Company Capital Stock that such Stockholder owns or has voting control over that such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except consistent with and in furtherance of such Stockholder's obligations under Sections 3(a) and 3(b)) shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto so long as this Agreement remains in effect. Such Stockholder shall forward to the Parent and Sub any proxy cards or consent solicitation materials that such Stockholder receives with respect to the Merger or any other takeover proposal. This proxy and power of attorney shall terminate upon the valid termination of this Agreement pursuant to Section 7.

          4. Cashless Exercise of Warrants. Each Stockholder hereby agrees to exercise, on a cashless basis immediately prior to the Effective Time, all the Warrants held by such Stockholder for that number of shares of Company Non-Voting Common Stock equal to the difference between (i) the aggregate number of shares of Non-Voting Common Stock into which the Warrants exercised by such Stockholder would have been exercisable by their terms upon payment in cash of the aggregate exercise price of such Warrants and
     (ii) the product of (x) the aggregate cash exercise price of such Warrants divided by the average of the daily closing prices of a share of Parent Common Stock as reported on the NYSE Composite Transactions Reporting System and published in The Wall Street Journal for the five consecutive trading days immediately preceding the Effective Date and (y) thirteen.

          5. Further Assurances. Each Stockholder shall, from time to time, promptly execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and, in the case of any Stockholder that is an individual, the heirs, executors and administrators of such Stockholder.

          7. Termination. This Agreement shall terminate only upon a valid termination of the Merger Agreement pursuant to its terms.

          8. Stockholders' Capacity. The parties hereto agree and acknowledge that no Stockholder makes any agreement hereunder in his capacity as a director or officer of the Company. Each Stockholder has entered into this Agreement solely in his, her or its capacity as the beneficial owner and record holder of its Owned Securities, and nothing herein shall expand, limit or affect any actions taken by such Stockholder in his capacity as an officer or director of the Company.

          9. Confidential Information and Ownership of Property. Each Management Stockholder agrees that, during the period (the "Restricted Term" for such Management Stockholder) commencing on the date hereof and ending on the later of (x) the fifth anniversary of the Closing and (y) the second anniversary of the date (after the Closing Date, as defined in the Merger Agreement) on which such Management Stockholder (or its representative) resigns as or otherwise ceases to be a director or officer of Parent (the "Second Resignation Anniversary"), such Stockholder shall not use any confidential information and trade secrets of the Company or any of its subsidiaries, including personnel information, secret processes, know-how, formulas and other technical data (collectively, "Confidential Information"), other than in connection with the performance of services for or on behalf of the Company. Each Stockholder shall not, during the Restricted Term, in any manner, either directly or indirectly, (i) disseminate, disclose, use or communicate any Confidential Information to any person or entity, regardless of whether such Confidential Information is considered to be confidential by third parties, or (ii) otherwise directly or indirectly misuse any Confidential Information; provided, however, that (A) none of the provisions of this Section 9 shall apply to disclosures made for valid, authorized business purposes of the Company or as required by applicable law, and (B) no Stockholder shall be obligated to treat as confidential any Confidential Information that (x) was publicly known at the time of disclosure to such Stockholder or (y) becomes publicly known or available thereafter other than by means in violation of this Agreement or any other duty known by such stockholder to be owed to the Company, Parent or any affiliate of the Company or Parent by any person or entity. Notwithstanding the foregoing, each Stockholder shall be permitted to disclose Confidential Information to the extent required to enforce such Stockholder's rights hereunder in any litigation arising under, or pertaining to, this Agreement provided that such Stockholder shall give prior written notice to the Company of any such disclosure so that the

     Company may have an opportunity to protect the confidentiality of such Confidential Information in such litigation.

          10. Covenant Not to Compete. Without the prior written consent of Parent, no Management Stockholder shall, and each Management Stockholder (other than the WCAS Parties) shall cause its affiliates not to, during the Restricted Term, directly or indirectly, for the benefit of such Management Stockholder or for any other person or entity, own or hold equity in, or engage or otherwise be employed (whether as owner, investor, creditor, consultant, partner, shareholder, director, financial backer, agent, employee or otherwise) in developing, owning, operating, marketing or selling practice management services to or for, (i) Sheridan Healthcare Inc., Team Health Inc., Paidos Health Management Services Inc., or any of their respective affiliates, (ii) any person (as defined in Section 8.3 of the Merger Agreement) whose primary business is providing practice management services for neonatologists and/or perinatologists within the United States (a "Primary Competitor"), or (iii) any person not specified in preceding clause (i) or (ii) that, together with its affiliates, employees or otherwise has under contract 25 or more neonatologists or perinatologists within the United States (an "Indirect Competitor"). Notwithstanding the foregoing, (x) each Management Stockholder (individually or collectively with family members and affiliates) may own up to an aggregate of 5% of any class of securities of any publicly traded company that is a Primary Competitor or an Indirect Competitor (so long as such Management Stockholder does not otherwise participate in the activities of such company) and (y) the WCAS Parties or any of their affiliates may purchase or otherwise acquire any Indirect Competitor, a portion of whose business is (or if separately organized, would be) a Primary Competitor, if, within six months after such purchase or acquisition, such Primary Competitor is disposed of so as to bring such WCAS Party and such affiliate into compliance with the preceding sentence and, in connection with such disposition, such WCAS Party or such affiliate, grants to Parent a right of first refusal on customary terms with respect to such disposition and sells such Primary Competitor to Parent if Parent exercises such right. In light of the substantial consideration provided to each of the Management Stockholders in connection with the transactions contemplated by this Agreement and the Merger Agreement, each of the Management Stockholders hereby specifically acknowledges and agrees that the provisions of this Section 10 (including, without limitation, its time and geographic limits), as well as the provisions of Sections 9 and 11, are reasonable and appropriate, and that no Management Stockholder will claim to the contrary in any action brought by Parent or the Company to enforce any of such provisions.

          11. Covenant Against Solicitation of Employees. Without the prior written consent of Parent, no Management Stockholder shall, and each Management Stockholder (other than the WCAS Parties) shall cause its affiliates not to, directly or indirectly, for the benefit of such Management Stockholder or for any other person or entity, employ, contract with, or solicit the employment of or contracting with, (i) during the Restricted Term for such Management Stockholder, associated or affiliated physicians or former associated or affiliated physicians of the Company or Parent (who have had such "former" status for less than one year), and (ii) during the period commencing on the date hereof and ending on the later of
     (x) the second anniversary of the Closing and (y) the Second Resignation Anniversary, employees or agents or former employees or agents of the Company, Parent or any affiliate of the Company or Parent (who have had such "former" status for less than one year).

          12. General Provisions.

             (a) Survival of Representations. All representations, warranties, covenants and agreements made by the parties to this Agreement shall survive the Closing and any termination of this Agreement, notwithstanding any investigation at any time made by or on behalf of any party hereto.

             (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court within the United States, this being in addition to any other remedy to which they are entitled at law or in equity.

             (c) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

             (d) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

             (e) Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, one business day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (i) if to Parent or Sub, to:

           Pediatrix Medical Group
           1301 Concord Terrace
           Sunrise, Florida 33323-2825
           Attention: President
           Facsimile: (954) 233-3203

           with a copy to:

           875 Third Avenue
           New York, New York 10022
           Attention: Scott M. Freeman
           Facsimile: (212) 906-2021

             (ii) if to WCAS or WHP, to:

           Welsh, Carson, Anderson & Stowe
           320 Park Avenue, Suite 2500
           New York, New York 10022
           Attention: D. Scott Mackesy
           Facsimile: (212) 896-9561

           with a copy to:

           Reboul, MacMurray, Hewitt, Maynard & Kristol
           45 Rockefeller Plaza
           New York, New York 10111
           Attention: Othon A. Prounis
           Facsimile: (212) 841-5725

             (iii) if any other Stockholder, to:

           c/o Magella Healthcare Corporation
           2595 Dallas Parkway, Suite 400
           Frisco, Texas 75034
           Attention: John K. Carlyle
           Facsimile: (972) 731-1441

           with a copy to:

           Vinson & Elkins, L.L.P.
           3700 Trammell Crow Center
           2001 Ross Avenue
           Dallas, Texas 75201-2975
           Attention: Mark Early
           Facsimile: (214) 220-7716

             (f) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "affiliate" has meaning set forth in Rule 405 of the Securities Act of 1933, as amended.

             (g) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

             (h) Entire Agreement; No Third-Party Beneficiaries. This Agreement together with all other agreements executed by the parties hereto on the date hereof (including the documents and instruments referred to herein), (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person (other than the parties hereto and their successors and permitted assigns) any rights or remedies hereunder.

             (i) LEGAL PROCEEDINGS. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO. EACH STOCKHOLDER HEREBY (I) AGREES IRREVOCABLY TO DESIGNATE, APPOINT AND EMPOWER CARLYLE, WITH OFFICES ON THE DATE HEREOF AT MAGELLA HEALTHCARE CORPORATION, 2595 DALLAS PARKWAY, SUITE 400, FRISCO, TEXAS 75034, TO RECEIVE FOR AND ON ITS BEHALF SERVICE OF PROCESS (PROVIDED THAT WCAS AND WHP, ATTENTION D. SCOTT MACKESY, SHALL RECEIVE COPIES OF ALL NOTICES SENT TO CARLYLE PURSUANT HERETO) AND (II) AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

             (j) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

             (k) Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

             (l) Certain Obligations of WCAS and WHP. Each of the WCAS Parties agrees that it will not cause or encourage any person (as defined in Section 8.3 of the Merger Agreement) to take any action or do anything that, if taken or done by a WCAS Party, would be a breach of Section 10 or 11 of this Agreement, or in any capacity consent to such person taking such action or doing such thing. In addition, each of the WCAS Parties agrees to use all reasonable efforts to cause each of its affiliated limited partnerships not to take any action or do anything that, if taken or done by a WCAS Party, would be a breach of Section 10 or 11 of this Agreement, including, without limitation, (i) using all reasonable efforts to cause each of its representatives and the representatives of such affiliated limited partnership that are members of the board of directors (or are serving in a similar capacity) of a person in which such WCAS Party or such affiliated limited partnership has an ownership interest to vote against the taking of such action or doing of such thing and (ii) causing all voting securities of such person beneficially owned by such WCAS Party or such affiliated limited partnership to be voted against the taking of such action or the doing of such thing.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          PEDIATRIX MEDICAL GROUP, INC.

                                          By: /s/ Roger J. Medel, M.D.
                                            ------------------------------------
                                            ROGER J. MEDEL, M.D.
                                            Chief Executive Officer

                                          INFANT ACQUISITION CORP.

                                          By: /s/ Kristen Bratberg
                                            ------------------------------------
                                            KRISTEN BRATBERG
                                            President

                                          /s/ John K. Carlyle
                                          --------------------------------------
                                          JOHN K. CARLYLE

                                          CORDILLERA INTEREST, LTD.

                                          By: /s/ John K. Carlyle
                                            ------------------------------------
                                            JOHN K. CARLYLE
                                            President

                                          /s/ Steven K. Boyd
                                          --------------------------------------
                                          STEVEN K. BOYD

                                          /s/ Ian M. Ratner, M.D.
                                          --------------------------------------
                                          IAN M. RATNER,. M.D.

                                          WELSH, CARSON, ANDERSON
                                            & STOWE VII, L.P.

                                          By: WCAS VII Partners, L.P.
                                          General Partner

                                          By: /s/ Jonathan M. Rather
                                            ------------------------------------
                                            JONATHAN M. RATHER
                                            General Partner

                                            WCAS HEALTHCARE PARTNERS, L.P.

                                            By: WCAS HC Partners
                                            General Partner

                                          By: /s/ Jonathan M. Rather
                                            ------------------------------------
                                            JONATHAN M. RATHER
                                            Attorney-in-Fact

                                          Patrick J. Welsh
                                          Russell L. Carson
                                          Bruce K. Anderson
                                          Thomas E. McInerney
                                          Robert A. Minicucci
                                          Anthony J. deNicola
                                          Paul B. Queally

                                          /s/ Jonathan M. Rather
                                          --------------------------------------
                                          JONATHAN M. RATHER
                                          Attorney-in-Fact

                                          /s/ J. Leonard Hilliard, M.D.
                                          --------------------------------------
                                          LEONARD HILLIARD, M.D.

                                          THE HILLIARD FAMILY PARTNERSHIP, LTD.

                                          By: /s/ J. Leonard Hilliard, M.D.
                                            ------------------------------------
                                            LEONARD HILLIARD, M.D.
                                            President

                                          /s/ Gregg C. Lund, D.O.
                                          --------------------------------------
                                          GREGG C. LUND, D.O.

                                   SCHEDULE A

Patrick J. Welsh
Russell L. Carson
Bruce K. Anderson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. deNicola
Paul B. Queally

                                   SCHEDULE B

STOCKHOLDER                                      OWNED SECURITIES
-----------                                      ----------------
John K. Carlyle and Cordillera Interest, Ltd...  50,000 shares of Company Series A Stock (record holder is Cordillera Interest, Ltd.)
Steven K. Boyd.................................  40,000 shares of Company Series A Stock
Ian M. Ratner..................................  1,875,000 shares of Company Common Stock
Welsh, Carson, Anderson & Stowe VII, L.P.......  3,728,500 shares of Company Series A Stock;
                                                 Warrants to purchase 5,126,687.5 shares of
                                                 Company Non-Voting Common Stock
WCAS Healthcare Partners, L.P..................  70,000 shares of Company Series A Stock;
                                                 Warrants to purchase 96,250 shares of Company
                                                 Non-Voting Common Stock
Patrick J. Welsh...............................  29,000 shares of Company Series A Stock;
                                                 Warrants to purchase 39,875 shares of Company
                                                 Non-Voting Common Stock
Russell L. Carson..............................  29,000 shares of Company Series A Stock;
                                                 Warrants to purchase 39,875 shares of Company
                                                 Non-Voting Common Stock
Bruce K. Anderson..............................  29,000 shares of Company Series A Stock;
                                                 Warrants to purchase 39,875 shares of Company
                                                 Non-Voting Common Stock
Thomas E. McInerney............................  23,000 shares of Company Series A Stock;
                                                 Warrants to purchase 31,625 shares of Company
                                                 Non-Voting Common Stock
Robert A. Minicucci............................  10,000 shares of Company Series A Stock;
                                                 Warrants to purchase 13,750 shares of Company
                                                 Non-Voting Common Stock
Anthony J. deNicola............................  3,000 shares of Company Series A Stock;
                                                 Warrants to purchase 4,125 shares of Company
                                                 Non-Voting Common Stock
Paul B. Queally................................  6,000 shares of Company Series A Stock;
                                                 Warrants to purchase 8,250 shares of Company
                                                 Non-Voting Common Stock
Leonard Hilliard, M.D. and The Hilliard Family
  Partnership, Ltd.............................  1,541,666 shares of Company Common Stock
                                                 (record holder is The Hilliard Family
                                                 Partnership, Ltd.)
Gregg C. Lund, D.O.............................  2,008,634 shares of Company Common Stock;
                                                 10,000 shares of Company Series A Stock

                                                                         ANNEX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the share of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement or merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the bearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, on a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal such stockholder's proceeding, including, with limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX F

                         PEDIATRIX MEDICAL GROUP, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.  PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, and compliance that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's polices, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

          - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

          - Review and appraise the audit efforts of the Corporation's independent accountants.

          - Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II. COMPOSITION

     The Audit Committee shall be comprised of two or more directors, to be increased to a minimum of three directors no later than June 1, 2001, as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and effective June 1, 2001, at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least twice annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

     1. Review and update this Charter periodically, at least annually, as conditions dictate.

     2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     3. Review with financial management and the independent accountants the 10-Qs prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

     4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the accountants all significant relationship the accountants have with the Corporation to determine the accountants' independence.

     5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

     7. In consulting with the independent accountants, review the integrity of the organization's financial reporting processes.

     8. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

PROCESS IMPROVEMENT

     10. Establish regular and separate systems of reporting to the Audit Committee by management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

     11. Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     12. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

     13. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate period of time subsequent to implementation of changes or improvements, as decided by the Committee.)

OTHER MATTERS

     14. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     15. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Board deems necessary or appropriate.

                                                                         ANNEX G

                         PEDIATRIX MEDICAL GROUP, INC.

                              AMENDED AND RESTATED
                               STOCK OPTION PLAN

     1. Purpose. The purpose of this Plan is to advance the interests of Pediatrix Medical Group, Inc., a Florida corporation (the "Company"), providing an additional incentive to attract and retain qualified and competent persons who are key to the Company (as hereinafter defined), including key employees, Officers and Directors, and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     2. Definitions. As used herein, the following terms shall have the meaning indicated:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Committee" shall mean the stock option committee appointed by the Board pursuant to Section 14(a) hereof or, if not appointed, the Board.

          (d) "Common Stock" shall mean the Company's Common Stock, par value $0.01 per share.

          (e) "Company" shall refer to Pediatrix Medical Group, Inc., a Florida corporation, its wholly-owned subsidiary, Pediatrix Medical Group of Florida, Inc., and the companies related to the Company through long-term management contracts which provide the medical component of the services required in respect of any arrangement where Pediatrix Medical Group, Inc. provides the non-medical component of the services required in respect of such arrangement in various states and Puerto Rico, and any future majority owned subsidiary of the Company or any business entity, partnership or other business entity related to the Company through a long-term management contract with respect to the services described herein.

          (f) "Director" shall mean a member of the Board.

          (g) "Effective Date" shall mean the date the Plan was originally effective, September 20, 1995.

          (h) "Employee Director" shall mean a member of the Board who is also an employee of the Company or a Subsidiary.

          (i) "Fair Market Value" of a Share on any date of reference shall be the "Closing Price" (as defined below) of the Common Stock on such business day, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the "Closing Price" of the Common Stock on any business day shall be
     (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock on NASDAQ or such system, or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If neither (i), (ii) or (iii) above is applicable, then Fair Market Value shall be determined in good faith by the Committee or the Board in a fair and uniform manner.

          (j) "Grant" shall mean the agreement between the Company and the Optionee for the grant of an Option.

          (k) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Code.

          (l) "Non-Employee Director" shall mean a member of the Board who is not an employee of the Company or a Subsidiary.

          (m) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

          (n) "Officer" shall mean the Company's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an "executive officer" pursuant to
     Item 401(b) of Regulation S-K (17 C.F.R. Section. 229.401(b)) shall be only such person designated as an "Officer" pursuant to the foregoing provisions of this paragraph.

          (o) "Option" (when capitalized) shall mean any option granted under this Plan.

          (p) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

          (q) "Outside Director" shall mean a member of the Board who qualifies as an "outside director" under Code Section 162(m) and the regulations thereunder and as a "Non-Employee Director" under Rule 16b-3 promulgated under the Securities Exchange Act.

          (r) "Plan" shall mean this Stock Option Plan for the Company.

          (s) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (t) "Share(s)" shall mean a share or shares of the Common Stock.

          (u) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. Shares and Options. The Committee or the Board may grant to Optionees from time to time Options to purchase an aggregate of up to 8,000,000 Shares from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

     4. Incentive and Non-Qualified Options. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as determined by the Committee or the Board at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Non-Qualified Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan. Incentive Stock Options may not be granted to any person who is not an employee of the Company or any Subsidiary.

     5. Dollar Limitation. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Code Section 422(b) are exercisable for the first time by any individual during any calendar year (under all plans of the Company and any Subsidiary as defined in Code Section 424), exceeds $100,000.

     6. Conditions for Grant of Options.

          (a) Each Option shall be evidenced by an option Grant that may contain any term deemed necessary or desirable by the Committee or the Board, provided such terms are not inconsistent with this Plan or any applicable law. The Optionees shall be (i) those persons selected by the Committee or the Board from the class of all regular employees of the Company or its Subsidiaries, including Employee Directors and Officers who are regular employees of the Company and (ii) Non-Employee Directors. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

          (b) In granting Options, the Committee or the Board shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee or the Board shall determine. The Committee or the Board shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee or the Board may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

          (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

          (d) Notwithstanding any other provision of this Plan, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary corporation (as defined in Section 424 of the Code) at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

          (e) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of shares with respect to which Options may be granted under the Plan to any one Director, Officer or employee shall not exceed 250,000 in any calendar year, and the aggregate number of shares with respect to which Incentive Stock Options may be granted under the Plan shall not exceed 3,250,000.

     7. Option Price. The option price per Share of any Option shall be any price determined by the Committee or the Board but shall not be less than the par value per Share; provided, however, that in no event shall the option price per Share of any Incentive Stock Option or any Option granted pursuant to paragraph (a) of Section 15 of this Plan be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

     8. Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee or the board in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee or the Board and may consist of cash, certified or official bank check, money order, or if and to the extent permitted by the Committee or the Board, (x) Shares held by the Optionee for at least six (6) months (or such other Shares as the Company determines will not cause the Company to realize a financial accounting change), (y) the withholding of Shares issuable upon exercise of the Option, or (z) by any form of cashless exercise procedure approved by the Committee or the Board, or in such other consideration as the Committee or the Board deems appropriate, or by a combination of the above. The Committee or the Board in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender, and (iv) contain such other terms as the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

     9. Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee or the Board shall provide in such Option, except as otherwise provided in this Section 9.

          (a) The expiration date of an Option shall be determined by the Committee or the Board at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

          (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable in the event of a "Change in Control" or in the event that the Committee or the Board exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 10(b) hereof. For this purpose, the term "Change in Control" shall mean the approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

          (c) The Committee or the Board may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option.

     10. Termination of Option Period.

          (a) Unless otherwise provided in any Grant, the unexercised portion of any Option, other than an Option granted pursuant to Section 15 hereof, shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

             (i) unless otherwise provided in any Grant, three months after the date on which the Optionee's employment is terminated for any reason other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment by reason of the Optionee's willful misconduct or gross negligence, (B) a mental or physical disability (within the meaning of Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee or the Board, or (C) death;

             (ii) immediately upon the termination of the Optionee's employment for Cause;

             (iii) one year after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee or the Board; or

             (iv) (A) twelve months after the date of termination of the Optionee's employment by reason of death of the Optionee, or (B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 10(a)(iii) hereof.

All references herein to the termination of the Optionee's employment shall, in the case of an Optionee who is not an employee of the Company or a Subsidiary, refer to the termination of the Optionee's service with the Company.

          (b) The Committee in its sole discretion may by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any corporate transaction described in Section 9(b) hereof or of any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

     11. Adjustment of Shares.

          (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

             (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, or available for grant to any person under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

             (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

          (b) Subject to the specific terms of any Option, the Committee or the Board may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's or the Board's sole discretion, such adjustments become appropriate so as to preserve but not increase benefits under the Plan.

          (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

          (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     12. Transferability of Options and Shares.

          (a) No Incentive Stock Option, and unless the prior written consent of the Committee or the Board is obtained and the transaction does not violate the requirements of Rule 16B-3 promulgated under the Securities Exchange Act no Non-Qualified Stock Option, shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Optionee by will or the laws of descent and distribution, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Optionee's lifetime only by the Optionee, or in the case of a Non-Qualified Stock Option that has been assigned or transferred with the prior written consent of the Committee or the Board, only by the permitted assignee.

          (b) Unless the prior written consent of the Committee or the Board is obtained and the transaction does not violate the requirements of Rule 16B-3 promulgated under the Securities Exchange Act, no Shares acquired by an Officer or Director pursuant to the exercise of an Option may be sold, assigned, pledged or otherwise transferred prior to the expiration of the six-month period following the date on which the Option was granted.

     13. Issuance of Shares.

          (a) Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and state laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

          (b) As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee or the Board may require such agreements or undertakings, if any, as the Committee or the Board may deem necessary or advisable to facilitate compliance with any such law or regulation including, but not limited to, the following:

             (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

             (ii) a representation, warranty and/or agreement to be bound by any legends endorsed upon the certificate(s) for such shares that are, in the opinion of the Committee or the Board, necessary or appropriate to facilitate compliance with the provisions of any securities law deemed by the Committee or the Board to be applicable to the issuance and transfer of such Shares.

     14. Administration of the Plan.

          (a) The Plan shall be administered by a committee appointed by the Board (the "Committee") which shall be composed of two or more Directors all of whom shall be Outside Directors. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16B-3 promulgated under the Securities Exchange Act and Section 162(m) of the Internal Revenue Code. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it.

          (b) The Board may grant Options pursuant to any persons to whom options may be granted under Section 6(a) hereof.

          (c) The Committee or the Board, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations by the Committee or the Board and the interpretation and construction of any provision of the Plan or any Option by the Committee or the Board, shall be final and conclusive.

          (d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

     15. Grants to Non-Employee Directors.

          (a) Each Non-Employee Director that is not affiliated with any beneficial owner of more than 10% of the Company's Common Stock will receive on the date of his or her appointment as a Director, an Option to purchase 5,000 shares of Common Stock, which Option will become fully exercisable on the first anniversary of its grant. The per share exercise price of all Options granted to Non-Employee Directors pursuant to this
     Section 15(a) will be equal to the Fair Market Value of the Shares underlying such Option on the date such Option is granted. The unexercised portion of any Option granted pursuant to this Section 15(a) shall become null and void three months after the date on which such Non-Employee Director ceases to be a Director for any reason.

          (b) In addition to Options granted to Non-Employee Directors pursuant to Section 15(a), the Board may grant Options to Non-Employee Directors pursuant to Section 6, subject to the provisions of the Plan generally applicable to Options granted pursuant to Section 6.

     16. Withholding or Deduction for Taxes. If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to any Optionee or beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the issuance or delivery then to be made, such issuance or delivery shall be deferred until such withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.

     17. Interpretation.

          (a) As it is the intent of the Company that the Plan comply in all respects with Rule 16B-3 promulgated under the Securities Exchange Act ("Rule 16B-3"), any ambiguities or inconsistencies in construction of the plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16B-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16B-3. The Committee or the Board may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

          (b) The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under section 422 of the Internal Revenue Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

          (c) This Plan shall be governed by the laws of the State of Florida.

          (d) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

          (e) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

     18. Amendment and Discontinuation of the Plan. The Committee or the Board may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that, any amendment to the Plan shall be subject to the approval of the Company's shareholders if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16B-3 or to comply with Section 162(m) of the Internal Revenue Code) or the rules of any Stock exchange or automated quotation system on which the Common Stock may then be listed or granted. Except to the extent provided in Sections 9 and 10 hereof, no amendment, suspension or termination of the Plan or any Option issued hereunder shall substantially impair the rights or benefits of any Optionee pursuant to any Option previously granted without the consent of the Optionee.

     19. Amended and Restated Effective Date and Termination Date. The Effective Date of the Amended and Restated Plan shall be the date on which the Board adopts this Amendment and Restatement of the Plan. The Plan shall terminate on the 10th anniversary of the original Effective Date.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act permits a corporation to indemnify the following persons (using a case-by-case determination) against liabilities arising in the following circumstances:

        (i) any person who is or was party to any proceeding by reason of his or her service as a director, officer, employee or agent of the corporation; or

        (ii) any person serving in such capacity, at the request of the corporation, for another corporation or business entity.

     To be indemnified, a person seeking indemnification must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful. Under Florida law the corporation can indemnify such a person who is a party to any proceeding by or in the right of the corporation against expenses and amounts paid in settlement which were actually and reasonably incurred in connection with the defense or settlement of the proceeding. Such indemnification may not exceed the board of directors' estimated expense of litigating the matter to a conclusion. No indemnification shall be made in respect of any issue as to which such person shall have been adjudged to be liable unless, and only to the extent that, a court shall determine, in view of all circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Under the Florida Business Corporation Act, indemnification for expenses actually and reasonably incurred in the defense of any proceeding is mandatory to the extent that a director, officer, employee or agent is successful in such defense. Florida law also allows a corporation to provide any other or further indemnification or advancement of expenses to its directors, officers, employees or agents; however such indemnification or advancement of expenses may not extend to situations where a final adjudication establishes that such person's actions were material to the cause of action so adjudicated and constitute,

        (i) a criminal violation, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

        (ii) a transaction from which such person derived an improper personal benefit;

        (iii) in the case of a director, a circumstance under which the director would be liable for authorizing an improper distribution; or

        (iv) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor, or in a proceeding by or in the right of a shareholder.

     The amended and restated articles of incorporation of Pediatrix Medical Group, Inc. provide that Pediatrix shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by the current law. Pediatrix has secured insurance covering Pediatrix and its directors and officers and those of its principal subsidiaries and affiliate companies against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     See Exhibit Index.

     (b) FINANCIAL STATEMENT SCHEDULES

     The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial information included or incorporated by reference herein.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (g) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on this 16th day of March, 2001.

                                          PEDIATRIX MEDICAL GROUP, INC.

                                          By:   /s/ ROGER J. MEDEL, M.D.
                                            ------------------------------------
                                            Roger J. Medel, M.D.
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger J. Medel, M.D., Kristen Bratberg and Brian T. Gillon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                      DATE
                      ---------                                   -----                      ----
/s/ ROGER J. MEDEL                                     Chief Executive Officer and          March 16, 2001
-----------------------------------------------------  Director (principal
Roger J. Medel, M.D.                                   executive officer)

/s/ KRISTEN BRATBERG                                   President                            March 16, 2001
-----------------------------------------------------
Kristen Bratberg

/s/ KARL B. WAGNER                                     Chief Financial Officer              March 16, 2001
-----------------------------------------------------  (principal financial and
Karl B. Wagner                                         accounting officer)

/s/ BRIAN T. GILLON                                    Executive Vice President,            March 16, 2001
-----------------------------------------------------  Corporate Development,
Brian T. Gillon                                        General Counsel and
                                                       Secretary

/s/ G. ERIC KNOX, M.D.                                 Director                             March 16, 2001
-----------------------------------------------------
G. Eric Knox, M.D.

/s/ M. DOUGLAS CUNNINGHAM, M.D.                        Director                             March 16, 2001
-----------------------------------------------------
M. Douglas Cunningham, M.D.

/s/ CESAR L. ALVAREZ                                   Director                             March 16, 2001
-----------------------------------------------------
Cesar L. Alvarez

/s/ MICHAEL B. FERNANDEZ                               Director                             March 16, 2001
-----------------------------------------------------
Michael B. Fernandez

/s/ WALDEMAR A. CARLO, M.D.                            Director                             March 16, 2001
-----------------------------------------------------
Waldemar A. Carlo, M.D.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                         DOCUMENT DESCRIPTION
-------                       --------------------
  2.1     Agreement and Plan of Merger dated as of February 14, 2001, among Pediatrix Medical Group, Inc. ("Pediatrix"), Infant
          Acquisition Corp. and Magella Healthcare Corporation
          (included as Annex A to the proxy statement/prospectus).
          Schedules to the Agreement and Plan of Merger are omitted
          pursuant to Item 601(b)(2) of Regulation S-K. Pediatrix
          hereby agrees to furnish copies of such schedules to the SEC upon request.
  3.1     Amended and Restated Articles of Incorporation of Pediatrix
          (incorporated by reference to Exhibit 3.1 to Pediatrix's
          Form S-1 (Registration No. 33-95086)).
  3.2     Amendment and Restated Bylaws of Pediatrix (incorporated by reference to Exhibit 3.2 to Pediatrix's Quarterly Report on
          Form 10-Q for the period ended June 30, 2000).
  3.3     Articles of Designation of Series A Junior Participating
          Preferred Stock (incorporated by reference to Exhibit 3.1 to
          Pediatrix's Form 8-K dated March 31, 1999).
  4.1     Rights Agreement, dated as of March 31, 1999, between
          Pediatrix and BankBoston, N.A., as rights agent including
          the form of Articles of Designations of Series A Junior
          Participating Preferred Stock and the form of Rights
          Certificate (incorporated by reference to Exhibit 4.1 to
          Pediatrix's Form 8-K dated March 31, 1999).
  5.1*    Opinion of Greenburg, Traurig, Hoffman, Lipoff, Rosen &
          Quentel, P.A. as to the legality of the shares being issued.
  8.1*    Opinion of Sidley & Austin as to certain United States
          federal income tax consequences of the merger.
  8.2*    Opinion of Vinson & Elkins L.L.P. as to certain United
          States federal income tax consequences of the merger.
 10.1     Pediatrix's Amended and Restated Stock Option Plan, as
          amended (incorporated by reference to Exhibit 4.3 to
          Pediatrix's Form S-8 (File No. 333-77779) dated May 5,
          1999).
 10.2     Pediatrix's Profit Sharing Plan (incorporated by reference to Exhibit 10.23 to Pediatrix's Form S-1 (Registration No.
          33-95086)).
 10.3     1996 Qualified Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.25 to Pediatrix's Quarterly Report on Form 10-Q for the period ended March 31, 1996).
 10.4     1996 Non-Qualified Employee Stock Purchase Plan
          (incorporated by reference to Exhibit 10.26 to Pediatrix's
          Quarterly Report on Form 10-Q for the period ended March 31,
          1996).
 10.5     Pediatrix Executive Non-Qualified Deferred Compensation
          Plan, dated October 13, 1997 (incorporated by reference to
          Exhibit 10.35 to Pediatrix's Quarterly Report on Form 10-Q
          for the period ended June 30, 1998).
 10.6     Form of Indemnification Agreement between Pediatrix and each of its directors and certain executive officers incorporated by reference to Exhibit 10.2 to Pediatrix's Form S-1
          (Registration No. 33-95086)).
 10.7     Form of Non-competition and Nondisclosure Agreement
          (incorporated by reference to Exhibit 10.24 to Pediatrix's
          (Form S-1 Registration No. 33-95086)).
 10.8     Form of Exclusive Management and Administrative Services
          Agreement between Pediatrix and each of the PA Contractors
          (incorporated by reference to Exhibit 10.25 to Pediatrix's
          Form S-1 (Registration No. 33-95086)).
 10.9     Employment Agreement, dated as of January 1, 1995, as
          amended, between Pediatrix and Roger J. Medel, M.D.
          (incorporated by reference to Exhibit 10.3 to Pediatrix's
          Form S-1 (Registration No. 33-95086)).

EXHIBIT
  NO.                         DOCUMENT DESCRIPTION
-------                       --------------------
 10.10    Amendment No. 2 to the employment agreement between
          Pediatrix and Roger J. Medel, M.D. (incorporated by
          reference to Exhibit 10.34 to Pediatrix's Quarterly Report on Form 10-Q for the period ended June 30, 1997).
 10.11    Amendment No. 3 to the Employment Agreement between
          Pediatrix and Roger J. Medel, M.D. (incorporated by
          reference to Exhibit 10.35 to Pediatrix's Annual Report on
          Form 10-K for the year ended December 31, 1998).
 10.12    Amended and Restated Employment Agreement, dated May 8,
          2000, between Kristen Bratberg and Pediatrix (incorporated by reference to Exhibit 10.39 to Pediatrix's Quarterly
          Report on Form 10-Q for the period ended September 30,
          2000).
 10.13    Amended and Restated Employment Agreement dated December 1,
          2000, between M. Douglas Cunningham, M.D. and Pediatrix
          (incorporated by reference to Exhibit 10.13 to Pediatrix's
          Annual Report on Form 10-K for the year ended December 31,
          2000).
 10.14    Employment Agreement, dated January 1, 1999, between Karl B.
          Wagner and Pediatrix (incorporated by reference to Exhibit
          10.38 to Pediatrix's Annual Report on Form 10-Q for the year ended September 30, 1999).
 10.15    Employment Agreement dated January 8, 2001, between Brian T.
          Gillon and Pediatrix (incorporated by reference to Exhibit
          10.15 to Pediatrix's Annual Report on Form 10-K for the year ended December 31, 2000).
 10.16    Amended and Restated Credit Agreement, dated as of November
          1, 2001, among Pediatrix, certain professional contractors,
          Fleet Bank, Sun Trust Bank and UBS AG (incorporated by
          reference to Exhibit 10.16 to Pediatrix's Annual Report on
          Form 10-K for the year ended December 31, 2000).
 10.17    Security Agreement dated November 1, 2000, between Pediatrix
          Medical Group, Inc. and Fleet National Bank, as Agent
          (incorporated by reference to Exhibit 10.17 to Pediatrix's
          Annual Report on Form 10-K for the year ended December 31,
          2000).
 10.18    Stockholders' Agreement dated as of February 14, 2001, among
          Pediatrix, Infant Acquisition Corp., John K. Carlyle,
          Cordillera Interest, Ltd., Steven K. Boyd, Ian M. Ratner,
          M.D., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS
          Healthcare Partners, L.P., the persons listed on Schedule A to the Stockholders' Agreement, Leonard Hilliard, M.D., The
          Hilliard Family Partnership, Ltd. and Gregg C. Lund, D.O.
          (incorporated by reference to Exhibit 10.40 to Pediatrix's
          Form 8-K dated February 15, 2001).
 21.1     Subsidiaries of Pediatrix (incorporated by reference to
          Exhibit 21.1 to Pediatrix's Annual Report on Form 10-K for
          the year ended December 31, 2000).
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Arthur Andersen LLP.
 23.3     Consent of KPMG LLP.
 23.4*    Consent of Greenburg, Traurig, Hoffman, Lipoff, Rosen &
          Quentel, P.A. (included in Exhibit 5.1).
 23.5*    Consent of Sidley & Austin (included in Exhibit 8.1).
 23.6*    Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.2).
 24       Powers of Attorney (included in the Signature page of this registration statement).
 99.1     Form of proxy card to be mailed to holders of Pediatrix
          common stock.

---------------

* To be filed by amendment.